UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.          )

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SCANA CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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SCANA Corporation 2018 Proxy Materials

IMPORTANT NOTICE TO SHAREHOLDERS:

These Proxy Materials relate only to the 2018 Annual Meeting of SCANA Shareholders to be held on September 12, 2018.  These materials do not relate to the separate Special Meeting of Shareholders that was held on July 31, 2018, in connection with the proposed merger of Sedona Corp., a wholly-owned subsidiary of Dominion Energy, Inc., into SCANA, for which a Proxy Statement/Prospectus, dated June 8, 2018, was previously sent to SCANA Shareholders of record on May 31, 2018.

Please carefully consider the enclosed materials in deciding how to vote on the election of directors and other matters to be considered at the 2018 Annual Meeting of Shareholders.

Chairman Letter  ●  Notice of Annual Meeting  ●  Proxy Statement for Annual Meeting

Annual Financial Statements  ●  Management’s Discussion and Analysis  ●  Related Annual Report Information

August 14, 2018

Dear Shareholders:

You are invited to attend the 2018 Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Daylight Time, on Wednesday, September 12, 2018. The meeting will be held at the Columbia Conference Center, 169 Laurelhurst Avenue, Columbia, South Carolina 29210. Directions are on the back of the admission ticket and on page 72 of this Proxy Statement. An admission ticket is required and is enclosed as part of your proxy card if you were a shareholder of record on the record date, July 25, 2018. If you hold your shares through a broker or other nominee, you must provide proof of ownership on the record date in order to attend the meeting.

Our 2018 Proxy Statement includes a Board proposal for the declassification of our Board of Directors. Our Board is committed to strong corporate governance practices. In considering the prior shareholder proposals we have received, as well as the support of institutional investor groups for the annual election of directors, the Board has decided to once again propose an amendment to our Articles of Incorporation to declassify our Board of Directors and to submit it to our shareholders.

Enclosed are the Notice of Annual Meeting identifying the five proposals that will be presented at the meeting, and SCANA’s Proxy Statement and form of proxy for the meeting. We are including SCANA’s annual consolidated financial statements, management’s discussion and analysis of financial condition and results of operations and related annual report information as an appendix to the Proxy Statement.

Your vote is important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Please vote today either by telephone or Internet, or by signing, dating and mailing your proxy card or broker’s or other nominee’s voting instruction form in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on the back of your proxy card or broker’s or other nominee’s voting instruction form.

Sincerely,

D. Maybank Hagood

Chairman of the Board

NOTICE OF ANNUAL MEETING

Meeting Date:	September 12, 2018

Meeting Time:	9:00 a.m., Eastern Daylight Time

Meeting Place:	Columbia Conference Center 169 Laurelhurst Avenue Columbia, South Carolina 29210

Meeting Record Date:	July 25, 2018

Meeting Agenda:	1)	Election of four Class I Directors and two Class II Directors
	2)	Advisory (non-binding) vote to approve executive compensation
	3)	Approval of the appointment of the independent registered public accounting firm
	4)	Approval of Board-proposed amendments to Article 8 of our Articles of Incorporation to declassify the Board of Directors and provide for the annual election of all directors
	5)	Vote on shareholder proposal for assessment of the impact of public policies and technological advances consistent with limiting global warming

Shareholder List

Upon written request by a shareholder, a list of shareholders entitled to vote at the meeting will be available for inspection at SCANA’s Corporate Headquarters, 100 SCANA Parkway, Cayce, South Carolina 29033, during business hours from August 14, 2018 through the date of the meeting.

Admission to the Meeting

An admission ticket or proof of share ownership as of the record date is required. If you plan to use the admission ticket, please remember to detach the admission ticket from your proxy card before mailing your proxy card. If you hold your shares through a broker or other nominee, you must provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or other nominee or a brokerage statement showing your share ownership as of July 25, 2018. Audio or visual recording, and related equipment, is strictly prohibited without SCANA’s prior written approval.

Meeting Attendance

If you vote by mail and plan to attend the meeting, please indicate your intention to do so on your proxy card. If you vote by telephone or Internet, please follow the instructions to indicate that you plan to attend the 2018 Annual Meeting. If you require handicap assistance to attend the meeting, please contact the Corporate Governance Office, at 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, or call 803-217-7568 no later than Wednesday, September 5, 2018.

By Order of the Board of Directors,

Gina Champion

Vice President

Corporate Secretary

Deputy General Counsel

Page
CHAIRMAN LETTER
NOTICE OF ANNUAL MEETING
PROXY STATEMENT
PROXY STATEMENT SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	4
QUESTIONS AND ANSWERS ABOUT EXECUTIVE COMPENSATION	8
INFORMATION ABOUT EXPERIENCE AND QUALIFICATION OF DIRECTORS AND NOMINEES	9
PROPOSAL 1 — ELECTION OF DIRECTORS	10
NOMINEES FOR DIRECTOR	11
CONTINUING DIRECTORS	14
BOARD MEETINGS — COMMITTEES OF THE BOARD	17
GOVERNANCE INFORMATION	20
RELATED PARTY TRANSACTIONS	25
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
EXECUTIVE COMPENSATION	28
Compensation Committee Processes and Procedures	28
Compensation Committee Interlocks and Insider Participation	28
Compensation Risk Assessment	28
Compensation Discussion and Analysis	29
Compensation Committee Report	43
Summary Compensation Table	44
2017 Grants of Plan-Based Awards	45
Outstanding Equity Awards at 2017 Fiscal Year-End	46
2017 Option Exercises and Stock Vested	47
Pension Benefits	48
2017 Nonqualified Deferred Compensation	49
Executive Deferred Compensation Plan	49
Potential Payments Upon Termination or Change in Control	51
DIRECTOR COMPENSATION	58
2017 Director Compensation Table	62
CEO Pay Ratio	63
PROPOSAL 2 — ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION	64
AUDIT COMMITTEE REPORT	65
PROPOSAL 3 — APPROVAL OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	66
PROPOSAL 4 — APPROVAL OF BOARD-PROPOSED AMENDMENTS TO ARTICLE 8 OF OUR ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS	67
PROPOSAL 5 — VOTE ON SHAREHOLDER PROPOSAL FOR ASSESSMENT OF THE IMPACT OF PUBLIC POLICIES AND TECHNOLOGICAL ADVANCES CONSISTENT WITH LIMITING GLOBAL WARMING	69
OTHER INFORMATION	71
FINANCIAL APPENDIX
Index to Annual Financial Statements, Management’s Discussion and Analysis and Related Annual Report Information

SCANA Corporation

100 SCANA Parkway

Cayce, South Carolina 29033

PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary highlights information discussed in more detail elsewhere in this proxy statement, and does not include all the information you should consider in deciding how to vote. You should read the entire proxy statement carefully before voting. Page references are provided to help you locate the information in this proxy statement. These proxy materials are first being mailed to shareholders on or about August 14, 2018.

Annual Meeting of Shareholders

Date and Time:	Wednesday, September 12, 2018, 9:00 a.m. Eastern Daylight Time
Place:	Columbia Conference Center, 169 Laurelhurst Avenue, Columbia, South Carolina 29210
Record Date:	You can vote if you were a shareholder of record on July 25, 2018.
Admission:	You will need an admission ticket or proof of share ownership on the record date, July 25, 2018, to attend the meeting.

Matters to be Voted on and Board Recommendations

Proposal 1 — Election of the following four Class I Directors, each to serve a three year term (with the exception of Mr. Sloan whose term will expire at the 2019 Annual Meeting as a result of his reaching our mandatory retirement age) (page 10):

• James A. Bennett	• Lynne M. Miller
• James W. Roquemore	• Maceo K. Sloan

— Election of the following two Class II Directors, each to serve until the 2019 Annual Meeting

• John E. Bachman	• Patricia D. Galloway

Proposal 2 — Advisory (non-binding) vote to approve executive compensation (page 64)

Proposal 3 — Approval of the appointment of the independent registered public accounting firm (page 66)

Proposal 4 —  Approval of Board-proposed amendments to Article 8 of our Articles of Incorporation to declassify the Board of Directors and provide for the annual election of all directors (page 67)

Proposal 5 — Vote on shareholder proposal for assessment of the impact of public policies and technological advances consistent with limiting global warming (page 69)

The Board of Directors recommends a vote FOR all of the Director Nominees, FOR Proposals 2, 3, and 4 and AGAINST Proposal 5.

How to Cast Your Vote

If you hold your shares directly in your own name, you can vote by any of the following methods:

By Internet	By Telephone	By Mail

See your proxy card for voting instructions	See your proxy card for voting instructions	Mark the enclosed proxy card, sign, date and mail it in the enclosed postage-paid envelope (remember to detach and save your admission ticket before mailing the proxy card)

If you hold your shares in street name, follow the instructions provided by your broker or nominee to direct your vote.

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Your Vote is Important

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible.

Nominees For Directors

Name	Age	Director Since	Professional Background	Independent	Committee Memberships
James A. Bennett	57	1997	South Carolina Mid-South Area Executive, First-Citizens Bank & Trust Company	YES	Executive, Audit, Compensation
Lynne M. Miller	67	1997	Environmental Consultant	YES	Audit, Nominating and Governance
James W. Roquemore	63	2007	Chief Executive Officer and Chairman, Patten Seed Company; General Manager, Super-Sod/Carolina	YES	Executive, Compensation, Nuclear Oversight
Maceo K. Sloan	68	1997	Chairman, President and Chief Executive Officer, Sloan Financial Group, Inc.	YES	Compensation, Nuclear Oversight
John E. Bachman	62	2018	Certified Public Accountant and Retired Partner, PricewaterhouseCoopers	YES	Special Litigation
Patricia D. Galloway	61	2018	President of Galloway Arbitration Inc.	YES	Special Litigation

Special Litigation Committee Board Nominees

Two of the nominees shown above, Dr. Galloway and Mr. Bachman, have been elected by the Board to serve until the 2018 Annual Meeting and are being submitted as Board nominees for election by shareholders at the 2018 Annual Meeting to serve until the 2019 Annual Meeting.  Both Dr. Galloway and Mr. Bachman have been appointed to serve on an independent Special Litigation Committee.  The Special Litigation Committee has been created by the Board to investigate, review, and analyze the facts and circumstances surrounding the claims and allegations made in shareholder derivative actions filed in state and federal courts and in shareholder litigation demand letters, and to determine whether it is in the best interests of the Company and its shareholders for the Company to pursue the claims asserted in the shareholder derivative actions or litigation demand letters or to take other remedial action concerning the matters raised by the shareholder derivative actions or litigation demand letters.

Governance Highlights

We are committed to high standards of corporate governance and our Governance Principles are intended to promote the long-term success of our Company. Some highlights of our corporate governance practices are listed below.

Number of Independent Directors	11 of 11

Audit, Nominating and Governance and Compensation Committees Comprised Entirely of Independent Directors	YES

Independent Chairman	YES

Resignation Requirement if Director in Uncontested Election Receives More Voting Instructions Designated as “Withheld” Than as “For”	YES

Annual Board and Committee Self-Evaluations	YES

Stock Ownership Guidelines for Directors and Executive Officers	YES

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Policy Prohibiting Hedging, Margining and Pledging of Company Stock by Directors, Executive Officers, Employees and Related Persons	YES

Shareholder Proxy Access Bylaw	YES

Demonstrated Long-Standing Commitment to Board Diversity	YES

Varying Degrees of Director Tenure	YES

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?

You are receiving these proxy materials in connection with the solicitation by the Board of Directors of SCANA Corporation (“SCANA,” the “Company,” “we” or “us”), a South Carolina corporation, of proxies to be voted at our 2018 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 9:00 a.m., Eastern Daylight Time on Wednesday, September 12, 2018, and at any adjournment or postponement of the meeting. The meeting will be held at Columbia Conference Center, 169 Laurelhurst Avenue, Columbia, South Carolina 29210.

These materials do not relate to the separate Special Meeting of Shareholders that was held on July 31, 2018, in connection with the proposed merger of Sedona Corp., a wholly-owned subsidiary of Dominion Energy, Inc. (“Dominion Energy”), into SCANA, for which a Proxy Statement/Prospectus, dated June 8, 2018, was previously sent to SCANA shareholders of record on May 31, 2018.

On what am I being asked to vote and what are the Board of Directors’ recommendations?

The following table lists the proposals scheduled to be voted on and the vote required for approval of each proposal:

Proposal	Board Recommendation	Vote	Abstentions	Broker Non-Votes	Unmarked Proxy Cards	Beginning on Page
Election of Directors (Proposal 1)	For All Nominees	Plurality	No effect	No effect	Will be voted “FOR”	10
Advisory (non-binding) vote to approve executive compensation (Proposal 2)	For	More votes for than against*	No effect	No effect	Will be voted “FOR”	64
Approval of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm (Proposal 3)	For	More votes for than against	No effect	No effect	Will be voted “FOR”	66
Approval of Board-proposed amendments to Article 8 of our Articles of Incorporation to declassify the Board of Directors and provide for the annual election of all directors (Proposal 4)	For	80% of all outstanding shares	Against	Against	Will be voted “FOR”	67
Shareholder proposal for assessment of the impact of public policies and technological advances consistent with limiting global warming (Proposal 5)	Against	More votes for than against*	No effect	No effect	Will be voted “AGAINST”	69

*These votes are advisory and the results are not binding on the Board of Directors or the Company.

Who may vote?

You will only be entitled to vote at the Annual Meeting if our records show that you were a shareholder of record on July 25, 2018, the record date, or if you hold your shares in street name, you present proof of ownership and appropriate voting documents from the record shareholder.

How do I vote shares that I hold directly in my name?

If you hold your shares directly, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options: telephone, Internet or mail.

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Vote by Telephone:

You may vote your shares by telephone using the toll-free number shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

Vote by Internet:

You may vote your shares by Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. When you vote by Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote by Internet, please DO NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark the enclosed proxy card, date and sign it, detach your meeting admission ticket, and return your proxy card in the enclosed postage-paid envelope.

If I hold my shares directly, what actions will the proxies take?

If you hold your shares directly and indicate your voting choices on your proxy card, the persons identified as proxies on the accompanying proxy card will vote your shares according to your instructions. If your proxy card is signed and returned without specifying choices, the proxies intend to vote your shares FOR all of the Board of Director nominees; FOR Proposal 2 relating to approval of executive compensation; FOR Proposal 3 relating to approval of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2018; FOR Proposal 4 relating to the Board-proposed amendments to Article 8 of our Articles of Incorporation to declassify the Board of Directors and provide for the annual election of all directors; and AGAINST Proposal 5 relating to the shareholder proposal for assessment of the impact of public policies and technological advances consistent with limiting global warming.

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the persons identified as proxies on the accompanying proxy card intend to vote the shares represented by proxies in accordance with their best judgment.

How do I direct the vote of shares I hold in street name?

If you hold shares in street name, you may direct your vote by submitting your voting instructions to your broker or nominee. Please refer to the voting instructions provided by your broker or nominee.    If you hold your shares in street name and return a signed voting instruction form that does not indicate your voting instructions, the broker or nominee is nonetheless permitted to vote your shares on Proposal 3, the approval of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm, even though the broker or nominee has not received voting instructions from you. However, a broker or nominee is not permitted to vote your shares on the election of directors or on Proposals 2, 4, or 5 unless you provide signed voting instructions. Accordingly, if you do not return a broker or nominee voting instruction card, or if you return a broker or nominee voting instruction card that is not signed or does not indicate how you want your broker or nominee to vote on election of directors or on Proposals 2, 4, or 5 a broker “non-vote” will occur as to those matters.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and either (i) does not have discretionary voting power for that particular proposal, or (ii) chooses not to vote the shares.  Therefore, it is very important that you provide your broker or nominee with signed voting instructions if your shares are held in street name.

How do I vote shares I hold as a participant in the SCANA Corporation 401(k) Retirement Savings Plan (formerly named the SCANA Corporation Stock Purchase-Savings Plan)?

If you own shares of SCANA common stock as a participant in the SCANA Corporation 401(k) Retirement Savings Plan (formerly named the SCANA Corporation Stock Purchase-Savings Plan), you will receive a separate proxy card that covers only your Plan shares. Proxies executed by Plan participants will serve as instructions to the Plan’s trustee as to how Plan shares are to be voted. If you do not instruct the Plan’s trustee how your Plan shares are to be voted, the Plan trustee will instruct the proxy agents to vote your shares proportionally to the Plan shares voted. As a result of this proportional voting, if voting instructions are given for only a small percentage of participant shares, the wishes of those participants would determine the voting instructions by the Plan’s trustee. Accordingly, the greater the number of

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participant shares for which participants complete and execute proxies, the more representative the Plan trustee’s voting instructions will be.

May I change or revoke my proxy instructions?

Yes, you may change or revoke your proxy instructions at any time prior to the vote at the Annual Meeting. If you hold your shares directly in your name, you may accomplish this by granting a new proxy (by telephone, Internet or mail) bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in street name, you may change or revoke your proxy instructions by properly submitting new voting instructions to your broker or nominee.

May I vote in person at the Annual Meeting?

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you wish to vote at the meeting and your shares are held in the name of a broker or other nominee of record, you must obtain a proxy executed in your favor from the holder of record prior to the meeting. Directions to the location of the Annual Meeting are on the back of the proxy card included with this mailing and on page 72.

What constitutes a quorum?

At the close of business on the record date, July 25, 2018, there were 142,916,917 shares of SCANA common stock outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on each proposal.

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions, “withheld” votes and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What vote is needed to approve the matters submitted?

Proposal 1 — Election of Directors

The affirmative vote of a plurality of the votes cast is required for the election of directors. However, service on the Board following an uncontested election of directors is subject to the Board of Directors’ policy regarding resignations by directors for whom more voting instructions received by the Company withhold authority to vote than grant authority to vote “For” the director. (See “Governance Information – Majority Withheld Director Resignation Policy.”) “Plurality” means that if there were more nominees than positions to be filled, the individuals who received the largest number of votes cast for directors would be elected as directors. Because there are the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes indicated as “withheld” and broker “non-votes” will not be deemed cast for nominees and will have no effect on the outcome of the election.  If you hold your shares in street name and fail to instruct your broker or nominee how to vote, a broker “non-vote” on election of directors will occur with respect to your shares.

The Board knows of no reason why any of the nominees for director named herein would at the time of election be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy will be voted for such other person or persons as the Board may recommend.

Proposal 2 — Advisory (non-binding) Vote to Approve Executive Compensation

This proposal will be approved if more shares vote in favor of the proposal than against.  However, this proposal is advisory and non-binding on us and on our Board of Directors. Marking the proxy card or your broker voting instructions “For” indicates support; marking the proxy card or your broker voting instructions “Against” indicates lack of support. You may also abstain by marking the “Abstain” box on the proxy card or your broker voting instructions. If you hold your shares in street name and fail to instruct your broker how to vote, a broker “non-vote” will occur with respect to your shares. Abstentions and broker non-votes will have no effect on the outcome.

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Proposal 3 — Approval of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm for 2018

The appointment of Deloitte & Touche LLP as our independent registered public accounting firm will be approved if more shares are voted for approval than are voted against. Accordingly, abstentions and broker “non-votes” will have no effect on the results. If you hold your shares in street name and return signed voting instructions, but fail to instruct your broker or nominee how to vote, your broker or nominee will, nonetheless, have discretionary authority to vote your shares if it chooses to do so.

Proposal 4 — Approval of Board-Proposed Amendments to Article 8 of our Articles of Incorporation to Declassify the Board of Directors and Provide for the Annual Election of All Directors

The proposal to amend our Articles of Incorporation to declassify the Board of Directors and provide for the annual election of all directors requires the affirmative vote of at least 80% of all outstanding shares of our common stock. Votes indicated as “abstain” and broker “non-votes” will have the effect of votes against the proposal. If you hold your shares in street name and fail to instruct your broker or nominee how to vote, a broker “non-vote” will occur with respect to your shares.

Proposal 5 — Shareholder Proposal for Assessment of the Impact of Public Policies and Technological Advances Consistent with Limiting Global Warming

This proposal will be approved if more shares vote in favor of the proposal than against.  However, this shareholder proposal is simply a request that the Board take the action stated in the proposal and is not binding on the Board.  Furthermore, shareholder approval is not binding on the Board.  Nevertheless, the Board will review the results of the voting and determine what action, if any, is appropriate.  If you hold your shares in street name and fail to instruct your broker how to vote, a broker non-vote will occur with respect to your shares. Abstentions and broker non-votes will have no effect on the outcome.

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QUESTIONS AND ANSWERS ABOUT EXECUTIVE COMPENSATION

Did the Company’s financial performance and shareholder return results in 2017 affect compensation paid to the Company’s Named Executive Officers for 2017?

Yes.

No payouts were made for 2017 under the Short-Term Annual Incentive Plan.  We did not meet our 2017 earnings per share goals under the Short-Term Annual Incentive Plan. Therefore, no portion of the earnings per share component of the award was earned for 2017.  Although all of our Named Executive Officers achieved at least a portion of their individual and business unit performance objectives under the plan, the Board exercised its negative discretion under the plan and determined that no payouts would be made, even on these earned awards.  The Board also extended this negative discretion to all of our other officers and determined that no payouts would be made to any of them, even on earned awards.

Restricted Stock Unit awards granted under the Long-Term Equity Compensation Plan for the 2015-2017 performance period were forfeited.  We did not achieve 2017 year-end positive earnings per share as required for the 2015-2017 performance period under the Long-Term Equity Compensation Plan.  Therefore, the restricted stock units awarded to all of our officers, including our Named Executive Officers, for this performance period were forfeited.

The portion of performance share awards granted under the Long-Term Equity Compensation Plan for the 2015-2017 performance period that were based on Total Shareholder Return were forfeited.  Our Total Shareholder Return for the 2015-2017 performance period was below the threshold level, and as a result, the portion of the 2015-2017 performance share awards based on this component of the award was forfeited for all of our officers, including our Named Executive Officers.

Was compensation paid to Messrs. Marsh and Byrne for 2017 further affected by their retirements at the end of 2017?

Yes.  As a result of their retirements, Mr. Marsh and Mr. Byrne forfeited performance share awards under the Long-Term Equity Compensation Plan with a total grant date fair value of $2,200,619 and $799,569, respectively.

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INFORMATION ABOUT EXPERIENCE AND QUALIFICATION OF DIRECTORS AND NOMINEES

We believe the combined business and professional experience of our Directors, and their various areas of expertise, make them a useful resource to management and qualify them for service on our Board.  Additionally, the business and personal experience, gender, racial, cultural, and geographic diversity of our Directors affords a broad range of perspectives as they consider, discuss, and act on the issues and challenges that face our Company.

Varying Degrees of Director Tenure – Depth of Institutional Experience Augmented by New Ideas and Perspectives

Many of our Directors, including Ms. Miller and Messrs. Bennett, Hagood, and Sloan, have served on our Board for over fifteen years. During their tenures, they have gained considerable institutional knowledge about our Company, its operations, and its various regulators, which has made them effective Directors. Because our Company’s operations and business structure are extremely complex and highly regulated, continuity of service and the development and retention of institutional knowledge help make our Board more efficient and effective at advising us regarding our long-range strategic plans, goals and objectives, as well as any immediate issues, than would be the case if there were frequent turnover in Board membership.

Nonetheless, we also believe it is important to have varying degrees of tenure on our Board, and we currently have five Directors with less than five years’ experience serving on our Board. We believe a wide range of tenure, and periodically bringing new members onto the Board, allows our Board the opportunity to consider new ideas, perspectives and processes, while the experience of our more tenured Directors provides specific, historical perspective and context relating to our strengths and weaknesses. From time to time, we may also bring new directors onto the Board to help us with special projects, as is the case with Dr. Galloway and Mr. Bachman, who were elected by the Board and have been nominated for election by shareholders, and they both have been appointed to serve on the newly created Special Litigation Committee of the Board.

Long-Standing Commitment to Board Diversity

We have a long-standing commitment to board diversity and independence, and we are very intentional about maintaining them.  Our current Board has a diversity rate of over 50%.  We first elected a woman to our Board in 1994 and currently have three women on our Board.  We first elected an African American to our Board in 1983, and continuously since 1997, we have had at least two African Americans on our Board.  For decades, our Board has been comprised of women and minorities, and one of our most recently nominated and elected directors brings a unique cultural perspective with a Hispanic heritage.  In addition, we seek geographic diversity in our directors and we have several directors who reside outside of our business territory.  We also consider diversity of a potential director’s skill sets and business and personal experience, and we have historically selected directors with business backgrounds from global manufacturing, professional services such as accounting, financial, legal, agricultural, environmental and academia.  All of our directors are independent.

Director Business Ownership, Financial, Operational and Regulatory Experience

In addition to their other qualifications, seven of our directors, Mrs. Decker, Dr. Galloway, Ms. Miller and Messrs. Cecil, Hagood, Roquemore and Sloan, are, have been or were prior to retirement, business owners with financial and operational experience on all levels of their businesses. Each of these directors brings a unique perspective to our Board.  Furthermore, four of our directors, Ms. Miller and Messrs. Bennett, Roquemore and Sloan, are, or have been, directors or executive officers of banks and/or bank holding companies. This service has provided them with meaningful experience in another highly regulated industry, which provides them with valuable instincts and insights that can be translated to our industry. Three of our directors, Ms. Miller, Mrs. Decker and Mr. Trujillo, have served on boards or as executives of businesses in multiple industries, which provides them with varied industry perspectives.  Dr. Galloway, one of our newest directors, is a licensed engineer in 15 states, as well as  Australia and Manitoba, Canada, and has experience with the regulated utility, energy and infrastructure industries.  She is also a licensed arbitrator.  Two of our directors are certified public accountants who practiced with global accounting firms – one, Mr. Aliff, focused his practice on energy and natural resources, and the other, Mr. Bachman, focused his practice on audit and risk management, all of which are areas important to our business.

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Relatively Young Director Mandatory Retirement Age

For over two decades, we have also had a relatively young mandatory director retirement age of 69, and we have not moved to increase our mandatory retirement age even as other companies have increased their mandatory retirement age to 72 or older.  This relatively young mandatory retirement age has afforded us with ample opportunity to recruit new directors and thus seek new skills and expertise that closely align with our current needs and anticipated strategic initiatives.

When Directors reach mandatory retirement age or otherwise leave our Board, we seek replacements who we believe will make significant contributions to our Board for a variety of reasons, including among others, business and financial experience and expertise, business and government contacts, relationship skills and industry knowledge.

Special Litigation Committee Nominees

Two of the Board nominees for election at the Annual Meeting, Dr. Galloway and Mr. Bachman, were elected as directors by the Board in July, 2018, to serve until the Annual Meeting, and they have been nominated by the Board for election by shareholders at the Annual Meeting.  Dr. Galloway and Mr. Bachman also have been appointed to serve on an independent Special Litigation Committee created by the Board to investigate, review, and analyze the facts and circumstances surrounding the claims and allegations made in shareholder derivative actions filed in state and federal courts and in shareholder litigation demand letters, and to determine whether it is in the best interests of the Company and its shareholders for the Company to pursue the claims asserted in the shareholder derivative actions or litigation demand letters or to take other remedial action concerning the matters raised by the shareholder derivative actions or litigation demand letters.  Dr. Galloway and Mr. Bachman were recommended to the Board by an independent third party executive recruiting firm.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board has set the number of Directors at eleven. The Board is divided into three classes with the members of each class usually serving a three-year term. The terms of the Class I Directors will expire at the Annual Meeting. The Board has decided to nominate the existing Class I Directors, Ms. Miller and Messrs. Bennett, Roquemore and Sloan, for reelection at the 2018 Annual Meeting of Shareholders to serve until the 2021 Annual Meeting of Shareholders, and has nominated Dr. Galloway and Mr. Bachman as Class II Directors to serve until the 2019 Annual Meeting of Shareholders, or until their successors are elected and qualified to serve.  Because Mr. Sloan will reach the age of 70 in October 2019, his term as a director will expire in accordance with our Articles of Incorporation as of the Annual Meeting of Shareholders in 2019.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF ITS DIRECTOR NOMINEES.

Information about Directors and Nominees

The information set forth on the following pages about the nominees and continuing directors has been furnished to us by such persons. Each of the directors and director nominees is also a director of our subsidiary, South Carolina Electric & Gas Company. There are no family relationships among any of our directors, director nominees or executive officers.

If we complete the merger transaction with Dominion Energy, the terms of all of our directors will terminate at the effective date of the merger.

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NOMINEES FOR DIRECTOR

Class I Directors — Terms to Expire at the Annual Meeting in 2021

James A. Bennett South Carolina Mid-South Area Executive, First-Citizens Bank & Trust Company Director since 1997 Age 57

Biographical Information

Mr. Bennett has been South Carolina Mid-South Area Executive for First-Citizens Bank & Trust Company in Columbia, South Carolina, since January 2015. Immediately prior to that date, he had served as Executive Vice President and Director of Public Affairs for First Citizens Bank and Trust Company, Inc. (which was merged into First-Citizens Bank & Trust Company in January 2015) since August 2002. From May 2000 to July 2002, he was President and Chief Executive Officer of South Carolina Community Bank, in Columbia, South Carolina. Mr. Bennett has been actively involved with the Columbia Urban League for more than 25 years, and served as League Chairman in 2000. Mr. Bennett serves on the boards of Palmetto Health Alliance, headquartered in Columbia, South Carolina, and Claflin University, located in Orangeburg, South Carolina.

Experience and Qualifications

Mr. Bennett has been a banker for over 25 years. In 1989, he became the youngest bank president in South Carolina when he was named President of Victory Savings Bank (the predecessor of South Carolina Community Bank), a position he held before joining First Citizens Bank. Mr. Bennett’s business experience, coupled with his tenure on our Board, makes him an effective advisor. His high visibility in communities we serve makes him an effective liaison between our Company and members of those communities.

Lynne M. Miller Environmental Consultant Director since 1997 Age 67

Biographical Information

Ms. Miller co-founded Environmental Strategies Corporation, an environmental consulting firm in Reston, Virginia, in 1986, and served as President from 1986 until 1995, and as Chief Executive Officer from 1995 until September 2003 when the firm was acquired by Quanta Capital Holdings, Inc., a specialty insurer, and its name was changed to Environmental Strategies Consulting LLC. She was Chief Executive Officer of Environmental Strategies Consulting LLC, a division of Quanta Technical Services LLC, from September 2003 through March 2004. From April 2004 through July 2005, she was President of Quanta Technical Services LLC. From August 2005 until her retirement in August 2006, she was a Senior Business Consultant at Quanta Capital Holdings. Since her retirement, Ms. Miller has been an environmental consultant, and since December 2016 she has served as a director of Gannett Fleming Affiliates, Inc., the holding company for an engineering design and construction management firm. Ms. Miller previously served as a director of Adams National Bank, a subsidiary of Abigail Adams National Bancorp, Inc., in Washington, D.C. from May 1998 until October 2008.

Experience and Qualifications

Ms. Miller has over 25 years of environmental consulting experience. She founded a successful environmental consulting firm, which she grew to over 180 professional staff before selling it in 2003. Ms. Miller’s experience as an environmental consulting firm owner and as an environmental consultant makes her an astute advisor on the environmental issues facing our Company, and her prior service on the board of a financial institution provided her with valuable experience in financial and regulatory matters.

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NOMINEES FOR DIRECTOR

Class I Directors — Terms to Expire at the Annual Meeting in 2021

s W. Roquemore e 62
James W. Roquemore Chief Executive Officer and Chairman, Patten Seed Company; General Manager, Super-Sod/Carolina Director since 2007 Age 63

Biographical Information

Mr. Roquemore is Chief Executive Officer and Chairman of Patten Seed Company, headquartered in Lakeland, Georgia, and General Manager of Super-Sod/Carolina, a company that produces and markets turf grass, sod and seed. He has held these positions for more than five years. Mr. Roquemore is a director of South State Bank, N.A., and South State Corporation (formerly South Carolina Bank and Trust, N.A., and SCBT Financial Corporation, respectively). He also serves as chairman of the board of directors of Orbis Health Solutions.

Experience and Qualifications

Mr. Roquemore is a highly successful agricultural business owner who resides in our service territory. Because agriculture is an important component of the economy in our South Carolina service area, his knowledge of this sector and his contacts are important to us. Mr. Roquemore’s business experience and economic development activities in our state make him an effective advisor on issues unique to us and the customers we serve. His service on the boards of a financial institution and its holding company, which is also a public company, gives him valuable experience in financial and regulatory matters.

Maceo K. Sloan* Chairman, President and Chief Executive Officer, Sloan Financial Group, Inc. Director since 1997 Age 68

Biographical Information

Mr. Sloan is Chairman, President and Chief Executive Officer of Sloan Financial Group, Inc., a financial holding company, in Durham, North Carolina and he has held these positions for more than five years.  From 1986 to September 2016, Mr. Sloan was affiliated with NCM Capital Management Group, Inc. and NCM Capital Advisors, Inc.  During that time he held the following positions:  Chairman (1991 to September 2016), Chief Executive Officer (1986 to September 2016), Chief Investment Officer (1991 to 2012), and Chief Compliance Officer (2015 to September 2016).  Mr. Sloan served as the Principal Officer of the NCM Capital Investment Trust from 2007 to 2011.  From 2009 to 2012, Mr. Sloan was Chairman of, and since 1991 has served as a member of, the College Retirement Equities Fund (CREF) Board of Trustees.  Mr. Sloan previously served as Chairman of the Board of M&F Bancorp, Inc. from June 2005 to December 2008, as a member of its Board from 2001 to 2008, and as a director of its subsidiary, Mechanics and Farmers Bank, in Durham, North Carolina, from 1980 to 2001 and from 2005 to 2008.

Experience and Qualifications

Mr. Sloan is an attorney and a chartered financial analyst. His experience owning and operating investment management companies and a financial holding company has provided him with an investment background and understanding of global financial matters, all of which make him an important resource to us. Additionally, his service with these companies, as well as with a financial institution and a major retirement fund, has provided him with experience in highly regulated industries and valuable instincts and insights.

*Mr. Sloan is currently a member of Class I, but because he will reach our mandatory retirement age, his term as director will expire in accordance with our Articles of Incorporation at the 2019 Annual Meeting.

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NOMINEES FOR DIRECTOR

Class II Directors — Terms to Expire at the Annual Meeting in 2019

s W. Roquemore e 62
John E. Bachman Certified Public Accountant and Retired Partner, PricewaterhouseCoopers Director since 2018 Age 62

Biographical Information

Mr. Bachman, a certified public accountant, retired from PricewaterhouseCoopers in 2015 after 37 years of service.  Mr. Bachman is currently serving on two other public corporations and various non-profit boards. Since 2016, he has been a member of the Board of The Children’s Place where he has served as chair of the Audit Committee since 2017.  Mr. Bachman has also served on the Board of WEX Inc. (a global corporate payment solutions company) since 2016 where he is a member of the Audit and Corporate Governance Committees.  In addition, he served as a trustee on the Board of Trustees at Bucknell University from 2001 until 2016 and is currently a Trustee Emeritus.

Experience and Qualifications

Mr. Bachman’s almost 40 years of public accounting and audit firm experience and his expertise in risk management and regulatory compliance make him a valuable resource for our Board and our Special Litigation Committee.

Patricia D. Galloway President of Galloway Arbitration Inc. Director since 2018 Age 61

Biographical Information

Dr. Galloway has served as President of Galloway Arbitration Inc. since January 2018.  From June 2008 to February 2018, she held the positions of President and Chief Executive Officer of Pegasus-Global Holdings, Inc. Dr. Galloway’s Board service is extensive as she has served, and currently serves, on various public, private and non-profit Boards.  She was appointed to the Board of Granite Construction Inc. in February 2017, and has been Chairman of the Board of Pegasus-Global Holdings, Inc. since June 2008.  From April 2012 to April 2018, Dr. Galloway served on the Board of Central Washington University Foundation, and since September 2011, she has served on the Board of the American Arbitration Association.

Experience and Qualifications

Dr. Galloway serves as an international arbitrator as well as a mediator and advisor to the energy and infrastructure industries and she has more than 35 years of experience in these disciplines.  Her skills and expertise provide experience in the regulated utility industry, energy, compliance, finance, auditing, risk management, corporate governance, dispute resolution, mediation, arbitration and litigation support.  Her in-depth knowledge, diverse background and broad skillset make her an invaluable benefit to our Company.  Dr. Galloway also has a PhD in Infrastructure Systems Engineering, an MBA in Finance, and a Bachelor’s Degree in Civil Engineering, which when coupled with her dispute resolution certification and experience make her uniquely qualified for service on our Special Litigation Committee and our Board.

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CONTINUING DIRECTORS

Class II Directors — Terms to Expire at the Annual Meeting in 2019

Gregory E. Aliff Certified Public Accountant and Retired Partner, Deloitte & Touche LLP Director since 2015 Age 65

Biographical Information

Mr. Aliff, a certified public accountant, retired from Deloitte & Touche LLP in May 2015, after serving as a Partner for 28 years. During his career at Deloitte, Mr. Aliff served as the Vice Chairman and Senior Partner of Energy & Resources, and he was a leader of Deloitte’s Energy and Natural Resources Management Services. Since September 2015, Mr. Aliff has been a director of California Water Service Group, Inc. in San Jose, California. He also serves as a director of Grid Alternatives in Oakland, California.

Experience and Qualifications

Mr. Aliff’s experience as a long-term partner at Deloitte & Touche LLP, including in particular his focus on energy and natural resources and energy and natural resources management, provided him not only with a financial and accounting background that add depth to our Audit Committee, but also a focus on our industry that uniquely qualifies him to serve on our Board. His service on the board of directors of another regulated entity that is also a public company provides him with important experience and perspectives with respect to operations and the regulatory compliance required for highly regulated businesses and public company best practices.

Sharon A. Decker Chief Operating Officer for Tryon Equestrian Partners Carolinas Operations Director since 2015; previously a director from 2005 until 2013 Age 61

Biographical Information

Mrs. Decker served as Senior Vice President of Strategic Initiatives for Tryon International Equestrian Center in Mill Spring, North Carolina, beginning in September 2015 until December 2015 when she was named Chief Operating Officer for Tryon Equestrian Partners Carolinas Operations. She currently serves in that capacity with responsibility for the Tryon International Equestrian Center, Tryon Resort and related Carolina-based businesses. Mrs. Decker had been President of NURAY Media, dba NURAY Digital, from January 2015 until August 2015, and served as the Secretary of Commerce for the State of North Carolina from January 2013 until December 2014. Mrs. Decker was the founder and principal of The Tapestry Group, a faith-based, non-profit organization, located in Rutherfordton, North Carolina, from August 2004 until January 2013. Mrs. Decker previously served as President of Tanner Holdings, LLC and Doncaster, apparel manufacturers, from August 1999 until September 2004. Mrs. Decker is a director of Coca-Cola Bottling Company Consolidated, Inc. in Charlotte, North Carolina. She also served as a director of Family Dollar Stores, Inc., in Charlotte, North Carolina, until June 2015. She previously served as a Director of our Company from 2005 until April 2013, when she resigned to become North Carolina’s Secretary of Commerce.

Experience and Qualifications

Mrs. Decker’s prior service on our Board and various committees of the Board provide her with experience relative to our operations and initiatives. Mrs. Decker’s service as Secretary of Commerce for the State of North Carolina provided her with economic development experience, as well as experience dealing with various aspects of government, including working with the executive and legislative branches of state government. Her executive-level experience, along with her experience serving on the boards of two other public companies, prepared her well to offer our Board and management insights on various aspects of corporate operations. Prior to first joining our Board in 2005, Mrs. Decker served as an executive officer of another public utility. Her role there focused on residential service matters and implementation of demand side management programs, both extremely important to our Company’s future success.

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CONTINUING DIRECTORS

Class III Directors — Terms to Expire at the Annual Meeting in 2020

John F.A.V. Cecil President, Biltmore Farms, LLC Director since 2013 Age 62

Biographical Information

Mr. Cecil has served as President of Biltmore Farms, LLC, a fourth generation family-owned business with a primary focus on sustainable community development, including home building, residential communities, apartments, hotels, and retail properties since 1992. He currently serves on Wells Fargo Bank, N.A.’s Western North Carolina Regional Advisory Board, as well as on other community and non-profit boards throughout North Carolina.

Experience and Qualifications

Mr. Cecil has decades of business experience within our service territory. In addition to his business expertise, he has leadership-level experience with many community-related endeavors, and has also served on community and private boards within our service territory for many years. As President of Biltmore Farms, LLC, Mr. Cecil brings to the Board the perspective of a private business owner, as well as the environmental perspective of the owner of a business that seeks to balance sustainability and business growth, both of which we believe are important to our customers and our strategic initiatives.

D. Maybank Hagood Chairman and Chief Executive Officer, Southern Diversified Distributors, Inc.; Chief Executive Officer, William M. Bird and Company, Inc. Director since 1999 Age 57

Biographical Information

Mr. Hagood has been Chief Executive Officer of Southern Diversified Distributors, Inc., located in Charleston, South Carolina, since 2003, and its Chairman since 2012. Southern Diversified Distributors, Inc. is the parent company of William M. Bird and Company, Inc., Southern Tile Distributors, LLC and TranSouth Logistics, LLC, providers of logistic, distribution and flooring distribution services. Mr. Hagood has also been Chief Executive Officer of William M. Bird and Company, Inc., a wholesale distributor of floor covering materials, in Charleston, South Carolina, since 1993. He previously served as President of William M. Bird and Company, Inc., until June 2009.

Experience and Qualifications

Mr. Hagood resides in our Charleston, South Carolina service territory, and brings significant community presence and business development experience to our Board. Mr. Hagood is particularly experienced in economic, environmental, and business development issues facing the manufacturing and building construction industries generally, and specifically the issues faced by manufacturers in South Carolina.

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CONTINUING DIRECTORS

Class III Directors – Terms to Expire at the Annual Meeting in 2020

Alfredo Trujillo President and Chief Operating Officer, The Georgia Tech Foundation Director since 2013 Age 58

Biographical Information

Mr. Trujillo was appointed President and Chief Operating Officer of The Georgia Tech Foundation in July 2013. He has also served as a self-employed investment fund advisor since 2007. Prior to 2007, Mr. Trujillo served as President and Chief Executive Officer of Recall Corporation, a global information management company. Since 2003, Mr. Trujillo has served on the board of directors of Haverty Furniture Companies, Inc.

Experience and Qualifications

Mr. Trujillo has domestic and international business expertise in areas as diverse as aerospace engineering, document management, and academic leadership. Additionally, Mr. Trujillo’s service on the board of directors of another public company provides him with relevant board experience and perspectives on other public company best practices.

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BOARD MEETINGS — COMMITTEES OF THE BOARD

The Board held four quarterly Board meetings, 17 additional Board meetings (both in-person and telephonic), one Code of Conduct and Ethics training session, one Federal Energy Regulatory Commission training session, and several strategy sessions in 2017. Each incumbent director attended at least 75% of all meetings of the Board and Committees of which he or she was a member during 2017. Our directors are expected to attend our Annual Meeting of Shareholders, and all of our directors attended the 2017 Annual Meeting of Shareholders.

Committees of the Board

The table below identifies the members of each of the Board’s Committees as of December 31, 2017. The information below the table identifies the current members of each Board Committee and briefly summarizes the principal functions of each Committee. The Charters of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, can be found on SCANA’s website at www.scana.com (which is not intended to be an active hyperlink; the information on SCANA’s website is not part of this proxy statement or any report filed with the Securities and Exchange Commission) under the caption, “About – Corporate Governance,” and copies are also available in print upon request to the Corporate Governance Office, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033.

Committee Member	Audit*	Compensation	Executive	Nominating and Governance	Nuclear Oversight
G. E. Aliff**	Chair		√	√
J. A. Bennett	√	Chair	√
J. F. A. V. Cecil	√	√
S. A. Decker		√			√
D. M. Hagood (Lead Director)			√	√	√
K. B. Marsh			Chair
L. M. Miller	√			√
J. W. Roquemore		√	√		Chair
M. K. Sloan		√			√
A. Trujillo			√	Chair	√

*	Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.
**

Mr. Aliff is also our “audit committee financial expert” as defined under Item 407(d)(5) of the Securities and Exchange Commission’s Regulation S-K. Mr. Aliff is independent as defined by the New York Stock Exchange Listing Standards.

AUDIT COMMITTEE (Current Members) G. E. Aliff, Chairman J. A. Bennett J. F. A. V. Cecil L. M. Miller

The Audit Committee consists entirely of independent directors. The Committee meets, at least quarterly, to discuss and evaluate the scope and results of audits and our accounting procedures and controls. In addition, the Committee meets, at least quarterly, separately with management, the Company’s General Counsel, internal auditors, the independent registered public accounting firm, and the Company’s senior executive officer responsible for Risk Management and Corporate Compliance. The Committee reviews major issues regarding accounting principles and financial statement preparation as well as reviews the Company’s quarterly and annual financial statements before submission to the Board of Directors for approval and prior to dissemination to our shareholders, the public and regulatory agencies.

In addition, the Audit Committee appoints (subject to ratification by the shareholders) the independent registered public accounting firm, approves and reviews the scope of each year’s audit, and exercises oversight of the firm’s work. The Committee also sets the compensation of the independent registered public accounting firm and pre-approves all services to be performed by the firm. Additionally, the Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, including a review of the lead audit partner’s performance, taking

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into account the opinions of the Company’s management and internal auditors, and assures regular rotation of the lead audit partner as required by law. Further discussion regarding the Audit Committee’s pre-approval of such audit services and associated fees can be found under “Pre-Approval of Auditing Services and Permitted Non-Audit Services” on page 66.

The Audit Committee also reviews the scope and effectiveness of our risk management program which includes the review of quarterly reports pertaining to significant risks. The Committee’s role in risk oversight is discussed in more detail on page 21 under the heading “Board’s Role in Risk Oversight.” Additionally, the Audit Committee reviews, on a quarterly basis, the responsibilities and effectiveness of our internal auditing and corporate compliance departments, and reviews reports from those departments regarding the Company’s conformity with applicable legal requirements and with our Code of Conduct. The Committee reviews with management its assessment of internal controls over financial reporting and disclosure controls and procedures. The Audit Committee also reviews with the Board of Directors our compliance with legal, regulatory, and ethical requirements, and the performance and independence of our external auditors and the performance and independence from management of our internal auditors. Additionally, the Committee constitutes the Qualified Legal Compliance Committee.

On an annual basis, the Committee evaluates its own performance and the adequacy of its charter, and recommends to the Board of Directors any improvements to the charter that the Committee deems appropriate.

The Committee met five times during 2017. For a full list of responsibilities, see the Audit Committee’s Charter at www.scana.com (which is not intended to be an active hyperlink; the information on SCANA’s website is not part of this proxy statement or any report filed with the Securities and Exchange Commission) under the caption “About – Corporate Governance – Audit Committee.”

The Board has determined that Mr. Aliff is our “audit committee financial expert” as defined under Item 407(d)(5) of the Securities and Exchange Commission’s Regulation S-K. Mr. Aliff is independent as defined by the New York Stock Exchange Listing Standards.

COMPENSATION COMMITTEE (Current Members) J. A. Bennett, Chairman J. F. A. V. Cecil S. A. Decker J. W. Roquemore M. K. Sloan

The Compensation Committee consists entirely of independent directors. The Committee reviews and makes recommendations to the Board with respect to compensation plans, recommends to the Board persons to serve as our senior officers and as senior officers of our subsidiaries, and recommends to the Board salary and compensation levels, including all benefits, for our officers and officers of our subsidiaries. The Committee also approves goals and objectives with respect to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance and along with the other independent directors sets his compensation based on this evaluation.

Additionally the Committee reviews succession and continuity planning with the Chief Executive Officer, reviews operating performance relative to the Company’s bonus and incentive programs and reviews management’s Compensation Discussion and Analysis relating to executive compensation prior to its inclusion in our proxy statement. Further, the Committee approves the inclusion of a Compensation Committee Report in our proxy statement as well as reviews the level of SCANA stock ownership by senior executive officers to determine if each is in compliance with the Company’s minimum ownership requirement, and, as may be requested and appropriate, grants temporary waivers from such requirements.

The Committee met three times during 2017. For a full list of responsibilities, see the Compensation Committee’s Charter at www.scana.com (which is not intended to be an active hyperlink; the information on SCANA’s website is not part of this proxy statement or any report filed with the Securities and Exchange Commission) under the caption “About – Corporate Governance – Compensation Committee.”

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EXECUTIVE COMMITTEE (Current Members) D. M. Hagood G. E. Aliff J. A. Bennett J. W. Roquemore A. Trujillo

The Executive Committee exercises the powers of the full Board of Directors when the Board is not in session or cannot be called into session in a timely manner to deal with a time sensitive circumstance, with the exception of certain powers specifically reserved to the full Board of Directors by statute. The Committee also advises the Chief Executive Officer on other matters important to the Company.

NOMINATING AND GOVERNANCE COMMITTEE (Current Members) A. Trujillo, Chairman G. E. Aliff L. M. Miller

The Nominating and Governance Committee consists entirely of independent directors. The Committee identifies individuals whom the Committee believes are qualified to become Board members in accordance with the nominating criteria set forth below under “Governance Information—Director Qualification Criteria” (the “Director Qualification Criteria”), and recommends that the Board select such individuals as nominees to stand for election at each Annual Meeting of Shareholders of SCANA. In addition, the Committee reviews and evaluates all persons recommended by shareholders to be Board nominees for director in accordance with the Director Qualification Criteria, evaluates the qualifications and performance of incumbent directors and determines whether to recommend them to the Board for re-election, and in the case of a Board vacancy (including a vacancy created by an increase in the size of the Board), recommends to the Board in accordance with the Director Qualification Criteria an individual to fill such vacancy either through appointment by the Board or through election by shareholders.

The Committee also reviews the independence of SCANA’s Directors as defined by the New York Stock Exchange and as set forth in SCANA’s Governance Principles and makes recommendations to the Board regarding director independence. The Committee reviews the level and form of director compensation and recommends changes to the Board for consideration and approval. At least annually, the Committee reviews the level of SCANA stock ownership by directors to determine if each director is in compliance with the Company’s minimum share ownership requirement. Additionally, the Committee reviews reports and disclosures of insider and affiliated party transactions and makes recommendations to the Board regarding such transactions.

The Committee periodically evaluates the desirability of, and recommends to the Board, any changes in the size, composition, organization and operational structure of the Board. The Committee, annually, or to fill vacancies, identifies Board members qualified to serve on committees of the Board in accordance with the Board Committee Member Qualifications, and recommends such persons to the Board for appointment to such committees, including a recommended Chairperson for each committee. Annually, or to fill vacancies, the Committee also recommends to the Board the appointment of a Lead Director (or, in the case of an independent Chairman of the Board being appointed, whether to eliminate the position of Lead Director). The Committee annually reviews the membership and responsibilities of Board committees and recommends to the Board any changes that may be appropriate, and reviews and revises as necessary, SCANA’s Governance Principles, taking into account provisions of the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and any other source or sources the Committee deems appropriate. The Committee also provides guidance and assistance, as needed, to the Board in performing the Board’s annual self evaluation.

The Committee met four times during 2017. For a full list of responsibilities, see the Nominating and Governance Committee’s Charter at www.scana.com (which is not intended to be an active hyperlink; the information on SCANA’s website is not part of this proxy statement or any report filed with the Securities and Exchange Commission) under the caption “About – Corporate Governance – Nominating and Governance Committee.”

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NUCLEAR OVERSIGHT COMMITTEE (Current Members) J. W. Roquemore, Chairman S. A. Decker M. K. Sloan A. Trujillo

The Nuclear Oversight Committee consists entirely of independent directors. The Committee meets at least quarterly to monitor, discuss, and evaluate our nuclear operations, which include regulatory matters, operating results, training and other related topics. The Committee periodically tours the V.C. Summer Nuclear Station and its training facilities.

The Committee also reviews with the Institute of Nuclear Power Operations, on a periodic basis, its appraisal of our nuclear operations. Additionally, the Committee routinely presents an independent report to the Board on the status of our nuclear operations. The Committee met four times during 2017.

Special Litigation Committee

In addition to the Committees described above, in July 2018, the Board established a Special Litigation Committee as described on pages 2 and 10 of this Proxy Statement.  Our new directors, Mr. Bachman and Dr. Galloway, are the only directors serving on the Special Litigation Committee.  Dr. Galloway is Chair of the Committee.

GOVERNANCE INFORMATION

Governance Principles

Our Governance Principles can be found on our website at www.scana.com (which is not intended to be an active hyperlink; the information on SCANA’s website is not part of this proxy statement or any report filed with the Securities and Exchange Commission) under the “About – Corporate Governance – Governance Principles” caption, and are also available in print upon request to the Corporate Governance Office, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033.

Director Independence

Our Governance Principles require that a majority of our directors be independent under the New York Stock Exchange Listing Standards and under any Director Qualification Standards recommended by the Board of Directors. To be considered “independent” pursuant to the SCANA Director Qualification Standards, a director must be determined by resolution of the Board as a whole, following thorough deliberation and consideration of all relevant facts and circumstances, to have no material relationship with us except that of director and to satisfy the independence standards of the New York Stock Exchange. Under the SCANA Director Qualification Standards, a director is required to be unencumbered and unbiased and able to make business judgments in our long-term interests and those of our shareholders as a whole, to deal at arm’s length with us, and to disclose all circumstances material to the director that might be perceived as a conflict of interest. The Director Qualification Standards are set forth in our Governance Principles, which are available on our website as noted above and further described herein under “Director Qualification Criteria” on page 23.

Our Governance Principles also prohibit Audit Committee members from having any direct or indirect financial relationship with us other than the ownership of our securities and compensation as directors and committee members.

The Board has determined that all of our current directors and director nominees are independent under the New York Stock Exchange Listing Standards and our Governance Principles. Mr. Micali, who served as a director until the 2017 Annual Meeting, was also independent under the New York Stock Exchange Listing Standards and our Governance Principles.  Mr. Marsh, who served as our Chairman and Chief Executive Officer until his retirement, was not independent. The Board has also determined that each member of the Audit Committee, Compensation Committee, and Nominating and Governance Committee is independent under the New York Stock Exchange Listing Standards and our Governance Principles.

Board Leadership Structure, Executive Sessions of Non-Management Directors and Lead Director

Our bylaws provide for a Chairman of the Board, to be chosen by the Board from among its members, who shall, if present, preside at meetings of the shareholders and Board of Directors, who may call special meetings of the shareholders and the Board of Directors, and who shall perform such other duties as may be assigned by the Board. The bylaws also permit the Chief Executive Officer, if he or she is a member of the Board, to be chosen as the Chairman. Our

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Governance Principles historically provided for the positions of Chairman and Chief Executive Officer to be held by the same person, and for more than 20 years, until the retirement of Mr. Marsh as our Chief Executive Officer and Chairman of the Board, our Chief Executive Officer had been chosen as Chairman of the Board. This leadership structure served us well for over two decades.

However, after Mr. Marsh’s retirement, in light of the novel and complex issues currently facing us, the Board determined that it would separate the roles of Chairman of the Board and Chief Executive Officer, and the Board elected Mr. Hagood, our Lead Director, to serve as Non-Executive Chairman.  The Board determined that this board structure would allow the Company’s new Chief Executive Officer, Mr. Addison, to focus on the day to day leadership of the Company and would also allow Mr. Hagood to provide Board leadership at such a critical time.  The Board’s determination to separate the roles was intended to direct specific focus on senior management and board leadership efforts to regain shareholder, customer, and community confidence. The Board also decided not to elect Mr. Addison to the Board when he became Chief Executive Officer, and has not nominated him for election by shareholders at the 2018 Annual Meeting.  Accordingly, all of our current directors are independent.  The Board will continue, from time to time, to assess which leadership structure is most appropriate for us in light of the current circumstances.

Many of our directors live and work, or have substantial business interests in our service areas; therefore, they have access to information about us and our operations from sources other than our management’s presentations to the Board. Further, South Carolina law and our bylaws make it clear that the business and affairs of the Company are managed under the direction of the Board of Directors, and that management control is subject to the authority of the Board of Directors to appoint and remove any of our officers at any time.

To promote open discussion among themselves, our independent directors meet regularly in executive session without members of management present. The Board annually elects an independent Lead Director to preside at all meetings at which the Chairman is not present, including executive sessions of the independent directors held at each regularly scheduled Board meeting. In 2017, Mr. Hagood was elected independent Lead Director to serve until the 2018 Annual Meeting of Shareholders and, as noted above, as of January 1, 2018, Mr. Hagood was elected Chairman of the Board. The independent Lead Director also has the authority to call meetings of the independent directors when necessary or appropriate. The Chairs of the Audit, Compensation, Nuclear Oversight, and Nominating and Governance Committees of the Board each preside as the Chair at meetings of independent directors at which the independent Lead Director or Chairman is not present when the principal items to be considered are within the scope of authority of his or her Committee. After the 2018 Annual Shareholders’ Meeting, at the Board’s annual meeting, the Board plans to discuss modifications to our Governance Principles, and will likely determine that, due to the transition to an Independent Chairman, there is no need to also have the position of Lead Director.

Board’s Role in Risk Oversight

As noted above, our business and affairs are managed under the direction of our Board of Directors. This includes the Board’s overseeing the types and amounts of risks undertaken. In discharging its oversight responsibilities, the Board relies on a combination of the business experience of members of the Board and the expertise and business experience of our officers and employees, as well as, from time to time, advice of various consultants and experts. An appropriate balancing of risks and potential rewards with the long-term goals of the Company is, and historically has been, implicit in the decisions and policies of the Board. Because risk oversight is so thoroughly interwoven into the direction of the Board, other than as set forth below, no special provision has been made for that oversight in the Board’s leadership structure.

The Board has established an executive senior officer-level Risk Management Committee which reports directly to the Audit Committee of the Board. The Risk Management Committee is comprised of the Company’s senior executive officers, with the exception of our General Counsel who serves as counsel to the Committee. One of our senior officers also serves as our Risk Management Officer, and the Company’s Chief Executive Officer serves as Chair of the Risk Management Committee. All of the Company senior executive officers participate in our Risk Management process in order to bring together expertise in general business and all operational areas, as well as finance, legal, administrative and regulatory areas. The Risk Management Officer oversees a staff of six employees with primary responsibilities in the area of risk management.

The Risk Management Committee conducts regularly scheduled meetings at which the Committee receives presentations from management representatives. The Committee also meets as needed between regularly scheduled meetings. Pursuant to authority granted by the Board of Directors, the Committee sets policies and guidelines for risk management. The Committee has also established sub-committees with expertise tailored to the review, discussion and monitoring of risks of a particular operation.

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At each quarterly meeting of the Board, the Audit Committee receives a report from the Risk Management Officer. Several members of the Risk Management Committee are also present at the Audit Committee meetings to provide details of the Committee’s work and respond to questions raised by Audit Committee members. Also, at each quarterly meeting of the Board of Directors, the Board reviews and discusses a report prepared by the Company’s Risk Management Officer and approved by the Risk Management Committee, which sets forth certain high-level risks identified by the Company’s senior executive officers and others. The report also provides the current status of such high-level risks, and further identifies where the primary responsibility for risk oversight resides, including both at the Board and Committee level, and identifies the senior executive officer who has primary responsibility for oversight of the particular risk.

Director Nomination Process

The Nominating and Governance Committee recommended to the Board the individuals nominated for Director positions at the Annual Meeting.

Director Candidate Recommendations.  The Nominating and Governance Committee will consider for recommendation to the Board as Board of Directors’ nominees, candidates recommended by shareholders if the shareholders comply with the following requirements. If a shareholder wishes to recommend a candidate to the Nominating and Governance Committee for consideration as a Board of Directors’ nominee, such shareholder must confirm his or her share ownership and submit in writing to the Nominating and Governance Committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the SCANA Nominating and Governance Committee, c/o the Corporate Governance Office at the Company’s address and must be received (except as otherwise provided in our bylaws with respect to a delayed or advanced annual meeting of shareholders, an expansion in the size of the Board, or a special meeting of shareholders) no later than 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year’s annual meeting for a potential candidate to be considered as a potential Board of Directors’ nominee. The Nominating and Governance Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will be considered on the same basis as candidates otherwise chosen by the Nominating and Governance Committee.

Shareholder Director Nominees.  Director candidates recommended by shareholders will not be considered for recommendation by the Nominating and Governance Committee as potential Board of Directors’ nominees if the shareholder recommendations are received later than 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year’s annual meeting (except as otherwise provided in our bylaws with respect to a delayed or advanced annual meeting of shareholders, an expansion in the size of the Board, or a special meeting of shareholders). If the Nominating and Governance Committee chooses not to recommend a shareholder candidate as a Board of Directors’ nominee, or if a shareholder chooses to personally nominate a candidate, the shareholder may come to an annual meeting and nominate a director candidate for election at the annual meeting if the shareholder has given notice of his or her intention to do so in writing to the SCANA Corporate Secretary at least 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year’s annual meeting (except as otherwise provided in our bylaws with respect to a delayed or advanced annual meeting of shareholders, an expansion in the size of the Board, or a special meeting of shareholders). Such shareholder nominations must also comply with the other requirements in our bylaws. Any shareholder may request a copy of the relevant bylaw provision by writing to the Corporate Governance Office, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033. Nominations not made in accordance with these requirements may be disregarded by the presiding officer of the meeting, and upon his or her instructions, the voting inspectors shall disregard all votes cast for each such nominee.

Shareholder Proxy Access Director Nominees.    After reviewing the increasing support of institutional shareholders and others for proxy access, and determining the appropriate proxy access parameters for our Company, we amended our Bylaws on December 30, 2016 to allow any shareholder (or group of no more than 20 shareholders) owning 3% or more of the Company's common stock continuously for at least 3 years to nominate candidates for election for up to the greater of one director or 20% of the number of directors to be elected if the Board is classified, or the greater of two directors or 20% of the number of directors in office if the Board is not classified, and require the Company to include such nominees in our proxy statement and on our proxy card.  In order to nominate a director pursuant to our proxy access bylaw, shareholders who meet the eligibility and other requirements set forth in Article I, Section 7 of our Bylaws must send notice to our Corporate Secretary at our executive offices of intention to nominate a director pursuant to the proxy access bylaw.  The notice must provide the detailed information and meet the other requirements set forth in our proxy access bylaw, and be timely received by our Corporate Secretary as provided in our proxy access bylaw.  The shareholder also

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must comply with the other requirements in the bylaws. Any shareholder may request a copy of the relevant bylaw provision by writing to the Corporate Governance Office, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033.

Director Qualification Criteria

In identifying and evaluating potential nominees, the Nominating and Governance Committee Charter directs the Committee to take into account applicable requirements for directors under the Securities Exchange Act of 1934, the Listing Standards of the New York Stock Exchange and the Director Qualification Standards in our Governance Principles, including our policy that a majority of our directors be independent.

The Nominating and Governance Committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including his or her knowledge, expertise, skills, integrity, judgment, business or other experience and reputation in the business community, the interplay of the candidate’s experience with the experience of other Board members, diversity, and the extent to which the candidate would be a desirable addition to the Board and any committees. Although the Nominating and Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, the Committee considers racial, cultural and gender diversity, as well as diversity in business and personal experience and skill sets among all of the directors as part of the total mix of information it takes into account in identifying nominees. Additionally, the Director Qualification Standards set forth in our Governance Principles include the following:

•	Directors must possess and have demonstrated the highest personal and professional ethics, integrity and values consistent with ours;

•	Directors must be unencumbered and unbiased and able to make business judgments in our long-term interests and those of our shareholders as a whole;

•	Directors must deal at arm’s length with us and our subsidiaries and disclose all circumstances material to the director that might be perceived as a conflict of interest;

•	Directors must be committed to the enhancement of the long-term interests of our shareholders;

•	Directors must be willing to challenge the strategic direction of management, exercising mature judgment and business acumen;

•	Directors must be willing to devote sufficient time and care to the exercise of their duties and responsibilities;

•	Directors must possess significant experience in management positions of successful business organizations;

•

Directors who serve as chief executive officers or equivalent positions should not serve on more than two boards of public companies in addition to our Board; other directors should not serve on more than four boards of public companies in addition to our Board; and

•	The term of office of a director who is not a salaried employee of SCANA will expire at the annual meeting next preceding the date on which such director attains age 70.

Our bylaws require that our independent directors hold SCANA common stock equal to the number of shares granted in the five most recent annual stock retainers, as such retainer may be adjusted from time to time.

Director Share Ownership Requirements

As noted in the Director Qualification Standards set forth in the preceding section, our bylaws require that our independent directors hold SCANA common stock equal to the number of shares granted in the five most recent annual stock retainers. Currently, a portion of the retainer fees paid to independent directors is required to be paid in shares of our common stock. For 2017, the number of shares issued to each independent director to satisfy the annual stock retainer was 2,150.  All independent directors whose terms will continue after the Annual Meeting, or who have been nominated for reelection, met this minimum stock ownership requirement, with the exception of our newest directors Mrs. Decker, Dr. Galloway and Messrs. Aliff, Bachman, Cecil and Trujillo who are all currently on track to meet the requirement. Mrs. Decker and Mr. Aliff have until October 2021, Messrs. Cecil and Trujillo have until October 2019, and Dr. Galloway and

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Mr. Bachman have until July 2024 to acquire the required level of stock ownership. All subsequently elected independent directors will have six years from the date of their election to the Board to meet the requirement. The Nominating and Governance Committee conducts an annual review of the level of share ownership for each independent director to ensure compliance with the requirement. The Nominating and Governance Committee also has the discretion to grant a temporary waiver of the minimum share ownership requirement if an independent director demonstrates to the Nominating and Governance Committee that such a waiver is appropriate due to a financial hardship or for other good reason.

Under the Director Compensation and Deferral Plan, independent directors may make an annual irrevocable election to defer all or a portion of the annual stock retainer fee into a hypothetical investment in our common stock, with distribution from the Plan to be ultimately payable in shares of our common stock. Independent directors may also elect for other fees to be deferred into a hypothetical investment in our common stock under the Plan, with distribution from the Plan to be ultimately payable in shares of common stock. Shares held directly and amounts deferred pursuant to the Director Compensation and Deferral Plan and denominated in shares are taken into consideration in determining if our independent directors meet the minimum share ownership requirement under our bylaws. Eligible Directors may also defer all or a portion of their cash retainer fees and 100% (but not less than 100%) of their annual stock retainer fees into a hypothetical investment in our common stock under the Executive Deferred Compensation Plan, and those shares are also taken into consideration in determining if our Directors meet the minimum share ownership requirements. See “Executive Compensation — Executive Deferred Compensation Plan” beginning on page 49, and “Director Compensation — Director Compensation and Deferral Plan” on page 59.

Majority Withheld Director Resignation Policy

Our Company and our Board are supportive of majority voting for Directors, and we continue to evaluate how we can further implement majority voting for directors. At present, our Governance Principles provide for a modified majority voting policy for the election of our directors, pursuant to which each director nominee agrees that, as a condition to being nominated, if, in an uncontested election of directors, such nominee receives a greater number of voting instructions designated as “withheld” from his or her election than votes cast as “for” his or her election, then such nominee will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will consider such tendered resignation, and promptly following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Nominating and Governance Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact that the director’s resignation would have on the Company’s compliance with the requirements of the Securities and Exchange Commission, the New York Stock Exchange and our Corporate Governance Principles), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

The Nominating and Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Governance Committee to have substantially resulted in the voting instructions designated as “withheld”. The Board will take formal action on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. Following the Board’s decision on the Nominating and Governance Committee’s recommendation, the Company will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with a full explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

Communications with the Board of Directors

Shareholders and other interested parties can communicate with the Board, with the independent directors as a group or with any director by writing to them, c/o Gina Champion, Deputy General Counsel and Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, or by sending an e-mail to SCANAindependentdirectors18@scana.com (for correspondence to the independent directors), to SCANAchairman18@scana.com (for correspondence to the Chairman) or to gchampion@scana.com (for correspondence to a particular director). Interested parties also may communicate with the chair of the following Committees by sending an e-mail to: auditchair18@scana.com,  compensationchair18@scana.com, or nomandgovchair18@scana.com. The Corporate Secretary may initially review communications to Directors and send a

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summary to the Directors, but has discretion to exclude from transmittal any communications that are commercial advertisements or other forms of solicitation or individual service or billing complaints (although all communications are available to the Directors at their request). The Corporate Secretary will forward to the Directors any communications raising substantive issues.

Prohibition on Hedging, Margining or Pledging of Shares

Our Insider Trading Policy prohibits officers, directors, employees and related persons from pledging, margining or engaging in hedging transactions with respect to shares of the Company’s common stock.

SCANA’s Code of Conduct & Ethics

All of our employees (including the Chief Executive Officer, Chief Financial Officer, President and Controller) and Directors are required to abide by the SCANA Code of Conduct & Ethics (the “Code of Conduct”) to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Conduct forms the foundation of a comprehensive process that promotes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a belief in the integrity of our employees. Our policies and procedures cover all areas of business conduct and require adherence to all laws and regulations applicable to the conduct of our business.

The full text of the Code of Conduct is published on our website, at www.scana.com (which is not intended to be an active hyperlink; the information on SCANA’s website is not part of this proxy statement or any report filed with the Securities and Exchange Commission) under the “About – Corporate Governance” caption, and a copy is also available in print upon request to the Corporate Governance Office, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Conduct on our website within two business days following the date of such amendment or waiver.

RELATED PARTY TRANSACTIONS

Our Governance Principles and Nominating and Governance Committee Charter address independence requirements for our Directors. As part of our independence analysis, our Nominating and Governance Committee must review and assess any related party transactions involving our Directors and their immediate family members and certain of their affiliates as required by the New York Stock Exchange Listing Standards. Our Governance Principles also address Director requirements for avoidance of conflicts of interest and disclosure of conflicts of interest or potential conflicts of interest, and prohibit loans or extensions of credit to directors. Our Code of Conduct addresses requirements for avoidance of conflicts of interest by all of our employees. Our Governance Principles, Nominating and Governance Committee Charter and Code of Conduct are all written documents. With the exception of annual director and officer questionnaires, our Governance Principles, our Code of Conduct, and our Nominating and Governance Committee Charter, there are no additional written policies and procedures relating to the review, approval or ratification of related party transactions by the Board.

To help us perform our independence and related party transaction analysis, we require that each senior executive officer, officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members and certain of their affiliates) had or will have a direct or indirect material interest (except for salaries and other compensation and benefits, directors’ fees, and dividends on our stock). It is our general intention to avoid such transactions. Our General Counsel reviews responses to the questionnaires and any other information about related party transactions that may be brought to his attention. We use the questionnaires and the annual Code of Conduct training to help ensure the effective implementation and monitoring of compliance with such policies and procedures. If any such related party transactions are disclosed, they are reviewed by the Nominating and Governance Committee pursuant to the requirements of its Charter. If appropriate, any such transactions are submitted to the Board for approval.

The Nominating and Governance Committee does not use any formal written standards in determining whether to submit a related party transaction to the Board for approval. As noted above, we attempt to avoid such transactions altogether. On the rare occasions when such transactions have arisen, our Nominating and Governance Committee, which is comprised solely of independent Board members, reviewed the proposed or actual transactions and utilized their business judgment to determine which of them should be submitted for review to the full Board. In practice, all such transactions that have arisen in recent years have been reviewed by the full Board, even when they were well below the threshold for proxy statement disclosure and below the threshold at which director independence could be compromised.

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The types of transactions that have been reviewed in the past include the purchase and sale of goods, services or property from companies for which our Directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our Directors serve as executive officers or directors, senior executive officer relocation and severance benefits, and requests by our Directors to serve on other boards.

In connection with the departure of Mr. Lindsay, our former Senior Vice President and General Counsel, in 2017, we entered into a post-employment consulting agreement.  The amounts paid to Mr. Lindsay pursuant to this agreement are disclosed in a footnote to the “Summary Compensation Table” on page 44.  Upon his retirement from the Board of Directors in April, 2017, we entered into a post-retirement consulting agreement with Mr. Micali.  The amounts paid pursuant to this agreement are disclosed in a footnote to the “2017 Director Compensation Table” on page 62.  All other related party reviews by the Board or the Nominating and Governance Committee during 2017 were related to requests for directors to serve on boards of other companies and no related party transactions resulted from these reviews.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the amounts of our common stock beneficially owned on July 27, 2018, by each director, each nominee, each person named in the Summary Compensation Table on page 44, and all directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)(2)(3)(4)	Class
K. B. Marsh	48,203	*
J. E. Addison	28,474	*
S. A. Byrne	27,002	*
J. B. Archie	45,873	*
W. K. Kissam	21,205	*
R. T. Lindsay	3,504	*
G. E. Aliff	7,252	*
J. E. Bachman	3,288	*
J. A. Bennett	57,842	*
J. F. A. V. Cecil	12,304	*
S. A. Decker	7,323	*
P. D. Galloway	3,288	*
D. M. Hagood	23,919	*
L. M. Miller	81,438	*
J. W. Roquemore	52,123	*
M. K. Sloan	74,814	*
A. Trujillo	12,304	*
All executive officers and directors as group (23 persons)	570,465	*

*	Less than 1%

(1)	Includes shares purchased through July 27, 2018 by the Trustee under the SCANA Corporation 401(k) Retirement Savings Plan.

(2)

Includes hypothetical shares acquired under the Director Compensation and Deferral Plan and dividends accrued thereon. These hypothetical shares are paid out in shares and directors do not have voting rights with respect to hypothetical shares. As of July 27, 2018, the following directors had acquired the following numbers of hypothetical shares: Messrs. Aliff — 7,252; Bennett — 54,478; Cecil — 6,712; Hagood — 22,413; Roquemore — 38,023; Sloan — 70,025;  Dr. Galloway — 3,288; and Ms. Miller — 76,564.

(3)	Includes shares owned by close relatives and/or shares held in trust for others, as follows: other executive officers as a group — 11,696.

(4)	The total number of shares listed for each of Messrs. Marsh, Byrne, and Lindsay is as reflected in the Company’s records on the dates of their separations from service.

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FIVE PERCENT BENEFICIAL OWNERSHIP OF SCANA COMMON STOCK

The following table provides information about persons known by us to be the beneficial owners of more than five percent of our common stock as of December 31, 2017. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission and we have not independently verified it.

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class

The Vanguard Group, Inc.
100 Vanguard Boulevard
Malvern, PA 19355	14,636,034	(1)	10.26%

BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	12,276,978	(2)	8.60%

(1)

In its most recently filed Schedule 13G, The Vanguard Group, Inc. reported sole voting power with respect to 217,382 shares, shared voting power with respect to 67,482 shares, sole dispositive power with respect to 14,380,611 shares, and shared dispositive power with respect to 255,423 shares.

(2)

In its most recently filed Schedule 13G, BlackRock, Inc. reported sole voting power with respect to 11,074,912 shares, sole dispositive power with respect to all 12,276,978 shares, and shared voting and shared dispositive power with respect to no shares.

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EXECUTIVE COMPENSATION

Compensation Committee Processes and Procedures

Our Compensation Committee, which is comprised entirely of independent directors, administers our senior executive compensation program. Compensation decisions for all senior executive officers are approved by the Compensation Committee and recommended by the Committee to the full Board for final approval. The Committee considers recommendations from our Chairman and Chief Executive Officer in setting compensation for senior executive officers.

In addition to attendance by members of the Compensation Committee, the Committee’s meetings are also regularly attended by our Chairman and Chief Executive Officer (and beginning in 2018, these are separate roles), our Senior Vice President of Administration and Human Resources Department employees, as well as management’s and the Board’s compensation consultants. At each meeting the Committee also meets in executive session without members of management present. The Chairman of the Committee reports the Committee’s recommendations on executive compensation to the Board of Directors. Our Human Resources, Tax and Finance Departments support the Compensation Committee in its duties, and the Committee may delegate authority to these departments to fulfill administrative duties relating to our compensation programs.

The Committee has the authority under its Charter to retain, approve fees for, and terminate advisors, consultants and others as it deems appropriate to assist in the fulfillment of its responsibilities. Pursuant to this authority, the Committee engages the services of its own independent compensation consultant, Pearl Meyer & Partners. Management engages the services of Willis Towers Watson as its executive officer and director compensation consultant. In consultation with Pearl Meyer & Partners, the Committee also uses relevant information provided by Willis Towers Watson to assist it in carrying out its responsibilities for overseeing matters relating to compensation plans and compensation of our senior executive officers. Using information provided by Willis Towers Watson, which is a national compensation consultant, helps assure the Committee that our policies for compensation and benefits are competitive and aligned with utility and general industry practices. However, the Committee believes that also engaging its own independent compensation consultant eliminates the appearance of any potential conflict of interest that might arise because management’s consultant also performs other services for the Company. Pearl Meyer & Partners does not perform any additional services for the Company.

The Compensation Committee has assessed the independence of Pearl Meyer & Partners pursuant to Securities and Exchange Commission rules and New York Stock Exchange Listing Standards and determined that Pearl Meyer & Partners’ work for the Compensation Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

During 2017, decisions on various elements of executive compensation were made by the Compensation Committee. No officer, employee, former officer or any related person of SCANA or any of its subsidiaries served as a member of the Compensation Committee.

The directors who served on the Compensation Committee during 2017 were:

Mr. James A. Bennett, Chair

Mr. John F. A. V. Cecil

Mrs. Sharon A. Decker

Mr. James M. Micali

Mr. James W. Roquemore

Mr. Maceo K. Sloan

Compensation Risk Assessment

Our Human Resources, Risk Management, and Legal Departments have jointly reviewed our compensation policies and procedures to determine whether they present a significant risk to the Company. Based on this review we have concluded that our compensation policies and procedures for all employees are not reasonably likely to have a material adverse effect on the Company. Our annual incentive compensation plans for all employees are structured such that appropriate limits are in place to discourage excessive risk taking. In addition, all leadership level employees who are in a position to effect significant policies or projects have compensation at risk on both a short- and long-term basis, which we believe discourages excessive risk taking and encourages supervision of any risk related activities by other employees. Our

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compensation programs and policies, including our senior executive officer share ownership requirements, reward consistent, long-term performance by heavily weighting leadership level compensation to long-term incentives that reward stock, financial, and operating performance. All of our senior executive officers participate in our Risk Management process either by serving as a member of, or as counsel to,  the Risk Management Committee.  In addition, each senior executive officer also oversees and approves individual and business unit objectives for their areas of responsibility so they are positioned to report any risk associated with such individual or business unit objectives to the Risk Management Committee.

Compensation Discussion and Analysis

Objectives and Philosophy of Executive Compensation

Our senior executive compensation program is designed to support our overall objective of increasing shareholder value by: hiring and retaining premier executive talent; having a pay-for-performance philosophy that links total rewards to achievement of corporate, business unit and individual goals, and places a substantial portion of pay for senior executives at risk; aligning the interests of executives with the long-term interests of shareholders through long-term equity-based incentive compensation; and ensuring that the elements of the compensation program focus on and appropriately balance our financial, customer service, operational and strategic goals, all of which are crucial to achieving long-term results for our shareholders.

We have designed our compensation program to reward senior executive officers for their individual and collective performance and for our collective performance in achieving goals for growth in earnings per share and total shareholder return and other annual and long-term business objectives. We believe our program performs a vital role in keeping executives focused on improving our performance and enhancing shareholder value while rewarding successful individual executive performance in a way that helps to assure retention.

The following discussion provides an overview of our compensation program for all of our senior executive officers (for 2017,  a group of 10 people who are at the level of senior vice president and above), as well as a specific discussion of compensation for our Chief Executive Officer, our Chief Financial Officer and the other executive officers named in the Summary Compensation Table that follows this “Compensation Discussion and Analysis.” In this discussion, we refer to the executives named in the Summary Compensation Table as “Named Executive Officers.”

Principal Components of Executive Compensation

During 2017,  senior executive compensation consisted primarily of three key components: base salary, short-term cash incentive compensation, and long-term equity-based incentive compensation (under the shareholder-approved Long-Term Equity Compensation Plan). We also provide various additional benefits to senior executive officers, including health, life and disability insurance plans, retirement plans, change in control arrangements, limited perquisites, and, if appropriate, severance and termination benefits. The Compensation Committee makes its decisions about how to allocate senior executive officer compensation among base salary, short-term cash incentive compensation and long-term equity-based incentive compensation on the basis of market information and analysis provided by management’s compensation consultant, and our goals of remaining competitive with the compensation practices of a group of surveyed companies and of linking compensation to our corporate performance and individual senior executive officer performance. We also evaluate the market information for specific positions and consider internal equity issues when making pay adjustments. At the Committee’s discretion, information used or provided by management, or provided by management’s compensation consultant to assist the Committee in making its decisions, may be reviewed by the Committee’s independent compensation consultant, Pearl Meyer & Partners.

A more detailed discussion of each of these components of senior executive officer compensation, the reasons for awarding such types of compensation, the considerations in setting the amounts of each component of compensation, the amounts actually awarded for the periods indicated, and various other related matters are set forth in the sections below.

Factors Considered in Setting Senior Executive Officer Compensation

Use of Market Surveys and Peer Group Data

We believe it is important to consider comparative market information about compensation paid to executive officers of other companies in order to remain competitive in the executive workforce marketplace. We want to attract and retain highly skilled and talented senior executive officers who have the ability to carry out our short- and long-term goals. To do so, we must be able to compensate them at levels that are competitive with compensation offered by other companies in

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our business or geographic marketplace that seek similarly skilled and talented executives. Accordingly, we consider market survey results in establishing all components of compensation. The market survey information is provided to us approximately every other year by management’s compensation consultant. In years in which management’s consultant does not provide us with market survey information, and when we require updated information, our process may be to apply an aging factor to the prior year’s information with assistance from management’s consultant, based on its experience in the marketplace. Compensation decisions for 2017 were based on a compensation survey performed in 2015 by management’s compensation consultant, Willis Towers Watson. Prior to management’s consultant conducting the market survey, we assist management’s consultant in understanding the key duties and responsibilities of our positions, which enables the consultant to match our positions with benchmark positions in its database. If management’s consultant is unable to find an exact match for one of our positions in the consultant’s database due to variances in duties and/or position level, we may assist management’s consultant in identifying the most similar position. The market survey information may then be adjusted upward or downward as necessary to match the position as closely as possible.

Our goal is to set base salary and short- and long-term incentive compensation for our senior executive officers at the median (50th percentile) of compensation paid for similar positions by the companies included in the market surveys. We generally set our target at the median because we believe this target will meet the requirements of most of the persons we seek to hire and retain in our geographic area, and because we believe it is fair both to us and to the executives. Variations to this objective may, however, occur as dictated by the experience level of the individual, internal equity, need for specialized talent, and market factors. We do not set a target level for broad-based benefits for our senior executive officers, but we believe our broad-based benefits are approximately at the median.

The companies included in the market survey are a group of utilities and general industry companies of various sizes in terms of revenue. Approximately half of the companies included in the 2015 market survey had substantially the same levels of annual revenues as we had, while the remainder had revenues ranging from one-third to not greater than 3.8 times our revenues with the exception of the inclusion of three utilities that are geographically close to us and have nuclear operations and are competitors for our talent. Market survey results for positions may be size-adjusted using regression analysis to account for these differences in company revenues, which in turn are viewed as a proxy for measuring the relative scope and complexity of the business operations.

The companies included in the 2015 market survey we used in connection with setting base salaries and short- and long-term incentive compensation for 2017, and the states in which they are headquartered are listed below:

Utility Industry: AGL Resources, Inc. (GA); Alliant Energy Corporation (WI); Ameren Corporation (MO); Avista Corp. (WA); CenterPoint Energy, Inc. (TX); CMS Energy Corporation (MI); Consolidated Edison, Inc. (NY); Dominion Resources, Inc. (VA); Duke Energy Corporation (NC); Edison International (CA); Entergy Corporation (LA); Eversource Energy (CT); MDU Resources Group, Inc. (ND); NextEra Energy, Inc. (FL); OGE Energy Corporation (OK); Pepco Holdings, Inc. (DC); Pinnacle West Capital Corporation (AZ); Portland General Electric Co. (OR); Public Service Enterprise Group, Inc. (NJ); Sempra Energy (CA); Southern Company (GA); TECO Energy, Inc. (FL); UIL Holdings Corporation (CT); Vectren Corporation (IN); WEC Energy Group (WI); Westar Energy, Inc. (KS); Xcel Energy, Inc. (MN).

General Industry: Armstrong World Industries, Inc. (PA); Ball Corporation (CO); Curtiss-Wright, (NC); Eastman Chemical Company (TN); Hanesbrands, Inc. (NC); The Hershey Company (PA); Level 3 Communications, Inc. (CO); Mattel, Inc. (CA); Pitney Bowes, Inc. (CT); PolyOne Corporation, (OH); Rockwell Automation, Inc. (WI); Rockwell Collins, Inc. (IA); Sealed Air Corporation (NJ); Snap-on, Inc. (WI); Steelcase Inc. (MI); Terex Corporation (CT); The Scotts Miracle-Gro Company (OH); Tupperware Brands, (FL); Unisys Corporation (PA); WestRock Company (VA).

We believe the utilities included in our market survey are an appropriate group to use for compensation comparisons because they align well with our revenues (other than three utilities included because they are geographically close to us, have nuclear operations and are competitors for our talent), the nature of our business and workforce, and the talent and skills required for safe and successful operations. We believe the additional non-utility companies included in our market survey are appropriate to include in our comparisons because they align well with our revenues, and are the types of companies that might be expected to seek executives with the same general skills and talents as the executives we are trying to attract and retain in our geographic area. The companies we use for comparisons may change from time to time based on the factors discussed above as well as their participation in the consultant’s executive compensation surveys.

To make comparisons with the market survey results, we generally divide all of our senior executive officers into utility and non-utility executive groups — that is, executive officers whose responsibilities are primarily related to utility businesses and require a high degree of technical or industry-specific knowledge (such as electrical engineering, nuclear engineering or gas pipeline transmission), and those whose responsibilities are more general and do not require such specialized

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knowledge (such as business, finance, and other corporate support functions). We then attempt to match to the greatest degree possible our positions with similar positions in the survey results. We may blend the survey results to achieve what we believe is an appropriate comparison.

We also use performance data covering a larger peer group of utilities in determining long-term equity incentive compensation under our shareholder-approved Long-Term Equity Compensation Plan, as discussed under “Long-Term Equity Compensation Plan.”

Personal Qualifications

In addition to considering market survey comparisons, we consider each senior executive officer’s knowledge, skills, scope of authority and responsibilities, job performance and tenure with us as a senior executive officer.

Prior to his retirement, Mr. Marsh had served as our Chairman and Chief Executive Officer since December 2011, and also as our President and Chief Operating Officer since January 2011.  Prior to January 2011, he served as our Senior Vice President from 1998 to January 2011, and as our Chief Financial Officer from 1996 to April 2006.  He previously served as President of South Carolina Electric & Gas Company (“SCE&G”), our largest subsidiary from April 2006 to November 2011, and as SCE&G’s Chief Operating Officer from April 2006 to January 2011.  Mr. Marsh previously practiced as a certified public accountant and was with us for over 30 years. As our Chief Executive Officer, Mr. Marsh was responsible for strategic planning, development of our senior executive officers and oversight of our operations.

Mr. Addison was appointed President, Chief Executive Officer and Chief Operating Officer in January 2018.  Prior to these appointments, Mr. Addison had served as Executive Vice President of SCANA since January 2012, and had also served as our Chief Financial Officer since April 2006.  Additionally, from May 2014 to January 2018, Mr. Addison was President and Chief Operating Officer of our subsidiary, SCANA Energy Marketing, Inc.  Prior to January 2012, Mr. Addison had served as a Senior Vice President of SCANA since 2006 and Vice President of Finance from 2001 to 2006. As Chief Financial Officer, he was responsible for all of our financial operations, including accounting, treasury, shareholder and investor relations, taxation and financial planning, and until November of 2016, he was responsible for senior oversight of our information technology functions.    Mr. Addison is also a certified public accountant and has been with us for more than 25 years.

Mr. Byrne served as Executive Vice President of SCANA, as well as Chief Operating Officer and President of Generation and Transmission for SCE&G (from September 2009, January 2011, and December 2011 respectively) until his retirement.  In these positions he was responsible for overseeing a diversified fleet of coal, natural gas, hydro, nuclear and renewable generating facilities as well as the operation and planning of our high voltage transmission system.    His nuclear responsibilities included overseeing the construction of our new nuclear project.  He was previously our Chief Nuclear Officer.  He is a degreed engineer with over 30 years of utility experience and has held a Nuclear Regulatory Commission Senior Reactor Operator’s license.  Mr. Byrne was with us for over 20 years.

Mr. Kissam is a Senior Vice President of SCANA, and since January 2018 has served as the Chief Operating Officer and President of Generation, Transmission and Distribution for SCE&G. He was President of Retail Operations for SCE&G from December 2011 until January 2018.  He is responsible for providing leadership and strategic planning for the safe and reliable construction, maintenance, and operations of our electric transmission and distribution systems.  Since January 1, 2018, he has also been responsible for all of our electric generation systems.  He also oversees the Company’s renewable energy initiatives.    Mr. Kissam has been with us for 30 years.

Mr. Archie is a Senior Vice President of SCANA, and since May 2010 he has served as Chief Nuclear Officer for SCE&G.  In these positions, Mr. Archie is responsible for all nuclear matters, including the day-to-day management of our nuclear operations.  Mr. Archie has been with us for 39 years.

Mr. Lindsay was a Senior Vice President and the General Counsel of SCANA and its subsidiaries prior to his departure during 2017. He was responsible for oversight of all legal, legal regulatory, environmental, and corporate governance functions. Mr. Lindsay was with us for over 8 years and has more than 40 years experience as an attorney, which includes more than 25 years serving in a General Counsel role.

Other Factors Considered

In addition to the foregoing information, we consider the fairness of the compensation paid to each senior executive officer in relation to what we pay our other senior executive officers. Our Compensation Committee also considers

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recommendations from our Chairman and Chief Executive Officer (beginning in 2018 these positions are separate) in setting compensation for senior executive officers. We review our compensation program and levels of compensation paid to all of our senior executive officers, including the Named Executive Officers, annually and may make adjustments based on the foregoing factors as well as other subjective factors.

In 2017, our Compensation Committee reviewed summaries of compensation components (“tally sheets”) for all of our senior executive officers, including the Named Executive Officers. These tally sheets reflect changes in compensation during the prior year, if any, and affix dollar amounts to each component of compensation. Although the Committee did not make any adjustments to executive compensation in 2017 based solely on its review of the tally sheets, it intends to continue to use such tally sheets in the future to review each component of the total compensation package, including base salaries, short- and long-term incentives, severance plans, insurance, retirement and other benefits, as a factor in determining the total compensation package for each senior executive officer.

The Committee does not have a practice of adjusting the size of current and future compensation awards or compensation program components to reflect amounts realized or unrealized by an individual from prior equity grants. In other words, awards are not increased to compensate for prior performance below target, nor are they decreased because of prior performance above target. Likewise, since earnings on equity compensation are not included in any pension calculation formula, any gains, or lack thereof, from prior awards are not considered in setting or earning retirement benefits.

Timing of Senior Executive Officer Compensation Decisions

Annual salary reviews are routinely conducted and any adjustments are made, and short- and long-term incentive compensation awards are routinely granted in February of each year at the first regularly scheduled Compensation Committee and Board meetings. Determinations are also made at those meetings as to whether to pay out awards under the most recently completed cycles of short- and long-term incentive compensation plans (which include equity based incentive compensation). Compensation determinations also may be made by the Committee at its other quarterly meetings in the case of newly hired executives, employee promotions, or adjustments of existing employees’ compensation that could not be deferred until the February meeting. In prior years, we have routinely released our annual and quarterly earnings information to the public in conjunction with the quarterly meetings of our Board.

Base Salaries

Senior executive officer base salaries are divided into grade levels based on market data for similar positions, experience and certain internal equity considerations. The Compensation Committee believes it is appropriate to set base salaries at a reasonable level that will provide executives with a predictable income base. Accordingly, base salaries are targeted at the median (50th percentile) of the market survey data with the exception of Mr. Marsh’s salary, which was targeted at the 75th percentile. The Compensation Committee reviews base salaries annually and makes adjustments, if appropriate, on the basis of an assessment of individual performance, relative levels of accountability, prior experience, breadth and depth of knowledge, specialized talent required for new operational initiatives, changes in market compensation practices as reflected in market survey data, and relative compensation levels within our Company. In February 2017, the Named Executive Officers received base salary increases in the following percentages: Mr. Marsh, 4%; Mr. Addison, 4%; Mr. Byrne, 4%; Mr. Archie, 3.5%; Mr. Kissam, 4%; and Mr. Lindsay, 3%. Such increases were based on individual performance and the degree to which the Named Executive Officers’ base salaries were below the market rate for their positions and certain internal equity considerations.

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Short-Term and Long-Term Incentive Compensation

Our senior executive officer compensation program provides for both short-term incentive compensation in the form of annual cash incentive compensation, and long-term equity-based incentive compensation payable at the end of periods which have historically lasted three years. Both our Short-Term Annual Incentive and Long-Term Equity Compensation Plans promote our pay-for-performance philosophy, as well as our goal of having a meaningful amount of pay at-risk, and we believe both plans provide us a competitive advantage in recruiting and retaining top quality talent.

We believe the Short-Term Annual Incentive Plan provides our senior executive officers with an annual stimulus to achieve short-term individual and business unit or departmental goals and short-term corporate earnings goals that ultimately help us achieve our long-term corporate goals. We believe the Long-Term Equity Compensation Plan counterbalances the emphasis of short-term incentive compensation on short-term results by focusing our senior executive officers on achievement of our long-term corporate goals, providing additional incentives for them to remain our employees by ensuring that they have a continuing stake in the long-term success of the Company, and significantly aligning the interests of senior executive officers with those of our shareholders.

Our plan designs are summarized below, and discussed in greater detail in the sections that follow:

Short-Term Annual Incentive Compensation	2015, 2016 and 2017 Awards
Plan Weightings

50% of the annual cash incentive award is earned based on the extent to which we meet designated earnings per share goals; and 50% of the award is earned based on our Named Executive Officers and the other participants achieving individual and business unit performance objectives. The Compensation Committee will continue to review and approve all senior executive officer individual and business unit objectives.

Discretionary Awards Above Target

Payouts up to 130% of target awards based solely on the earnings per share goals are formulaic and not subject to discretion. The Board has the discretion to award up to an additional 20% above that amount, for a total potential payout of up to 150% of target.

Long-Term Equity Compensation	2015, 2016 and 2017 Awards
Plan Cycles

Performance measurement and award determinations for the performance shares for the three year periods are made for the entire three-year cycle with vesting and payment of awards after the end of the three-year cycle.

Maximum Payout	For each of the Total Shareholder Return and earnings per share growth components, the maximum payout is 200% of target.
Mix of Performance Shares and Restricted Stock Units	Annual grants are comprised of a mix of 70% performance shares and 30% restricted stock units.

Short-Term Annual Incentive Plan

Our Short-Term Annual Incentive Plan provides financial incentives for performance in the form of opportunities for annual incentive cash payments. Participants in the Short-Term Annual Incentive Plan currently include not only our senior executive officers, but also approximately 240 additional employees, including other officers, senior management, division heads and other professionals whose positions or levels of responsibility make their participation in the Plan appropriate. Our Chief Executive Officer recommends, and the Compensation Committee approves, the performance measures, operational goals and other terms and conditions of incentive awards for senior executive officers, including the Named Executive Officers, except the Chief Executive Officer, for whom such determinations are made by the Committee along with the other independent directors.

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The Compensation Committee reviews and approves target short-term incentive awards at its first regularly scheduled meeting each year based on percentages assigned to each executive salary grade. Payouts of actual short-term incentive awards are based both on the Company’s achieving pre-determined earnings per share goals in the coming year, and on each senior executive officer’s level of performance in achieving his or her individual and business unit financial and strategic objectives. The Committee selected these performance metrics because it believes they are key measures of financial and operational success, and that achieving our earnings and strategic goals supports the interests of our shareholders. In assessing accomplishment of objectives, the Committee considers the difficulty of achieving each objective, unforeseen obstacles or favorable circumstances that might have altered the level of difficulty in achieving the objective, overall importance of the objective to our long-term and short-term goals, and importance of achieving the objective to enhancing shareholder value. Changes in annual target short-term incentive awards can be made if there are changes in the senior executive officer’s salary grade level or a change in the competitive market target that warrant a target short-term incentive award change.

The Short-Term Annual Incentive Plan also allows the Committee (or the Board in the case of the Chief Executive Officer), in its sole discretion, to increase or decrease any award otherwise payable to any or all participants by an amount up to 20% of the award otherwise payable.  The Committee may also redefine for any performance period the levels of performance required, as well as the payout percentage of target incentive awards.

For 2017, the awards under the Short-Term Annual Incentive Plan provided that:

•	50% of the target annual cash incentive award would be earned based on the extent to which we met designated earnings per share goals; and

•

50% of the target award would be earned based on our Named Executive Officers and the other participants’ achieving individual and business unit performance objectives. The Committee reviewed and approved all senior executive officer individual and business unit objectives, and the Committee, along with the other independent directors, approved the Chief Executive Officer’s individual and business unit objectives.

Payouts of awards would be scaled based on the levels at which these goals were met. The 2017 Short-Term Annual Incentive Plan further provided that, if we exceeded our earnings per share goals, payouts of up to 130% of the target awards could be earned, which would also be scaled based on the extent to which we exceeded such earnings per share goals.

The estimated possible payouts that could have been earned under the 2017 Short-Term Annual Incentive Plan if performance objectives were met at threshold, target and maximum levels are set forth in the “2017 Grants of Plan-Based Awards” table on page 45 under the columns beneath the caption “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

No payouts were made to our Named Executive Officers under the 2017 Short-Term

Annual Incentive Plan.

As reflected in the “Summary Compensation Table” on page 44 under the column “Non-Equity Incentive Plan Compensation,” our Named Executive Officers did not receive any payouts in 2017 under the Short-Term Annual Incentive Plan.  We did not meet our earnings per share goals under the Plan.  Although all of our Named Executive Officers achieved at least a portion of their individual and business unit performance objectives under the Plan, the Board exercised its negative discretion under the Plan and determined that no payouts would be made to any of them, even on these earned awards.  See “—Objectives on which the 2017 Annual Incentive Award were Based” below.

Objectives on Which the 2017 Annual Incentive Award Were Based

    Earnings Per Share Component of the 2017 Annual Incentive Award

Up to 50% of the total 2017 annual incentive award could be earned based on the extent to which we met our earnings per share goals.  For 2017, our earnings per share goals were $4.15 for a threshold payout, $4.25 for a target payout, and $4.35 for a maximum payout.

No portion of the Earnings Per Share Award was earned for 2017.

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During 2017, we incurred a loss of $.83 per share due to, (i) the recording of a significant impairment loss arising from consideration under generally accepted accounting principles of negative developments in the legislative, political and regulatory environment following the Company’s decision to abandon the construction of Unit 2 and Unit 3 at the VC Summer Nuclear Station prior to their completion, (ii) the required remeasurement of deferred income taxes upon the enactment of the Tax Cuts and Jobs Act of 2017, and (iii) the effects of abnormally mild weather in the Company’s electric business. As a result, our senior executive officers, and the other participants in the Short-Term Annual Incentive Plan, did not earn a payout on the 50% portion of the earnings per share component of the 2017 annual incentive award.

Individual and Business Unit Strategic Objectives Component of 2017 Annual Incentive Award

The remaining 50% of the 2017 annual incentive award was based on our senior executive officers’ level of performance in helping us achieve our annual business objectives by achieving their individual and business unit performance objectives.

No payouts were made to Named Executive Officers for achievement of individual or business unit objectives for 2017, even for objectives that were met by the Executives.

Although all of our Named Executive Officers met certain of their 2017 Short-Term Annual Incentive Plan objectives, in the exercise of its negative discretion under the Plan, our Board determined that no payouts would be made to any of them on the earned awards.

Discretionary Bonus Awards

Our Short-Term Annual Incentive Plan also allows for discretionary awards as may be recommended by our Compensation Committee and approved by our full Board (or all independent directors in the case of the Chief Executive Officer) up to 20% of target awards. The discretion may be applied for all or for individual participants, but no participant’s award may exceed 150% of the participant’s target award.

No Discretionary Bonus Awards were made to Named Executive Officers for 2017.

Long-Term Equity Compensation Plan

The potential value of long-term equity-based incentive compensation opportunities comprises a significant portion of the total compensation package for senior executive officers and key employees. The Compensation Committee believes that emphasizing this component of total compensation provides the appropriate long-range focus for senior executive officers and other key employees who are charged with responsibility for managing the Company and achieving success for our shareholders because it links the amount of their compensation to our long-term business and financial performance.

A portion of each senior executive officer’s potential compensation consists of awards under the Long-Term Equity Compensation Plan. The types of long-term equity-based compensation the Compensation Committee may award under the Plan include incentive and non-qualified stock options, stock appreciation rights (either alone or in tandem with a related stock option), restricted stock, restricted stock units, performance units and performance shares. In recent years, our long-term equity-based awards have been in the form of performance shares and restricted stock units. These long-term equity-based awards are granted subject to satisfaction of specific performance goals and vesting schedules. For each of the 2015-2017, 2016-2018 and 2017-2019 performance periods, awards under the Long-Term Equity Compensation Plan consisted of 70% performance shares and 30% restricted stock units. The Committee has not awarded stock options since 2002 and has no plans to do so in the foreseeable future, and the Committee has not awarded any stock appreciation rights under the Plan.

We believe awards of performance shares align the interests of our executives with those of shareholders because the value of such awards is tied to our achieving financial and business goals that would be expected to affect the value of our common stock. We believe awards of restricted stock units align the interests of our executives with those of shareholders in that they ensure a long-term view of success, and we believe the three-year vesting schedule aids in retention of executives. Although restricted stock unit awards may be subjected to certain performance criteria, they generally have a much lower risk of forfeiture for failure to meet performance thresholds than the risks associated with performance shares, and they have no upside potential for payout above target level.  Nonetheless, for the first time, as discussed under “2015-2017 Restricted Stock Unit Awards” on page 38, the 2015-2017 restricted stock units did not meet performance criteria and were forfeited.

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Performance Share Awards

For several years prior to 2015, the Compensation Committee granted performance share awards that were earned, if at all, over a three-year period measured in three one-year cycles based on comparative Total Shareholder Return (“TSR”) and earnings per share growth components. Beginning with grants made in February 2015, however, the three-year periods are measured in a single three-year cycle. Performance share awards based on these components place a portion of executive compensation at risk because executives are compensated pursuant to the awards only when the objectives for TSR and earnings growth are met. Additionally, comparing our TSR to the TSR of a group of other utilities reflects our recognition that investors could have invested their funds in other entities and measures how well we performed over time when compared to others in the group.

Performance share awards are denominated in shares of our common stock. The number of target performance shares into which awards are denominated is calculated by multiplying the Named Executive Officer’s base salary by a target percentage based on positions cited in the market survey data and dividing the product by a valuation factor applied to our opening stock price on the date of grant. The target percentage is derived from market survey data of the peer companies listed above under “Factors Considered in Setting Senior Executive Officer Compensation — Use of Market Surveys and Peer Group Data” on page 29. The valuation factor is provided to us by management’s compensation consultant and is intended as a means to establish a grant date salary equivalent value that takes into consideration such factors as dividend treatment, and potential for maximum performance. Performance share awards may be paid in stock or cash or a combination of stock and cash at the Committee’s discretion, but are most frequently paid in cash. In recent years, all payouts have been in cash. Payouts are based on the closing market price of our stock on the last business day of the three-year performance period.  Performance share awards accrue dividend equivalents prior to vesting, which are paid at vesting based on the level at which the awards are earned.

2015-2017 Performance Share and Restricted Stock Unit Awards

For the 2015-2017 performance period, the awards granted under the Long-Term Equity Compensation Plan to each of the Named Executive Officers were comprised of a combination of 70% performance shares and 30% restricted stock units.

Components of 2015-2017 Performance Share Awards

The components on which we based the 2015-2017 performance share awards were as follows: (1) one half to be earned based on our level of achieving TSR relative to the TSR of a peer group of companies; and (2) the remaining one half to be earned based on our level of achieving average growth in GAAP-adjusted weather-normalized net earnings per share1 targets. Using a 20 trading day average prior to the start and end of the performance period, the TSR over the performance period was equal to the change in our common stock price, plus cash dividends paid on our common stock during the period, divided by the common stock price as of the beginning of the period.  Performance measurement and award determination for the performance shares for the 2015-2017 performance period were made for the entire three-year cycle with vesting and payment of awards after the end of the three-year cycle. Vesting and payment were deferred until the end of the three-year period and were contingent upon the participant still being employed with us at the end of the three-year period, subject to certain exceptions in the event of retirement, death or disability.  Payouts would also have been accelerated in the event of certain change in control events. See “ — Potential Payments Upon Termination or Change in Control.”

1 GAAP-adjusted weather-normalized net earnings per share” as used throughout this proxy statement is a term that we have used over time in our periodic reports and external communications to refer to a non-GAAP financial measure. We believe that this non-GAAP financial measure provides a consistent basis upon which to measure performance from year to year. The measure has historically excluded from earnings such items as the effects arising from abnormal weather, the Company’s adoption of new accounting guidance, the favorable settlement of certain litigation, the gains on sales of certain investments, and certain other unusual items. Management uses this measure when determining earnings guidance and growth projections and uses the measure in part in making budgetary and operational decisions. During 2015, our GAAP-adjusted weather-normalized net earnings of $3.73 were lower than our GAAP net earnings per share of $5.22 due to the exclusion of $1.41 ($2.39 pre-tax less a tax effect of $0.98) attributable to gains on the sales of two subsidiaries and $0.08 ($0.12 pre-tax less a tax effect of $0.04) attributable to the effects of abnormally severe weather in the Company’s electric business.  During 2016, our GAAP-adjusted weather-normalized net earnings per share of $3.97 were lower than our GAAP net earnings per share of $4.16 due to the exclusion of $0.19 ($0.28 pre-tax less a tax effect of $0.09) attributable to the effects of abnormally severe weather in the Company’s electric business. During 2017, our GAAP-adjusted weather-normalized net earnings per share were $4.31 while our GAAP net loss per share incurred was $.83 due to, (i) the recording of a $4.83 per share impairment loss arising from consideration under generally accepted accounting principles of negative developments in the legislative, political and regulatory environment following the Company’s decision to abandon the construction of Unit 2 and Unit 3 at the VC Summer Nuclear Station prior to their completion ($7.82 pre-tax, less a tax benefit of $2.99),  (ii) the required remeasurement of deferred income taxes upon the enactment of the Tax Cuts and Jobs Act of 2017 ($.21 deferred tax cost), and (iii) the effects of abnormally mild weather in the Company’s electric business of $0.10 ($0.15 pre-tax less a tax effect of $0.05).

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Performance Criteria for the 2015-2017 Performance Share Awards and Earned and Vested Awards for the 2015-2017 Performance Period

For the half of the 2015-2017 performance share awards based on the TSR component, payouts were scaled according to our ranking against a peer group of utilities.  Executives could earn threshold payouts (equal to 25% of target award) if our TSR for the entire three-year period ranked at the 25th percentile in relation to the peer group’s TSR performance for the three-year period. Target payouts (equal to 100% of target award) could be earned if our TSR for the entire three-year period ranked at the 50th percentile in relation to the peer group’s TSR performance for the three-year period. Maximum payouts (equal to 200% of target award) could be earned if our TSR for the entire three-year period ranked at or above the 90th percentile in relation to the peer group’s performance for the three-year period. Payouts were scaled between 25% and 200% based on the actual percentile achieved for the three-year period. No payout could be earned if our performance over the three-year period was less than the 25th percentile, and no payout could exceed 200% of the target award. Threshold, target and maximum payouts at the 25th, 50th and 90th percentiles were used because these generally matched the levels used by the companies in the market survey data.

The peer group of utilities with which we compared our TSR for the 2015-2017 period are set forth below:

Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; CenterPoint Energy Inc.; CMS Energy Corporation; Consolidated Edison, Inc.; Dominion Energy, Inc.; DTE Energy Company; Duke Energy Corporation; Edison International; Entergy Corporation; Eversource Energy; Exelon Corporation; FirstEnergy Corp.; Great Plains Energy, Inc.; Hawaiian Electric Industries, Inc.; NextEra, Inc.; NiSource Inc.; NorthWestern Corporation; OGE Energy Corp.; PG&E Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; PPL Corporation; Public Service Enterprise Group, Inc.; Southern Company; Vectren Corporation; Westar Energy, Inc.; WEC Energy Group; XCEL Energy, Inc.

The number of utilities included in the peer group used for TSR comparisons is larger than the number included in the market survey utility peer group we use for purposes of setting base salary and short- and long-term incentive targets because information about TSR is publicly available for a larger number of utilities. We include only utilities in the TSR peer group because we have assumed that shareholders would measure our performance against performance of other utilities in which they might have invested.

For the 2015-2017 performance period, our TSR over the three-year period, calculated as described in the preceding section, was less than all of our peers, which resulted in 0% being earned on the TSR component. Accordingly, there was no payout on the TSR portion of the performance shares for the 2015-2017 performance period.

For the half of performance shares based on our level of achieving growth in GAAP-adjusted weather-normalized net earnings per share targets, we determined the growth achieved by calculating GAAP-adjusted weather-normalized net earnings per share for each year in the three-year period and averaging the amounts. Executives could earn threshold payouts (equal to 25% of target award) if for the three-year period, average annual growth in GAAP-adjusted weather-normalized net earnings per share equaled 1%. Executives could earn target payouts (equal to 100% of target award) if for the three-year period, such average annual growth equaled 4.5%, and maximum payouts (equal to 200% of target award) if for the three-year period, such average annual growth equaled or exceeded 8%. Potential payouts were scaled between 25% and 200% based on the actual average growth in GAAP-adjusted weather-normalized net earnings per share for the entire three-year period. No payouts could be earned if growth in GAAP-adjusted weather-normalized net earnings per share were less than 1% for the three-year period, and no payouts could exceed 200% of target award.

For the first, second and third years of the 2015-2017 period, our growth in GAAP-adjusted weather-normalized net earnings per share was 4.2%, 6.4% and 8.6%, respectively (37.7%, 20.3% and (119.9%), respectively, in GAAP net earnings per share (see footnote 1 on page 36 for a reconciliation of our GAAP-adjusted net earnings per share to our GAAP net earnings per share)), which resulted in a three-year average of 6.4% on the earnings per share component. Accordingly, the payout of the GAAP-adjusted net earnings per share portion of the performance shares, which occurred in March 2018, was 157.1%.

The overall payout of the total TSR and GAAP-adjusted weather normalized net earnings per share components of the performance share awards for the 2015-2017 cycle, which occurred in March 2018, was 78.55%, and is reflected in the “2017 Option Exercises and Stock Vested” table on page 47.

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2015-2017 Restricted Stock Unit Awards

The 2015-2017 restricted stock unit awards were granted on February 19, 2015, and were based on the fair market value of our common stock on the date of grant.  The restricted stock units were subject to a three-year vesting period, did not have voting rights prior to vesting, and accrued dividend equivalents prior to vesting.  Vesting of the restricted stock units was subject to forfeiture:  (i) in the event of termination of employment prior to the end of the vesting period, subject to certain exceptions for retirement, death, disability, or change in control; or (ii) if the Company did not achieve 2017 year-end positive earnings per share, as determined in the sole discretion of the Compensation Committee.  The Compensation Committee also had sole discretion to adjust the number of restricted stock units downward, including to zero, if the participant’s individual performance during the three year period warranted reduction.  We did not achieve 2017 year-end positive earnings per share.  Accordingly, the restricted stock units did not vest and were forfeited.   See the “2017 Option Exercises and Stock Vested” table on page 47.

2015-2017 Restricted Stock Units did not vest and were forfeited.

2016-2018 Performance Share and Restricted Stock Unit Awards

For the 2016-2018 performance period, we again granted awards under the Long-Term Equity Compensation Plan to each of the Named Executive Officers comprised of a combination of 70% performance shares and 30% restricted stock units.

Components of 2016-2018 Performance Share Awards

The components on which we based the 2016-2018 performance share awards, and the TSR measurement for the 2016-2018 performance share awards, were the same as for the 2015-2017 awards. Like the 2015-2017 performance share awards, performance measurement and award determination for the performance shares for the 2016-2018 performance period will be made for the entire three-year cycle with vesting and payment of awards after the end of the three-year cycle. See “—Components of 2015-2017 Performance Share Awards” on page 36.

Performance Criteria for the 2016-2018 Performance Share Awards

Payouts based on the TSR component of the 2016-2018 performance share awards will be scaled according to our ranking against the same peer group of utilities used for the 2015-2017 performance period as discussed above under “Performance Criteria for the 2015-2017 Performance Share Awards and Earned and Vested Awards for the 2015-2017 Performance Period,” unless a company could no longer be included due to a merger, dissolution or other similar transaction.

For the half of performance shares based on our level of achieving growth in GAAP-adjusted weather-normalized net earnings per share targets, we will determine the growth achieved by calculating GAAP-adjusted weather-normalized net earnings per share for each year in the three-year period and averaging the amounts. Executives can earn threshold payouts (equal to 25% of target award) if for the three-year period, average annual growth in GAAP-adjusted weather-normalized net earnings per share equals 1%. Executives can earn target payouts (equal to 100% of target award) if for the three-year period, such average annual growth equals 5%, and maximum payouts (equal to 200% of target award) if for the three-year period, such average annual growth equals or exceeds 9%. Potential payouts will be scaled between 25% and 200% based on the actual average growth in GAAP-adjusted weather-normalized net earnings per share for the entire three-year period. No payouts can be earned if growth in GAAP-adjusted weather-normalized net earnings per share is less than 1% for the three-year period, and no payouts can exceed 200% of target award.

See the “Outstanding Equity Awards at 2017 Fiscal Year-End” table on page 46 for information about performance share awards outstanding at the end of 2017.

2016-2018 Restricted Stock Unit Awards

The 2016-2018 restricted stock unit awards were granted on February 18, 2016, and were based on the fair market value of our common stock on the date of grant. The restricted stock units have the same terms as the 2015-2017 restricted stock units as discussed above under “2015-2017 Restricted Stock Unit Awards.” See the “Outstanding Equity Awards at 2017 Fiscal Year-End” table on page 46 for information about restricted stock unit awards outstanding at the end of 2017.

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2017-2019 Performance Share and Restricted Stock Unit Awards

For the 2017-2019 performance period, we again granted awards under the Long-Term Equity Compensation Plan to each of the Named Executive Officers comprised of a combination of 70% performance shares and 30% restricted stock units.

Components of 2017-2019 Performance Share Awards

The components on which we based the 2017-2019 performance share awards, and the TSR measurement for the 2017-2019 performance share awards, were the same as for the 2015-2017 and the 2016-2018 awards. Like the 2015-2017 and 2016-2018 performance share awards, performance measurement and award determination for the performance shares for the 2017-2019 performance period will be made for the entire three-year cycle with vesting and payment of awards after the end of the three-year cycle. See “—Components of 2015-2017 Performance Share Awards” on page 36 and “—Components of 2016-2018 Performance Share Awards” on page 38.

Performance Criteria for the 2017-2019 Performance Share Awards

Payouts based on the TSR component of the 2017-2019 performance share awards will be scaled according to our ranking against the same peer group of utilities used for the 2015-2017 and 2016-2018 periods as discussed above under “Performance Criteria for the 2015-2017 Performance Share Awards and Earned and Vested Awards for the 2015-2017 Performance Period,” and “Performance Criteria for the 2016-2018 Performance Share Awards,” unless a company could no longer be included due to a merger, dissolution or other similar transaction.

For the half of performance shares based on our level of achieving growth in GAAP-adjusted weather-normalized net earnings per share targets, the performance criteria for the 2017-2019 period are the same as those used for the 2016-2018 period, as discussed under “-Performance Criteria for the 2016-2018 Performance Share Awards” on page 38.

See the “2017 Grants of Plan-Based Awards” table on page 45 for information about 2017 grants of performance share awards, and “Outstanding Equity Awards at 2017 Fiscal Year-End” table on page 46 for information about performance share awards outstanding at the end of 2017.

2017-2019 Restricted Stock Unit Awards

The 2017-2019 restricted stock unit awards were granted on February 16, 2017, and were based on the fair market value of our common stock on the date of grant. The restricted stock units have the same terms as the 2015-2017 and 2016-2018 restricted stock units as discussed above under “2015-2017 Restricted Stock Unit Awards” and “2016-2018 Restricted Stock Unit Awards.” Information about the restricted stock unit awards granted for the 2017-2019 three-year period is provided in the “2017 Grants of Plan-Based Awards” table on page 45. See also the “Outstanding Equity Awards at 2017 Fiscal Year-End” table on page 46.

Other 2018 Compensation Decisions

At its February 2018 meeting, the Board, on recommendation of the Compensation Committee did not make any increases to base salaries of the Named Executive Officers.

Retirement and Other Benefit Plans

We currently sponsor the following retirement benefit plans:

•	A tax qualified defined benefit retirement plan (the “Retirement Plan”) (closed to new employees and rehired employees as of December 31, 2013);

•	A nonqualified defined benefit Supplemental Executive Retirement Plan (the “SERP”) (closed to new employees and rehired employees as of December 31, 2013);

•	A tax qualified defined contribution plan (the “401(k) Plan” also known as the “SCANA Corporation 401(k) Retirement Savings Plan”); and

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•	A nonqualified defined contribution Executive Deferred Compensation Plan (the “EDCP”).

All employees who have met eligibility requirements may participate in the Retirement Plan and the 401(k) Plan.

The SERP and the EDCP are designed to provide a benefit to senior executive officers who participate in the Retirement Plan or 401(k) Plan (our tax qualified retirement plans) and whose participation in those tax qualified plans at the same percentage of salary as all other employees is otherwise limited by government regulation. The SERP and EDCP participants are provided with the benefits to which they would have been entitled under the Retirement Plan or 401(k) Plan had their participation not been limited. At present, certain senior executive officers, including the Named Executive Officers, are participants in the SERP and/or EDCP. The SERP is described under the caption “Potential Payments Upon Termination or Change in Control — Retirement Benefits — Supplemental Executive Retirement Plan” on page 54 and the EDCP is described under the caption “2017 Nonqualified Deferred Compensation — Executive Deferred Compensation Plan” on page 49. We provide the SERP and the EDCP benefits because they allow our senior executive officers the opportunity to defer the same percentage of their compensation as other employees. We also believe, based on market survey data, that these plans may be necessary to make our senior executive officer retirement benefits competitive.

As of December 31, 2013, the Retirement Plan and the SERP were both closed to new employees and rehired employees. Current participants in the Retirement Plan and the SERP who continue to meet eligibility requirements will continue to earn benefits until December 31, 2023. Effective January 1, 2024, participants will no longer earn any future benefit accruals under these plans except that participants under the cash balance formula will continue to earn interest credits.

We also provide other benefits such as medical, dental, life and disability insurance, which are available to all of our employees. In addition, we provide our executive officers with additional long-term disability insurance and retiree medical and term life insurance.

Termination, Severance and Change in Control Arrangements

Our retirement and benefit plans include provisions that provide for payments to our senior executive officers, including our Named Executive Officers, in the event of a change in control of our Company. These arrangements, including the triggering events for payments and possible payment amounts, are described under the caption “Potential Payments Upon Termination or Change in Control” on page 51.  We believe that these arrangements are not uncommon for executives at the level of our Named Executive Officers and senior executive officer participants, including executives of the companies included in our compensation market survey information. We believe these arrangements are important factors in attracting and retaining our senior executive officers by assuring them financial and employment status protections in the event control of our Company changes. We believe such assurances of financial and employment protections help free executives from personal concerns over their futures, and thereby, can help to align their interests more closely with those of shareholders in negotiating transactions that could result in a change in control.

Perquisites

We provide limited perquisites to senior executive officers as summarized below.

Company Aircraft

The Company leases two aircraft for the use of officers and managers in their travels to various operations throughout our service areas, as well as to meet with regulatory bodies, industry groups, financial groups, and to conduct other Company business. Our senior executive officers may use the aircraft for business purposes on a non-exclusive basis. The aircraft may also be used to transport directors to and from meetings and committee meetings of the Board of Directors. Spouses or close family members of directors and senior executive officers occasionally accompany a director or senior executive officer on the aircraft when the director or executive officer is flying for our business purposes. On rare occasions, a senior executive officer may use the aircraft for personal use that is not in connection with a business purpose. We impute income to the executive for certain expenses related to such use.

For purposes of determining total 2017 compensation, we valued the aggregate incremental cost of the personal use of our aircraft, if any, using a method that takes into account the variable expenses associated with operating the aircraft, which variable expenses are only incurred if the planes are flying. The following items are included in our aggregate

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incremental cost: aircraft fuel and oil expenses per hour of flight; maintenance, parts and external labor (inspections and repairs) per hour of flight; landing/parking/flight planning services expenses; crew travel expenses; supplies and food.

Medical Examinations

We offer all employees who participate in our health plans a preventive annual medical examination at no cost. Additionally, in order that we might plan for any executive-level health related retirements or resignations, we also provide each of our senior executive officers the opportunity to have a comprehensive annual medical examination from Lexington Medical Center, or the physician of his or her choice.

Security Systems

We offer installation and monitoring of home security systems for our senior executive officers. Because we operate a nuclear facility and provide essential services to the public, we believe we have a duty to help assure uninterrupted and safe operations by protecting the safety and security of our senior executive officers. We provide such installation and monitoring at more than one home for some senior executive officers.

Other Perquisites

We provide a taxable allowance to our senior executive officers for financial counseling services, including tax preparation and estate planning services. We value this benefit based on the actual charges incurred. We also pay the fees and monthly dues for civic and lunch club memberships for senior executive officers which are used for business purposes. We sometimes invite spouses to accompany directors and senior executive officers to our quarterly Board meetings because we believe social gatherings of directors and senior executive officers in connection with these meetings increases collegiality.

Accounting and Tax Treatment of Compensation and Effect of Financial Restatement on Executive Compensation

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code establishes a limit on the tax deductibility of annual compensation in excess of $1,000,000 for certain senior executive officers, including the Named Executive Officers. Certain performance-based compensation approved by shareholders is not subject to the tax deduction limit. Our Long-Term Equity Compensation Plan is currently qualified so that most performance-based awards under that Plan constitute compensation that is not subject to Section 162(m). Our Short-Term Annual Incentive Plan does not meet Section 162(m) tax deductibility requirements. To maintain flexibility in compensating senior executive officers in a manner designed to promote various corporate goals, the Compensation Committee has not adopted a policy that all compensation must be tax deductible. Because Mr. Marsh’s salary exceeded the $1,000,000 threshold, we may not deduct a portion of his compensation for tax purposes. The Compensation Committee considered these tax effects in connection with its deliberations on senior executive compensation. The tax reform legislation signed into law in December, 2017, made significant amendments to IRC Section 162(m), including, with limited exceptions, repeal of the exception to the $1,000,000 deductibility limit for performance-based compensation. A number of these amendments are ambiguous, and will likely be subject to corrective legislation or interpretive advice from the IRS. Accordingly, the impact of the amendments on deductibility of our performance-based compensation is unclear. The Compensation Committee will continue to monitor relevant developments in making its decisions about the structure of our compensation programs.

Accounting for Stock Based Compensation

We account for stock based compensation in accordance with the requirements of FASB ASC Topic 718. All stock based compensation awards since 2009 have been accounted for as liability awards.

Financial Restatement

Although we have never experienced such a situation, our Board of Directors’ policy would be to consider, on a case-by-case basis, a retroactive adjustment to any cash or equity-based incentive compensation paid to our senior executive officers where payment was conditioned on achievement of certain financial results that were subsequently restated or otherwise adjusted in a manner that would reduce the size of a prior award or payment.

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Security Ownership Guidelines for Executive Officers

The Board has established minimum stock ownership guidelines for senior executive officers with a title of Senior Vice President and above. The Chief Executive Officer is required to hold a minimum of five times his or her annual base salary in the form of SCANA Corporation common stock and all other senior executive officers are required to hold a minimum of three times their annual base salary in the form of SCANA Corporation common stock. Any newly elected Chief Executive Officer or Senior Vice President will have a period of five years from their election to meet the required minimum ownership requirement. Once a senior executive officer complies with the minimum ownership guidelines, compliance will not be jeopardized by fluctuations in the price of the Company’s common stock as long as the senior executive officer has not sold shares of the Company’s common stock which were included to meet the minimum ownership requirements. The Compensation Committee of the Board monitors compliance with the policy, and also has the authority to grant a temporary waiver of the minimum share ownership requirement upon demonstration by the senior executive officer that, due to a financial hardship or other good reason, he or she cannot meet the requirement. For purposes of meeting the applicable guidelines, the following will be considered SCANA common stock: (i) shares held directly; (ii) shares held in any defined contribution, employee stock ownership plan or other stock-based plan; (iii) performance shares/units under an incentive or base salary deferral plan; (iv) performance shares/units earned and/or deferred in any long-term incentive plan account; and (v) vested and unvested restricted stock and restricted stock unit awards. The Board directed that the Company institute appropriate policies and administrative processes to ensure the minimums are effectively monitored and communicated with annual reports to the Compensation Committee. The Committee reviews security ownership at its third quarter meeting each year, and as of the measurement in August 2018, all executives were in compliance or newly appointed executives were expected to meet the ownership guidelines by their measurement dates.

Non-binding Shareholder Advisory Vote on Executive Compensation and Frequency of Vote on Executive Compensation

Pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934 and related Securities and Exchange Commission regulations, at our 2017 Annual Meeting of Shareholders, we submitted to our shareholders a non-binding advisory vote on approval of executive compensation. At its Committee meetings in July and October of 2017, the Compensation Committee took into consideration that 93% of the shares voting on the non-binding advisory vote on executive compensation had voted in favor of the proposal, and the Committee concluded that no material changes to executive compensation decisions and policies were necessary in 2017.   In February 2018, the Committee discussed the structure of executive compensation and noted that both the short- and long-term incentive plans were designed such that awards would fail to vest when performance measures were not met.  The Committee also noted that, under each of the short- and long-term incentive plans, one performance measure was not met and, as a result, one of the components of each of the plans failed to vest at the end of 2017, resulting in no payout under those components of the awards.  Additionally, in order to further maintain alignment of executive compensation with operational and financial results for 2017, the Committee, and the Board, also exercised negative discretion pursuant to the terms of the Short-Term Annual Incentive Plan, and determined that no payouts would be made to any officer under the plan, even on components of their awards that were earned.   See “—Short-Term Annual Incentive Plan – Individual and Business Unit Strategic Objectives Component of 2017 Annual Incentive Award,” beginning on page 35.

At our 2017 Annual Meeting, we submitted to our shareholders a non-binding advisory vote on whether to hold the non-binding advisory vote on executive compensation every year, every two years, or every three years. The Committee took into consideration that, of the shares voting on the non-binding advisory vote on frequency of the vote on executive compensation, more shares voted in favor of an every year frequency than on either of the other frequency alternatives, and, accordingly, has set the current frequency of the non-binding advisory vote on executive compensation at every year. The next vote on the frequency of the advisory (non-binding) vote relating to executive compensation will be held at the Annual Meeting in 2023.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement. Based on that review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2017 for filing with the Securities and Exchange Commission, and included in this proxy statement.

Mr. James A. Bennett, Chair

Mr. John F. A. V. Cecil

Mrs. Sharon A. Decker

Mr. James W. Roquemore

Mr. Maceo K. Sloan

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SUMMARY COMPENSATION TABLE

The following table summarizes information about compensation paid or accrued during 2017, 2016 and 2015 to our Chief Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers. (As noted in the “Compensation Discussion and Analysis,” we refer to these persons as our Named Executive Officers.)  Mr. Archie was not a Named Executive Officer in 2015 or 2016.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)(5)	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
K. B. Marsh
Chief Executive Officer,	2017	$1,267,057	—	$3,263,991	—	$ 0	$425,089	$279,038	$5,235,175
President and	2016	$1,216,901	—	$2,902,015	—	$1,432,431	$395,640	$161,817	$6,108,804
Chief Operating Officer	2015	$1,202,590	—	$2,763,823	—	$1,364,220	$251,586	$151,039	$5,733,258
J. E. Addison	2017	$ 657,652	—	$1,185,943	—	$ 0	$214,951	$ 82,086	$2,140,632
Executive Vice President and	2016	$ 631,619	—	$1,054,398	—	$ 619,574	$194,123	$ 81,160	$2,580,874
Chief Financial Officer	2015	$ 624,112	—	$1,004,157	—	$ 590,070	$102,816	$ 84,264	$2,405,419
S. A. Byrne	2017	$ 657,652	—	$1,185,943	—	$ 0	$227,615	$119,520	$2,190,730
Executive Vice President	2016	$ 631,619	—	$1,054,398	—	$ 619,574	$199,358	$ 77,192	$2,582,141
	2015	$ 624,112	—	$1,004,157	—	$ 531,063	$ 85,545	$ 69,161	$2,314,038
W. K. Kissam	2017	$ 400,068	—	$ 453,457	—	$ 0	$129,568	$ 45,097	$1,028,190
Senior Vice President	2016	$ 384,681	—	$ 403,139	—	$ 276,396	$112,099	$ 43,541	$1,219,856
	2015	$ 383,739	—	$ 387,644	—	$ 265,767	$ 38,396	$ 45,262	$1,120,808
J. B. Archie	2017	$ 397,182	—	$ 449,906	—	$ 0	$135,662	$ 45,756	$1,028,506
Senior Vice President
R. T. Lindsay	2017	$ 232,389	—	$ 624,131	—	$ 0	$ 62,766	$299,329	$1,218,615
Senior Vice President	2016	$ 452,921	—	$ 560,366	—	$ 354,589	$ 87,243	$ 52,190	$1,507,309
and General Counsel	2015	$ 456,209	—	$ 544,044	—	$ 344,261	$ 88,881	$ 55,012	$1,488,407
(1)	2017 base salary increases for our Named Executive Officers are discussed under “— Compensation Discussion and Analysis — Base Salaries” beginning on page 32.

(2)	No discretionary bonus awards were granted to any Named Executive Officers in 2017 under the Short-Term Annual Incentive Plan.

(3)

February 2017 grants of performance share and restricted stock unit awards (liability awards) under the Long-Term Equity Compensation Plan, as discussed under “— Compensation Discussion and Analysis — Long-Term Equity Compensation Plan” beginning on page 35. The amounts in this column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The value of performance share awards is based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For 2017, the grant date maximum values of the performance shares, assuming the highest levels of performance, would be as follows: Mr. Marsh $4,618,062; Mr. Addison $1,677,930; Mr. Byrne $1,677,930; Mr. Kissam $641,554; Mr. Archie $636,596; and Mr. Lindsay $883,058.    The assumptions made in the valuation of stock awards are set forth in Note 9 to our audited financial statements for the year ended December 31, 2017, which are included in our Form 10-K for the year ended December 31, 2017, and with this proxy statement.

Although the 2017 and 2016 Long-Term Equity Compensation awards in the table below are included in column (e) of the Summary Compensation Table at grant date fair value, a portion of these awards was forfeited as a result of Messrs. Marsh, Byrne, and Lindsay’s separations from service.  The amounts in the table below represent the forfeited awards under the 2017-2019 and 2016-2018 Long-Term Equity Compensation Plan performance periods:

	2016	2017	Total Forfeited Award
K. B. Marsh	$ 661,265	$ 1,539,354	$ 2,200,619
S. A. Byrne	$ 240,259	$ 559,310	$ 799,569
R. T. Lindsay	$ 127,688	$ 294,352	$ 422,040

(4)

Although all of our Named Executive Officers achieved at least a portion of their objectives under the Short-Term Annual Incentive Plan, our Board made a determination that no payout would be made even on earned awards.  The Board’s application of negative discretion on these awards is discussed in further detail under “ — Compensation Discussion and Analysis — Short-Term Annual Incentive Plan” beginning on page 33.

(5)

The aggregate change in the actuarial present value of each Named Executive Officer’s accumulated benefits under SCANA’s Retirement Plan and Supplemental Executive Retirement Plan from the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the covered fiscal year shown, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. These plans are discussed under “— Compensation Discussion and Analysis — Retirement and Other Benefit Plans” beginning on page 39, “— Defined Benefit Retirement Plan” beginning on page 48, “—

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Supplemental Executive Retirement Plan” beginning on page 48, and “— Potential Payments Upon Termination or Change in Control — Retirement Benefits — Supplemental Executive Retirement Plan” beginning on page 54.

(6)

Includes all other compensation paid to each Named Executive Officer, including Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, imputed income for disability insurance and aircraft use, if any, and life insurance premiums on policies owned by Named Executive Officers. For 2017, the Company contributions to defined contribution plans were as follows: Mr. Marsh $161,630; Mr. Addison $76,458; Mr. Byrne $76,458; Mr. Archie $40,271;  Mr. Kissam $40,481; and Mr. Lindsay $39,764. For 2017 perquisites did not exceed an aggregate of $10,000 for any of our Named Executive Officers. For Mr. Marsh, includes payout of vacation time accrued during 2017 in the amount of $111,717.  For Mr. Byrne, includes payout of vacation time accrued during 2017 in the amount of $36,857. For Mr. Lindsay, includes payout of vacation time accrued during 2017 in the amount of $23,299 and $234,119 pursuant to his post-employment consulting agreement.

2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information about each grant of an award made to a Named Executive Officer under our compensation plans during 2017.

The amounts under the columns “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” were estimates made at the grant date in February, 2017, of amounts that could have been paid if performance criteria were met under the Short-Term Annual Incentive Plan.  However, as reflected in the “Summary Compensation Table” on page 44 under the column “Non-Equity Incentive Plan Compensation,” no payouts were made for 2017 under the Short-Term Annual Incentive Plan.

		Estimated Possible Payouts			Estimated Future Payouts			All Other	All Other
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Stock	Option		Grant
		Awards(1)			Awards(2)(4)			Awards:	Awards:	Exercise	Date Fair
								Number	Number of	or Base	Value of
								of Shares	Securities	Price of	Stock and
								of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)(4)	(#)	($/Sh)	($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
K. B. Marsh	2-16-2017	$572,972	$1,145,945	$1,718,917
	2-16-2017				8,615	34,458	68,916		—	—	$ 2,309,031
	2-16-2017							14,251			$ 954,960
J. E. Addison	2-16-2017	$247,829	$ 495,659	$ 743,488
	2-16-2017				3,130	12,520	25,040		—	—	$ 838,965
	2-16-2017							5,178			$ 346,978
S. A. Byrne	2-16-2017	$247,829	$ 495,659	$ 743,488
	2-16-2017				3,130	12,520	25,040		—	—	$ 838,965
	2-16-2017							5,178			$ 346,978
J. B. Archie	2-16-2017	$109,696	$ 219,392	$ 329,088
	2-16-2017				1,188	4,750	9,500		—	—	$ 318,298
	2-16-2017							1,964			$ 131,608
W. K. Kissam	2-16-2017	$110,559	$ 221,117	$ 331,676
	2-16-2017				1,197	4,787	9,574		—	—	$ 320,777
	2-16-2017							1,980			$ 132,680
R. T. Lindsay	2-16-2017	$140,472	$ 280,943	$ 421,415
	2-16-2017				1,647	6,589	13,178		—	—	$ 441,529
	2-16-2017							2,725			$ 182,602
(1)

The amounts in columns (c), (d) and (e) represent the threshold (50% of target), target (100%) and maximum (150% of target) awards that could have been paid for 2017 under the Short-Term Annual Incentive Plan if performance criteria were met. Awards were based 50% on our achieving earnings per share objectives and 50% on our Named Executive Officers achieving individual and business unit performance objectives. The 2017 Short-Term Annual Incentive Plan also provided for a formulaic scaling of the total target awards up to 130% of the total target award if our net earnings per share for 2017 exceeded our goals, and for an additional 20% potential discretionary award, for a total potential payout of up to 150% of target award. For 2017, our net earnings per share goals were $4.15 for a threshold payout, $4.25 for a target payout, and $4.35 for a maximum payout.  Our actual results were a net loss of $.83 per share. We did not meet our 2017 earnings per share goals, and our Named Executive Officers only partially met their individual and business unit financial and strategic objectives.  Our Board determined that no payout would be made for the individual and business unit objectives including for those that were met, and as such no payouts were made to our Named Executive Officers under the 2017 Short-Term Annual Incentive Plan. See “—Compensation Discussion and Analysis — Short-Term Annual Incentive Plan” beginning on page 33.

(2)

Represents total potential future payouts of the 2017-2019 performance share awards under the Long-Term Equity Compensation Plan. Payout of performance share awards at the end of the 2017-2019 performance period will be dictated by our performance against pre-determined measures of TSR and average growth in GAAP-adjusted weather-normalized net earnings per share for the three-year period. See — “Compensation Discussion and Analysis — Long-Term Equity Compensation Plan — Components of 2017-2019 Performance Share Awards,” and “—Performance Criteria for the 2017-2019 Performance Share Awards” beginning on page 39.   As reflected in footnote 3 to the Summary Compensation Table on the prior page, Messrs. Marsh, Byrne, and Lindsay forfeited a pro rata portion of these awards due to their separations from service.

(3)

Represents restricted stock unit awards. Restricted stock unit awards are time based and vest after three years if the Named Executive Officer is still employed by us at that date, and if additional conditions are met, subject to exceptions for retirement, death, disability, or a change in control.

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See — “Compensation Discussion and Analysis — Long-Term Equity Compensation Plan — 2017-2019 Restricted Stock Unit Awards” beginning on page 39.
(4)

A discussion of the components of the performance share and restricted stock unit awards is included under — “Compensation Discussion and Analysis — Long-Term Equity Compensation Plan — Components of 2017-2019 Performance Share Awards,” “— Performance Criteria for the 2017-2019 Performance Share Awards,” and “— 2017-2019 Restricted Stock Unit Awards” beginning on page 39.

(5)

The grant date fair value of restricted stock unit awards is computed in accordance with FASB ASC Topic 718. The grant date fair value of performance share awards is based on the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table sets forth certain information regarding equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2017.

		Stock Awards
					Equity Incentive
				Equity Incentive	Plan Awards:
				Plan Awards:	Market or Payout
		Number of	Market Value of	Number of Unearned	Value of Unearned
		Shares or Units	Shares or Units	Shares, Units or	Shares, Units or
		of Stock That	of Stock That	Other Rights That	Other Rights That
		Have Not Vested	Have Not Vested	Have Not Vested	Have Not Vested
Name		(#)(1)	($)(2)	(#)(3)(4)	($)(2)(4)
(a)	Date of Grant	(g)	(h)	(i)	(j)
K. B. Marsh	2-16-17			38,765	$ 1,542,072
	2-16-17	14,251	$566,905
	2-18-16			34,351	$ 1,366,483
	2-18-16	14,133	$562,211
J. E. Addison	2-16-17			14,085	$ 560,301
	2-16-17	5,178	$205,981
	2-18-16			12,481	$ 496,494
	2-18-16	5,135	$204,270
S. A. Byrne	2-16-17			14,085	$ 560,301
	2-16-17	5,178	$205,981
	2-18-16			12,481	$ 496,494
	2-18-16	5,135	$204,270
J. B. Archie	2-16-17			5,344	$ 212,584
	2-16-17	1,964	$ 78,128
	2-18-16			4,758	$ 189,273
	2-18-16	1,958	$ 77,889
W. K. Kissam	2-16-17			5,385	$ 214,215
	2-16-17	1,980	$ 78,764
	2-18-16			4,772	$ 189,830
	2-18-16	1,963	$ 78,088
R. T. Lindsay	2-16-17			7,413	$ 294,889
	2-16-17	2,725	$108,401
	2-18-16			6,633	$ 263,861
	2-18-16	2,729	$108,560
(1)

The awards granted on February 16, 2017 and February 18, 2016 represent restricted stock units awarded for the 2017-2019 and 2016-2018 performance periods of the Long-Term Equity Compensation Plan that have not vested. The restricted stock units will vest December 31, 2019 and December 31, 2018, respectively, if the Named Executive Officer is still employed by us at that date, subject to exceptions for retirement, death, disability, or change in control. Additionally, each of the Named Executive Officers would also be entitled to dividend equivalents for each share that vests.  For the awards granted on February 16, 2017 and February 18, 2016, respectively, assuming cumulative dividend rates as of December 31, 2017, dividend equivalents of $4.75 and $2.45, respectively, would be paid on each vested share and dividend equivalents would continue to accrue during the remaining performance period at the then current dividend rate.  Although Messrs. Marsh,  Byrne, and Lindsay have separated from service, they will be entitled to these awards prorated through December 31, 2017, if performance conditions are met at the end of the performance periods, in the sole discretion of the Committee.

(2)	The market value of these awards is based on the closing market price of our common stock on the New York Stock Exchange on December 29, 2017 of $39.78.
(3)

The awards granted on February 16, 2017 and February 18, 2016 represent performance shares that have not been earned. Assuming the performance criteria are met and the reported payout levels are sustained, these performance shares will vest on December 31, 2019 and December 31, 2018, respectively, subject to exceptions for retirement, death, disability, or change in control. Additionally, each of the Named Executive Officers would also be entitled to dividend equivalents for each share that vests.  For the awards granted on February 16, 2017 and February 18, 2016, respectively, assuming cumulative dividend rates as of December 31, 2017, dividend equivalents of $4.75 and $2.45, respectively, would be paid on each vested share and dividend equivalents would continue to accrue during the remaining performance period at the then current dividend rate. Although Messrs. Marsh,  Byrne, and Lindsay have separated from service, they will be entitled to these awards on a pro-rated basis through December 31, 2017, if performance conditions are met at the end of the performance periods.

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(4)

For the 2017-2019 awards, performance shares tracking against TSR (50% of performance share award) are reflected at a threshold payout since our TSR for the most recently completed fiscal year was below threshold. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the threshold performance measure for the TSR portion of the performance shares. Performance shares tracking against average growth in GAAP-adjusted weather-normalized net earnings per share (50% of performance share award) for the 2017-2019 awards are reflected at a maximum payout since our growth in GAAP-adjusted weather-normalized net earnings per share for the most recently completed fiscal year was above target. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the maximum performance measure for the growth in GAAP-adjusted weather-normalized net earnings per share portion of the performance shares.

For the 2016-2018 awards, performance shares tracking against TSR (50% of performance share award) are reflected at a threshold payout since our TSR for the most recently completed fiscal year was below threshold. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the threshold performance measure for the TSR portion of the performance shares. Performance shares tracking against average growth in GAAP-adjusted weather-normalized net earnings per share (50% of performance share award) for the 2016-2018 awards are reflected at a maximum payout since our average growth in GAAP-adjusted weather-normalized net earnings per share for the most recently completed fiscal year was above target. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the maximum performance measure for the growth in GAAP-adjusted weather-normalized net earnings per share portion of the performance shares.

2017 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information about stock awards that vested for each Named Executive Officer during 2017. None of our employees, including the Named Executive Officers, currently hold stock options.

	Option Awards		Stock Awards

	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)(1)(2)	($)(1)(2)(3)
(a)	(b)	(c)	(d)	(e)
K. B. Marsh	—	$0	24,984	$993,864
	—	$0	0	$ 0
J. E. Addison	—	$0	9,077	$361,083
	—	$0	0	$ 0
S. A. Byrne	—	$0	9,077	$361,083
	—	$0	0	$ 0
J. B. Archie	—	$0	3,510	$139,628
	—	$0	0	$ 0
W. K. Kissam	—	$0	3,503	$139,349
	—	$0	0	$ 0
R. T. Lindsay	—	$0	4,917	$195,598
	—	$0	0	$ 0

(1)

Represents the portion of the 2015-2017 performance share awards that vested at the end of the three-year vesting period. For a discussion of these awards, see “Long-Term Equity Compensation Plan — Performance Criteria for the 2015-2017 Performance Share Awards and Earned and Vested Awards for the 2015-2017 Performance Period.”

(2)	The 2015-2017 restricted stock unit awards did not vest and were forfeited. For a discussion of these forfeitures, see “Long-Term Equity Compensation Plan — 2015-2017 Restricted Stock Unit Awards.”

(3)

Dollar amounts in column (e) are calculated by multiplying the number of performance shares shown in column (d) by the closing price of SCANA common stock on the vesting date (December 31, 2017). In addition to the amounts above, on the vesting date, each Named Executive Officer also received dividend equivalents of $6.93 per share on the shares listed above. These amounts were paid in March of 2018.

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PENSION BENEFITS

The following table sets forth certain information relating to our Retirement Plan and Supplemental Executive Retirement Plan.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(1)(2)(3)	($)
(a)	(b)	(c)	(d)	(e)
K. B. Marsh	SCANA Retirement Plan	33	$ 1,009,421	$ 0
	SCANA Supplemental Executive Retirement Plan	33	$ 2,406,811	$ 0
J. E. Addison	SCANA Retirement Plan	26	$ 510,039	$ 0
	SCANA Supplemental Executive Retirement Plan	26	$ 897,325	$ 0
S. A. Byrne	SCANA Retirement Plan	22	$ 472,677	$ 0
	SCANA Supplemental Executive Retirement Plan	22	$ 1,153,957	$ 0
J. B. Archie	SCANA Retirement Plan	39	$ 1,058,636	$ 0
	SCANA Supplemental Executive Retirement Plan	39	$ 311,799	$ 0
W. K. Kissam	SCANA Retirement Plan	29	$ 488,102	$ 0
	SCANA Supplemental Executive Retirement Plan	29	$ 269,956	$ 0
R. T. Lindsay	SCANA Retirement Plan	8	$ 0	$ 205,731
	SCANA Supplemental Executive Retirement Plan	8	$ 346,579	$ 0
(1)

Computed as of December 31, 2017, the plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the last completed fiscal year. Other than as set forth in disclosures related to our Change in Control Plans, we do not provide extra years of credited service under these plans. See “Potential Payments Upon Termination or Change in Control” beginning on page 51.

(2)

Present value calculation determined using current account balances for each Named Executive Officer as of December 31, 2017, based on assumed retirement at normal retirement age (specified as age 65) and other assumptions as to valuation method, interest rate, discount rate and other material factors as set forth in Note 8 to our audited financial statements for the year ended December 31, 2017, which are included in our Form 10-K for the year ended December 31, 2017, and with this Proxy Statement.

(3)

Messrs. Marsh,  Byrne and Lindsay have separated from service.  The amounts reflected in this column are the amounts to which they were entitled upon separation from service. However, these amounts were not paid in 2017.

The SCANA Retirement Plan (the “Retirement Plan”) is a tax qualified defined benefit plan and the Supplemental Executive Retirement Plan (the “SERP”) is a nonqualified deferred compensation plan. The plans provide for full vesting after three years of service or after reaching age 65. All Named Executive Officers are fully vested in both plans. As of December 31, 2013, the Retirement Plan and the SERP were both closed to new employees and rehired employees. Current participants in the Retirement Plan and the SERP who continue to meet eligibility requirements will continue to earn benefits until December 31, 2023. Effective January 1, 2024, participants will no longer earn any future benefit accruals under these plans except that participants under the cash balance formula of the Retirement Plan will continue to earn interest credits.

Defined Benefit Retirement Plan

The Retirement Plan uses a mandatory cash balance benefit formula for employees hired on or after January 1, 2000. Effective July 1, 2000, SCANA employees hired prior to January 1, 2000 were given the choice of remaining under the Retirement Plan’s final average pay formula or switching to the cash balance formula. All the Named Executive Officers participate under the cash balance formula of the Retirement Plan.

The cash balance formula is expressed in the form of a hypothetical account balance. Account balances are increased monthly by interest and compensation credits. The interest rate used for accumulating account balances is determined annually based on 30-year treasury securities and the applicable segment rates determined under Internal Revenue Code Section 417(c)(3)(D) calculated using the rates for December of the previous calendar year. Compensation credits equal 5% of compensation up to the Social Security wage base and 10% of compensation in excess of the Social Security wage base.

Supplemental Executive Retirement Plan

In addition to the Retirement Plan, we provide the SERP for certain eligible employees hired before December 31, 2013, including the Named Executive Officers. The SERP is an unfunded plan that provides for benefit payments in addition to benefits payable under the qualified Retirement Plan in order to replace benefits lost under the Retirement Plan because of Internal Revenue Code maximum benefit limitations on tax qualified plans. The SERP is discussed under the caption “— Potential Payments Upon Termination or Change in Control — Retirement Benefits” beginning on page 54, and under the caption “— Compensation Discussion and Analysis — Retirement and Other Benefit Plans” beginning on page 39.

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2017 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to the Executive Deferred Compensation Plan:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(1)	($)(1)	($)	($)(1)(2)
(a)	(b)	(c)	(d)	(e)	(f)
K. B. Marsh	$ 145,656	$145,430	($281,766)	—	$3,494,969
J. E. Addison	$ 251,562	$ 60,258	$ 58,427	—	$1,960,913
S. A. Byrne	$ 60,375	$ 60,258	($941,774)	—	$1,576,738
J. B. Archie	$ 92,390	$ 24,071	$ 205,980	—	$1,978,760
W. K. Kissam	$ 24,352	$ 24,281	$ 1,233	—	$ 401,902
R. T. Lindsay	$1,025,641	$ 23,564	$ 459,867	—	$4,944,173
(1)

The amounts reported in columns (b) and (c) are reflected in columns (c) and (i), respectively, of the Summary Compensation Table. No amounts in column (d) are reported, or have been previously reported, in the Summary Compensation Table as there were no above market or preferential earnings credited to any Named Executive Officer’s account. The portions of the amounts reported in column (f), that represent Named Executive Officer and Company contributions, were previously reported in columns (c) and (i), respectively, of the 2016 and 2015 Summary Compensation Tables in the following amounts: Mr. Marsh $277,397 for 2016, $251,542 for 2015; Mr. Addison $296,073 for 2016, $305,848 for 2015; Mr. Byrne $107,443 for 2016, $94,876 for 2015; Mr. Kissam $46,117 for 2016, $47,917 for 2015 and Mr. Lindsay $762,760 for 2016, $826,584 for 2015.  Mr. Archie was not a  Named Executive Officer in 2016 or 2015.  For prior years, amounts would have been included in the Summary Compensation Table when required by the rules of the Securities and Exchange Commission.

(2)

Messrs. Marsh, Byrne, and Lindsay have separated from service. The amounts reflected in this column reflect the amounts to which they were entitled upon separation from service. However, these amounts were not paid in 2017.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan (the “EDCP”) is a nonqualified deferred compensation plan in which our senior executive officers, including Named Executive Officers, and our Directors, may participate if they choose to do so. Each employee participant may elect to defer up to 25% of that part of his or her eligible earnings (as defined in the SCANA Corporation 401(k) Retirement Savings Plan, our 401(k) plan), that exceeds the limitation on compensation otherwise required under Internal Revenue Code Section 401(a)(17), without regard to any deferrals or the foregoing of compensation. For 2017, employee participants could defer eligible earnings in excess of $270,000. In addition, an employee participant may elect to defer up to 100% of any performance share award for the year under our Long-Term Equity Compensation Plan. We match the amount of compensation deferred by each employee participant up to 6% of the employee participant’s eligible earnings (excluding performance share awards) in excess of the Internal Revenue Code Section 401(a)(17) limit.

In 2014, we amended and restated the EDCP to allow non-employee directors to participate after they have accumulated sufficient shares of our stock to satisfy our minimum share ownership guidelines. A director may defer all or a portion of his or her cash retainer fee amounts for a year under the Director Compensation and Deferral Plan (which is discussed beginning on page 59) or under the EDCP. A director who has not elected to defer all or a portion of his or her stock retainer fee amounts under the Director Compensation and Deferral Plan for a year may also elect to defer under the EDCP 100% (but not less than 100%) of his or her stock retainer fee amounts for a year.

We record the amount of each participant’s deferred compensation and the amount we match in a ledger account and credit a rate of return to each participant’s ledger account based on hypothetical investment alternatives chosen by the participant. The internal committee that administers the EDCP designates various hypothetical investment alternatives from which the participants may choose. Using the results of the hypothetical investment alternatives chosen, we credit each participant’s ledger account with the amount it would have earned if the account amount had been invested in that alternative. If the chosen hypothetical investment alternative loses money, the participant’s ledger account is reduced by the corresponding amount. All amounts credited to a participant’s ledger accounts continue to be credited or reduced pursuant to the chosen investment alternatives until such amounts are paid in full to the participant or his or her beneficiary. No actual investments are made. The investment alternatives are only used to generate a rate of increase (or decrease) in the ledger accounts, and amounts paid to participants are solely our obligation. All payouts under the EDCP are made in cash. In connection with this Plan, the Board has established a grantor trust (known as the “SCANA Corporation Executive Benefit Plan Trust”) for the purpose of accumulating funds to satisfy the obligations we incur under the EDCP and other benefit plans.  In connection with this Plan, we have transferred assets to the trust. Notwithstanding the establishment of the trust, the right of participants to receive future payments is an unsecured claim against us.

49

In 2017,  the Named Executive Officers’ ledger accounts were credited with earnings or losses based on the following hypothetical investment alternatives and rates of returns:

Wells Fargo Stable Return Fund (1.69%); Vanguard Total Bond Market Index Fund (3.56%); PIMCO Total Return Fund (5.14%); Dodge & Cox Stock Fund (18.33%); Vanguard Institutional Index Fund (21.79%); T Rowe Price Mid Cap Value Fund (11.79%); AMG TimesSquare Mid Cap Growth Fund (22.63%); DFA US Small Cap Value Portfolio Fund (7.21%); Vanguard Extended Market Index Fund (18.11%); Voya Smallcap Opportunities Fund (18.30%); Janus Research Fund (26.30%); Dodge & Cox International Stock Fund (23.94%); Vanguard Total International Stock Index Fund (27.55%); SCANA Corporation Stock (-43.35%); Vanguard Institutional Target Retirement Income Fund (8.54%); Vanguard Institutional Target Retirement 2015 (11.50%); Vanguard Institutional Target Retirement 2020 (14.13%); Vanguard Institutional Target Retirement 2025 (15.94%); Vanguard Institutional Target Retirement 2030 (17.57%); Vanguard Institutional Target Retirement 2035 (19.14%); Vanguard Institutional Target Retirement 2040 (20.73%); Vanguard Institutional Target Retirement 2045 (21.47%); Vanguard Institutional Target Retirement 2050 (21.47%); Vanguard Institutional Target Retirement 2055 (21.47%); Vanguard Institutional Target Retirement 2060 (21.42%).

The measures for calculating interest or other plan earnings are based on the investments chosen by the manager of each investment vehicle, except the SCANA Corporation stock, the earnings of which are based on the value of our common stock.

The hypothetical investment alternatives may be changed at any time on a prospective basis by the participants in accordance with the telephone, electronic, and written procedures and forms adopted by the committee for use by all participants on a consistent basis.

Participants may elect the deferral period for each separate deferral made under the Plan. Employee participants may elect to defer payment of eligible earnings or performance share awards until their separation from service or until a date certain. Any post-2004 deferrals and hypothetical earnings thereon must be payable at the same date certain if the date certain payment alternative is chosen. Notwithstanding a participant’s election of a date certain deferral period or any modification thereof as discussed above, deferred amounts will be paid, or begin to be paid as soon as practicable after the earliest to occur of participant’s death, separation from service, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability. “Separation from service” is defined by the EDCP (i) with respect to an employee, as any termination of the participant’s employment relationship with us and any of our affiliates, and, with respect to post-2004 deferrals and hypothetical earnings thereon, the participant’s separation from service from us and our affiliates as determined under Internal Revenue Code Section 409A and the guidelines issued thereunder, and (ii) with respect to a non-employee director, any separation from service with us and our affiliates in a manner consistent with Code Section 409A and the guidelines issued thereunder. Directors may elect to defer cash and stock retainer fees only until separation from service as a director.

Participants also elect the manner in which their deferrals and hypothetical earnings thereon will be paid. For amounts earned and vested after January 1, 2005, distribution and withdrawal elections are subject to Internal Revenue Code Section 409A. All amounts payable at a date certain prior to an employee participant’s separation from service, death, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability, must be paid in the form of a single cash payment. Payments made after separation from service, death, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability, will also be paid in the form of a single cash payment. Instead of a single cash payment, a participant may, however, elect to have all amounts payable as a result of separation from service after attainment of age 55, death while employed or serving as a director and after attainment of age 55, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, separation from service due to disability, paid in the form of annual installments over a period not to exceed five years with respect to post-2004 deferrals and hypothetical earnings thereon or 15 years with respect to pre-2005 deferrals and hypothetical earnings thereon.

In accordance with procedures established by the Compensation Committee, with respect to any deferrals to a date certain, an employee participant may request that the Compensation Committee approve an additional deferral period of at least 60 months as to any post-2004 deferrals and hypothetical earnings thereon, or at least 12 months as to any pre-2005 deferrals and hypothetical earnings thereon. The request must be made at least 12 months before the expiration of the date certain deferral period for which an additional deferral period is being sought.

Payments as a result of a separation from service of post-2004 deferrals and hypothetical earnings thereon to persons who are “specified employees” under our procedures adopted in accordance with Internal Revenue Code Section 409A and guidance thereunder (certain officers and executive officers) must be deferred until the earlier of (i) the first day of the seventh month following the participant’s separation from service or (ii) the date of the participant’s death.

50

A participant may request and receive, with the approval of the Compensation Committee, an acceleration of the payment of some or all of the participant’s ledger account due to severe financial hardship as the result of certain extraordinary and unforeseeable circumstances arising as a result of events beyond the individual’s control. With respect to pre-2005 deferrals and hypothetical earnings thereon, a participant may also obtain a single lump sum payment of any or all of his or her ledger account on an accelerated basis by forfeiting 10% of the amount accelerated, or by making the election, not less than 12 months prior to the date on which the accelerated payment is to be made, to accelerate the payment to a date not earlier than 12 months after the election request is received by the Committee. Additionally, the Plan provides for the acceleration of payments following a change in control of our Company. The change in control provisions are discussed under “— Potential Payments Upon Termination or Change in Control — Change in Control Arrangements.”

Potential Payments Upon Termination or Change in Control

Change in Control Arrangements

Effective December 31, 2009, we terminated the SCANA Corporation Key Executive Severance Benefits Plan, which provided for payment of benefits immediately upon a change in control unless the Plan was terminated prior to the change in control. Also as of December 31, 2009, we amended our change in control benefits to eliminate excise tax gross ups.

Triggering Events for Payments under the Supplementary Key Executive Severance Benefits Plan

The SCANA Corporation Supplementary Key Executive Severance Benefits Plan (the “Supplementary Severance Plan”) provides for payments to our senior executive officers in connection with a change in control of our Company. The Supplementary Severance Plan provides for payment of benefits if, within 24 months after a change in control, we terminate a senior executive officer’s employment without just cause or if the senior executive officer terminates his or her employment for good reason.

Our Supplementary Severance Plan is intended to advance the interests of our Company by providing highly qualified executives and other key personnel with an assurance of equitable treatment in terms of compensation and economic security and to induce continued employment with the Company in the event of certain changes in control. We believe that an assurance of equitable treatment will enable valued executives and key personnel to maintain productivity and focus during a period of significant uncertainty inherent in change in control situations. We also believe that compensation plans of this type aid the Company in attracting and retaining the highly qualified professionals who are essential to our success. The structure of the Plan, and the benefits which might be paid in the event of a change in control, are reviewed as part of the Compensation Committee’s annual review of tally sheets for each senior executive officer.

The Supplementary Severance Plan provides that a “change in control” will be deemed to occur under the following circumstances:

•	if any person or entity becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the outstanding shares of our common stock;

•

if, during a consecutive two-year period, a majority of our directors cease to be individuals who either (i) were directors on the Board at the beginning of such period, or (ii) became directors after the beginning of such period but whose election by the Board, or nomination for election by our shareholders, was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period, or whose election or nomination for election was previously so approved;

•

if (i) we consummate a merger or consolidation of our Company with another corporation (except a merger or consolidation in which our outstanding voting shares prior to such transaction continue to represent at least 80% of the combined voting power of the surviving entity’s outstanding voting shares after such transaction), or (ii) our shareholders approve a plan of complete liquidation of our Company, or an agreement to sell or dispose of all or substantially all of our assets; or

•

if we consummate the sale of the stock of, or our shareholders approve a plan of complete liquidation of, or an agreement for the sale or disposition of substantially all of the assets of any of our subsidiaries that the Board designates to be a material subsidiary. This last provision would constitute a change in control only with respect to participants exclusively assigned to the affected subsidiary.

The proposed merger with Dominion, if completed, would constitute a change in control under the Supplementary Severance Plan.

51

As noted above, benefits under the Supplementary Severance Plan would be triggered if, within 24 months after a change in control, we terminated the senior executive officer’s employment without just cause or if the senior executive officer terminated his or her employment for good reason. Under the Plan, we would be deemed to have “just cause” for terminating the employment of a senior executive officer if he or she:

•	willfully and continually failed to substantially perform his or her duties after we made demand for substantial performance;

•	willfully engaged in conduct that is demonstrably and materially injurious to us; or

•	were convicted of a felony or certain misdemeanors.

A senior executive officer would be deemed to have “good reason” for terminating his or her employment if, after a change in control, without his or her consent, any one or more of the following occurred:

•	a material diminution in his or her base salary;

•	a material diminution in his or her authority, duties, or responsibilities;

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom he or she is required to report, including a requirement that he or she report to one of our officers or employees instead of reporting directly to the Board;

•	a material diminution in the budget over which he or she retains authority;

•	a material change in the geographic location at which he or she must perform services; or

•	any other action or inaction that constitutes a material breach by us of the agreement under which he or she provides services.

Because of this “double trigger” feature of the Supplementary Severance Plan, even though the proposed merger with Dominion, if completed, would constitute a change in control under the plan, a senior executive officer would not be entitled to payment of any benefits under the plan unless his or her employment were terminated without “just cause,” or he or she terminated employment for “good reason,” as outlined above.

Potential Benefits Payable under the Supplementary Severance Plan

The benefits we would be required to pay our senior executive officers under the Supplementary Severance Plan immediately upon the occurrence of a triggering event subsequent to a change in control are as follows:

•

an amount intended to approximate 2.5 times the sum of: (i) his or her annual base salary (before reduction for certain pre-tax deferrals) in effect as of the change in control, plus (ii) his or her full targeted annual incentive opportunity in effect as of the change in control;

•	an amount equal to the participant’s full targeted annual incentive opportunity in effect under each existing annual incentive plan or program for the year in which the change in control occurs;

•

if the participant’s benefit under the SERP is determined using the final average pay formula under the Retirement Plan, an amount equal to the present lump sum value of the actuarial equivalent of his or her accrued benefit under the Retirement Plan and the SERP through the date of the change in control, calculated as though he or she had attained age 65 and completed 35 years of benefit service as of the date of the change in control, and as if his or her final average earnings under the Retirement Plan equaled the amount determined after applying cost-of-living increases to his or her annual base salary from the date of the change in control until the date he or she would reach age 65, and without regard to any early retirement or other actuarial reductions otherwise provided in any such plan (this benefit will be offset by the actuarial equivalent of the participant’s benefit provided by the Retirement Plan and the Participant’s benefit under the SERP);

•

if the participant’s benefit under the SERP is determined using the cash balance formula under the Retirement Plan, an amount equal to the present value as of the date of the change in control of his or her accrued benefit, if any,

52

under our SERP, determined prior to any offset for amounts payable under the Retirement Plan, increased by the present value of the additional projected pay credits and periodic interest credits that would otherwise accrue under the Plan (based on the Plan’s actuarial assumptions) assuming that he or she remained employed until reaching age 65, and reduced by his or her cash balance account under the Retirement Plan, and further reduced by an amount equal to his or her benefit under the SERP;

•

an amount equal to the value of all amounts credited to each participant’s EDCP ledger account as of the date of the change in control, plus interest on the benefits payable under the EDCP at a rate equal to the sum of the prime interest rate as published in the Wall Street Journal on the most recent publication date prior to the date of the change in control plus 3%, calculated through the end of the month preceding the month in which the benefits are distributed, reduced by the value of his or her benefit under the EDCP as of the date of the change in control; and

•

an amount equal to the projected cost for medical, long-term disability and certain life insurance coverage for three years following the change in control as though he or she had continued to be our employee.

In addition to the benefits above (unless their agreements with us provide otherwise), our senior executive officers would also be entitled to benefits under our other plans in which they participate as follows:

•	a benefit distribution under the Long-Term Equity Compensation Plan equal to 100% of the target awards for all performance periods not completed as of the date of the change in control, if any; and

•	any amounts previously earned, but not yet paid, under the terms of any of our other plans or programs.

Calculation of Benefits Potentially Payable to our Named Executive Officers under the Supplementary Severance Plan if a Triggering Event had Occurred as of December 29, 2017

The Supplementary Severance Plan provides that, if (i) we had been subject to a change in control in the past 24 months, and (ii) as of December 29, 2017, either we had terminated the employment of any of our Named Executive Officers without just cause or they had terminated their employment for good reason, such terminated Named Executive Officer would have been immediately entitled to all of the benefits outlined below, together with interest, calculated as outlined above under “ — Potential Benefits Payable under the Supplementary Severance Plan,” on his or her EDCP account balance. The actual amount of any such additional interest payment would depend upon the date the change in control occurred.

Although we are required by SEC rules to report the following amounts for Messrs. Marsh, Byrne, and Lindsay because they were Named Executive Officers during 2017, they will not be entitled to any of these amounts under the Supplementary Severance Plan because they separated from service prior to any change in control.

Mr. Marsh would have been entitled to the following: an amount equal to 2.5 times his 2017 base salary and target short-term incentive award — $6,048,043; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $0; an amount equal to insurance continuation benefits for three years — $82,446; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $1,145,945; an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $2,814,833; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $1,231,191. The total value of these change in control benefits would have been $11,322,458. In addition, Mr. Marsh would have been paid amounts previously earned, but not yet paid, as follows: 2017 actual short-term annual incentive award — $0; 2017 actual long-term equity award — $1,167,003; EDCP account balance — $3,494,969; SERP and Retirement Plan account balances — $3,390,099; vacation accrual — $0; as well as his 401(k) Plan account balance.

Mr. Addison would have been entitled to the following: an amount equal to 2.5 times his 2017 base salary and target short-term incentive award — $2,891,343; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $661,034; an amount equal to insurance continuation benefits for three years — $69,312; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $495,659; an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $1,022,744; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $447,326. The total value of these change in control benefits would have been $5,587,418. In addition, Mr. Addison would have been paid amounts previously earned, but not yet paid, as follows: 2017 actual short-term annual incentive award — $0; 2017 actual

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long-term equity award — $423,987; EDCP account balance — $1,960,913; SERP and Retirement Plan account balances — $1,376,915; vacation accrual — $47,024; as well as his 401(k) Plan account balance.

Mr. Byrne would have been entitled to the following: an amount equal to 2.5 times his 2017 base salary and target short-term incentive award — $2,891,343; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $0; an amount equal to insurance continuation benefits for three years — $69,678; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $495,659; an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $1,022,744; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $447,326. The total value of these change in control benefits would have been $4,926,750. In addition, Mr. Byrne would have been paid amounts previously earned, but not yet paid, as follows: 2017 actual short-term annual incentive award — $0; 2017 actual long-term equity award — $423,987; EDCP account balance — $1,576,738; SERP and Retirement Plan account balances — $1,595,148; vacation accrual — $0; as well as his 401(k) Plan account balance.

Mr. Archie would have been entitled to the following: an amount equal to 2.5 times his 2017 base salary and target short-term incentive award — $1,545,715; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $258,589; an amount equal to insurance continuation benefits for three years — $65,457; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $219,392; an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $388,929; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $170,139. The total value of these change in control benefits would have been $2,648,221. In addition, Mr. Archie would have been paid amounts previously earned, but not yet paid, as follows: 2017 actual short-term annual incentive award — $0; 2017 actual long-term equity award — $163,952; EDCP account balance — $1,978,760; SERP and Retirement Plan account balances — $1,351,749; vacation accrual — $30,301; as well as his 401(k) Plan account balance.

Mr. Kissam would have been entitled to the following: an amount equal to 2.5 times his 2017 base salary and target short-term incentive award — $1,557,870; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $316,714; an amount equal to insurance continuation benefits for three years — $90,558; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $221,117; an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $391,077; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $171,014. The total value of these change in control benefits would have been $2,748,350. In addition, Mr. Kissam would have been paid amounts previously earned, but not yet paid, as follows: 2017 actual short-term annual incentive award — $0; 2017 actual long-term equity award — $163,625; EDCP account balance — $401,902; SERP and Retirement Plan account balances — $730,523; vacation accrual — $29,959; as well as his 401(k) Plan account balance.

Mr. Lindsay would have been entitled to the following: an amount equal to 2.5 times his 2017 base salary and target short-term incentive award — $1,872,955; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $0; an amount equal to insurance continuation benefits for three years — $53,676; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $280,943; an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $355,275; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $236,611. The total value of these change in control benefits would have been $2,799,460. In addition, Mr. Lindsay would have been paid amounts previously earned, but not yet paid, as follows: 2017 actual short-term annual incentive award — $0; 2017 actual long-term equity award — $229,673; EDCP account balance — $4,944,173; SERP and Retirement Plan account balances — $346,579; vacation accrual — $0; as well as his 401(k) Plan account balance.

Retirement Benefits

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (the “SERP”) is an unfunded nonqualified defined benefit plan. The SERP was established for the purpose of providing supplemental retirement income to certain of our employees, including the Named Executive Officers, whose benefits under the Retirement Plan are limited in accordance with the limitations imposed by the Internal Revenue Code on the amount of annual retirement benefits payable to employees from qualified

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pension plans or on the amount of annual compensation that may be taken into account for all qualified plan purposes, or by certain other design limitations on determining compensation under the Retirement Plan.

Subject to the terms of the SERP, a participant becomes eligible to receive benefits under the SERP upon termination of his or her employment with us (or at such later date as may be provided in a participant’s agreement with us), if the participant has become vested in his or her accrued benefit under the Retirement Plan prior to termination of employment. However, if a participant is involuntarily terminated following or incident to a change in control and prior to becoming fully vested in his or her accrued benefit under the Retirement Plan, the participant will automatically become fully vested in his or her benefit under the SERP and a benefit will be payable under the SERP. The term “change in control” has the same meaning in the SERP as in the Supplementary Severance Plan. See the discussion under “—Change in Control Arrangements.”

The amount of any benefit payable to a participant under the SERP will depend upon whether the participant’s benefit under the SERP is determined using the final average pay formula under the Retirement Plan or the cash balance pay formula under the Retirement Plan. All of our Named Executive Officers participate under the cash balance pay formula of the Retirement Plan. Unless otherwise provided in a participant agreement, the amount of any SERP benefit payable pursuant to the SERP to a participant whose benefit is determined using the final average pay formula under the Retirement Plan will be determined at the time the participant first becomes eligible to receive benefits under the SERP and will be equal to the excess, if any, of:

•

the monthly pension amount that would have been payable at normal retirement age or, if applicable, delayed retirement age under the Retirement Plan (as such terms are defined under the Retirement Plan), to the participant determined based on his or her compensation and disregarding the Internal Revenue Code limitations and any reductions due to the participant’s deferral of compensation under any of our nonqualified deferred compensation plans (other than the SERP), over

•	the monthly pension amount payable to the participant at normal retirement age or, if applicable, delayed retirement age under the Retirement Plan.

The calculation of this benefit assumes that payment is made to the participant at normal retirement age or, if applicable, delayed retirement age under the Retirement Plan, and is calculated using the participant’s years of benefit service and final average earnings as of the date of the participant’s termination of employment.

Unless otherwise provided in a participant agreement, the amount of any benefit payable pursuant to the SERP as of any determination date to a participant whose SERP benefit is determined using the cash balance formula under the Retirement Plan will be equal to:

•

the benefit that otherwise would have been payable under the Retirement Plan as of the determination date, based on his or her compensation and disregarding the Internal Revenue Code limitations, minus

•	the Participant’s benefit determined under the Retirement Plan as of the determination date.

For purposes of the SERP, “compensation” is defined as determined under the Retirement Plan, without regard to the limitation under Section 401(a)(17) of the Internal Revenue Code, including any amounts of compensation otherwise deferred under any non-qualified deferred compensation plan (excluding the SERP).

The benefit payable to a participant under the SERP will be paid, or commence to be paid, as of the first day of the calendar month following the date the participant first becomes eligible to receive a benefit under the SERP (the “payment date”). The form of payment upon distribution of benefits under the SERP will depend upon whether the benefit constitutes a “grandfathered benefit” or a “non-grandfathered benefit.” For purposes of the SERP, “grandfathered benefit” means the vested portion of the benefit payable under the SERP assuming the participant’s determination date is December 31, 2004, increased with interest credits (for a participant whose benefit under the SERP is determined using the cash balance formula under the Retirement Plan) and earnings (for a participant whose benefit under the SERP is determined using the final average pay formula under the Retirement Plan) at the rates determined under the Retirement Plan through any later determination date. A participant’s grandfathered benefit is governed by the terms of the SERP in effect as of October 3, 2004 and will be determined in a manner consistent with Internal Revenue Code Section 409A and the guidance thereunder. “Non-grandfathered benefit” means the portion of the benefit payable under the SERP that exceeds the grandfathered benefit.

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With respect to grandfathered benefits, the participant may elect, in accordance with procedures we establish, to receive a distribution of such grandfathered benefit in either of the following two forms of payment:

•	a single sum distribution of the value of the participant’s grandfathered benefit under the SERP determined as of the last day of the month preceding the payment date; or

•

a lifetime annuity benefit with an additional death benefit payment as follows: a lifetime annuity that is the actuarial equivalent of the participant’s single sum amount which provides for a monthly benefit payable for the participant’s life, beginning on the payment date. In addition to this life annuity, commencing on the first day of the month following the participant’s death, his or her designated beneficiary will receive a benefit of 60% of the amount of the participant’s monthly payment continuing for a 15 year period. If, however, the beneficiary dies before the end of the 15 year period, the lump sum value of the remaining monthly payments of the survivor benefit will be paid to the beneficiary’s estate. The participant’s life annuity will not be reduced to reflect the “cost” of providing the 60% survivor benefit feature. “Actuarial equivalent” is defined by the SERP as equality in value of the benefit provided under the SERP based on actuarial assumptions, methods, factors and tables that would apply under the Retirement Plan under similar circumstances.

With respect to non-grandfathered benefits, a participant whose benefit under the SERP is determined using the final average pay formula under the Retirement Plan will receive a distribution of his or her benefit under the SERP as a single sum distribution equal to the actuarial equivalent present value (at the date of the participant’s termination of employment) of the participant’s SERP benefit determined as of normal retirement age, reflecting any terms under the Retirement Plan applicable to early retirement benefits if the participant is eligible for such early retirement benefits.

Except as otherwise provided below, a participant whose benefit under the SERP is determined using the cash balance formula under the Retirement Plan had the opportunity to elect on or before January 1, 2009 to receive a distribution of his non-grandfathered benefit in one of the following forms of payment:

•	a single sum distribution of the value of the participant’s non-grandfathered benefit determined as of the last day of the month preceding the payment date;

•	an annuity for the participant’s lifetime that is the actuarial equivalent of the participant’s single sum amount, and that commences on the payment date; or

•

an annuity that is the actuarial equivalent of the participant’s single sum amount, that commences on the payment date, and that provides payments for the life of the participant and, upon his or her death, continues to pay an amount equal to 50%, 75% or 100% (as elected by the participant prior to benefit commencement) of the annuity payment to the contingent annuitant designated by the participant at the time the election is made.

A participant whose benefit under the SERP is determined using the cash balance formula under the Retirement Plan who first became an eligible employee after 2008, and who was not eligible to participate in the EDCP before becoming eligible to participate in the SERP, may elect at any time during the first 30 days following the date he becomes an eligible employee to receive a distribution of his or her non-grandfathered benefit in one of the forms specified above.

Participants whose benefits under the SERP are determined using the cash balance formula under the Retirement Plan will receive distributions under the SERP as follows:

•

If a participant has terminated employment before attaining age 55, the participant’s non-grandfathered benefit will be paid in the form of a single sum distribution of the value of the participant’s non-grandfathered benefit determined as of the last day of the month preceding the payment date.

•

If a participant has terminated employment after attaining age 55, and the value of the participant’s non-grandfathered benefit does not exceed $100,000 at the time of such termination of employment, such benefit shall be paid in the form of a single sum distribution of the value of the participant’s non-grandfathered benefit determined as of the last day of the month preceding the payment date.

•

In the absence of an effective election, and assuming that the provisions in the two bullet points immediately above do not apply, non-grandfathered SERP benefits owed to the participant will be paid in the form of an annuity for the participant’s lifetime that is the actuarial equivalent of the participant’s single sum amount, and that commences on the payment date.

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A participant who elects, or is deemed to have elected, either the straight life annuity or the joint and survivor annuity described above may, in accordance with procedures established by the Committee, change his election to the other annuity option at any time prior to the payment date.

Unless otherwise provided in a participant agreement, if a participant dies before the payment date, a single sum distribution equal to the value of the participant’s benefit that otherwise would have been payable under the SERP will be paid to the participant’s designated beneficiary as soon as administratively practicable following the participant’s death.

Notwithstanding the foregoing, distribution of any non-grandfathered benefit that is made as a result of a termination of employment for a reason other than death, to persons who are “specified employees” under Internal Revenue Code Section 409A and guidance thereunder (basically, executive officers) must be deferred until the earlier of (i) the first day of the seventh month following the participant’s termination of employment or (ii) the date of the participant’s death.

If a participant is involuntarily terminated following or incident to a change in control, the participant shall automatically become fully vested in his or her benefit under the SERP and such benefits shall become payable.

Calculation of Benefits Potentially Payable to our Named Executive Officers under the SERP if a Triggering Event had Occurred as of December 29, 2017

The lump sum or annuity amounts that would have been payable under the SERP to each of our Named Executive Officers if they had become eligible for benefits as of December 29, 2017 are set forth below. Also set forth below are the payments that would have been made to each Named Executive Officer’s designated beneficiary if the officer had died December 29, 2017.

Messrs. Marsh, Byrne, and Lindsay have separated from service and each of them was eligible for benefits at the time of their separation. The lump sum or monthly payments shown below are the benefits to which they became entitled upon separation from service. However, these amounts were not paid in 2017. Because Messrs. Marsh, Byrne, and Lindsay  separated from service prior to any change in control, they will not be entitled to any further benefits under the SERP upon a change in control.  Because they retired prior to death, their beneficiaries will not be entitled to any of the beneficiary payments shown below.

For Mr. Marsh, the lump sum amount would have been $2,388,400. Alternatively, Mr. Marsh could have elected to receive a lump sum of $1,967,300 as of December 29, 2017 and monthly payments of $2,283 commencing January 1, 2018 for the remainder of his lifetime. In the event Mr. Marsh had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $1,370 for up to 15 years upon Mr. Marsh’s death. If Mr. Marsh had died December 29, 2017 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $2,388,400.

For Mr. Addison, the lump sum amount would have been $877,911. Alternatively, Mr. Addison could have elected to receive a lump sum of $815,499 as of December 29, 2017 and monthly payments of $305 commencing January 1, 2018 for the remainder of his lifetime. In the event Mr. Addison had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $183 for up to 15 years upon Mr. Addison’s death. If Mr. Addison had died December 29, 2017 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $877,911.

For Mr. Byrne, the lump sum amount would have been $1,131,620. Alternatively, Mr. Byrne could have elected to receive a lump sum of $949,669 as of December 29, 2017 and monthly payments of $904 commencing January 1, 2018 for the remainder of his lifetime. In the event Mr. Byrne had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $542 for up to 15 years upon Mr. Byrne’s death. If Mr. Byrne had died December 29, 2017 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $1,131,620.

For Mr. Archie, the lump sum amount would have been $307,548. Alternatively, Mr. Archie could have elected to receive a lump sum of $305,028 as of December 31, 2017 and monthly payments of $13 commencing January 1, 2018 for the remainder of his lifetime. In the event Mr. Archie had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $8 for up to 15 years upon Mr. Archie’s death. If Mr. Archie had died December 31, 2017 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $307,548.

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For Mr. Kissam, the lump sum amount would have been $260,150. Alternatively, Mr. Kissam could have elected to receive a lump sum of $243,318 as of December 29, 2017 and monthly payments of $75 commencing January 1, 2018 for the remainder of his lifetime. In the event Mr. Kissam had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $45 for up to 15 years upon Mr. Kissam’s death. If Mr. Kissam had died December 29, 2017 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $260,150.

For Mr. Lindsay, the lump sum amount would have been $346,579. Mr. Lindsay was not eligible for the alternative election providing for a reduced lump sum and lifetime monthly payments. If Mr. Lindsay had died December 29, 2017 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $346,579.

Executive Deferred Compensation Plan

The EDCP is described in the narrative following the 2017 Nonqualified Deferred Compensation table on page 49. As discussed in that section, amounts deferred under the EDCP are required to be paid, or begin to be paid, as soon as practicable following the earliest of a participant’s death, separation from service, or with respect to pre-2005 deferrals and hypothetical earnings thereon, disability.

The “Aggregate Balance at Last FYE” column of the 2017 Nonqualified Deferred Compensation table on page 49 shows the amounts that would have been payable under the EDCP to each of our Named Executive Officers, as of December 29, 2017, (i) with respect to amounts payable at a date certain prior to separation from service, death, or, as to pre-2005 deferrals and hypothetical earnings thereon, disability, and (ii) with respect to amounts payable after separation from service, death, or, as to pre-2005 deferrals and hypothetical earnings thereon, disability, if they had been paid using the single sum form of payment. If the Named Executive Officers instead chose payment of the deferrals in annual installments, the annual installment payments over the payment periods selected by the Named Executive Officers are estimated as set forth below: Mr. Marsh — $698,994; Mr. Addison — $392,183; Mr. Byrne — $315,348; Mr. Archie — $395,752; Mr. Kissam — $80,380; and Mr. Lindsay — $988,835.  Messrs. Marsh, Byrne, and Lindsay became eligible upon their separations from service to receive these amounts on the payment terms they individually elected at the time of deferral. However, these amounts were not paid in 2017.  Because Messrs. Marsh, Byrne, and Lindsay separated from service prior to any change in control, they will not be entitled to any additional benefits under the EDCP as a result of a change in control.

Discussions of Plans are Summaries Only

The discussions of our various compensation plans in this “Executive Compensation” section of the Proxy Statement are merely summaries of the Plans and do not create any rights under any of the Plans and are qualified in their entirety by reference to the Plans themselves.

DIRECTOR COMPENSATION

Board Fees

Our Board reviews director compensation every year with guidance from the Nominating and Governance Committee. In making its recommendations, the Committee is required by our Governance Principles to consider that compensation should fairly pay directors for work required in a company of our size and scope, compensation should align directors’ interests with the long-term interests of shareholders, and the compensation structure should be transparent and easy for shareholders to understand. We also consider the risks inherent in board service. Approximately every other year, the Nominating and Governance Committee considers relevant publicly available data and information provided by management’s compensation consultant in making compensation recommendations. The Committee may also consider recommendations from our Chairman and our Chief Executive Officer. Officers who are also directors do not receive additional compensation for their service as directors.

In 2017 we provided the following compensation for non-employee directors:

•

$219,000 in annual fees, consisting of a $131,400 stock retainer which is paid in shares of our common stock and an $87,600 cash retainer. The stock retainer and the cash retainer are generally payable on a quarterly basis.

•

Committee Chair and Lead Director annual leadership retainer fees, payable in cash, in the following additional amounts: Lead Director — $25,000, Audit Committee Chair — $15,000, Compensation Committee Chair —

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$12,000, Nominating and Governance Committee Chair — $10,000, Nuclear Oversight Committee Chair — $12,000. A director may only earn one annual leadership retainer fee in the form of either a Committee Chair retainer fee or the Lead Director retainer fee. Such additional Committee Chair and Lead Director retainer fees are also generally payable on a quarterly basis.

All director compensation is pro-rated for any year of partial service. The annual stock retainer and all fees payable in cash may be deferred at the director’s election pursuant to the terms of the Director Compensation and Deferral Plan discussed below. Beginning in 2015, non-employee directors are also permitted to choose to defer all or a portion of their annual cash retainer fees and all (but not less than all) of their annual stock retainer fees under the EDCP instead of the Director Compensation and Deferral Plan. See “Executive Compensation – Executive Deferred Compensation Plan” beginning on page 49.

During 2018, the Board recruited two new independent board members to serve on a newly established Special Litigation Committee.  Mr. John E. Bachman and Dr. Patricia D. Galloway, new members of the Board and the Special Litigation Committee, will receive the Company’s current annual director compensation retainer of $219,000, consisting of $131,400 paid in stock, and $87,600 paid in cash.  The annual director compensation retainer for Mr. Bachman and Dr. Galloway was paid to each immediately upon their election to the Board.  In addition, each will receive a quarterly committee retainer fee of $15,000, paid quarterly in cash, for serving on the Special Litigation Committee.

Director Compensation and Deferral Plan

Since January 1, 2001, non-employee directors have had the option to defer annual stock and cash retainer fees pursuant to the terms of the SCANA Director Compensation and Deferral Plan. Amounts deferred by directors in previous years under the SCANA Voluntary Deferral Plan continue to be governed by that Plan.

Under the Director Compensation and Deferral Plan, instead of receiving quarterly payments of the stock retainer, a director may make an annual irrevocable election to defer all or a portion of the stock retainer into an investment in our common stock, with distribution from the Plan to be ultimately payable in shares of our common stock. A director also may elect to defer all or a portion of all other fees into an investment in our common stock or into a growth increment ledger which is credited with growth increments based on the prime interest rate charged from time to time by Wells Fargo Bank, N.A., as determined by us, with distribution from the Plan to be ultimately payable in cash or stock as the Plan may dictate. Amounts payable in our common stock accrue earnings during the deferral period at our dividend rate. All dividends attributable to shares of our common stock credited to each director’s stock ledger account will be converted to additional credited shares of our common stock as though reinvested as of the next business day after the dividend is paid. These dividends are included in the number of hypothetical shares reflected for each director in footnote 2 to the “Security Ownership of Management” table on page 26. Directors do not have voting rights with respect to shares credited to their accounts under the Plan. A director’s growth increment ledger will be credited on the first day of each calendar quarter, with a growth increment computed on the average balance in the director’s growth increment ledger during the preceding calendar quarter. The growth increment will be equal to the amount in the director’s growth increment ledger multiplied by the average interest rate we select during the preceding calendar quarter times a fraction the numerator of which is the number of days during such quarter and the denominator of which is 365. Growth increments will continue to be credited until all of a director’s benefits have been paid out of the Plan.

We establish a ledger account for each director that reflects the amounts deferred on his or her behalf and the deemed investment of such amounts into a stock ledger account or a growth investment ledger account. Each ledger account will separately reflect the pre-2005 and post-2004 deferrals and earnings thereon, and the portion of the post-2004 deferrals and earnings thereon payable at a date certain and the portion payable when the director separates from service from the Board. In this discussion, we refer to pre-2005 deferrals as the “pre-2005 ledger account” and to post-2004 deferrals as the “post-2004 ledger account.”

Directors may elect for payment of any post-2004 deferrals to be deferred until the earlier of separation from service from the Board for any reason or a date certain, subject to any limitations we may choose to apply at the time of election. If a participant does not make a payment election with respect to amounts deferred for any deferral period, such deferrals will be paid in a lump sum payment as soon as practicable after the director’s separation from service from the Board.

Subject to the acceleration provisions of the Plan and Board approval with respect to pre-2005 deferrals, a director may elect an additional deferral period of at least 60 months with respect to any previously deferred amount credited to his or her post-2004 ledger account that is payable at a date certain, and an additional deferral period of at least 12 months for each separate deferral credited to his or her pre-2005 ledger account. With respect to amounts deferred until separation from service from the Board, directors may also elect a new manner of payment with respect to any previously deferred amounts, provided that,

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in the case of amounts credited to post-2004 ledger accounts that are payable on separation from service from the Board, payments are delayed for 60 months from the date payments would otherwise have commenced absent the election.

Amounts credited to directors’ post-2004 ledger accounts that are scheduled to be paid at a date certain will be paid in the form of a single sum payment as soon as practicable after the date certain. With respect to amounts credited to pre-2005 ledger accounts, and amounts credited to post-2004 ledger accounts that are scheduled to be paid on separation from service from the Board, directors must irrevocably elect (subject to certain permitted changes) to have payment made in accordance with one of the following distribution forms:

•	a single sum payment;

•	a designated number of installments payable monthly, quarterly or annually, as elected (and in the absence of an election, annually), over a specified period not in excess of 20 years; or

•

in the case of a post-2004 ledger account, payments in the form of annual installments with the first installment being a single sum payment of 10% of the post-2004 ledger account determined immediately prior to the date such payment is made and with the balance of the post-2004 ledger account being paid in annual installments over a total specified period not in excess of 20 years.

Such payments will be paid or commence to be paid as soon as practicable after the conclusion of the deferral period elected.

Notwithstanding any payment election made by a director:

•	payments will be paid, or begin to be paid, as soon as practicable following the director’s separation from service from the Board for any reason except as otherwise provided below;

•

if a director dies prior to the payment of all or a portion of the amounts credited to his or her ledger account, the balance of any amount payable will be paid in a cash lump sum to his designated beneficiaries;

•

if a director ceases to be a non-employee director but thereafter becomes our employee, all pre-2005 ledger accounts will be paid as soon as practicable after he or she becomes our employee in a single lump sum payment and all post-2004 ledger accounts will be paid as soon as practicable after he or she has incurred a separation from service as a nonemployee director (as determined in accordance with Internal Revenue Code Section 409A);

•	if a director’s post-2004 ledger account balance is less than $100,000 ($5,000 for pre-2005 ledger accounts) at the time for payment specified, such amount will be paid in a single payment; and

•

in the case of any post-2004 ledger accounts that are payable on separation from service from the Board and that are subject to an additional deferral period of 60 months as a result of the modification of the manner of payment, no payment attributable to any post-2004 ledger accounts will be accelerated to a date earlier than the expiration of the 60 month period.

We, at our sole discretion, may alter the timing or manner of payment of deferred amounts if the director establishes, to our satisfaction, an unanticipated and severe financial hardship that is caused by an event beyond the director’s control. In such event, we may:

•	provide that all, or a portion of, the amount previously deferred by the director immediately be paid in a lump sum cash payment;

•	provide that all, or a portion of, the installments payable over a period of time immediately be paid in a lump sum cash payment; or

•	provide for such other installment payment schedules as we deem appropriate under the circumstances.

For pre-2005 ledger accounts, severe financial hardship will be deemed to have occurred in the event of the director’s or a dependent’s sudden, lengthy and serious illness as to which considerable medical expenses are not covered by insurance or relative to which there results a significant loss of family income, or other unanticipated events of similar magnitude. For post-2004 ledger accounts, severe financial hardship will be deemed to have occurred from a sudden or unexpected illness

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or accident of the director or the director’s spouse, beneficiary or dependent, loss of the director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the director’s control.

During 2017, Ms. Miller, Mr. Micali and Mr. Roquemore elected to defer 100% of their director compensation and earnings and Messrs. Aliff, Bennett, Cecil and Hagood deferred a portion of their earnings under either or both of the Director Compensation and Deferral Plan and/or the Executive Deferred Compensation Plan.

As discussed under “Executive Compensation — Executive Deferred Compensation Plan” beginning on page 49, in 2014, we amended the EDCP to allow non-employee directors, who have met our minimum share ownership guidelines and who have not deferred such fees under the Director Deferral and Compensation Plan to defer all or a portion of their annual cash retainer fees and all (but not less than all) of their annual stock retainer fees into the EDCP, with payments ultimately to be paid in cash. Non-employee directors first became eligible to participate in the EDCP in 2015.

Endowment Plan

In July 2013, the Board closed the SCANA Director Endowment Plan to new participants effective January 1, 2013 after considering management’s recommendation that such a plan may not be perceived as a best corporate governance practice. However, for eligible participants, the SCANA Director Endowment Plan provides for us to make tax deductible, charitable contributions totaling $500,000 to institutions of higher education designated by the director. The Plan was intended to reinforce our commitment to quality higher education and to enhance our ability to attract and retain qualified directors. A portion is contributed upon retirement of the director and the remainder upon the director’s death. As of December 31, 2017, the cash obligation under the Plan was $7,500,000 pre-tax and $4,631,250 after-tax (assuming a 38.25% tax rate). The Plan is funded through insurance policies on the lives of certain of the participating directors. The 2017 premium for such insurance was $21,717. Currently the premium estimate for 2018 is $21,717.

Designated institutions of higher education in South Carolina, North Carolina and Georgia must be approved by our Chief Executive Officer. Institutions in other states must be approved by the Compensation Committee. The designated institutions are reviewed on an annual basis by the Chief Executive Officer to assure compliance with the intent of the Plan.

Discussions of Plans are Summaries Only

The discussions of our various plans, including the Director Compensation and Deferral Plan and the Director Endowment Plan, are merely summaries of the Plans and do not create any rights under any of the Plans, and are qualified in their entirety by reference to the Plans themselves.

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2017 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation we paid to each of our non-employee directors in 2017.

					Change in
					Pension Value
	Fees				and
	Earned				Nonqualified
	or Paid			Non-Equity	Deferred
	in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash(1)	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(2)	($)	($)	($)(3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
G. E. Aliff	$102,600	$131,400	—	—	—	—	$234,000
J. A. Bennett	$ 99,600	$131,400	—	—	$4,551	—	$235,551
J. F.A.V. Cecil	$ 87,600	$131,400	—	—	—	—	$219,000
S. A. Decker	$ 87,600	$131,400	—	—	—	—	$219,000
D. M. Hagood	$112,600	$131,400	—	—	—	—	$244,000
J. M. Micali(4)	$ 48,800	$ 65,700	—	—	—	$109,500	$224,000
L. M. Miller	$ 87,600	$131,400	—	—	—	—	$219,000
J. W. Roquemore	$ 99,600	$131,400	—	—	—	—	$231,000
M. K. Sloan	$ 87,600	$131,400	—	—	—	—	$219,000
A. Trujillo	$ 92,600	$131,400	—	—	—	—	$224,000

(1)	Cash retainer fees greater than $87,600 represent quarterly leadership fees for directors holding a Committee Chair or Lead Director position.

(2)

The annual stock retainer is required to be paid quarterly in shares of our common stock. The quarterly stock retainer shares for the directors were issued on January 13, 2017, at a weighted average purchase price of $70.56, April 17, 2017, at a weighted average purchase price of $65.34, July 14, 2017, at a weighted average purchase price of $63.59, and October 13, 2017, at a weighted average purchase price of $49.38.

(3)	Represents above market earnings on Mr. Bennett’s previous cash deferrals into the cash deferral account ($3,549) and into the now closed Voluntary Deferral Plan ($1,002).

(4)

Mr. Micali no longer served on the Board of Directors following the 2017 Annual Meeting held on April 27, 2017.  Mr. Micali’s All Other Compensation in the amount of $109,500 represents his earnings pursuant to a post-retirement consulting agreement.

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CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the Securities and Exchange Commission, we are providing the following information about the relationship of the annual total compensation of all our employees, except our Chief Executive Officer, and the annual total compensation of Mr. Marsh, who was our Chief Executive Officer and President as of December 31, 2017. Based on the analysis below, for 2017, our last completed fiscal year, we estimate that the ratio of the annual total compensation of Mr. Marsh to the median of all our employees was 46 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we determined that, as of October 1, 2017, our employee population consisted of approximately 5,255 individuals, all of whom are located in the United States.  This population consisted of our full-time, part-time, and temporary employees. To identify the median employee from our employee population as of October 1, 2017, we compared the amount of wages and other compensation of our employees as reflected in our payroll records and as reported to the Internal Revenue Service in Box 1 of Form W-2 for 2016.  Using this compensation measure, which was consistently applied to all our employees, we selected as our median employee an employee who we felt was reasonably representative of our median employee and who was not readily identifiable as any particular individual employee.

Our median employee has been with us for approximately 30 years, and at his retirement, Mr. Marsh had also been with us for approximately 30 years.  Our median employee is in a professional role and has a salary of approximately $91,500.  Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the SEC’s requirements for the “Total” column of the Summary Compensation Table, resulting in annual total compensation for our median employee of $113,394.  This amount includes, in addition to salary, the median employee’s annual incentive compensation earned during 2017, the Company contributions to the Company’s 401(k) plan (employee contributions are included in salary), and an amount representing the median employee’s change in pension value.

Mr. Marsh’s total compensation as reflected in the Summary Compensation table is $5,235,175, and includes his salary, annual incentive compensation, his contributions (included in his salary) and the Company’s contributions to the Company’s 401(k) Plan, and the change in his pension and nonqualified deferred compensation value.  Mr. Marsh’s total compensation in the Summary Compensation Table also includes in column (e) the grant date fair value of the 2017 equity based incentive plan awards under our Long-Term Equity Compensation Plan, in which the median employee is not eligible to participate.  In addition, for Mr. Marsh, the “Total” column of the Summary Compensation Table includes $5,691 in Company-provided health and welfare benefits for premiums associated with a disability plan in which the median employee was not eligible to participate.

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PROPOSAL 2 — ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that our shareholders be given the opportunity to vote on a separate advisory (non-binding) resolution to approve the compensation of our Named Executive Officers, as we have described in the “Executive Compensation” section beginning on page 28.  In response to the 2017 shareholder vote in favor of an annual vote frequency, our practice of holding this vote annually will remain in effect at least until the next such shareholder advisory vote on frequency is held in 2023.

This proposal gives you as a shareholder the opportunity to vote for, against, or abstain from voting, on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the ‘Compensation Discussion and Analysis,’ compensation tables and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board, nor to create or imply any additional fiduciary duty of the Board. However, the Board will review the voting results, and may, as it did with respect to the results of the vote in 2017, in its sole discretion, take into account the outcome of the vote when considering future Named Executive Officer compensation.

Shareholders are encouraged to review carefully the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation program.

Board of Directors’ Recommendation

Our overall executive compensation policies and procedures are described in the “Executive Compensation” section, including the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. Our compensation policies and procedures are centered on a pay-for-performance approach that links total rewards to achievement of corporate business unit and individual goals, and are designed to be aligned with the long-term interests of our shareholders, as described in the “Executive Compensation” section. As previously discussed, we have designed our compensation program to reward senior executive officers for their individual and collective performance and for our collective performance in achieving target goals for earnings per share and total shareholder return and other annual and long-term business objectives. We believe our program performs a vital role in keeping executives focused on improving our performance and enhancing shareholder value while rewarding successful individual executive performance in a way that helps to assure retention.

The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure that they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

Our Board and our Compensation Committee believe that our commitment to responsible compensation practices justifies a vote by shareholders “FOR” the resolution approving the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE
RESOLUTION RELATING TO COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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AUDIT COMMITTEE REPORT

In connection with the December 31, 2017 financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent public accountants those matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board; (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and (iv) discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Mr. Gregory E. Aliff, Chair

Mr. James A. Bennett

Mr. John F. A. V. Cecil

Ms. Lynne M. Miller

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PROPOSAL 3 — APPROVAL OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as our independent registered public accounting firm for the year ended December 31, 2017, and the Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm to audit our 2018 financial statements. Shareholders are being asked to approve this appointment at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF

DELOITTE & TOUCHE LLP’S 2018 APPOINTMENT.

Unless you indicate to the contrary, the persons identified as proxies on the accompanying proxy card intend to vote the shares represented by your proxy to approve the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit our 2018 financial statements.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and available to make such statements as they may desire and to respond to appropriate questions from shareholders.

Pre-Approval of Auditing Services and Permitted Non-Audit Services

Our Audit Committee Charter requires the Audit Committee to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent registered public accounting firm. Pursuant to a policy adopted by the Audit Committee, its Chairman may pre-approve the rendering of services on behalf of the Audit Committee. Decisions by the Chairman to pre-approve the rendering of services are presented to the Audit Committee for approval at its next scheduled meeting.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees billed to SCANA and its subsidiaries for the fiscal years ended December 31, 2017 and 2016 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates.

	2017	2016
Audit Fees(1)	$3,670,360	$2,857,000
Audit Related Fees(2)	$ 168,229	$ 171,710
Tax Fees	$ —	$ —
All Other Fees	$ —	$ —
Total Fees	$3,838,589	$3,028,710

(1)

Fees for Audit Services billed for 2017 and 2016 consisted of audits of annual financial statements, comfort letters for securities underwriters, statutory and regulatory audits, consents and other services related to Securities and Exchange Commission filings, and accounting research.

(2)	Fees primarily for employee benefit plan audits and non-statutory audit services.

In 2017 and 2016, all of the audit services and permitted non-audit services and all of the Audit Fees and Audit Related Fees were approved by the Audit Committee.

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PROPOSAL 4 — APPROVAL OF BOARD-PROPOSED AMENDMENTS TO ARTICLE 8 OF OUR ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

Background of the Proposal

Our Articles of Incorporation currently provide for a classified Board of Directors divided into three classes, with each class being elected for a three-year term. In 2012 and 2013, we received shareholder proposals recommending the declassification of our Board of Directors. In 2012, 38% of our outstanding shares voted in favor of the proposal, and in 2013, 44% of our outstanding shares voted in favor of the proposal. We also received a shareholder proposal for our 2014 Annual Meeting seeking a shareholder vote on declassification. In light of the apparent growing shareholder support for declassification, the Board proposed amendments to our Articles of Incorporation to effect declassification and recommended that our shareholders approve such amendments at the 2014 Annual Meeting. Based on our agreement to submit a Board proposal on declassification to shareholders, the shareholder proposal for the 2014 Annual Meeting was withdrawn. We resubmitted a Board declassification proposal at each of the 2015, 2016 and 2017 Annual Meetings.

At the 2014, 2015, 2016 and 2017 Annual Meetings, 62%, 63%, 64%, and 66% respectively, of our outstanding shares voted in favor of the proposal, but shareholder support is still significantly less than the 80% affirmative vote of outstanding shares required to adopt the amendment.

Our Board is committed to strong corporate governance practices. In considering the results of the shareholder votes on the 2012 – 2017 proposals, as well as the support of institutional investor groups for annual election of directors, the Board again took into account the advantages and disadvantages of a classified Board. In favor of retaining the classified board structure, the Board noted that: a classified board structure provides valuable stability and continuity of leadership; a classified board structure enables us to recruit high quality directors who are willing to invest the time and energy necessary to understand our business, technology, competitive environment and strategic goals; and a classified board structure helps protect shareholder value in case of an unsolicited takeover proposal at an unfair price. In favor of declassification, the Board noted that declassification would allow our shareholders to evaluate all directors annually and would be consistent with a view that a declassified board is a corporate governance best practice. The Board also considered that many U.S. public companies have eliminated their classified board structures in recent years based on the perception of a growing number of investors that annual election of directors is the primary means for shareholders to influence corporate governance policies and to increase board accountability.

In February 2018, the Board decided to again propose amendments to Article 8 of our Articles of Incorporation to declassify the Board and provide for the annual election of all directors, and to recommend that our shareholders vote in favor of the amendments.

Proposed Amendments to Article 8 of the Articles of Incorporation

Under the proposed amendments, the annual election of directors would be phased in gradually to assure a smooth transition. If the amendments are adopted, they would become effective upon our filing of Articles of Amendment with the South Carolina Secretary of State following the Annual Meeting. Accordingly, directors elected at the 2019 annual meeting and thereafter would be elected to one-year terms. Consistent with our Articles of Incorporation as in effect for the 2018 Annual Meeting, directors to be elected at the 2018 Annual Meeting will be elected to serve three-year terms, expiring at the 2021 annual meeting (or such shorter terms as the Board of Directors shall deem appropriate to keep the three classes as equal in number as possible). Directors who were elected at the 2017 annual meeting will continue to serve their current terms until the 2020 annual meeting, and directors who were elected at the 2016 annual meeting will continue to serve their current terms until the 2019 annual meeting. Article 8 of our Articles of Incorporation would also be amended to delete other references to classification of the Board and to provide that a director elected to fill a newly created directorship or vacancy would serve until the next annual meeting of shareholders.

If the proposed amendments to Article 8 of our Articles of Incorporation are not adopted by shareholders, the Board of Directors will remain classified.

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Text of the Proposed Amendments

The text of the proposed amendments to our Articles of Incorporation is as follows:

8.A.The number of directors of the corporation that shall constitute the entire Board of Directors shall be fixed from time to time by or pursuant to the provisions of the By-laws of the corporation. Any such provision shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any director then in office. Upon the adoption of this Section 8.A., Directors elected prior to the 2019 annual meeting of shareholders shall continue to be, and are, divided into three classes (I, II and III), as nearly equal in number as possible, and shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their respective elections and until their respective successors are elected and qualified;  provided, however, one or more directors may be elected at the 2018 annual meeting of shareholders to serve a term shorter than three years if the Board of Directors shall deem such shorter term appropriate to keep the three classes as nearly equal in number as possible. Directors elected at each annual meeting of shareholders commencing with the annual meeting of shareholders in 2019 shall hold office for a term of one year expiring at the next annual meeting of shareholders and until their respective successors are duly elected and qualified. No person who is not a salaried employee of the corporation who would attain the age of 70 or older during his term of service as a director shall be eligible to be elected a director. No person who is a salaried employee of the corporation who is age 65 or older shall be eligible to be elected a director, and the term of office of any director who is a salaried employee of the corporation shall expire upon such director attaining the age of 65 or upon retirement from active service with the corporation, whichever is earlier; provided, however, a person who is the Chief Executive Officer shall be eligible for election as a director even if such person is age 65 or older or has retired from active service with the corporation, and such person’s term shall not expire as a result of attaining age 65 or prior retirement from active service with the corporation.

B.Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled only by the Board of Directors then in office, although less than a quorum. Directors elected to fill a newly created directorship or other vacancies shall hold office until the next annual meeting of shareholders and until such director’s successor has been elected and has qualified.

C.No changes to Article 8.C.

D.Notwithstanding the foregoing, if at any time the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Restated Articles of Incorporation applicable thereto.

Required Vote and Board Recommendation

Our Articles of Incorporation require that, to be adopted, the proposed amendments must be approved by the affirmative vote of at least 80% of all outstanding shares of our common stock. If approved, the amendments will become effective upon filing of Articles of Amendment with the Secretary of State of South Carolina.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO
ARTICLE 8 OF OUR ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND
PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS.

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PROPOSAL 5 — VOTE ON SHAREHOLDER PROPOSAL FOR ASSESSMENT OF THE IMPACT OF PUBLIC POLICIES AND TECHNOLOGICAL ADVANCES CONSISTENT WITH LIMITING GLOBAL WARMING

SHAREHOLDER PROPOSAL

We have received one shareholder proposal for inclusion in our proxy materials this year.  The proponent of the proposal has represented to us that the proponent has continuously held at least $2,000 in market value of our common stock for at least one year and will continue to hold these shares through the date of the Annual Meeting.  For a proposal to be voted on at the Annual Meeting, the proponent of the proposal, or a representative of the proponent qualified under South Carolina law, must be present at the meeting to present the proposal.  Upon written or oral request to the Corporate Secretary of SCANA at the address or phone number listed under “Other Information – Tickets to the Annual Meeting,” we will furnish the name and address of the proponent, as well as the number of SCANA shares such proponent’s broker has advised us the proponent holds.

As required by the SEC’s rules, we are presenting the proposal and the proponent’s supporting statement verbatim as it was submitted to us by the proponent.  The shareholder proposal and supporting statement may contain assertions that we believe are factually incorrect.  We have not attempted to refute all of the inaccuracies.

The Board of Directors recommends that you vote AGAINST Proposal 5 for the reasons we give after the proposal below.

Climate Change: 2 Degree Scenario Analysis

WHEREAS:

In November 2016 the Paris Agreement entered into force and its goal of keeping global temperature rise well below 2 degrees Celsius will begin to shape national policy decisions. To meet this goal the International Energy Agency estimates that the global average carbon intensity of electricity production will need to drop by 90 percent. As long-term shareholders, we would like to understand how SCANA Energy is planning for the risks and opportunities presented by global efforts to keep global temperatures within acceptable boundaries.

In June 2016, the credit rating agency Moody's indicated that they would begin to analyze carbon transition risk based on scenarios consistent with the Paris Agreement, and noted the high carbon risk exposure of the power sector.

In June 2017, The Financial Stability Board's Task Force on Climate-related Financial Disclosures recommended the use of scenario analysis and disclosure of climate-related risks and opportunities.

Rapid expansion of low carbon technologies including distributed solar, storage, energy efficiency and electric vehicles provide both challenges for utilities and opportunities for growth. Many large corporations are increasing their commitments to renewable energy, providing a significant market opportunity for electric utilities. The International Energy Agency and the International Council on Clean Transportation forecast that electrification of transport will play a critical role in achieving the necessary greenhouse gas reductions by 2050.

SCANA is the 36th largest C02 emitter in the U.S. The company does not have a GHG reduction goal, and does not provide information on its long-term strategy to decarbonize in ways that are consistent with the Paris Climate Agreement.  As investors, we are concerned that SCANA is not properly accounting for the risk of its current high investment in carbon intensive generation.

A 2 degree scenario analysis of our company's current generation and future plans will generate a more complete picture of current and future risks and opportunities.  By assessing the impact of a 2 degree scenario on the company's full portfolio of power generation assets and planned capital expenditures through 2040, including the financial risks associated with such scenarios, the company can better plan for future regulatory, technological and market changes.

RESOLVED: Shareholders request that SCANA, with board oversight, publish an assessment (at reasonable cost and omitting proprietary information) of the long term impacts on the company's portfolio, of public policies and technological advances that are consistent with limiting global warming to no more than two degrees Celsius over pre industrial levels.

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Supporting Statement: This report could include:

▪	How the company could adjust its capital expenditure plans to align with a two degree scenario;
▪	The implications of the recent decision not to build a new nuclear plant on the company's GHG emissions and strategy; and
▪

Plans to integrate technological, regulatory and business model innovations such as electric vehicle infrastructure, distributed energy sources (storage and generation), demand response, smart grid technologies, and customer energy efficiency as well as corresponding revenue models and rate designs.

Opposing Statement of SCANA’s Board of Directors

The Board of Directors recommends a vote “AGAINST” Proposal 5 for the reasons discussed below.

SCANA recognizes that the environment is a precious and fragile resource, and we accept our social responsibility to conduct our business in a way that protects it.  We are committed to our mission to provide energy and related products to retail markets in the southeast, and to doing so in an environmentally sensitive manner.  Our investment in clean air technologies is a high priority.  Since 1994, we have spent more than $1.1 billion in system and equipment additions to reduce emissions at our coal-fired plants.  From 2005 through 2016, we have reduced greenhouse gas (“GHG”) emissions by 38%, reduced system-wide nitrogen oxide emissions by 80% and reduced sulfur dioxide emissions by 97%.

Our operations are subject to extensive state and federal regulations, including regulation by state and federal environmental agencies, state utility commissions, and the Federal Energy Regulatory Commission. State utility commissions have broad powers of supervision and regulation over our regulated utilities operating in their states, which generally include, among other things, supervision and regulation of resource planning, operations, rates, and the terms and conditions of service. SCANA’s planning processes, including its environmental compliance strategy, are designed to incorporate compliance with all applicable laws and regulations.

Every three years, we are required to file with the Public Service Commission of South Carolina an Integrated Resource Plan (“IRP”), which must be updated annually. The IRP is required to set forth our plan for meeting the energy needs of our customers over the next 15 years.  The IRP includes extensive assessment and evaluation over the 15-year period of projected customer demand and the energy forecast, SCANA’s plans for meeting customer demand and energy forecast in an economic and reliable manner, SCANA’s existing and anticipated future clean energy sources and other supply side resources, and SCANA’s transmission system assessment and planning.  SCANA’s existing sources of energy include nuclear, hydro, coal, natural gas, biomass, and emerging solar.  In light of the decision in 2017 not to go forward with completion of the two new nuclear units, the mix of use of these energy sources will change, but all of these sources will continue to be available to supply customer needs.  SCANA’s goal is to deploy these resources in the most economical, efficient and environmentally sound methods possible, and is in the process of assessing its path forward.

As a public company, SCANA is also required to make annual, quarterly and periodic public filings with the SEC.  These reports disclose material risks to SCANA, including financial risks from climate change and issues frequently associated with climate change, such as extreme weather events and GHG emissions regulation. These reports are available on the SEC’s website at www.sec.gov and our website at www.scana.com/investors/financialreports. We also make required disclosures to the EPA and other regulatory agencies.

Much of the information requested for inclusion in the report requested by Proposal 5 is already disclosed in the public filings discussed above, which will continue to be updated as required by state and federal law and regulation.  We do not believe the additional disclosure would provide useful information to our shareholders.  Developing a separate report as requested in Proposal 5 would be an inefficient use of our resources, and would not add value to our current efforts in this area.

Additionally, if the proposed merger transaction with Dominion Energy, Inc. (“Dominion”) is completed, SCANA will become a wholly-owned subsidiary of Dominion, SCANA shareholders will become shareholders of Dominion not SCANA, and decisions about SCANA’s environmental compliance strategy and use of its energy resources, and any disclosures or reports that might be provided in connection therewith, will be ultimately controlled by Dominion as the sole shareholder of SCANA.

Accordingly, the Board of Directors does not believe Proposal 5 is in the best interests of our Company or our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

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OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of beneficial ownership and changes in beneficial ownership of our common stock by our directors, executive officers and greater than 10% beneficial owners.  To our knowledge, based solely on a review of Forms 3, 4 and 5 and amendments to such forms furnished to us and written representations made to us, all filings on behalf of such persons were made on a timely basis in 2017,  with the exception of one filing for our executive officer, Jim Stuckey, which was related to a grant of restricted stock units issued pursuant to a compensation plan.  The grant was a result of a promotion and was inadvertently not reported by our compensation department so that a timely filing could be made.

Shareholder Proposals and Nominations

In order to be considered for inclusion in our Proxy Statement and Proxy Card for the 2019 Annual Meeting of Shareholders, a shareholder proposal must be received by us at SCANA Corporation, c/o Corporate Secretary, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, no later than April 16, 2019 (except, for both proposals and nominations, as otherwise provided in our bylaws with respect to a delayed or advanced annual meeting of shareholders or a special meeting of shareholders or, for nominations only, an expansion in the size of our Board). Securities and Exchange Commission rules contain standards for determining whether a shareholder proposal is required to be included in a proxy statement.

Any shareholder who intends to present a proposal or nominate an individual to serve as a director at the 2019 Annual Meeting must notify us no later than April 16, 2019 (except, for both proposals and nominations, as otherwise provided in our bylaws with respect to a delayed or advanced annual meeting of shareholders or a special meeting of shareholders or, for nominations only, an expansion in the size of our Board) of the intention to present the proposal or make the nomination. The shareholder also must comply with the other requirements in our bylaws. Any shareholder may request a copy of the relevant bylaw provision by writing to the Corporate Governance Office, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033.

Expenses of Solicitation

This solicitation of proxies is being made by our Board of Directors. We pay the cost of preparing, assembling and mailing this proxy soliciting material, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. We have retained Georgeson, Inc., 480 Washington Boulevard, Jersey City, NJ 07310, to assist in the solicitation of proxies for the Annual Meeting and to provide ongoing governance advice and consultation at a fee of $18,000 plus associated costs and expenses.

In addition to the use of the mail, proxies may be solicited personally, by telephone, by email or other electronic means by our officers and employees without additional compensation.

View Proxy Statement and Annual Report Information through the Internet

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR
SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 12, 2018:

The Proxy Statement, Notice of 2018 Annual Meeting, Annual Financial Statements, and Management’s
Discussion and Analysis and Related Annual Report Information are available through the Internet at
www.scana.com under the caption “Investors — Financial Reports — Most Recent Reports.”

SCANA shareholders may view proxy statements and annual report information at this website. If you choose to view proxy materials through the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

Availability of Form 10-K and Incorporation by Reference of Interim Financial Information

We have filed with the Securities and Exchange Commission (SEC) our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.  A copy of the Form 10-K, including the financial statements and financial statement schedule and a list of exhibits, will be provided without charge to each shareholder to whom this proxy statement is delivered upon our receipt of a written request from such shareholder. The exhibits to the Form 10-K also will be provided upon request and payment of copying charges. Requests for a copy of the Form 10-K or the exhibits should be directed to: Bryant Potter, Director-Investor Relations, Shareholder Services and Financial Services, SCANA Corporation, 220 Operation Way, Mail Code C103, Cayce, South Carolina 29033.

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We have also filed with the SEC our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018. These quarterly reports are incorporated by reference into this proxy statement and are available on the SEC’s website at www.sec.gov.  A copy of each Form 10-Q,  including the financial statements and a list of exhibits, will be provided without charge to each shareholder to whom this proxy statement is delivered upon our receipt of a written request from such shareholder. The exhibits to the Forms 10-Q also will be provided upon request and payment of copying charges. Requests for a copy of a Form 10-Q or exhibits should be directed to Mr. Potter at the address above.

Incorporation by Reference

We file various documents with the Securities and Exchange Commission, some of which incorporate information by reference. This means that information we have previously filed with the Securities and Exchange Commission should be considered as part of the filing.

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed to be filed with the Securities and Exchange Commission or incorporated by reference into any of our filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically incorporated by reference therein.

References to Our Website Address

References to our website address throughout this Proxy Statement and the accompanying materials are for informational purposes only or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this Proxy Statement or the accompanying materials.

Directions to the Annual Meeting

From I-26 East take Piney Grove Road Exit 104 and turn left onto Piney Grove Road. Turn right at the second light onto Fernandina Road.

From I-26 West take Piney Grove Road Exit 104 and turn right onto Piney Grove Road. Turn right at the first light onto Fernandina Road.

Follow Fernandina Road 0.6 miles to Westpark Entrance B and turn left onto Westpark Boulevard.

Follow Westpark Boulevard through the curve until it ends at the FBI headquarters.

Turn right onto Laurelhurst Avenue and Columbia Conference Center will be on your left.

Tickets to the Annual Meeting

An admission ticket or proof of share ownership as of the record date, July 25, 2018, is required to attend the Annual Meeting. If you plan to use the admission ticket, please remember to detach it from your proxy card before mailing your proxy card. If you forget to bring the admission ticket, you will be admitted to the meeting only if you are listed as a shareholder of record as of the close of business on July 25, 2018 and bring proof of identification. If you hold your shares through a stockbroker or other nominee, you must provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or nominee or a brokerage statement showing your share ownership on July 25, 2018.

If you are a shareholder of record and your shares are owned jointly and you need an additional ticket, you should contact the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, or call 803-217-7568.

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FINANCIAL APPENDIX

Index to Annual Financial Statements, Management's Discussion and Analysis and Related Annual Report Information:

Cautionary Statement Regarding Forward-Looking Information	F – 2

Definitions	F – 3

Selected Financial and Other Statistical Data	F – 6

SCANA's Business	F – 7

Management’s Discussion and Analysis of Financial Condition and Results of Operations	F – 8

Quantitative and Qualitative Disclosures About Market Risk	F – 31

Report of Independent Registered Public Accounting Firm	F – 34

Consolidated Balance Sheets	F – 35

Consolidated Statements of Operations	F – 37

Consolidated Statements of Comprehensive Income (Loss)	F – 38

Consolidated Statements of Cash Flows	F – 39

Consolidated Statements of Changes in Common Equity	F – 40

Notes to Consolidated Financial Statements	F – 41

Management Report on Internal Control Over Financial Reporting	F – 88

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting	F – 89

Market for Common Equity and Related Stockholder Matters	F – 90

Performance Graph	F – 91

Executive Officers of SCANA Corporation	F – 92

This Financial Appendix contains statements as of the date of issuance of our financial statements (i.e., February 22, 2018), including financial statement and other information as of the end of our two most recently completed fiscal years or for our three most recently completed fiscal years, as applicable, and other information responsive to certain regulations promulgated under the Exchange Act and do not address matters occurring after such date.  However, we regularly file or furnish annual, quarterly and current reports and other information with the SEC under the Exchange Act, and our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov.  Please see our periodic and other reports we have filed and will file in the future with the SEC, and our proxy statement/prospectus dated June 8, 2018.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Statements included in this Quarterly Report on Form 10-Q which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include, but are not limited to, statements concerning the proposed merger with Dominion Energy, recovery of Nuclear Project abandonment costs, key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated capital and other expenditures.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “targets,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements due to the information being of a preliminary nature and subject to further and/or continuing review and adjustment. Other important factors that could cause such material differences include, but are not limited to, the following:

(1) the occurrence of any event, change or other circumstances that could give rise to the failure to consummate the proposed merger with Dominion Energy; (2) the ability of SCE&G to recover through rates the costs expended on the Nuclear Project, and a reasonable return on those costs, under the abandonment provisions of the BLRA or through other means; (3) uncertainties relating to the bankruptcy filing by WEC and WECTEC; (4) further changes in tax laws and realization of tax benefits and credits, and the ability to realize or maintain tax credits and deductions, particularly in light of the abandonment of the Nuclear Project; (5) legislative and regulatory actions, particularly changes related to electric and gas services, rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations including any imposition of fees or taxes on carbon emitting generating facilities, the BLRA, and any actions involving or arising from the abandonment of the Nuclear Project; (6) current and future litigation, including particularly litigation or government investigations or any actions involving or arising from the construction or abandonment of the Nuclear Project or arising from the proposed merger with Dominion Energy, including the possible impacts on liquidity and other financial impacts therefrom; (7) the impact of any decision by SCANA to pay quarterly dividends to its shareholders or the reduction, suspension or elimination of the amount thereof; (8) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity, and the effect of rating agency actions on the cost of and access to capital and sources of liquidity of SCANA and its subsidiaries (the Company); (9) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed which may be highly specialized or in short supply, at agreed upon quality and prices, for our construction program, operations and maintenance; (10) the results of efforts to ensure the physical and cyber security of key assets and processes; (11) changes in the economy, especially in areas served by subsidiaries of SCANA; (12) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (13) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (14) the loss of electricity sales to distributed generation, such as solar photovoltaic systems or energy storage systems; (15) growth opportunities for SCANA’s regulated and other subsidiaries; (16) the effects of weather, especially in areas where the generation and transmission facilities of the Company are located and in areas served by SCANA’s subsidiaries; (17) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (18) payment and performance by counterparties and customers as contracted and when due; (19) the results of efforts to license, site, construct and finance facilities, and to receive related rate recovery, for generation and transmission; (20) the results of efforts to operate the Company's electric and gas systems and assets in accordance with acceptable performance standards, including the impact of additional distributed generation; (21) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (22) the availability of skilled, licensed and experienced human resources to properly manage, operate, and grow the Company’s businesses, particularly in light of uncertainties with respect to legislative and regulatory actions surrounding recovery of Nuclear Project costs and the announced potential merger with Dominion Energy; (23) labor disputes; (24) performance of SCANA’s pension plan assets and the effect(s) of associated discount rates; (25) inflation or deflation; (26) changes in interest rates; (27) compliance with regulations; (28) natural disasters, man-made mishaps and acts of terrorism that directly affect our operations or the regulations governing them; and (29) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the SEC.

SCANA and SCE&G disclaim any obligation to update any forward-looking statements.

DEFINITIONS

Abbreviations used in this Financial Appendix have the meanings set forth below unless the context requires otherwise:

TERM	MEANING
AFC	Allowance for Funds Used During Construction
ANI	American Nuclear Insurers
AOCI	Accumulated Other Comprehensive Income (Loss)
ARO	Asset Retirement Obligation
ARP	Alternative Revenue Program
BACT	Best Available Control Technology
Bankruptcy Court	U.S. Bankruptcy Court for the Southern District of New York
BLRA	Base Load Review Act
CAA	Clean Air Act, as amended
CAIR	Clean Air Interstate Rule
CCR	Coal Combustion Residuals
CEO	Chief Executive Officer
CERCLA	Comprehensive Environmental Response, Compensation and Liability Act
CFO	Chief Financial Officer
CFTC	Commodity Futures Trading Commission
CGT	Carolina Gas Transmission Corporation
CIAC	Contributions In Aid of Construction
Citibank	Citibank, N.A.
CO2	Carbon Dioxide
Company	SCANA, together with its consolidated subsidiaries
Consortium	A consortium consisting of WEC and WECTEC
Court of Appeals	United States Court of Appeals for the District of Columbia
CSAPR	Cross-State Air Pollution Rule
CUT	Customer Usage Tracker (decoupling mechanism)
CWA	Clean Water Act
DECG	Dominion Energy Carolina Gas Transmission LLC
DER	Distributed Energy Resource
DHEC	South Carolina Department of Health and Environmental Control
District Court	United States District Court for the District of South Carolina
Dodd-Frank	Dodd-Frank Wall Street Reform and Consumer Protection Act
DOE	United States Department of Energy
DOJ	United States Department of Justice
Dominion Energy	Dominion Energy, Inc.
DOR	South Carolina Department of Revenue
DOT	United States Department of Transportation
DSM Programs	Electric Demand Side Management Programs
ELG Rule	Federal effluent limitation guidelines for steam electric generating units
EMANI	European Mutual Association for Nuclear Insurance
EPA	United States Environmental Protection Agency
EPC Contract	Engineering, Procurement and Construction Agreement dated May 23, 2008, as amended by the October 2015 Amendment
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FERC	United States Federal Energy Regulatory Commission
FILOT	Fee in Lieu of Taxes

Fluor	Fluor Corporation
Fuel Company	South Carolina Fuel Company, Inc.
GAAP	Accounting principles generally accepted in the United States of America
GENCO	South Carolina Generating Company, Inc.
GHG	Greenhouse Gas
GPSC	Georgia Public Service Commission
GWh	Gigawatt hour
Interim Assessment Agreement	Interim Assessment Agreement dated March 28, 2017, as amended, among SCE&G, Santee Cooper, WEC and WECTEC
IRC	Internal Revenue Code of 1986, as amended
IRS	Internal Revenue Service
Joint Petition

Joint application and petition of SCE&G and Dominion Energy for review and approval of a proposed business combination as set forth in the Merger Agreement and for a prudency determination regarding the abandonment of the Nuclear Project and associated merger benefits and cost recovery plans, filed with the SCPSC on January 12, 2018

kWh	Kilowatt-hour
Level 1	A fair value measurement using unadjusted quoted prices in active markets for identical assets or liabilities
Level 2

A fair value measurement using observable inputs other than those for Level 1, including quoted prices for similar (not identical) assets or liabilities or inputs that are derived from observable market data by correlation or other means

Level 3	A fair value measurement using unobservable inputs, including situations where there is little, if any, market activity for the asset or liability
LOC	Lines of Credit
LTECP	SCANA Long-Term Equity Compensation Plan
MATS	Mercury and Air Toxics Standards
MGP	Manufactured Gas Plant
Merger Agreement	Agreement and Plan of Merger, dated as of January 2, 2018, by and among Dominion Energy, Sedona Corp. (a wholly-owned subsidiary of Dominion Energy) and SCANA
MMBTU	Million British Thermal Units
MW or MWh	Megawatt or Megawatt-hour
NASDAQ	The NASDAQ Stock Market, Inc.
NAV	Net Asset Value
NCUC	North Carolina Utilities Commission
NEIL	Nuclear Electric Insurance Limited
NERC	North American Electric Reliability Corporation
NOL	Net Operating Loss
NOX	Nitrogen Oxide
NPDES	National Pollutant Discharge Elimination System
NRC	United States Nuclear Regulatory Commission
NSPS	New Source Performance Standards
Nuclear Project	Project to construct Unit 2 and Unit 3 under the EPC Contract
Nuclear Waste Act	Nuclear Waste Policy Act of 1982
NYMEX	New York Mercantile Exchange
NYSE	The New York Stock Exchange
OCI	Other Comprehensive Income
October 2015 Amendment	Amendment, dated October 27, 2015, to the EPC Contract
ORS	South Carolina Office of Regulatory Staff
PGA	Purchased Gas Adjustment

PHMSA	United States Pipeline Hazardous Materials Safety Administration
Price-Anderson	Price-Anderson Indemnification Act
PSNC Energy	Public Service Company of North Carolina, Incorporated
Request	Request for Rate Relief filed by the ORS on September 26, 2017, as amended October 17, 2017
ROE	Return on Equity
RSA	Natural Gas Rate Stabilization Act
Santee Cooper	South Carolina Public Service Authority
SCANA	SCANA Corporation, the parent company
SCANA Energy	SCANA Energy Marketing, Inc.
SCANA Services	SCANA Services, Inc.
SCE&G	South Carolina Electric & Gas Company
SCEUC	South Carolina Energy Users Committee
SCI	SCANA Communications, Inc.
SCPSC	Public Service Commission of South Carolina
SEC	United States Securities and Exchange Commission
SIP	State Implementation Plan
SLED	South Carolina Law Enforcement Division
SO2	Sulfur Dioxide
Spirit Communications	SCTG, LLC and its wholly-owned subsidiary SCTG Communications, Inc.
Summer Station	V.C. Summer Nuclear Station
Supreme Court	United States Supreme Court
Tax Act

An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018 (previously known as The Tax Cuts and Jobs Act) enacted on December 22, 2017

Toshiba	Toshiba Corporation, parent company of WEC
Toshiba Settlement	Settlement Agreement dated as of July 27, 2017, by and among Toshiba, SCE&G and Santee Cooper
TSR	Total Shareholder Return
Unit 1	Nuclear Unit 1 at Summer Station
Unit 2	Nuclear Unit 2 at Summer Station (abandoned prior to construction completion)
Unit 3	Nuclear Unit 3 at Summer Station (abandoned prior to construction completion)
WEC	Westinghouse Electric Company LLC
WECTEC	WECTEC Global Project Services, Inc. (formerly known as Stone & Webster, Inc.), a wholly-owned subsidiary of WEC
Williams Station	A.M. Williams Generating Station, owned by GENCO
WNA	Weather Normalization Adjustment

SELECTED FINANCIAL AND OTHER STATISTICAL DATA

As of or for the Year Ended December 31,	2017	2016	2015	2014	2013
	(Millions of dollars, except statistics and per share amounts)
Statement of Operations Data
Operating Revenues	$4,407	$4,227	$4,380	$4,951	$4,495
Operating Income	$76	$1,153	$1,308	$1,007	$910
Net Income (Loss)	$(119)	$595	$746	$538	$471
Common Stock Data
Weighted Avg Common Shares Outstanding (Millions)	142.6	142.6	142.6	142.6	138.4
Basic Earnings (Loss) Per Share	$(0.83)	$4.16	$5.22	$3.79	$3.40
Diluted Earnings (Loss) Per Share	$(0.83)	$4.16	$5.22	$3.79	$3.39
Dividends Declared Per Share of Common Stock	$2.45	$2.30	$2.18	$2.10	$2.03
Balance Sheet Data
Utility Plant, Net	$10,648	$14,324	$13,145	$12,232	$11,643
Total Assets	$18,739	$18,707	$17,146	$16,818	$15,127
Total Equity	$5,255	$5,725	$5,443	$4,987	$4,664
Short-term and Long-term Debt	$6,983	$7,431	$6,529	$6,581	$5,788
Other Statistics
Electric:
Customers (Year-End)	718,822	709,418	698,372	687,800	678,273
Total sales (Million kWh)	22,866	23,458	23,102	23,319	22,313
Generating capability-Net MW (Year-End)	5,233	5,233	5,234	5,237	5,237
Territorial peak demand-Net MW	4,701	4,807	4,970	4,853	4,574
Regulated Gas:
Customers, excluding transportation (Year-End)	930,790	906,883	881,295	859,186	837,232
Sales, excluding transportation (Thousand Therms)	857,886	890,113	875,218	973,907	921,533
Transportation customers (Year-End)	616	632	627	656	667
Transportation volumes (Thousand Therms)	700,254	674,999	791,402	1,786,897	1,729,399

In 2017, as a result of the decision to stop construction on Unit 2 and Unit 3, approximately $4.7 billion (prior to an estimated impairment loss) was reclassified from construction work in progress within Utility Plant, Net into regulatory assets. In addition, a pre-tax impairment loss of $1.1 billion was recorded. See Note 10 to the consolidated financial statements. Finally, deferred income tax assets and liabilities were remeasured in connection with the enactment of the Tax Act, resulting in an increase in Net Loss of approximately $30 million.

In 2015, a regulated gas operating subsidiary and a non-operating subsidiary were sold, resulting in pre-tax gains totaling approximately $342 million. See Note 1 to the consolidated financial statements.

SCANA’S BUSINESS

SCANA is a South Carolina corporation created in 1984 as a holding company.  SCANA and its subsidiaries had full-time, permanent employees as of February 20, 2018 and 2017 of 5,228 and 5,910, respectively.  SCANA does not directly own or operate any significant physical properties, but it holds directly all of the capital stock of its subsidiaries described below, each of which is incorporated in South Carolina.

On January 2, 2018, SCANA entered into the Merger Agreement whereby it would become a wholly-owned subsidiary of Dominion Energy. The merger is subject to a variety of closing conditions including the receipt of approvals from several regulators and from SCANA's shareholders. See Note 10 to the consolidated financial statements for more discussion.

Regulated Utilities

SCE&G is engaged in the generation, transmission, distribution and sale of electricity to approximately 719,000 customers and the purchase, sale and transportation of natural gas to approximately 368,000 customers (each as of December 31, 2017). SCE&G’s business experiences seasonal fluctuations, with generally higher sales of electricity during the summer and winter months because of air conditioning and heating requirements, and generally higher sales of natural gas during the winter months due to heating requirements. SCE&G’s electric service territory extends into 24 counties covering nearly 16,000 square miles in the central, southern and southwestern portions of South Carolina. The service area for natural gas encompasses all or part of 35 counties in South Carolina and covers approximately 23,000 square miles. More than 3.4 million persons live in the counties where SCE&G conducts its business. Resale customers include municipalities, electric cooperatives, other investor-owned utilities, registered marketers and federal and state electric agencies. Predominant industries served by SCE&G include chemicals, educational services, paper products, food products, lumber and wood products, health services, textile manufacturing, rubber and miscellaneous plastic products, automotive and tire and fabricated metal products.

GENCO owns Williams Station and sells electricity, pursuant to a FERC-approved tariff, solely to SCE&G under the terms of a unit power sales agreement and related operating agreement.  Fuel Company acquires, owns and provides financing for SCE&G's nuclear fuel, certain fossil fuels and emission allowances.

PSNC Energy purchases, sells and transports natural gas to approximately 563,000 residential, commercial and industrial customers (as of December 31, 2017). PSNC Energy serves 28 franchised counties covering approximately 12,000 square miles in North Carolina. The predominant industries served by PSNC Energy include educational services, food and beverage products, health services, automotive, chemicals, motorsports, non-woven textiles and electrical generation and construction.

Nonregulated Businesses

SCANA Energy markets natural gas in the southeast and provides energy-related services. A division of SCANA Energy sells natural gas to approximately 425,000 customers (as of December 31, 2017) in Georgia’s deregulated natural gas market.

SCANA Services provides shared administrative and management services to SCANA's other subsidiaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

SCANA, through its wholly-owned regulated subsidiaries, is primarily engaged in the generation, transmission, distribution and sale of electricity in South Carolina and in the purchase, transmission and sale of natural gas in North Carolina and South Carolina. Through a wholly-owned nonregulated subsidiary, SCANA markets natural gas to retail customers in Georgia and to wholesale customers in the southeast. A service company subsidiary of SCANA provides primarily administrative and management services to SCANA and its subsidiaries.

Key Earnings Drivers and Outlook

The outcome of contentious regulatory, legislative and court proceedings stemming from the Company's July 31, 2017 decision to stop construction of Unit 2 and Unit 3 and to seek recovery of its investment in the abandoned Nuclear Project will significantly affect the Company's future earnings. These proceedings could result in the SCPSC ordering SCE&G to cease collecting BLRA-related rates and to immediately refund such amounts previously collected. Such an outcome would likely result in degraded credit ratings with a corresponding higher cost of capital, if such capital were available at all. In 2017, the Company's principal subsidiary, SCE&G, recorded an aggregate pre-tax impairment loss of $1.118 billion related to the abandoned Nuclear Project. These matters are discussed further in Electric Operations below, in Liquidity and Capital Resources herein and in Note 10 to the consolidated financial statements.

On January 2, 2018, SCANA entered into the Merger Agreement with Dominion Energy. Under the terms of that agreement, Dominion Energy would provide the financial support for SCE&G to make a $1.3 billion up-front, one time rate credit to SCE&G's electric customers to be paid within 90 days of the closing of the merger, a $575 million refund along with the benefits of the Tax Act resulting in at least a 5% reduction to SCE&G electric service customers' bills over an eight-year period, and the exclusion from rate recovery of approximately $1.7 billion of costs related to the Nuclear Project. These terms, together with other terms and commitments in the Merger Agreement and the Joint Petition, could resolve many of the outstanding issues related to the Nuclear Project. The Company targets the closing of the merger by the end of 2018. Significant hurdles must be overcome before closing may occur, however, including the receipt of the requisite authorizations, approvals, consents and/or permits from various federal and state regulatory entities and the approval of two-thirds of the shares represented by SCANA's shareholders. Regulatory approvals of the merger may not be obtained on a timely basis or at all, and such approvals may include conditions that could have an adverse effect on the Company or result in the abandonment of the merger. No assurance can be provided that the necessary approvals will be obtained or that any required conditions will not have an adverse effect on SCE&G following the merger. See additional discussion in Note 2 and Note 10 to the consolidated financial statements.

Electric Operations

SCE&G's electric operations primarily generate electricity and provide for its transmission, distribution and sale to approximately 719,000 customers (as of December 31, 2017) in portions of South Carolina in an area covering nearly 17,000 square miles. GENCO owns a coal-fired generating station and sells electricity solely to SCE&G. Fuel Company acquires, owns, provides financing for and sells at cost to SCE&G nuclear fuel, certain fossil fuels and emission and other environmental allowances.

Operating results are primarily driven by customer demand for electricity, rates allowed to be charged to customers and the ability to control costs. Demand for electricity is primarily affected by weather, customer growth and the economy.  SCE&G is able to recover the cost of fuel used in electric generation through retail customers’ bills, but increases in fuel costs affect electricity prices and, therefore, the competitive position of electricity compared to other energy sources.

Embedded in the rates charged to customers is an allowed regulatory ROE. SCE&G’s allowed ROE in 2017 was 10.25% for non-BLRA rate base. For BLRA-related rate base existing prior to 2016, SCE&G's ROE was 11.0%, and for such rate base arising in 2016, the ROE was 10.5%. As described in Note 2 to the consolidated financial statements, the SCPSC revised SCE&G's ROE for Nuclear Project costs to 10.25%, which was to be applied prospectively for the purpose of calculating revised rates sought by SCE&G under the BLRA on and after January 1, 2017. No revised rates filing was pursued in 2017. Uncertainties that are expected to adversely impact ROE on BLRA-related rate base are discussed in Abandoned Nuclear Project herein and in Note 10 to the consolidated financial statements.

In 2017, the enactment of federal environmental laws and regulations related to the generation of electricity slowed significantly; however, public sentiment surrounding air quality and water quality remains strong and is expected to continue. Over several years, SCE&G has incurred significant costs and made substantial investments to comply with federal environmental initiatives, including the retirement of certain coal-fired plants and the conversion of others to burn natural gas. In addition, SCE&G has added the renewable energy from several new solar generating facilities at locations throughout its electric service territory. In addition, SCE&G and GENCO have installed pollution control equipment at their remaining coal-fired plants, which have resulted in reduced air emissions. The status of significant environmental laws and regulations and certain initiatives undertaken to ensure compliance with them are described in Environmental Matters herein and in Note 10 to the consolidated financial statements.

Abandoned Nuclear Project

Significant events leading up to the Company's decision to abandon the Nuclear Project include the following:

•

On July 1, 2016, SCE&G, on behalf of itself and as agent for Santee Cooper, elected the fixed price option as provided for in the October 2015 Amendment to the EPC Contract, subject to SCPSC approval. The fixed price option was designed to shift the risk of significant cost overruns from SCE&G and Santee Cooper by fixing the total amount to be paid to the Consortium for its entire scope of work on the project, with limited exceptions.

•	On November 9, 2016, the SCPSC approved SCE&G's election of the fixed price option.

•

On March 29, 2017, WEC and WECTEC filed petitions for protection under Chapter 11 of the U.S. Bankruptcy Code, citing a liquidity crisis arising from project contract losses attributable to the Nuclear Project and similar units being built for an unaffiliated company as a material factor that caused them to seek protection under the bankruptcy laws. As part of their filing, WEC and WECTEC publicly announced their inability to complete Unit 2 and Unit 3 under the fixed price terms of the EPC Contract.

•

In connection with the bankruptcy filing, SCE&G, Santee Cooper, WEC and WECTEC entered into an Interim Assessment Agreement under which engineering and construction continued on the project and under which SCE&G and Santee Cooper were provided the right to discuss project status with Fluor and other subcontractors and vendors and to obtain from them relevant project information and documents that had been previously contractually unavailable in order for SCE&G and Santee Cooper to perform comprehensive analyses regarding whether or how to proceed with the project.

•

On July 31, 2017, based on the results of its analysis and in light of Santee Cooper's decision to suspend construction on the units, the Company determined to stop the construction of Unit 2 and Unit 3 and to pursue recovery of costs incurred in connection with their construction under the abandonment provisions of the BLRA or through other regulatory means.

The Company's decision to stop construction of Unit 2 and Unit 3 and to pursue recovery of costs incurred in connection with their construction has been the subject of contentious proceedings before the SCPSC and special committees of the South Carolina legislature. The Governor has likewise asserted, among other things, that the BLRA should be replaced and any further collection of money from customers for the Nuclear Project should be prevented. The SCPSC is actively considering a request that could result in the suspension of rates currently being collected by SCE&G under the BLRA (approximately $445 million annually, which includes collections related to transmission assets expected to be placed into service), that could require the return of such amounts previously collected (approximately $1.9 billion as of December 31, 2017), and that will affect when and in what manner proceeds arising from the Toshiba guaranty (approximately $1.1 billion) will be used for the benefit of SCE&G customers.

Proposals to Resolve Outstanding Issues

On November 16, 2017, SCE&G announced for public consideration a proposal to resolve outstanding issues relating to the Nuclear Project. Under the proposal, SCE&G electric customers were to receive a 3.5% electric rate reduction, the addition of an existing 540-MW natural gas fired power plant by SCE&G with the acquisition cost borne by SCANA shareholders, and the addition of approximately 100-MW of large scale solar energy by SCE&G. The proposal also provided for the recovery of the nuclear construction costs (net of the proceeds of the Toshiba Settlement not utilized for liquidation of project liens) over 50 years. While SCE&G’s proposal was not formally submitted for regulatory approval, discussions with key stakeholders over the ensuing weeks indicated that SCE&G's proposal would not be sufficient to resolve the outstanding issues.

On January 2, 2018, SCANA entered into the Merger Agreement with Dominion Energy, and on January 12, 2018, SCE&G and Dominion Energy filed the Joint Petition requesting SCPSC approval of the merger or a finding that either the merger is in the public interest or that there is an absence of harm arising from the merger. In the Joint Petition, among other things, the parties commit to providing an up-front, one time rate credit to SCE&G's electric customers totaling approximately $1.3 billion within 90 days of the merger's closing, at least a 5% reduction in customer bills, shortening the amortization period for recovery of costs related to the Nuclear Project to 20 years, forgoing recovery of approximately $1.7 billion in costs related to the Nuclear Project, and the addition of an existing 540-MW natural gas fired power plant by SCE&G with no initial investment borne by customers. The petition also puts forth other less-favored alternatives for rate recovery in the event the joint proposal were not to be accepted by the SCPSC and the merger were not to be consummated.

The outcome of these matters is uncertain, and any resolution adverse to the Company could adversely affect results of operations, cash flows and financial condition. These matters and others are further discussed in Liquidity and Capital Resources and in Note 2 and Note 10 to the consolidated financial statements.

Gas Distribution

The local distribution operations of SCE&G and PSNC Energy purchase, transport and sell natural gas to approximately 931,000 retail customers (as of December 31, 2017) in portions of South Carolina and North Carolina in areas covering approximately 35,000 square miles.  Operating results for gas distribution are primarily influenced by customer demand for natural gas, rates allowed to be charged to customers and the ability to control costs. Embedded in the rates charged to customers is an allowed regulatory ROE for SCE&G of 10.25% and for PSNC Energy of 9.7%.

Demand for natural gas is primarily affected by weather, customer growth, the economy and the availability and price of alternate fuels. Natural gas competes with electricity, propane and heating oil to serve the heating and, to a lesser extent, other household energy needs of residential and small commercial customers. This competition is generally based on price and convenience. Large commercial and industrial customers often have the ability to switch from natural gas to an alternate fuel, such as propane or fuel oil. Natural gas competes with these alternate fuels based on price. As a result, any significant disparity between supply and demand, either of natural gas or of alternate fuels, and due either to production or delivery disruptions or other factors, will affect price and will impact the Company’s ability to retain large commercial and industrial customers.

The production of shale gas in the United States continues to keep prices for this commodity at historic lows, and such prices are expected to continue at generally low levels for several years. The supply of natural gas from the Marcellus shale basin has prompted Dominion Energy and other companies unaffiliated with SCANA to propose construction of an approximately 600-mile pipeline that would bring natural gas from West Virginia to Virginia and North Carolina. This pipeline is expected to be completed in late 2019 and, if successful, it may drive economic development along its path, including areas within PSNC Energy's service territory, and may serve to assist in keeping natural gas competitively priced in the region.

Gas Marketing

SCANA Energy markets natural gas in the southeast and provides energy-related services to customers, including retail customers in Georgia. Operating results for energy marketing are influenced by customer demand for natural gas and the ability to control costs. The price of alternate fuels and customer growth significantly affect demand for natural gas. In addition, the availability of certain pipeline capacity to serve industrial and other customers is dependent upon the market share held by SCANA Energy in the Georgia retail market. SCANA Energy sells natural gas to over 425,000 customers (as of December 31, 2017) throughout Georgia. This market is mature, resulting in low margins and significant competition from affiliates of large energy companies and electric membership cooperatives, among others. SCANA Energy’s ability to maintain its market share primarily depends on the prices it charges customers relative to the prices charged by its competitors and its ability to provide high levels of customer service. In addition, SCANA Energy's operating results are sensitive to the impacts of weather on customer demand.

RESULTS OF OPERATIONS

Earnings (Loss) and dividends were as follows:

	2017	2016	2015
Earnings (loss) per share	$(0.83)	$4.16	$5.22
Cash dividends declared per share	$2.45	$2.30	$2.18

On February 22, 2018, SCANA declared a quarterly cash dividend on its common stock of $0.6125 per share.

2017 vs 2016

Earnings (loss) per share primarily reflects an operating loss from Electric Operations, which includes an impairment loss associated with the abandonment of the Nuclear Project, partially offset by improved operating income from Gas Distribution. In addition, earnings (loss) per share reflects a loss resulting from enactment of the Tax Act. These and other results are discussed below.

2016 vs 2015

Earnings per share reflects higher operating income from Electric Operations and Gas Distribution and higher net income from Gas Marketing. These and other results are discussed below.

Matters Impacting Future Results

The Company's decision on July 31, 2017 to stop construction of Unit 2 and Unit 3 and to pursue recovery of the cost of the abandoned Nuclear Project has had and could continue to have significant impacts on future earnings, cash flows and financial position, including those related to the ultimate recovery of regulatory assets and the sustainability of tax positions. The Company continues to believe the decision to abandon the Nuclear Project was prudent and that costs incurred with respect to the project were prudent, have contested specific challenges to this decision, and believe that the issues related to the recovery of the cost of the abandoned Nuclear Project and related to the rates currently being collected under the BLRA for financing costs should be resolved in future proceedings before the SCPSC. However, based on various events following the abandonment, there is significant uncertainty as to SCE&G's ultimate ability to fully recover its costs of Unit 2 and Unit 3 and a return on them from its customers. These events include the contentious nature of ongoing reviews by legislative committees and others, legislative proposals being considered by the General Assembly and promoted by the Governor, and the Request being considered by the SCPSC that could result in the suspension of rates currently being collected under the BLRA, as well as the return of such amounts previously collected.

The Company has determined that a disallowance of recovery of part of the cost of the abandoned plant is both probable and reasonably estimable under applicable accounting guidance, and has recorded a pre-tax impairment loss with respect to disallowance of unrecovered nuclear project costs and other related deferred costs totaling approximately $1.118 billion. This amount includes $210 million recorded in the third quarter of 2017 and the remaining $908 million recorded in the fourth quarter of 2017. For additional discussion, see Impairment Considerations in Critical Accounting Policies and Estimates and Note 10 to the consolidated financial statements.

It is reasonably possible that further changes in these estimates will occur in the near term and could be material; however, all such changes cannot be reasonably estimated. The above impairment loss reflects impacts similar to those that would have resulted had the proposed solution announced November 16, 2017 been implemented. If the merger benefits and cost recovery plan outlined in the Joint Petition is implemented (upon closing of the merger as contemplated in the Merger Agreement), an additional impairment loss and other charges totaling as much as approximately $1.7 billion would be expected to be recorded. If instead the Joint Petition is not approved and the Request by the ORS is approved, if the BLRA is found to be unconstitutional or the General Assembly amends or revokes the BLRA, the Company may be required to record an additional impairment loss and other charges totaling as much as approximately $4.8 billion. This additional impairment loss would result from the write-off of the remaining unrecovered Nuclear Project costs of $3.976 billion recorded within regulatory assets and the refund of revised rates collections under the BLRA described above of approximately $1.9 billion, net of approximately $1.062 billion, which amount represents the monetization of guaranty settlement of $1.095 billion recorded within regulatory liabilities less amounts that may be required to settle contractor liens. The Company does not currently anticipate that any of the $1.9 billion in revenue previously collected will be subject to refund; however, no assurance can be given as to the outcome of this matter.

                In December 2017, the Tax Act was enacted, resulting in the remeasurement of all federal deferred income tax assets and liabilities to reflect a 21% federal statutory corporate tax rate. Due to the regulated nature of the Company’s operations, the effect of this remeasurement is primarily reflected in excess deferred income tax balances within regulatory liabilities. As described in Note 2 to the consolidated financial statements, SCE&G and PSNC Energy have responded to orders from state regulators seeking information on the effects the Tax Act would have on their respective operations. The Company cannot determine the amount or timing of any refunds to customers that may result. Going forward, the Company expects that the lower tax expense resulting from the reduced federal statutory tax rate will result in similar reductions to amounts collected from customers through electric and gas rates, and no significant impact on financial results are expected. See also Note 5 to the consolidated financial statements for additional discussion related to deferred tax assets and deferred tax liabilities.

These matters impacting future results are further discussed under Impact of Abandonment of Nuclear Project within LIQUIDITY AND CAPITAL RESOURCES and in Note 2 and Note 10 to the consolidated financial statements.

Electric Operations

Electric Operations is comprised of the electric operations of SCE&G, GENCO and Fuel Company. Electric Operations operating income (including transactions with affiliates) was as follows:

Millions of dollars	2017	2016	2015
Operating revenues	$2,664.4	$2,619.4	$2,557.1
Fuel used in electric generation	593.6	576.1	660.6
Purchased power	80.1	63.7	52.1
Other operation and maintenance	519.0	526.1	497.1
Impairment loss	1,118.1	—	—
Depreciation and amortization	294.7	286.5	277.3
Other taxes	220.3	210.4	194.5
Operating Income (Loss)	$(161.4)	$956.6	$875.5

Electric operations can be significantly impacted by the effects of weather. SCE&G estimates the effects on its electric business of actual temperatures in its service territory as compared to historical averages to develop an estimate of electric revenue and fuel costs attributable to the effects of abnormal weather. Results in 2017 reflect milder than normal weather in the first and fourth quarters and warmer than normal weather in the second and third quarters. Results in 2016 reflect significantly warmer than normal weather in the second and third quarters and milder than normal weather in the first and fourth quarters. Results in 2015 reflect colder than normal weather in the first quarter, warmer than normal weather in the second and third quarters and milder than normal weather in the fourth quarter.

2017 vs 2016

•

Operating revenue increased due to revised rates increases under the BLRA of $57.6 million, residential and commercial growth of $29.4 million, industrial growth and higher usage of $5.5 million, increased revenue recognized under the DER program of $7.3 million and higher fuel cost recovery of $48.1 million. These revenue increases were partially offset by the effects of milder weather of $77.7 million, lower residential and commercial average use of $18.9 million and lower collections under the rate rider for pension costs of $4.0 million. The lower pension rider collections had no impact on net income as they were fully offset by the recognition, within other operation and maintenance expenses, of lower pension costs.

•

Fuel used in electric generation and purchased power expenses increased due to higher fuel prices of $48.1 million, amortization of DER program costs of $3.9 million and increased sales volumes associated with residential and commercial customer growth of $5.8 million. These increases were partially offset due to lower sales volumes associated with the effects of milder weather of $15.9 million, lower residential and commercial average use of $4.1 million, lower industrial usage of $1.6 million and lower fuel handling expenses of $2.4 million.

•

Other operation and maintenance expenses decreased due to lower labor costs of $24.0 million, primarily due to lower incentive compensation costs and lower pension costs associated with the lower pension rider collections, partially offset by nuclear abandonment-related severance costs of $12.3 million. This decrease was offset by higher non-labor electric generation costs of $2.2 million and due to wind down and other costs associated with the abandonment of the Nuclear Project of $10.9 million.

•

Impairment loss represents the estimate of the probable disallowance of recovery associated with the abandonment of the Unit 2 and Unit 3 of $670 million, a write down to estimated fair value of the carrying value of nuclear fuel acquired for use in Unit 2 and Unit 3 of $87 million and an aggregate amount of $361 million to write off costs which had been previously deferred primarily within regulatory assets in connection with the Nuclear Project.

•	Depreciation and amortization increased primarily due to net plant additions.

•	Other taxes increased primarily due to higher property taxes associated with net plant additions.

2016 vs 2015

•

Operating revenue increased due to revised rates increases under the BLRA of $60.7 million, residential and commercial growth of $29.0 million, industrial growth and higher usage of $9.7 million, increased revenue recognized under the DER program of $5.8 million, the effects of weather of $28.2 million and higher collections under the rate rider for pension costs of $13.5 million. The higher pension rider collections had no impact on net income as they were fully offset by the recognition, within other operation and maintenance expenses, of higher pension costs. Revenue also increased due to downward adjustments in 2015, pursuant to orders from the SCPSC, to apply $14.5 million as an offset to fuel cost recovery upon the adoption of new (lower) electric depreciation rates and by $5.2 million related to DSM Programs. These adjustments had no effect on net income in 2015 as they were fully offset by the recognition of $14.5 million of lower depreciation expense and by the recognition, within other income, of $5.2 million of gains realized upon the settlement of certain interest rate contracts. These revenue increases were partially offset by lower fuel cost recovery of $84.1 million and lower residential and commercial average use of $19.5 million.

•

Fuel used in electric generation and purchased power expenses decreased due to lower fuel prices of $84.1 million, lower sales volumes associated with residential and commercial average use of $4.2 million and lower fuel handling expenses of $2.3 million. These decreases were partially offset due higher to amortization of DER program costs of $4.6 million, higher industrial usage of $1.9 million, increased sales volumes associated with residential and commercial customer growth of $6.4 million and higher sales volumes associated with the effects of weather of $4.9 million.

•

Other operation and maintenance expenses increased due to higher labor costs of $25.4 million, primarily due to increased pension costs associated with the higher pension rider collections and higher incentive compensation costs. Other operation and maintenance expenses also increased due to higher amortization of DSM program costs of $2.0 million.

•	Depreciation and amortization increased primarily due to net plant additions.

•	Other taxes increased primarily due to higher property taxes associated with net plant additions.

Sales volumes (in GWh) related to the electric operations above, by class, were as follows:

Classification	2017	2016	2015
Residential	7,782	8,140	7,978
Commercial	7,372	7,506	7,386
Industrial	6,212	6,265	6,201
Other	584	600	595
Total retail sales	21,950	22,511	22,160
Wholesale	916	947	942
Total Sales	22,866	23,458	23,102

2017 vs 2016

Retail and wholesale sales volumes decreased primarily due to the effects of weather, partially offset by increases associated with customer growth.

2016 vs 2015

Retail sales volumes increased primarily due to the effects of weather and customer growth.

Gas Distribution

Gas Distribution is comprised of the local distribution operations of SCE&G and PSNC Energy. Gas Distribution operating income (including transactions with affiliates) was as follows:

Millions of dollars	2017	2016	2015
Operating revenues	$876.0	$789.8	$811.7
Gas purchased for resale	393.0	345.9	383.7
Other operation and maintenance	168.9	172.7	161.4
Depreciation and amortization	84.9	82.0	77.5
Other taxes	42.5	41.5	37.5
Operating Income	$186.7	$147.7	$151.6

The effect of abnormal weather conditions on gas distribution margin is mitigated by the WNA at SCE&G and the CUT at PSNC Energy as further described in Revenue Recognition in Note 1 of the consolidated financial statements. The WNA and CUT do not affect sales volumes.

2017 vs 2016

•

Operating revenue increased at SCE&G primarily due to increased base rates under the RSA of $6.7 million, customer growth of $11.7 million and higher gas cost recovery of $14.9 million. These increases were partially offset by lower average use of $1.6 million. In addition to these factors, operating revenue increased due to PSNC Energy's higher gas cost collections of $28.9 million, a rate increase of $14.9 million, customer growth of $8.1 million and higher CUT of $17.2 million. These increases at PSNC Energy were partially offset by milder weather and declining consumption of $18.8 million.

•

Gas purchased for resale at SCE&G increased due to higher gas prices of $15.7 million and increased sales volumes associated with firm customer growth of $7.1 million. In addition to these factors, gas purchased for resale increased primarily due to PSNC Energy's higher gas costs of $28.9 million and customer growth of $2.2 million that were partially offset by milder weather and declining consumption of $7.3 million.

•

Other operation and maintenance expenses decreased primarily due to lower labor costs of $4.9 million at SCE&G and $10.9 million at PSNC Energy, due primarily to lower incentive compensation costs.  These decreases were partially offset by higher non-labor costs of $1.7 million at SCE&G and $8.6 million at PSNC Energy.

•	Depreciation and amortization increased primarily due to net plant additions.

•	Other taxes increased primarily due to higher property taxes associated with net plant additions.

2016 vs 2015

•

Operating revenue decreased at SCE&G primarily due to lower gas cost recovery of $17.6 million and lower firm average use of $6.1 million. These decreases were partially offset by increased base rates under the RSA of $2.6 million and firm customer growth of $13.1 million. In addition to these factors, operating revenue decreased due to PSNC Energy's lower gas cost collections of $45.4 million. These decreases at PSNC Energy were partially offset by a rate increase of $6.5 million, increased customer growth of $10.3 million and higher CUT of $13.8 million.

•

Gas purchased for resale at SCE&G decreased due to lower gas prices of $17.6 million. These decreases at SCE&G were partially offset by increased sales volumes associated with firm customer growth of $6.5 million. In addition to these factors, gas purchased for resale decreased due to PSNC Energy's decreased gas cost of $45.4 million and an excess state deferred income tax refund of $1.9 million. This decrease at PSNC Energy was partially offset by customer growth of $3.8 million, as well as higher CUT of $15.5 million.

•	Other operation and maintenance expenses increased due to higher labor costs of $6.7 million, due primarily to higher incentive compensation costs.

•	Depreciation and amortization increased due to net plant additions, partially offset by the implementation of SCPSC-approved revised (lower) depreciation rates at SCE&G of $1.1 million.

•	Other taxes increased primarily due to net plant additions.

Sales volumes (in MMBTU) related to gas distribution by class, including transportation, were as follows:

Classification (in thousands)	2017	2016	2015
Residential	37,251	40,142	39,090
Commercial	28,429	29,078	28,064
Industrial	20,108	19,364	20,101
Transportation gas	51,587	49,769	49,297
Total	137,375	138,353	136,552

2017 vs 2016

Residential and commercial sales volumes decreased due to the effects of weather and lower average use.  These decreases were partially offset by customer growth.  Industrial sales volumes at SCE&G increased due to fewer curtailments and customer growth. Transportation volumes at SCE&G increased primarily due to firm customers transporting rather than purchasing system supply. Transportation volumes at PSNC Energy increased primarily due to firm service expansion partly offset by a decline in natural gas fired electric generation transportation and milder weather.

2016 vs 2015

Residential and commercial firm sales volumes increased primarily due to customer growth. Commercial and industrial interruptible volumes decreased, and firm volumes increased, due to customers switching from interruptible to firm service at SCE&G. Industrial volumes decreased and transportation volumes increased due to customers switching to transportation only service.

Gas Marketing

Gas Marketing is comprised of the nonregulated marketing operation, SCANA Energy, which operates in the southeast and includes Georgia’s retail natural gas market. Gas Marketing operating revenues and net income were as follows:

Millions of dollars	2017	2016	2015
Operating revenues	$1,001.4	$936.7	$1,146.7
Net Income	26.9	29.8	27.6

2017 vs 2016

Operating revenues increased primarily due to higher natural gas prices. Net income decreased primarily due to the impact of the remeasurement of deferred income taxes upon enactment of the Tax Act.

2016 vs 2015

Operating revenues decreased due to the lower market price of natural gas and lower industrial sales volume. Net income increased primarily due to a weather-related increase in demand.

Other Operating Expenses

Other operating expenses were as follows:

Millions of dollars	2017	2016	2015
Other operation and maintenance	$736.7	$755.6	$715.3
Impairment loss	1,118.1	—	—
Depreciation and amortization	381.6	370.9	357.5
Other taxes	264.2	253.9	234.2

Changes in other operating expenses are largely attributable to the electric operations and gas distribution segments and are addressed in their respective discussions of operating income (loss). In addition, overall increases in other operating expenses in 2016 were partially offset by the sale of CGT in early 2015, which resulted in decreases in other operation and maintenance expenses of $2.2 million, depreciation and amortization of $0.7 million and other taxes of $0.5 million.

Net Periodic Pension Benefit Cost

 Other operation and maintenance expense includes net periodic pension benefit cost, which was recorded on the income statements and balance sheets as follows:

Millions of dollars	2017	2016	2015
Income Statement Impact:
Employee benefit costs	$15.3	$19.2	$5.3
Other expense	0.5	0.9	1.1
Balance Sheet Impact:
Increase in capital expenditures	5.2	5.3	3.9
Component of amount receivable from Summer Station co-owner	2.1	2.1	1.5
Increase (decrease) in regulatory assets	(0.8)	(4.6)	6.2
Net periodic benefit cost	$22.3	$22.9	$18.0

Pursuant to regulatory orders, SCE&G recovers current pension expense through a rate rider (for retail electric operations) and through cost of service rates (for gas operations), and amortizes pension costs previously deferred in regulatory assets as further described in Note 2 and Note 8 to the consolidated financial statements. Amounts amortized were $2.0 million for retail electric operations and $1.0 million for gas operations for each period presented. Pursuant to regulatory orders, PSNC Energy recovers current pension expense through cost of service rates.

Other Income (Expense), net

Other income (expense), net includes the results of certain incidental non-utility activities of regulated subsidiaries, the activities of certain non-regulated subsidiaries, governance activities of the parent company and AFC. AFC is a utility accounting practice whereby a portion of the cost of both equity and borrowed funds used to finance construction (which is shown on the balance sheet as construction work in progress) is capitalized. An equity portion of AFC is included in nonoperating income and a debt portion of AFC is included in interest charges (credits), both of which have the effect of increasing reported net income. Components of other income (expense), net were as follows:

Millions of dollars	2017	2016	2015
Other income	$78.4	$64.4	$74.5
Other expense	(46.2)	(38.5)	(60.1)
Gain on sale of SCI, net of transaction costs	—	—	106.6
AFC - equity funds	23.2	29.4	27.0

2017 vs 2016

Other income increased by $10.9 million due to the accrual of carrying costs on unrecovered nuclear project costs and by $6.3 million due to SCPSC-approved carrying cost accrual on certain deferred items. Other expenses increased primarily due to higher legal costs at the parent company. AFC decreased due to the abandonment of the Nuclear Project and a lower AFC rate as a result of removing Nuclear Project related capital costs from the average construction work in progress balance used to determine the annual AFC rate following the abandonment decision.

2016 vs 2015

Other income decreased by $3.5 million due to lower gains on the sale of land and due to the recognition in 2015 of $5.2 million of gains realized upon the settlement of certain interest rate contracts previously recorded as regulatory liabilities pursuant to SCPSC orders previously discussed. Such gain recognition was fully offset by downward adjustments to electric operating revenues and had no effect on net income (see electric margin discussion). Other income also decreased by $3.9 million and other expenses decreased by $2.3 million due to the sale of SCI, and other income and other expenses decreased by $10.5 million for billings to DECG for transition services provided at cost pursuant to the terms of the sale of CGT.  Other expenses decreased by $5.2 million due to lower contribution expenses. In 2015, other income included the gain on the sale of SCI (see Dispositions in Note 1 to the consolidated financial statements).  AFC increased due to construction activity.

Interest Expense

Components of interest expense, net of the debt component of AFC, were as follows:

Millions of dollars	2017	2016	2015
Interest on long-term debt, net	$346.7	$330.3	$311.3
Other interest expense	16.7	12.0	6.5
Total	$363.4	$342.3	$317.8

Interest expense increased in each year primarily due to increased borrowings, and in 2017 due to lower AFC on borrowed funds.

Income Taxes

Income tax benefit for 2017 was primarily due to the impairment loss. Additionally, the impact of remeasuring deferred taxes upon enactment of the Tax Act increased deferred tax expense and resulted in additional net loss of approximately $30 million. Exclusive of these items, income tax expense increased from 2016 to 2017 primarily due to higher income before taxes. Income tax expense decreased from 2015 to 2016 primarily due to lower income before taxes. In 2015 income tax expense and income before taxes were affected by the sales of CGT and SCI.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity Considerations

              The Company has experienced significant adverse events leading up to the decision to stop construction of Unit 2 and Unit 3, as well as significant adverse events since that decision was made. These events include the bankruptcy filing of the Consortium, the anticipated rejection by the Consortium of the EPC Contract with its fixed-price provisions, and the ongoing contentious proceedings before regulatory and legislative bodies, among others things described in Note 10. In addition, downgrades by credit ratings agencies have occurred since the beginning of 2017, including recent rating actions.  The Company has significant obligations that must be paid within the next 12 months, including long-term debt maturities and capital lease payments of $727 million, short-term borrowings of $350 million, interest payments of approximately $335 million, and future minimum payments for operating leases of $34 million.  Working capital requirements, such as those for fuel supply and similar obligations, also arise due to the lag between when such amounts are paid and when related collection of such costs through customer rates occurs.

              Management believes as of the date of issuance of these financial statements that it has access to available sources of cash to pay obligations when due over the next 12 months. These sources include committed lines of credit that expire in December 2018 totaling $200 million, and committed long-term lines of credit that expire in December 2020 totaling $1.8 billion. In addition, as of the date of issuance of these financial statements, SCE&G continues to collect in customer rates amounts previously approved under the BLRA, as well as amounts provided for in other orders related to non-BLRA electric and gas rates. However, as further described below, SCANA's credit rating has fallen below investment grade, which has constricted its ability to issue commercial paper.

As described in Note 10, on January 31, 2018, the South Carolina House of Representatives passed a bill (H.4375) that would create an experimental rate which would effectively suspend collections from rates previously approved by the SCPSC under the BLRA. This experimental rate would remain in effect during the pendency of administrative proceedings currently before the SCPSC or any appeal therefrom. In addition, the South Carolina Senate passed a joint resolution (S. 954) which, if enacted, would prohibit the SCPSC from holding a hearing on the merits for a docket in which requests were made pursuant to the BLRA (other than an administrative or procedural hearing prior to such hearing on the merits), and would prohibit any final determination on any such requests, before November 1, 2018, and would require the SCPSC to issue a final order for such docket no later than December 21, 2018. Any bill must be approved by both legislative chambers and be signed by, or allowed to become law without the signature of, the Governor before it would be enacted. Such regulatory, legislative or judicial proceedings outside of the Company’s control may result in the temporary or permanent suspension of the approximately $445 million annually of rates being collected currently under the BLRA, the return of such amounts previously collected of $1.9 billion, or the requirement that SCE&G's share of payments received from the Toshiba Settlement ($1.095 billion) be placed in escrow or be refunded to customers. The Company cannot predict if or when either of these bills could become law or what additional actions, if any, may be proposed or taken, including other legislative actions related to the BLRA.

Were the SCPSC to grant the relief sought by ORS in the Request or grant similar relief resulting from legislative action, and as further discussed in Note 10 in the consolidated financial statements, an additional impairment loss or other charges totaling as much as approximately $4.8 billion may be required. Such an impairment loss or other charges would further stress the Company’s equity to total capitalization ratio and may result in the ratio of equity to total capitalization falling below minimum levels prescribed in the Company’s credit agreements. In such an event, the Company’s ability to borrow under its commercial paper programs and credit facilities and its ability to pay future dividends would likely be limited or may trigger events of default under such agreements.

Known and knowable conditions and events when considered in the aggregate as of the date of issuance of these financial statements do not suggest it is probable that the Company will not be able to meet obligations as they come due over the next 12 months. However, possible future actions related to rates or refunds could have a material adverse effect on the Company’s financial condition, liquidity, results of operations and cash flows such that management’s conclusion with respect to its ability to pay obligations when due could change.

Impact of Abandonment of Nuclear Project

Toshiba provided a parental guaranty for WEC’s payment obligations under the EPC Contract. Following the bankruptcy of WEC, the Toshiba Settlement was executed under which Toshiba was to make periodic settlement payments in the total amount of approximately $2.2 billion ($1.2 billion for SCE&G's 55% share), including certain amounts with respect to contractor liens. In 2017, the first payment under the Toshiba Settlement was received and the remaining amounts due were monetized, resulting in total cash inflows of approximately $2 billion (approximately $1.1 billion for SCE&G's 55% share), including amounts related to the contractor liens. See also Note 10 to the consolidated financial statements. Portions of these proceeds have been utilized to repay maturing commercial paper balances. Such short-term borrowings had been incurred primarily for the construction of Unit 2 and Unit 3 prior to the decision to stop their construction.

Regulatory proceedings being considered by the SCPSC include the Request filed by the ORS which, if granted, would require SCE&G to (1) immediately suspend all revised rates collections from customers which were previously approved by the SCPSC pursuant to the authority of the BLRA, and (2) make credits to future bills or refunds to customers for prior revised rates collections in the event that the BLRA is found to be unconstitutional or the South Carolina General Assembly amends or revokes it. SCE&G estimates that revised rates collections, including collections related to transmission assets expected to be placed into service, currently total approximately $445 million annually, and such amounts accumulated as of December 31, 2017 total approximately $1.9 billion.

In an amendment to the Request, the ORS has asked the SCPSC to consider the most prudent manner by which SCE&G will enable its customers to realize the value of the monetized Toshiba Settlement payments and other payments made by Toshiba towards satisfaction of its obligations to SCE&G. Parties who filed to intervene in these proceedings or who filed a letter in support of the Request, as amended, include the Governor, the state's Office of Attorney General and Speaker of the House of Representatives, the Electric Cooperatives of South Carolina, the SCEUC, certain large industrial customers, and several environmental groups. On December 20, 2017, the SCPSC denied SCE&G's motion to dismiss the Request and requested that the ORS carry out an inspection, audit and examination of SCE&G's revenue requirements to assist the SCPSC in determining whether SCE&G's present schedule of rates is fair and reasonable and also ordered that a hearing be scheduled to consider the Request. The hearing has not yet been scheduled. See Note 2 for additional developments. SCE&G intends to continue vigorously contesting the Request, but cannot give any assurance as to the timing or outcome of this matter. Any adverse action by the SCPSC, such as that sought by the ORS in the Request, could have a material adverse impact on results of operations, cash flows and financial condition.

Should the SCPSC or a court direct that proceeds arising from the Toshiba Settlement be refunded to customers in the near-term, or direct that such funds be escrowed or otherwise made unavailable to SCE&G, it is anticipated that SCE&G would reissue commercial paper, draw on its credit facilities or issue long-term debt to fund such requirement if such sources are available. However, were the SCPSC to rule in favor of the ORS in response to the Request that SCE&G suspend collections from customers of amounts previously authorized under the BLRA, or were other actions of the SCPSC or others taken in order to significantly restrict SCE&G’s access to revenues or impose additional adverse refund obligations on SCE&G, the Company’s assessment regarding the recoverability of all or a portion of the remaining balance of unrecovered nuclear project costs (see Note 2 to the consolidated financial statements) would be adversely impacted and additional impairment losses would likely be recorded. Further, the recognition of significant additional impairment losses with respect to unrecovered Nuclear Project costs could increase the the Company's debt to total capitalization to a level which may limit its ability to borrow under its commercial paper programs or under its credit facilities and also could constitute a default under these credit facilities. Borrowing costs for long-term debt issuances and access to capital markets could also be negatively impacted.

For additional background on the Nuclear Project and further details on the matters described above, see Note 10 to the consolidated financial statements under Abandoned Nuclear Project - Toshiba Settlement and Subsequent Monetization and Determination to Stop Construction and Related Regulatory, Political and Legal Developments.

In the first quarter of 2017, credit ratings agencies placed SCANA and SCE&G’s credit ratings on negative outlook or watch status due to adverse developments relating to the WEC bankruptcy. In the third quarter of 2017, two agencies lowered their ratings for SCANA and its rated subsidiaries, citing a decline in the regulatory environment as a principal reason for the downgrades, and both agencies maintained their negative outlook or watch status. On January 3, 2018, after SCANA announced a proposed merger with Dominion Energy, each of the three agencies affirmed or reported no change to their respective credit ratings, and one agency revised its rating outlook for SCANA and its rated operating companies from negative to evolving. However, on January 31, 2018, the South Carolina House of Representatives overwhelmingly approved a bill (H.4375) that, if enacted, would temporarily repeal rates SCE&G collects under the BLRA. As a result, on February 5, 2018, one agency downgraded its ratings for SCANA and SCE&G, and attributed the downgrade to the action taken by the House of Representatives and the politically charged environment that is expected to weigh heavily on any decisions by the SCPSC related to SCE&G's electric rates. With this recent downgrade, the issuer ratings and the senior unsecured debt ratings for SCANA are considered below investment grade by two credit agencies; the issuer ratings for SCE&G are considered to be at the threshold for investment grade by two credit agencies while its senior secured debt ratings remain above investment grade; and the issuer ratings for PSNC Energy are considered to be at the threshold for investment grade by one credit agency while its senior secured debt ratings remain above investment grade. All of the ratings for SCANA, SCE&G and PSNC Energy are either under review for possible downgrade or have a negative or evolving outlook.

Any actions taken by or anticipated to be taken by regulators or legislators that are viewed as adverse, including a change to the BLRA or a requirement that SCE&G make credits to future bills or refunds to customers above such amounts as are included in the Merger Agreement or any requirement that SCE&G make such credits or refunds in the absence of the merger being consummated, or deterioration of the rated companies’ commonly monitored financial credit metrics or any additional adverse developments with respect to the Nuclear Project, could further negatively affect their debt ratings. If these rating agencies were to further lower any of these ratings, borrowing costs on new issuances of long-term debt and commercial paper would increase, which could adversely impact financial results or limit or eliminate refinancing opportunities, and the potential pool of investors and funding sources could decrease. In addition, further ratings downgrades may result in lower collateral thresholds being applied to commodity derivatives, or the removal of such thresholds altogether. This action would have the effect of requiring the Company to post additional collateral for commodity derivative instruments with unfavorable fair values. Ratings downgrades have also resulted in prepayments and demands from vendors for letters of credit, cash deposits, or other forms of credit support under certain gas supply and other agreements, and further ratings downgrades could result in requirements for additional deposits or the provision of additional credit support in order to conduct business under these agreements. See further discussion under the heading Credit Risk Considerations in Note 6 to the consolidated financial statements.

Significant Tax Deductions and Credits

The Company has claimed significant research and experimentation tax deductions and credits related to the design and construction activities of Unit 2 and Unit 3. A significant portion of these claims followed the issuance of final IRS regulations in 2014 regarding such treatment with respect to expenditures related to the design and construction of pilot models.  (See also Note 5 to the consolidated financial statements.) The Company also expects to claim a significant tax deduction related to the decision to stop construction and to abandon the Nuclear Project in 2017.

These tax claims primarily involve the timing of recognition of tax deductions rather than permanent tax attributes, and their permanent attributes (net), as well as most of the interest accruals required to be recorded with respect to them, had been deferred within regulatory assets. As such, until December 31, 2017 when it was determined to treat these deferrals as impaired (see Note 10 to the consolidated financial statements), these claims had not had, and were not expected to have in the future, significant direct effects on results of operations. Nonetheless, the claims have contributed significantly to cash flows by providing a significant source of capital and lessening the level of debt and equity financing that the Company needed to raise in the financial markets.

The claims made to date are under examination, and are considered controversial, by the IRS. Tax deductions which are expected to be claimed in connection with the determination to abandon the construction of Unit 2 and Unit 3 may also be considered controversial; therefore, it is also expected that the IRS will examine future tax returns. To the extent that any of these claims are not sustained as ordinary losses on examination or through any subsequent appeal, the Company will be required to repay any cash received for tax benefit claims which are ultimately disallowed, along with interest on those amounts. Such amounts could be significant and could adversely affect liquidity, cash flows, results of operations and financial condition. In certain circumstances, which management considers to be remote, penalties for underpayment of income taxes could also be assessed. Additionally, in such circumstances, the Company may need to access the capital markets to fund those tax and interest payments, which could in turn adversely impact its ability to access financial markets for other purposes.

Other Liquidity Requirements and Restrictions

The terms of the Merger Agreement place limits on the Company and its subsidiaries as to certain investing and financing transactions. While the Merger Agreement permits the Company and its subsidiaries to refinance and issue certain long-term debt, make capital expenditures at certain levels, consummate certain planned investments, and make regular quarterly dividend payments to its shareholders at certain levels, transactions above these levels would require consent from Dominion Energy, which consent cannot be unreasonably withheld. Permitted transactions include, but are not limited to, the planned refinancing of $710 million of long-term debt maturing in 2018 at SCE&G and GENCO and the planned new issuance of $100 million of long-term debt at PSNC Energy, the purchase of an existing 540-MW gas fired power plant, and the payment by SCANA of regular quarterly dividends to its shareholders subject to certain limits. See Capital Expenditures herein for additional restrictions. In addition, SCANA’s Supplementary Key Executive Severance Benefits Plan provides certain payments to qualified senior executive officers in connection with a change in control. In January 2018, approximately $110.7 million was placed irrevocably in a rabbi trust to fund payments pursuant to this and certain other deferred compensation, incentive and retirement plans, which might arise in connection with a change in control and/or a termination of employment or service if and when such payments become due.

The Company expects to meet contractual cash obligations in 2018 through internally generated funds and additional short- and long-term borrowings. Subject to the outcome of the regulatory, legislative and legal proceedings discussed above, the Company expects that, barring a future impairment of the capital markets or its access to such markets, it has or can obtain adequate sources of financing to meet its projected cash requirements for the foreseeable future, including the cash requirements for refinancing maturing long-term debt. As noted above, adverse developments in regulatory, legislative or legal proceedings could alter these conclusions.

The terms of the Merger Agreement limit the dividends that SCANA can pay on its shares of common stock to an amount not greater than $0.6125 per share for any quarter. In order to preserve liquidity, the Company may revise its dividend policy to reduce or eliminate dividend payments. Such a decision could result in a significant decrease in the price of SCANA's common stock and an increase in the cost of raising equity capital.

Cash requirements for SCANA’s regulated subsidiaries arise primarily from their operational needs, funding their construction programs and payment of dividends to SCANA. The ability of the regulated subsidiaries to replace existing plant investment, to expand to meet future demand for electricity and gas and to install equipment necessary to comply with environmental regulations, will depend on their ability to attract the necessary financial capital on reasonable terms. Regulated subsidiaries recover the costs of providing services through rates charged to customers. Rates for regulated services are generally based on historical costs. As customer growth and inflation occur and these subsidiaries continue their ongoing construction programs, rate increases will be sought. The future financial position and results of operations of regulated subsidiaries will be affected by their ability to obtain adequate and timely rate and other regulatory relief.

Rating agencies consider qualitative and quantitative factors when assessing SCANA and its rated operating companies’ credit ratings, including the legislative and regulatory environment, capital structure and the ability to meet liquidity requirements. As previously noted, adverse developments with respect to recovery of Nuclear Project costs have negatively affected the Company’s debt ratings. Further adverse developments, changes in the legislative and regulatory environment or deterioration of SCANA's or its rated operating companies' commonly monitored financial credit metrics could cause the Company to pay higher interest rates on its long- and short-term indebtedness, could limit access to capital markets and liquidity, and could trigger more stringent collateral requirements on interest rate and commodity hedges and under gas supply agreements and other contracts.

Cash provided from operating activities in 2016 and 2017 reflect significant tax benefits (reductions in income tax payments) arising from the deductions previously described under Significant Tax Deductions and Credits. The Company's decision in 2017 to stop construction of Unit 2 and Unit 3 and to abandon the Nuclear Project is expected to result in a significant tax deduction and an associated NOL for tax purposes. The Company expects to obtain a refund of taxes paid in certain prior years as a result of the carryback of the NOL, and expects to benefit from the carryforward of the NOL in future years. These cash flows are expected to supplant portions of financing which would otherwise be obtained in the capital markets.

Enactment of the Tax Act resulted in the remeasurement of deferred income tax assets and liabilities and the recognition as regulatory liabilities of certain excess deferred income taxes (see Note 2 and Note 5 to the consolidated financial statements). These regulatory liabilities will be amortized to the benefit of customers in accordance with the normalization provisions of the IRC and Code of Federal Regulations, which will serve to mitigate significant negative cash impact. Similarly, since the majority of the Company’s businesses are rate regulated, lower income taxes payable in future years due to the Tax Act should ultimately result in lower collections from customers in rates.

Capital Expenditures

Cash outlays for property additions and construction expenditures, including nuclear fuel, were $1.2 billion in 2017. Estimates of capital expenditures for construction and nuclear fuel for the next three years, which are subject to continuing review and adjustment, are as follows:

Estimated Capital Expenditures

Millions of dollars	2018	2019
SCE&G
Generation	$124	$145
Transmission & Distribution	229	203
Other	12	23
Gas	98	105
Common	3	11
Total SCE&G	466	487
PSNC Energy	288	275
Other	37	24
Total Normal	791	786
Nuclear Fuel - SCE&G	54	51
Total Estimated Capital Expenditures	$845	$837

Under the terms of the Merger Agreement, the Company may increase the amounts of the above estimated capital expenditures in 2018 and 2019 by not more than 10% without obtaining the consent of Dominion Energy.

Contractual cash obligations as of December 31, 2017 are summarized as follows:

Contractual Cash Obligations	Payments due by periods
Millions of dollars	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
Long- and short-term debt, including interest	$13,352	$1,406	$1,721	$768	$9,457
Capital leases	28	5	14	3	6
Operating leases	112	34	42	9	27
Purchase obligations	3,159	2,345	812	2	—
Other commercial commitments	2,929	1,057	846	258	768
Total	$19,580	$4,847	$3,435	$1,040	$10,258

As of December 31, 2017, the SCPSC has taken no final action with regard to the Request by the ORS or in connection with the effect of the Tax Act on customer rates, including any action with respect to excess deferred income taxes. Therefore, no amounts have been included in the table above for these matters. See Note 2 to the consolidated financial statements.

Purchase obligations include customary purchase orders under which the Company has the option to utilize certain vendors without the obligation to do so. The Company may terminate such arrangements without penalty. Purchase obligations also includes amounts related to the EPC Contract, which the Company anticipates that WEC and WECTEC will reject. The Company does not expect that such amounts will be expended. See Note 10 to the consolidated financial statements.

Other commercial commitments includes estimated obligations under forward contracts for natural gas purchases. Such forward contracts include customary “make-whole” or default provisions, but are not considered to be “take-or-pay” contracts. Certain of these contracts relate to regulated businesses; therefore, the effects of such contracts on fuel costs are reflected in electric or gas rates.  Other commercial commitments also includes a “take-and-pay” contract for natural gas which expires in 2019 and estimated obligations for coal and nuclear fuel purchases.  The Company has included certain amounts related to nuclear fuel commitments based on its interpretation of its obligations under existing contract terms that are currently disputed by the supplier.

Unrecognized tax benefits of approximately $19 million have been excluded from the table above due to uncertainty as to the timing of any future payments. In addition, the table excludes amounts that may be required to be paid to federal or state taxing authorities related to tax deductions and credits on tax returns for which examinations have not been completed or closed. For additional information, see Note 5 to the consolidated financial statements.

In addition to the contractual cash obligations above, the Company sponsors a noncontributory defined benefit pension plan and an unfunded health care and life insurance benefit plan for retirees. The pension plan is adequately funded under current regulations, and no significant contributions are anticipated for the foreseeable future. Cash payments under the postretirement health care and life insurance benefit plan were $12.5 million in 2017, and such annual payments are expected to be the same or increase to as much as $16.5 million in the future.

The Company is party to certain NYMEX natural gas futures contracts for which any unfavorable market movements are funded in cash. These derivatives are accounted for as cash flow hedges and their effects are reflected within other comprehensive income until the anticipated sales transactions occur. The Company is also party to certain interest rate derivative contracts for which unfavorable market movements above certain thresholds are funded in cash collateral. Certain of these interest rate derivative contracts are accounted for as cash flow hedges, and others are not designated for accounting purposes as cash flow hedges but are accounted for pursuant to regulatory orders. See further discussion at Quantitative and Qualitative Disclosures About Market Risk and Note 6 to the consolidated financial statements. As of December 31, 2017, the Company had posted approximately $29 million in cash collateral related to interest rate derivative contracts.

The Company has a legal obligation associated with the decommissioning and dismantling of Unit 1 and other conditional AROs that are not listed in contractual cash obligations above. See Notes 1 and 10 to the consolidated financial statements. SCE&G's method for funding decommissioning costs is described in Note 1 to the consolidated financial statements.

Financing Limits and Related Matters

Issuance of various securities, including long-term and short-term debt, is subject to customary approval or authorization by regulatory bodies including state public service commissions and FERC.

SCE&G has obtained FERC authority to issue short-term indebtedness and to assume liabilities as a guarantor (pursuant to Section 204 of the Federal Power Act). SCE&G may issue unsecured promissory notes, commercial paper and direct loans in amounts not to exceed $1.6 billion outstanding with maturity dates of one year or less, and may enter into guaranty agreements in favor of lenders, banks, and dealers in commercial paper in amounts not to exceed $600 million. GENCO has obtained FERC authority to issue short-term indebtedness not to exceed $200 million outstanding with maturity dates of one year or less. The authority described herein will expire in October 2018. Were adverse developments to occur with respect to uncertainties highlighted elsewhere, the ability of SCE&G or GENCO to secure renewal of this short-term borrowing authority may be adversely impacted.

At December 31, 2017 SCANA, SCE&G (including Fuel Company) and PSNC Energy were parties to five-year credit agreements in the amounts of $400 million, $1.2 billion, of which $500 million relates to Fuel Company, and $200 million, respectively, which expire in December 2020. In addition, at December 31, 2017 SCE&G was party to a three-year credit agreement in the amount of $200 million which expires in December 2018. These credit agreements are used for general corporate purposes, including liquidity support for each company's commercial paper program and working capital needs and, in the case of Fuel Company, to finance or refinance the purchase of nuclear fuel, certain fossil fuels, and emission and other environmental allowances. For a list of banks providing credit support and other information, see Note 4 to the consolidated financial statements.

As of December 31, 2017, the Company had no outstanding borrowings under its credit facilities, had approximately $350 million in commercial paper borrowings outstanding, was obligated under $3.3 million in LOC-supported letters of credit, and held approximately $409 million in cash and temporary investments. The Company regularly monitors the commercial paper and short-term credit markets to optimize the timing for repayment of the outstanding balance on its draws, while maintaining appropriate levels of liquidity. The Company's average short-term borrowings outstanding during 2017 were approximately $870 million. Short-term cash needs were met primarily through the issuance of commercial paper.

At December 31, 2017, the Company’s long-term debt portfolio has a weighted average maturity of approximately    19 years and bears an average cost of 5.75%. Substantially all long-term debt bears fixed interest rates or is swapped to fixed.

The Company’s articles of incorporation do not limit the dividends that may be paid on its common stock. However, the terms of the Merger Agreement limit the dividends that SCANA can pay on its shares of common stock to an amount not greater than $0.6125 per share for any quarter.

SCE&G’s bond indenture (relating to the hereinafter defined Bonds) contains provisions that could limit the payment of cash dividends on its common stock. SCE&G's bond indenture permits the payment of dividends on SCE&G's common stock only either (1) out of its Surplus (which as defined equates to its retained earnings) or (2) in case there is no Surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.  In addition, the Federal Power Act requires the appropriation of a portion of certain earnings from hydroelectric projects.  At December 31, 2017, approximately $94.0 million of retained earnings were restricted by this requirement as to payment of cash dividends on SCE&G’s common stock.

PSNC Energy’s note purchase and debenture purchase agreements contain provisions that could limit the payment of cash distributions, including dividends, on PSNC Energy's common stock. These agreements generally limit the sum of distributions to an amount that does not exceed $30 million plus 85% of Consolidated Net Income (as therein defined) accumulated after December 31, 2008 plus the net proceeds of issuances by PSNC Energy of equity or convertible debt securities (as therein defined). As of December 31, 2017, this limitation would permit PSNC Energy to pay cash distributions in excess of $100 million.

SCANA Corporation

SCANA has an indenture which permits the issuance of unsecured debt securities from time to time including its medium-term notes. This indenture contains no specific limit on the amount of unsecured debt securities which may be issued.

South Carolina Electric & Gas Company

SCE&G is subject to a bond indenture dated April 1, 1993 (Mortgage) covering substantially all of its electric properties under which all of its first mortgage bonds (Bonds) have been issued. Bonds may be issued under the Mortgage in an aggregate principal amount not exceeding the sum of (1) 70% of Unfunded Net Property Additions (as therein defined), (2) the aggregate principal amount of retired Bonds and (3) cash deposited with the trustee. At December 31, 2017, SCE&G's Unfunded Net Property Additions (which are based on property certified November 30, 2017) totaled approximately $754 million, and the aggregate principal of retired Bonds totaled approximately $491 million.  Bonds, other than certain Bonds issued on the basis of retired Bonds, may be issued under the Mortgage only if Adjusted Net Earnings (as therein defined) for 12 consecutive months out of the 18 months immediately preceding the month of issuance are at least twice (2.0) the annual interest requirements on all outstanding Bonds and Bonds to be issued (Bond Ratio). For the year ended December 31, 2017, the Bond Ratio was 5.24. Adjusted Net Earnings, as therein defined, excludes the impairment loss.

Financing Activities

During 2017, net cash outflows related to financing activities totaled approximately $802 million, primarily associated with short-term borrowings and the payment of dividends. During 2016, net cash inflows related to financing activities totaled approximately $560 million, primarily associated with the proceeds from the issuance of long-term debt and short-term borrowings, partially offset by the payment of dividends.

On November 1, 2016, the Company paid at maturity $100 million related to a nuclear fuel financing which had an imputed interest rate of 0.78%.

In June 2016, SCE&G issued $425 million of 4.1% first mortgage bonds due June 15, 2046. Also in June 2016, SCE&G issued $75 million of 4.5% first mortgage bonds due June 1, 2064, which constituted a reopening of the $300 million of 4.5% first mortgage bonds issued in May 2014. Proceeds from these sales were used to repay short-term debt primarily incurred as a result of SCE&G’s construction program, to finance capital expenditures, and for general corporate purposes.

In June 2017, PSNC Energy issued $150 million of 4.18% senior notes due June 22, 2047. In June 2016, PSNC Energy issued $100 million of 4.13% senior notes due June 22, 2046. Proceeds from these sales were used to repay short-term debt, to finance capital expenditures, and for general corporate purposes.

Investing Activities

To settle interest rate derivative contracts, the Company paid approximately $39 million in 2017, $113 million in 2016, and $253 million, net, in 2015.

For additional information, see Note 4 to the consolidated financial statements.

Ratios of earnings to fixed charges for each of the five years ended December 31, 2017, were as follows:

December 31,	2017	2016	2015	2014	2013
	0.43	3.38	4.40	3.39	3.22

The earnings deficiency below fixed charges for 2017 is approximately $226 million. Ratios for 2017 reflect impairment losses related to the Nuclear Project. See Note 10 to the consolidated financial statements. The ratio for 2015 reflects the impact of gains recorded upon the sale of certain subsidiaries. See Note 1 to the consolidated financial statements.

ENVIRONMENTAL MATTERS

The operations of the Company are subject to extensive regulation by various federal and state authorities in the areas of air quality, water quality, control of toxic substances and hazardous and solid wastes. Applicable statutes and rules include the CAA, CWA, Nuclear Waste Act and CERCLA, among others. In many cases, regulations proposed by such authorities could have a significant impact on financial condition, results of operations and cash flows. In addition, the conditions or requirements that will be imposed by regulatory or legislative proposals often cannot be predicted. To the extent that compliance with environmental regulations or legislation results in capital expenditures or operating costs, recovery of such expenditures and costs are expected through existing ratemaking provisions.

For the three years ended December 31, 2017, capital expenditures for environmental control equipment at fossil fuel generating stations totaled $60.7 million.  During this same period, expenditures were made for the construction and retirement of landfills and ash ponds, net of disposal proceeds, of approximately $23.6 million. In addition, expenditures were made to operate and maintain environmental control equipment at fossil plants of $8.2 million in 2017, $9.5 million in 2016 and $8.7 million in 2015, which are included in other operation and maintenance expense, and expenditures were made to handle waste ash, net of disposal proceeds, of $1.2 million in 2017, $2.4 million in 2016 and $1.3 million in 2015, which are included in fuel used in electric generation. In addition, included within other operation and maintenance expense is an annual amortization of $1.4 million in each of 2017, 2016 and 2015 related to SCE&G's recovery of MGP remediation costs as approved by the SCPSC. It is not possible to estimate all future costs related to environmental matters, but forecasts for capitalized environmental expenditures for the Company are $28 million for 2018 and $329 million for the four-year period 2019-2022.  These expenditures are included in the Estimated Capital Expenditures table, discussed in Liquidity and Capital Resources, and include known costs related to the matters discussed below.

The EPA is conducting an enforcement initiative against the utilities industry related to the New Source Review provisions and the NSPS of the CAA. In addition, the DOJ, on behalf of the EPA, has taken civil enforcement action against several utilities. The primary basis for these actions is the assertion by the EPA that maintenance activities undertaken by the utilities at their coal-fired power plants constituted “major modifications” which required the installation of costly BACT. Some of the utilities subject to the actions have reached settlement. Though the Company cannot predict what action, if any, the EPA will initiate against it, any costs incurred are expected to be recoverable through rates.

With the pervasive emergence of concern over the issue of global climate change as a significant influence upon the economy, SCANA, SCE&G and GENCO are subject to climate-related financial risks, including those involving regulatory requirements responsive to GHG emissions, as well as those involving other potential physical impacts. Other business and financial risks arising from such climate change could also materialize. The Company cannot predict all of the climate-related regulatory and physical risks nor the related consequences which might impact the Company, and the following discussion should not be considered all-inclusive.

Physical effects associated with climate changes could include changes in weather patterns, such as storm frequency and intensity, and any resultant damage to the Company's electric and gas systems, as well as impacts on employees and customers, the supply chain and many others. Much of the service territory of SCE&G is subject to the damaging effects of Atlantic and Gulf coast hurricanes and also to the damaging impact of winter ice storms. To help mitigate the financial risks arising from these potential occurrences, SCE&G maintains insurance on certain properties. As part of its ongoing operations, SCE&G maintains emergency response and storm preparation plans and teams who receive ongoing training and related simulations, all in order to allow for the protection of assets and the return of systems to normal reliable operation in a timely fashion following any such event.

Environmental commitments and contingencies are further described in Note 10 to the consolidated financial statements.

REGULATORY MATTERS

SCANA and its subsidiaries are subject to the regulatory jurisdiction of the following entities for the matters noted below. In addition, see Environmental Matters above for a discussion of related regulations to which the Company's operations are subject.

Company	Regulatory Jurisdiction/Matters
SCANA	The SEC as to the issuance of certain securities and other matters and the FERC as to certain acquisitions and other matters.

SCANA and all subsidiaries

The CFTC, under Dodd-Frank, concerning record keeping, reporting, and other related regulations associated with swaps, options, forward contracts, and trade options, to the extent SCANA and any of its subsidiaries engage in any such activities.

SCE&G

The SEC as to the issuance of certain securities and other matters; the SCPSC as to retail electric and gas rates, service, accounting, issuance of securities (other than short-term borrowings) and other matters; the FERC as to issuance of short-term borrowings, guarantees of short-term indebtedness, certain acquisitions, wholesale electric power and transmission rates and services, the transmission of electric energy in interstate commerce, the wholesale sale of electric energy, the licensing of hydroelectric projects and other matters, including accounting; the DOE under the Federal Power Act as to use of emergency authority and coordination of all applicable federal authorizations and related environmental reviews to site an electric transmission facility; and the NRC with respect to the ownership, construction, operation and decommissioning of its nuclear facilities. NRC jurisdiction encompasses broad supervisory and regulatory powers over the construction and operation of nuclear reactors, including matters of health and safety and environmental impact. In addition, the Federal Emergency Management Agency reviews, in conjunction with the NRC, certain aspects of emergency planning relating to the operation of nuclear plants.

GENCO

The SCPSC as to the issuance of securities (other than short-term borrowings); the FERC as to issuance of short-term borrowings, the wholesale sale of electric energy, accounting, certain acquisitions and other matters; and the DOE under the Federal Power Act as to use of emergency authority.

Fuel Company	The SEC as to the issuance of certain securities.

PSNC Energy

The NCUC as to gas rates, service, issuance of securities (other than notes with a maturity of two years or less or renewals of notes with a maturity of six years or less), accounting and other matters, and the SEC as to the issuance of certain securities.

SCE&G and PSNC Energy

The PHMSA and the DOT as to federal pipeline safety requirements for gas distribution pipeline systems and natural gas transmission systems, respectively.  The ORS and the NCUC as to enforcement of federal and state pipeline safety requirements in South Carolina (SCE&G) and North Carolina (PSNC Energy), respectively.  The FERC as to participation in wholesale natural gas markets.

SCANA Energy

The GPSC through its certification as a natural gas marketer in Georgia and specifically as to retail prices for customers served under its regulated provider contract.  The FERC as to participation in wholesale natural gas markets.

Material retail rate proceedings, and significant uncertainties with respect to certain of these proceedings, are described in Note 2 and Note 10 to the consolidated financial statements. In addition, the RSA allows natural gas distribution companies in South Carolina to request annual adjustments to rates to reflect changes in revenues and expenses and changes in investment. Such annual adjustments are subject to certain qualifying criteria and review by the SCPSC.

SCE&G’s electric transmission system and certain facilities related to generation and distribution are subject to NERC, which develops and enforces reliability standards for the bulk power systems throughout North America. NERC is subject to oversight by FERC.

Dodd-Frank provides for substantial additional regulation of over-the-counter and security-based derivative instruments, among other things, and the CFTC and the SEC continue to modify the implementation of Dodd-Frank through rule makings. The Company has determined that it meets the end-user exception in Dodd-Frank, with the lowest level of required regulatory reporting burden imposed by this law. The Company is currently complying with these enacted regulations and intends to comply with regulations enacted in the future.

CRITICAL ACCOUNTING POLICIES AND  ESTIMATES

Following are descriptions of the accounting policies and estimates which are most critical in terms of reporting financial condition or results of operations.

Impairment Considerations

Under the current regulatory construct in South Carolina, pursuant to the BLRA or through other means, the ability of SCE&G to recover costs incurred in connection with Unit 2 and Unit 3, and a reasonable return on them, will be subject to review and approval by the SCPSC. In light of the contentious nature of the reviews by legislative committees and others, the adverse impact that would result if proposed legislation is enacted, and the Request being considered by the SCPSC that could result in the suspension of rates currently being collected under the BLRA, as well as the return of such amounts previously collected, there is significant uncertainty as to SCE&G’s ultimate ability to fully recover its costs of Unit 2 and Unit 3 and a return on them from its customers. SCE&G continues to contest the specific challenges set forth in regulatory, legislative and legal proceedings (see also Note 10 to the consolidated financial statements). However, based on the consideration of those challenges, and particularly in light of SCE&G's proposed solution announced on November 16, 2017 and details in the Joint Petition filed by SCE&G and Dominion Energy with the SCPSC on January 12, 2018, the Company has determined that a disallowance of recovery of part of the cost of the abandoned plant is both probable and reasonably estimable under applicable accounting guidance. In addition, the Company has determined that recovery of certain other related costs deferred within regulatory assets is less than probable. As a result, as of December 31, 2017, the Company has recognized a pre-tax impairment loss totaling $1.118 billion ($690 million net of tax). With the exception of the $210 million loss recorded in the third quarter of 2017 as explained below, this impairment loss was recorded in the fourth quarter of 2017. A discussion of this impairment loss follows:

•

A pre-tax impairment loss was recorded with respect to disallowance of unrecovered nuclear project costs of approximately $670 million. This amount includes $210 million recorded in the third quarter of 2017, which represented costs of approximately $1.2 billion that had been expended on the project, exclusive of transmission costs, but which had not yet been determined to be prudent by the SCPSC in connection with revised rates proceedings under the BLRA, offset by the amount of approximately $1 billion, which amount represents the recovery of the Toshiba Settlement proceeds that are in excess of amounts from that settlement that the Company estimated may be necessary to satisfy certain project liens. This impairment loss also includes $180 million, which amount arises from SCE&G’s entry into an agreement in the fourth quarter of 2017 to purchase in 2018 an existing 540-MW combined cycle gas generating station along with SCE&G's commitment to regulators and the public that the recovery of the initial capital investment in the facility would not be sought from customers. The remaining $280 million of this impairment loss was recorded after consideration of the regulatory and political developments in the fourth quarter of 2017 and early 2018 described in Note 10 to the consolidated financial statements.

•

A pre-tax impairment loss was recorded in the aggregate amount of $361 million to write off costs which had been previously deferred, primarily as regulatory assets, in connection with the Nuclear Project. Such regulatory assets included deferred losses on interest rate swaps for which debt will not be issued due to the abandonment of the Nuclear Project, carrying costs on deferred tax assets arising from the capitalization of interest costs for tax purposes, net deferred costs and tax benefits related to foregone domestic production activities deductions (net of uncertain tax positions and credits) taken with respect to the project, and taxes associated with equity AFC.

•	Finally, an $87 million pre-tax impairment loss was recorded in order to reduce to estimated fair value the carrying value of nuclear fuel acquired for use in Unit 2 and Unit 3.

With the exception of the $87 million related to nuclear fuel, the above impairment loss reflects impacts similar to those that may have resulted had the proposed solution announced November 16, 2017 been implemented. That proposal is presented by SCE&G as a less-favored alternative to the merger benefits and cost recovery plan in the January 12, 2018 Joint Petition. It is reasonably possible that a change in the estimated impairment loss could occur in the near term. If the merger benefits and cost recovery plan outlined in the Joint Petition is implemented (upon closing of the merger as contemplated in the Merger Agreement), an additional impairment loss and other charges totaling as much as approximately $1.7 billion would be expected to be recorded. This additional impairment loss would result from the write-off of unrecovered Nuclear Project costs of approximately $856 million recorded within regulatory assets and the recording of additional liabilities for customer refunds totaling approximately $1.875 billion, net of approximately $1.062 billion, which amount represents the monetization of guaranty settlement of $1.095 billion recorded within regulatory liabilities less amounts that may be required to settle contractor liens. If instead the Joint Petition is not approved and the Request by the ORS is approved, and if the BLRA is found to be unconstitutional or the General Assembly amends or revokes the BLRA, the Company may be required to record an additional impairment loss and other charges totaling as much as approximately $4.8 billion. This additional impairment loss would result from the write-off of the remaining unrecovered Nuclear Project costs of $3.976 billion recorded within regulatory assets and the refund of revised rates collections under the BLRA described above of approximately $1.9 billion, net of approximately $1.062 billion, which amount represents the monetization of guaranty settlement of $1.095 billion recorded within regulatory liabilities less amounts that may be required to settle contractor liens.

Accounting for Rate Regulated Operations

Regulated utilities record certain assets and liabilities that defer the recognition of expenses and revenues to future periods in accordance with accounting guidance for rate-regulated utilities. In the future, in the event of deregulation or other changes in the regulatory environment, the criteria of accounting for rate-regulated utilities may no longer be met, and the write off of regulatory assets and liabilities could be required. Such an event could have a material effect on the results of operations, liquidity or financial position of the Electric Operations and Gas Distribution segments in the period the write-off would be recorded. See Note 2 to the consolidated financial statements for a description of the regulatory assets and liabilities.

Generation assets would be exposed to considerable financial risks in a deregulated electric market. If market prices for electric generation do not produce adequate revenue streams and the enabling legislation or regulatory actions do not provide for recovery of the resulting stranded costs, a write down in those assets could be required. It is not possible to predict whether any write-downs would be necessary and, if they were, the extent to which they would affect results of operations in the period in which they would be recorded. As of December 31, 2017, net investments in fossil/hydro and nuclear generation assets (excluding assets associated with the Nuclear Project, which are discussed under Impairment Considerations above) were approximately $2.2 billion and $825 million, respectively.

Revenue Recognition and Unbilled Revenues

Revenues related to the sale of energy are recorded when service is rendered or when energy is delivered to customers. Because customers of the utilities and retail gas operations are billed on cycles which vary based on the timing of the actual reading of their electric and gas meters, estimates are recorded for unbilled revenues at the end of each reporting period. Such unbilled revenue amounts reflect estimates of the amount of energy delivered to customers for which they have not yet been billed. Such unbilled revenues reflect consideration of estimated usage by customer class, the effects of different rate schedules and, where applicable, the impact of weather normalization or other regulatory provisions of rate structures. The accrual of unbilled revenues in this manner properly matches revenues and related costs. The Company's accounts receivable included unbilled revenues of $220.9 million at December 31, 2017 and $178.9 million at December 31, 2016, compared to total revenues of $4.4 billion in 2017 and $4.2 billion in 2016. See Note 1 to the consolidated financial statements for a discussion of the impact expected from the adoption of new revenue recognition guidance in 2018.

Nuclear Decommissioning

Accounting for decommissioning costs for nuclear power plants involves significant estimates related to costs to be incurred many years into the future. Among the factors that could change SCE&G’s accounting estimates related to decommissioning costs are changes in technology, changes in regulatory and environmental remediation requirements, and changes in financial assumptions such as discount rates and the estimated timing of cash flows. Changes in any of these estimates could significantly impact financial position and cash flows (although changes in such estimates should be earnings-neutral, because these costs are expected to be collected from ratepayers).

Based on a decommissioning cost study, SCE&G’s two-thirds share of estimated site-specific nuclear decommissioning costs for Unit 1, including both the cost of decommissioning plant components that are and are not subject to radioactive contamination, totals $786.4 million, stated in 2016 dollars. Santee Cooper is responsible for decommissioning costs related to its one-third ownership interest in Unit 1. The cost estimate assumes that upon closure the site would be maintained for 60 years in such a manner as to allow for subsequent decontamination that would permit release for unrestricted use.

Under SCE&G’s method of funding decommissioning costs, SCE&G transfers to an external trust fund the amounts collected through rates, less expenses. The trust invests the amounts transferred into insurance policies on the lives of certain company personnel. Insurance proceeds are reinvested in insurance policies. The asset balance held in the trust reflects the net cash surrender value of the insurance policies and cash held by the trust. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures for Unit 1 on an after-tax basis.

Asset Retirement Obligations

AROs are accrued for legal obligations associated with the retirement of long-lived tangible assets that result from acquisition, construction, development and normal operation in accordance with applicable accounting guidance. These obligations are recognized at present value in the period in which they are incurred, and associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived assets. Because such obligations relate primarily to regulated utility operations, their recognition has no significant impact on results of operations. As of December 31, 2017, the Company has recorded AROs of $208 million for nuclear plant decommissioning (as discussed above) and AROs of $360 million for other conditional obligations primarily related to other generation, transmission and distribution properties, including gas pipelines. All of the amounts are based upon estimates which are subject to varying degrees of precision, particularly since payments in settlement of such obligations may be made many years in the future. Changes in these estimates will be recorded over time; however, these changes in estimates are not expected to materially impact results of operations so long as the regulatory framework for the utilities remains in place.

Accounting for Pensions and Other Postretirement Benefits

The Company recognizes the funded status of its defined benefit pension plan as a liability and changes in funded status as a component of net periodic benefit cost or other comprehensive income, net of tax, or as a regulatory asset as required by accounting guidance. Accounting guidance requires the use of several assumptions that impact pension cost, of which the discount rate and the expected return on assets are the most sensitive. Net pension cost of $22.3 million recorded in 2017 reflects the use of a 4.22% discount rate derived using a cash flow matching technique, and an assumed 7.25% long-term rate of return on plan assets. The Company believes that these assumptions and the resulting pension cost amount were reasonable. For purposes of comparison, a 25 basis point reduction in the discount rate in 2017 would have increased the Company’s pension cost by $1.7 million and increased the pension obligation by $25.2 million. Further, had the assumed long-term rate of return on assets been 7.00%, the Company’s pension cost for 2017 would have increased by $1.9 million.

The following information with respect to pension assets (and returns thereon) should also be noted.

In developing the expected long-term rate of return assumptions, the Company evaluates historical performance, targeted allocation amounts and expected payment terms. As of the beginning of 2017, the plan’s historical 10, 15, 20 and 25 year cumulative performance showed actual returns of 5.1%, 5.4%, 6.9% and 8.2%, respectively. The 2017 expected long-term rate of return of 7.25% was based on a target asset allocation of 58% with equity managers, 33% with fixed income managers and 9% with hedge fund managers. Management regularly reviews such allocations and periodically rebalances the portfolio when considered appropriate. As of the beginning of 2018, the plan’s historical 10, 15, 20 and 25 year cumulative performance showed actual returns of 6.1%, 7.8%, 6.6% and 8.5%, respectively. For 2018, it is anticipated that the long-term expected rate of return will be 7.00%.

Pursuant to regulatory orders, certain previously deferred pension costs are being amortized as described in Note 2 to the consolidated financial statements.  Current pension expense for electric operations is being recovered through a pension cost rider, and current pension expense related to SCE&G's and PSNC Energy's gas operations is being recovered through cost of service rates.

Pension benefits are not offered to employees hired or rehired after 2013, and pension benefits for existing participants will no longer accrue for services performed or compensation earned after 2023. As a result, the significance of pension costs and the criticality of the related estimates will continue to diminish.  Further, the pension trust is adequately funded under current regulations, and management does not anticipate the need to make significant pension contributions for the foreseeable future based on current market conditions and assumptions.

The Company accounts for the cost of its postretirement medical and life insurance benefit plan in a similar manner to that used for its defined benefit pension plan. This plan is unfunded, so no assumptions related to rate of return on assets impact the net expense recorded; however, the selection of discount rates can significantly impact the actuarial determination of net expense. The Company used a discount rate of 4.30%, derived using a cash flow matching technique, and recorded a net cost for 2017 of $17.0 million. Had the selected discount rate been 4.05% (25 basis points lower than the discount rate referenced above), the expense for 2017 would have been $0.6 million higher and the obligation would have increased by $8.6 million. Because the plan provisions include “caps” on company per capita costs, and because employees hired after 2010 are responsible for the full cost of retiree medical benefits elected by them, health care cost inflation rate assumptions do not materially impact the net expense recorded.

Uncertain Income Tax Positions

During 2013 and 2014, SCANA amended certain of its income tax returns to claim additional tax-defined research and experimentation deductions (under IRC Section 174) and credits (under IRC Section 41) and to reflect related impacts on other items such as domestic production activities deductions (under IRC Section 199). SCANA also made similar claims in filing its original 2013 and 2014 returns in 2014 and 2015, respectively. In 2016 and 2017, SCANA claimed significant research and experimentation deductions and credits (offset by reductions in its domestic production activities deductions), related to the design and construction activities of the Nuclear Project, in its 2015 and 2016 income tax returns. SCANA expects to claim similar deductions and credits on its 2017 tax return when it is filed in 2018.  These claims followed the issuance of final IRS regulations in 2014 regarding such treatment with respect to expenditures related to the design and construction of pilot models.  See also Note 5 to the consolidated financial statements.

These IRC Section 174 income tax deductions and IRC Section 41 credits were considered to be uncertain tax positions, and under relevant accounting guidance, estimates of the amounts of related tax benefits which may not be sustained upon examination by the taxing authorities were recorded as unrecognized tax benefits in the financial statements. Following the abandonment of the Nuclear Project, SCANA anticipates that an abandonment loss deduction under IRC Section 165 will be claimed on the 2017 tax return. As such, certain of the IRC Section 174 deductions, to the extent they are denied, would instead be deductible in 2017 under IRC Section 165. The abandonment loss deduction is also considered an uncertain tax position; however, under relevant accounting guidance, no such estimated unrecognized tax benefits were recorded as of December 31, 2017. The remaining unrecognized tax benefits include the impact of the IRC Section 174 deductions on domestic production activities deductions, credits, and certain unrecognized state tax benefits.

As of December 31, 2017, the Company has recorded an unrecognized tax benefit of $98 million ($19 million net of the impact of state deductions on federal returns, net of NOLs and credit carryforwards, and net of receivables related to the uncertain tax positions). If recognized, $98 million of the tax benefit would affect the Company’s effective tax rates. These unrecognized tax benefits are not expected to increase significantly within the next 12 months. It is also reasonably possible that these unrecognized tax benefits may decrease by $11 million within the next 12 months. No other material changes in the status of the Company’s tax positions have occurred through December 31, 2017.

The estimates of unrecognized tax benefits were computed with consideration as to whether the claims are (or are not) more likely than not to be sustained and with consideration of analyses of cumulative probabilities regarding potential outcomes.  Such estimates involve significant management judgment and varying levels of precision. Changes in such estimates are required to be recorded as circumstances change and additional information regarding the claims and potential outcomes becomes available, and these changes could be significant.

Historically, because the unrecognized tax benefit through December 31, 2017 primarily involved the timing of recognition of tax deductions rather than permanent tax attributes, the estimates regarding their recognition did not have a significant impact on the Company's effective tax rate. Further, until December 31, 2017, when such deferrals were considered to be less than probable of recovery (see Note 10), these permanent attributes (net), as well as most of the interest accruals required to be recorded with respect to the unrecognized tax benefits, had been deferred within regulatory assets. As such, the impacts of these significant accounting estimates, and changes therein, had primarily been reflected on the balance sheet rather than in results of operations. In the future, the impact of changes in estimates with respect to these permanent attributes (net) are not expected to be deferred within regulatory assets (see Note 10) and the impact of such changes to the unrecognized tax benefit related to these permanent attributes (net) could be significant.

Upon resolution of the uncertainties, the Company will be required to re-pay any tax benefits claimed which are ultimately disallowed, along with interest on those amounts.  In certain circumstances, which the Company considers to be remote, penalties for underpayment of income taxes could also be assessed. Such re-payment amounts could be significant and adversely affect cash flow and financial condition.

OTHER MATTERS

Off-Balance Sheet Arrangements

SCANA holds insignificant investments in securities and business ventures.  The Company does not engage in significant off-balance sheet financing or similar transactions, although it is party to various operating leases in the normal course of business for land, office space, furniture, equipment, rail cars, a purchase power agreement, and airplanes.

Claims and Litigation

For a description of claims and litigation, see Note 10 to the consolidated financial statements.

Other

As Georgia’s regulated provider, SCANA Energy provides service to customers considered to be low-income or that are otherwise unable to obtain natural gas service from other marketers. SCANA Energy provides this service at rates approved by the GPSC and receives funding from Georgia's Universal Service Fund to offset some of the resulting bad debt. SCANA Energy files financial and other information periodically with the GPSC, and such information is available at www.psc.state.ga.us (which is not intended as an active hyperlink; the information on the GPSC website is not part of this or any other report filed by the Company with the SEC).

SCANA’s natural gas distribution and gas marketing segments maintain gas inventory and utilize forward contracts and other financial instruments, including commodity swaps and futures contracts, to manage exposure to fluctuating natural gas commodity prices. See Note 6 to the consolidated financial statements. As a part of this risk management process, at any given time, a portion of SCANA’s projected natural gas needs has been purchased or placed under contract.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

All financial instruments described in this section are held for purposes other than trading.

Interest Rate Risk

The tables below provide information about long-term debt and other financial instruments that are sensitive to changes in interest rates. For debt obligations, the tables present principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the figures shown reflect notional amounts, weighted average interest rates and related maturities. Fair values for debt represent quoted market prices. Interest rate swap agreements are valued using discounted cash flow models with independently sourced data.

December 31, 2017	Expected Maturity Date
Millions of dollars	2018	2019	2020	2021	2022	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	722.5	12.0	361.5	490.2	259.3	4,683.9	6,529.4	7,261.8
Average Fixed Interest Rate (%)	6.01	4.31	6.31	4.63	5.26	5.71	5.68	—
Variable Rate ($)	4.4	4.4	4.4	4.4	4.4	120.6	142.6	137.8
Average Variable Interest Rate (%)	2.18	2.18	2.18	2.18	2.18	1.64	1.72	—
Interest Rate Swaps:
Pay Fixed/Receive Variable ($)	554.4	4.4	4.4	4.4	4.4	124.2	696.2	20.4
Average Pay Interest Rate (%)	2.14	6.17	6.17	6.17	6.17	4.51	2.66	—
Average Receive Interest Rate (%)	1.48	2.18	2.18	2.18	2.18	1.91	1.58	—

December 31, 2016	Expected Maturity Date
Millions of dollars	2017	2018	2019	2020	2021	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	12.5	721.7	11.1	360.2	489.0	4,789.7	6,384.3	7,040.6
Average Fixed Interest Rate (%)	4.21	6.01	4.40	6.33	4.64	5.73	5.70	—
Variable Rate ($)	4.4	4.4	4.4	4.4	4.4	125.0	147.0	142.7
Average Variable Interest Rate (%)	1.63	1.63	1.63	1.63	1.63	1.16	1.23	—
Interest Rate Swaps:
Pay Fixed/Receive Variable ($)	554.4	704.4	4.4	4.4	4.4	128.6	1,400.6	12.3
Average Pay Interest Rate (%)	2.91	2.22	6.17	6.17	6.17	4.57	2.74	—
Average Receive Interest Rate (%)	1.00	1.00	1.63	1.63	1.63	1.08	1.02	—

 While a decrease in interest rates would increase the fair value of debt, it is unlikely that events which would result in a realized loss will occur.

For further discussion of long-term debt and interest rate derivatives, see the Liquidity and Capital Resources section in Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 4 and Note 6 to the consolidated financial statements.

Commodity Price Risk

The following table provides information about financial instruments, which are limited to financial positions of Energy Marketing and PSNC Energy, that are sensitive to changes in natural gas prices. Weighted average settlement prices are per 10,000 MMBTU. Fair value represents quoted market prices.

Expected Maturity	2018	2019	2020
Futures - Long
Settlement Price (a)	2.87	2.94	—
Contract Amount (b)	53.1	13.3	—
Fair Value (b)	49.8	13.0	—

Futures - Short
Settlement Price (a)	2.85	—	—
Contract Amount (b)	5.6	—	—
Fair Value (b)	5.1	—	—

Options - Purchased Call (Long)
Strike Price (a)	3.35	—	—
Contract Amount (b)	20.7	—	—
Fair Value (b)	0.7	—	—

Swaps - Commodity
Pay fixed/receive variable (b)	15.9	6.7	3.0
Average pay rate (a)	3.2293	2.9298	2.8730
Average received rate (a)	2.8587	2.8613	2.8211
Fair Value (b)	14.1	6.5	2.9
Pay variable/receive fixed (b)	29.6	11.5	2.7
Average pay rate (a)	2.8505	2.8710	2.8211
Average received rate (a)	3.0993	2.9410	2.8764
Fair Value (b)	32.2	11.8	2.8

Swaps - Basis
Pay variable/receive variable (b)	7.0	0.3	—
Average pay rate (a)	2.8191	3.0876	—
Average received rate (a)	2.7935	3.0306	—
Fair Value (b)	7.0	0.3	—

(a)                Weighted average, in dollars

(b)               Millions of dollars

The Company uses derivative instruments to hedge forward purchases and sales of natural gas, which create market risks of different types. See Note 6 to the consolidated financial statements.

PSNC Energy utilizes futures, options and swaps to hedge gas purchasing activities. PSNC Energy’s tariffs include a provision for the recovery of actual gas costs incurred. PSNC Energy defers premiums, transaction fees, margin requirements and any realized gains or losses from its hedging program for subsequent recovery from customers.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

SCANA Corporation

Cayce, South Carolina

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SCANA Corporation and subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), changes in common equity, and cash flows, for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2018, expressed an unqualified opinion on the Company's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 10 to the financial statements, the abandoned Nuclear Project has led to legal, legislative, and regulatory matters that may result in material impacts to results and the liquidity of the Company.

Charlotte, North Carolina
February 22, 2018

We have served as the Company's auditor since 1945.

SCANA Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31, (Millions of dollars)	2017	2016
Assets
Utility Plant In Service	$14,370	$13,444
Accumulated Depreciation and Amortization	(4,611)	(4,446)
Construction Work in Progress	471	4,845
Nuclear Fuel, Net of Accumulated Amortization	208	271
Goodwill	210	210
Utility Plant, Net	10,648	14,324
Nonutility Property and Investments:
Nonutility property, net of accumulated depreciation of $133 and $138	270	276
Assets held in trust, net-nuclear decommissioning	136	123
Other investments	68	76
Nonutility Property and Investments, Net	474	475
Current Assets:
Cash and cash equivalents	409	208
Receivables:
Customer, net of allowance for uncollectible accounts of $6 and $6	665	616
Income taxes	198	142
Other	105	127
Inventories:
Fuel	143	136
Materials and supplies	161	155
Prepayments	99	105
Other current assets	17	17
Derivative financial instruments	54	—
Total Current Assets	1,851	1,506
Deferred Debits and Other Assets:
Regulatory assets	5,580	2,130
Other	186	272
Total Deferred Debits and Other Assets	5,766	2,402
Total	$18,739	$18,707

See Notes to Consolidated Financial Statements.

December 31, (Millions of dollars)	2017	2016
Capitalization and Liabilities
Common Stock - no par value, 143 million shares outstanding for all periods presented	$2,390	$2,390
Retained Earnings	2,915	3,384
Accumulated Other Comprehensive Loss	(50)	(49)
Total Common Equity	5,255	5,725
Long-Term Debt, Net	5,906	6,473
Total Capitalization	11,161	12,198
Current Liabilities:
Short-term borrowings	350	941
Current portion of long-term debt	727	17
Accounts payable	438	404
Customer deposits and customer prepayments	112	168
Taxes accrued	214	201
Interest accrued	87	84
Dividends declared	86	80
Derivative financial instruments	6	35
Other	93	135
Total Current Liabilities	2,113	2,065
Deferred Credits and Other Liabilities:
Deferred income taxes, net	1,261	2,159
Asset retirement obligations	568	558
Pension and postretirement benefits	360	373
Unrecognized tax benefits	19	219
Regulatory liabilities	3,059	930
Other	198	205
Total Deferred Credits and Other Liabilities	5,465	4,444
Commitments and Contingencies (Note 10)
Total	$18,739	$18,707

See Notes to Consolidated Financial Statements.

SCANA Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, (Millions of dollars, except per share amounts)	2017	2016	2015
Operating Revenues:
Electric	$2,659	$2,614	$2,551
Gas-regulated	874	788	811
Gas-nonregulated	874	825	1,018
Total Operating Revenues	4,407	4,227	4,380

Operating Expenses:
Fuel used in electric generation	594	576	660
Purchased power	80	64	52
Gas purchased for resale	1,156	1,054	1,287
Other operation and maintenance	737	755	715
Impairment loss	1,118	—	—
Depreciation and amortization	382	371	358
Other taxes	264	254	234
Total Operating Expenses	4,331	3,074	3,306
Gain on sale of CGT, net of transaction costs	—	—	234
Operating Income	76	1,153	1,308

Other Income (Expense), net	56	55	42
Gain on sale of SCI, net of transaction costs	—	—	107
Interest charges, net of allowance for borrowed funds used during construction of $18, $19 and $15	(363)	(342)	(318)

Income (Loss) Before Income Tax Expense	(231)	866	1,139
Income Tax Expense (Benefit)	(112)	271	393
Net Income (Loss)	$(119)	$595	$746

Earnings (Loss) Per Share of Common Stock	$(0.83)	$4.16	$5.22
Weighted Average Common Shares Outstanding (millions)	143	143	143
Dividends Declared Per Share of Common Stock	$2.45	$2.30	$2.18

See Notes to Consolidated Financial Statements.

SCANA Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, (Millions of dollars)	2017	2016	2015
Net Income (Loss)	$(119)	$595	$746
Other Comprehensive Income (Loss), net of tax:
Unrealized Losses on Cash Flow Hedging Activities:
Unrealized gains (losses) on cash flow hedging activities arising during period, net of tax of $(4), $2 and $(7)	(7)	4	(12)
Cash flow hedging activities reclassified to interest expense, net of tax of $4, $4 and $4	7	7	7
Cash flow hedging activities reclassified to gas purchased for resale, net of tax of $-, $4 and $9	(1)	6	15
Net unrealized gains (losses) on cash flow hedging activities	(1)	17	10
Deferred Costs of Employee Benefit Plans:
Amortization of deferred employee benefit plan costs reclassified to net income (see Note 8), net of tax of $-, $- and $-	—	(1)	—
Net deferred costs of employee benefit plans	—	(1)	—
Other Comprehensive Income (Loss)	(1)	16	10
Total Comprehensive Income (Loss)	$(120)	$611	$756

See Notes to Consolidated Financial Statements.

SCANA Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, (Millions of dollars)	2017	2016	2015
Cash Flows From Operating Activities:
Net Income (Loss)	$(119)	$595	$746
Adjustments to reconcile net income to net cash provided from operating activities:
Gain on sale of subsidiaries	—	—	(355)
Impairment loss	1,118	—	—
Deferred income taxes, net	(911)	242	(31)
Depreciation and amortization	406	389	368
Amortization of nuclear fuel	44	57	46
Allowance for equity funds used during construction	(23)	(29)	(27)
Carrying cost recovery	(34)	(17)	(12)
Changes in certain assets and liabilities:
Receivables	(56)	(112)	188
Income tax receivable	(56)	(142)	—
Inventories	(93)	(43)	(16)
Prepayments	(5)	11	211
Regulatory assets	181	(114)	(31)
Regulatory liabilities	1,051	(2)	(1)
Accounts payable	24	44	(78)
Unrecognized tax benefits	(224)	175	31
Taxes accrued	13	(41)	61
Pension and other postretirement benefits	(20)	51	(6)
Derivative financial instruments	(3)	(9)	(9)
Other assets	(47)	(44)	(3)
Other liabilities	(77)	81	(23)
Net Cash Provided From Operating Activities	1,169	1,092	1,059
Cash Flows From Investing Activities:
Property additions and construction expenditures	(1,225)	(1,579)	(1,153)
Proceeds from sale of subsidiaries	—	—	647
Proceeds from guaranty settlement	1,096	—	—
Proceeds from investments (including derivative collateral returned)	145	860	1,117
Purchase of investments (including derivative collateral posted)	(143)	(788)	(1,018)
Payments upon interest rate derivative contract settlement	(39)	(113)	(263)
Proceeds from interest rate derivative contract settlement	—	—	10
Net Cash Used For Investing Activities	(166)	(1,620)	(660)
Cash Flows From Financing Activities:
Proceeds from issuance of common stock	—	—	14
Proceeds from issuance of long-term debt	150	592	491
Repayments of long-term debt	(17)	(117)	(166)
Dividends	(344)	(325)	(309)
Short-term borrowings, net	(591)	410	(387)
Deferred financing costs	—	—	(3)
Net Cash Provided From (Used For) Financing Activities	(802)	560	(360)
Net Increase in Cash and Cash Equivalents	201	32	39
Cash and Cash Equivalents, January 1	208	176	137
Cash and Cash Equivalents, December 31	$409	$208	$176
Supplemental Cash Flow Information:
Cash for—Interest paid (net of capitalized interest of $18, $19 and $15)	$346	$328	$306
—Income taxes paid	2	229	184
—Income taxes received	184	166	—
Noncash Investing and Financing Activities:
Accrued construction expenditures (including nuclear fuel)	139	109	244
Capital leases	8	15	6

See Notes to Consolidated Financial Statements.

SCANA Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY

	Common Stock				Accumulated Other Comprehensive Income (Loss)
Millions	Shares	Outstanding Amount	Treasury Amount	Retained Earnings	Gains (Losses) on Cash Flow Hedges	Deferred Costs of Employee Benefit Plans	Total AOCI	Total
Balance as of January 1, 2015	143	$2,388	$(10)	$2,684	$(63)	$(12)	$(75)	$4,987
Net Income				746				746
Other Comprehensive Income (Loss)
Losses arising during the period					(12)	—	(12)	(12)
Losses/amortization reclassified from AOCI					22	—	22	22
Total Comprehensive Income (Loss)				746	10	—	10	756
Issuance of Common Stock	—	14	(2)					12
Dividends Declared				(312)				(312)
Balance as of December 31, 2015	143	$2,402	(12)	3,118	(53)	(12)	(65)	5,443
Net Income				595				595
Other Comprehensive Income (Loss)
Gains (Losses) arising during the period					4	(1)	3	3
Losses/amortization reclassified from AOCI					13	—	13	13
Total Comprehensive Income				595	17	(1)	16	611
Dividends Declared				(329)				(329)
Balance as of December 31, 2016	143	$2,402	(12)	3,384	(36)	(13)	(49)	5,725
Net Loss				(119)				(119)
Other Comprehensive Income (Loss)
Losses arising during the period					(7)	—	(7)	(7)
Losses/amortization reclassified from AOCI					6	—	6	6
Total Comprehensive Income (Loss)				(119)	(1)	—	(1)	(120)
Dividends Declared				(350)				(350)
Balance as of December 31, 2017	143	$2,402	$(12)	$2,915	$(37)	$(13)	$(50)	$5,255

Dividends declared per share of common stock were $2.45, $2.30 and $2.18 for 2017, 2016 and 2015, respectively.

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

SCANA, a South Carolina corporation, is a holding company. The Company engages predominantly in the generation and sale of electricity to wholesale and retail customers in South Carolina, the purchase, sale and transportation of natural gas to wholesale and retail customers in South Carolina, North Carolina and Georgia and conducts other energy-related business.

The accompanying consolidated financial statements reflect the accounts of SCANA, the following wholly-owned subsidiaries, and subsidiaries that formerly were wholly-owned during the periods presented.

Regulated businesses	Nonregulated businesses
South Carolina Electric & Gas Company	SCANA Energy Marketing, Inc.
South Carolina Fuel Company, Inc.	SCANA Services, Inc.
South Carolina Generating Company, Inc.	SCANA Corporate Security Services, Inc.
Public Service Company of North Carolina, Inc.	SCANA Communications Holdings, Inc.

SCANA reports certain investments using the cost or equity method of accounting, as appropriate. Intercompany balances and transactions have been eliminated in consolidation, with the exception of profits on intercompany sales to regulated affiliates if the sales price is reasonable and the future recovery of the sales price through the rate-making process is probable, as permitted by accounting guidance.

Dispositions

In the first quarter of 2015, SCANA sold CGT and SCI. CGT was an interstate natural gas pipeline regulated by FERC that transported natural gas in South Carolina and southeastern Georgia, and it was sold to Dominion Resources, Inc. SCI provided fiber optic communications and other services and built, managed and leased communications towers in several southeastern states, and it was sold to Spirit Communications. These sales resulted in recognition of pre-tax gains totaling approximately $342 million. The pre-tax gain from the sale of CGT is included within Operating Income and the pre-tax gain from the sale of SCI is included within Other Income (Expense) on the Company's consolidated statement of operations.

CGT and SCI operated principally in wholesale markets, whereas the Company's primary focus is the delivery of energy-related products and services to retail markets. In addition, neither CGT nor SCI met accounting criteria for disclosure as a reportable segment. The sales of CGT and SCI did not represent a strategic shift that had a major effect on the Company's operations; therefore, these sales did not meet the criteria for classification as discontinued operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

No estimate is made for legal costs expected to be incurred in connection with loss contingencies. Such costs are recorded when incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Utility Plant

Utility plant is stated at original cost. The costs of additions, replacements and betterments to utility plant, including direct labor, material and indirect charges for engineering, supervision and AFC, are added to utility plant accounts. The original cost of utility property retired or otherwise disposed of is removed from utility plant accounts and generally charged to accumulated depreciation. The costs of repairs and replacements of items of property determined to be less than a unit of property or that do not increase the asset’s life or functionality are charged to expense.

AFC is a noncash item that reflects the period cost of capital devoted to plant under construction. This accounting practice results in the inclusion of, as a component of construction cost, the costs of debt and equity capital dedicated to construction investment. AFC is included in rate base investment and depreciated as a component of plant cost in establishing rates for utility services. The Company’s regulated subsidiaries calculated AFC using average composite rates of 5.6% for 2017, 5.3% for 2016, and 6.1% for 2015. These rates do not exceed the maximum rates allowed in the various regulatory jurisdictions. SCE&G capitalizes interest on nuclear fuel in process at the actual interest cost incurred.

Provisions for depreciation and amortization are recorded using the straight-line method based on the estimated service lives of the various classes of property, and in most cases, include provisions for future cost of removal. In 2015, SCE&G adopted lower depreciation rates for electric and common plant, as approved by the SCPSC and further described in Note 2.  In addition, CGT was sold in the first quarter of 2015 (see Dispositions herein) and excluded from the 2015 calculation of composite weighted average depreciation rates. The composite weighted average depreciation rates for utility plant assets were as follows:

	2017	2016	2015
SCE&G	2.55%	2.56%	2.55%
GENCO	2.66%	2.66%	2.66%
PSNC Energy	3.03%	2.90%	2.94%
Weighted average of above	2.63%	2.61%	2.61%

SCE&G records nuclear fuel amortization using the units-of-production method. Nuclear fuel amortization is included in Fuel used in electric generation and recovered through the fuel cost component of retail electric rates.

Jointly Owned Utility Plant

SCE&G jointly owns and is the operator of Unit 1. Each joint owner provides its own financing and shares the direct expenses and generation output in proportion to its ownership. SCE&G’s share of the direct expenses is included in the corresponding operating expenses on its income statement. Unit 2 and Unit 3 have been reclassified from construction work in progress to a regulatory asset as a result of the decision to stop their construction. See additional discussion at Note 2.

As of December 31,	2017	2016
	Unit 1	Unit 1	Unit 2 and Unit 3
Percent owned	66.7%	66.7%	55.0%
Plant in service	$1.5 billion	$1.3 billion	—
Accumulated depreciation	$637.6 million	$634.4 million	—
Construction work in progress	$110.1 million	$167.7 million	$4.2 billion

Included within other receivables on the balance sheet were amounts due to SCE&G from Santee Cooper for its share of direct expenses and construction costs for the units. These amounts totaled $53.8 million at December 31, 2017 and $76.2 million at December 31, 2016.

Major Maintenance

 Planned major maintenance costs related to certain fossil fuel turbine equipment and nuclear refueling outages are accrued in periods other than when incurred in accordance with approval by the SCPSC for such accounting treatment and rate recovery of expenses accrued thereunder.  The difference between such cumulative major

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

maintenance costs and cumulative collections is classified as a regulatory asset or regulatory liability on the consolidated balance sheet.  Other planned major maintenance is expensed when incurred.

SCE&G is authorized to collect $18.4 million annually through electric rates to offset certain turbine maintenance expenditures. For the years ended December 31, 2017, and 2016, SCE&G incurred $26.1 million and $23.8 million, respectively, for turbine maintenance.

Nuclear refueling outages are scheduled 18 months apart. As approved by the SCPSC, SCE&G accrues $17.2 million annually for its portion of the nuclear refueling outages scheduled from the spring of 2014 through the spring of 2020.  Refueling outage costs incurred for which SCE&G was responsible totaled $1.8 million in 2016 in preparation for the Spring 2017 outage and $23.2 million in 2017.

Goodwill

The Company considers certain amounts categorized by FERC as acquisition adjustments to be goodwill. The Company tests goodwill for impairment annually as of January 1, unless indicators, events or circumstances require interim testing to be performed. Accounting guidance adopted by the Company gives it the option to perform a qualitative assessment of impairment ("step zero"). Based on this qualitative assessment, if the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company is not required to proceed with a two-step quantitative assessment. If the quantitative assessment becomes necessary, step one requires estimation of the fair value of the reporting unit and the comparison of that amount to its carrying value. If this step indicates an impairment (a carrying value in excess of fair value), then step two, measurement of the amount of the goodwill impairment (if any), is required. Should a write-down be required, such a charge would be treated as an operating expense.

For each period presented, assets with a carrying value of $210 million for PSNC Energy (Gas Distribution segment), net of a writedown of $230 million taken in 2002, were classified as goodwill. The Company utilized the step zero qualitative assessment in its evaluations as of January 1, 2018 and as of January 1, 2017 and was not required to use the two-step quantitative assessment.

Nuclear Decommissioning

Based on a decommissioning cost study, SCE&G’s two-thirds share of estimated site-specific nuclear decommissioning costs for Unit 1, including the cost of decommissioning plant components both subject to and not subject to radioactive contamination, totals $786.4 million, stated in 2016 dollars. Santee Cooper is responsible for decommissioning costs related to its one-third ownership interest in Unit 1. The cost estimate assumes that the site will be maintained over a period of approximately 60 years in such a manner as to allow for subsequent decontamination that would permit release for unrestricted use.

Under SCE&G’s method of funding decommissioning costs, SCE&G transfers to an external trust fund the amounts collected through rates ($3.2 million pre-tax in each period presented), less expenses. The trust invests the amounts transferred into insurance policies on the lives of certain company personnel. Insurance proceeds are reinvested in insurance policies. The asset balance held in trust reflects the net cash surrender value of the insurance policies and cash held by the trust. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures for Unit 1 on an after-tax basis.

Cash and Cash Equivalents

Temporary cash investments having original maturities of three months or less at time of purchase are considered to be cash equivalents. These cash equivalents are generally in the form of commercial paper, certificates of deposit, repurchase agreements, treasury bills and money market funds.

Receivables

Customer receivables reflect amounts due from customers arising from the delivery of energy or related services and include both billed and unbilled amounts earned pursuant to revenue recognition practices described below. Customer receivables are generally due within one month of receipt of invoices which are presented on a monthly cycle basis. Unbilled revenues totaled $220.9 million at December 31, 2017 and $178.9 million at December 31, 2016. Other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

receivables consist primarily of amounts due from Santee Cooper related to the jointly owned nuclear generating facilities at Summer Station.

Inventories

Materials and supplies include the average cost of transmission, distribution, and generating plant materials.  Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, at weighted average cost when used.  Fuel inventory includes the average cost of coal, natural gas, fuel oil and emission allowances. Fuel is charged to inventory when purchased and is expensed, at weighted average cost, as used and recovered through fuel cost recovery rates approved by the SCPSC or NCUC, as applicable.

PSNC Energy, a subsidiary of SCANA, utilizes an asset management and supply service agreement with a counterparty for certain natural gas storage facilities.  Such counterparty held, through an agency relationship, 39% and 40% of PSNC Energy’s natural gas inventory at December 31, 2017 and December 31, 2016, respectively, with a carrying value of $11.5 million and $9.8 million, respectively. Under the terms of this agreement, PSNC Energy receives storage asset management fees of which 75% are credited to customers. This agreement expires on March 31, 2019.

Income Taxes

SCANA files consolidated federal income tax returns.  Under a joint consolidated income tax allocation agreement, each subsidiary’s current and deferred tax expense is computed on a stand-alone basis. Deferred tax assets and liabilities are recorded for the tax effects of all significant temporary differences between the book basis and tax basis of assets and liabilities at currently enacted tax rates. Deferred tax assets and liabilities are adjusted for changes in such tax rates through charges or credits to regulatory assets or liabilities if such impacts are expected to be recovered from, or passed through to, customers of the Company’s regulated subsidiaries; otherwise, such adjustments are charged or credited to deferred income tax expense. Also, see Note 5 for a discussion of the impact of adjustments recorded upon enactment of the Tax Act.

Regulatory Assets and Regulatory Liabilities

The Company’s rate-regulated utilities record costs that have been or are expected to be allowed in the ratemaking process in periods different from the periods in which the costs would be charged to expense, or record revenues in periods different from the periods in which the revenues would be recorded, by a nonregulated enterprise. These expenses deferred for future recovery from customers or obligations for refunds to customers are primarily classified on the balance sheet as regulatory assets and regulatory liabilities (see Note 2) and are amortized consistent with the treatment of the related costs or revenues in the ratemaking process. Certain deferred amounts expected to be recovered or repaid within 12 months are classified in the balance sheet as Receivables - Customer or Customer deposits and customer prepayments, respectively.

Debt Issuance Premiums, Discounts and Other Costs

Premiums, discounts and debt issuance costs are presented within long-term debt and are amortized as components of interest charges over the terms of the respective debt issues. For regulated subsidiaries, gains or losses on reacquired debt that is refinanced are recorded in other deferred debits or credits and are amortized over the term of the replacement debt, also as interest charges.

Environmental

An environmental assessment program is maintained to identify and evaluate current and former operations sites that could require environmental clean-up. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and remediate each site. Environmental remediation liabilities are accrued when the criteria for loss contingencies are met. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Probable and estimable costs are accrued related to environmental sites on an undiscounted basis. Amounts estimated and accrued to date for site assessments and clean-up relate solely to regulated operations. Amounts expected to be recovered through rates are recorded in regulatory assets and, if applicable, amortized over approved amortization periods.  Other environmental costs are expensed as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Statement of Operations Presentation

Revenues and expenses arising from regulated businesses and the retail natural gas marketing business (including those activities of segments described in Note 12) are presented within Operating Income (Loss), and all other activities are presented within Other Income (Expense).  Consistent with this presentation, the Company presents the 2015 gain on the sale of CGT within Operating Income and the 2015 gain on the sale of SCI within Other Income (Expense).

Revenue Recognition

Revenues are recorded during the accounting period in which services are provided to customers and include estimated amounts for electricity and natural gas delivered but not billed.

Fuel costs, emission allowances and certain environmental reagent costs for electric generation are collected through the fuel cost component in retail electric rates. The SCPSC establishes this component during fuel cost proceedings. Any difference between actual fuel costs and amounts contained in the fuel cost component is adjusted through revenue and is deferred and included when determining the fuel cost component during subsequent proceedings.

SCE&G customers subject to a PGA are billed based on a cost of gas factor calculated in accordance with a gas cost recovery procedure approved by the SCPSC and subject to adjustment monthly. Any difference between actual gas costs and amounts contained in rates is adjusted through revenue and is deferred and included when making the next adjustment to the cost of gas factor. PSNC Energy’s PGA mechanism authorized by the NCUC allows the recovery of all prudently incurred gas costs, including the results of its hedging program, from customers. Any difference between actual gas costs and amounts contained in rates is deferred and included when establishing gas costs during subsequent PGA filings or in annual prudence reviews.

SCE&G’s gas rate schedules for residential, small commercial and small industrial customers include a WNA which minimizes fluctuations in gas revenues due to abnormal weather conditions.

PSNC Energy is authorized by the NCUC to utilize a CUT which allows it to adjust base rates semi-annually for residential and commercial customers based on average per customer consumption, whether impacted by weather or other factors.

Taxes billed to and collected from customers are recorded as liabilities until they are remitted to the respective taxing authority. Such taxes are not included in revenues or expenses in the statements of income.

Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding for the period. When applicable, the Company computes diluted earnings (loss) per share using this same formula, after giving effect to securities considered to be dilutive potential common stock utilizing the treasury stock method.

New Accounting Matters

Recently Adopted

In the first quarter of 2017, the Company adopted the following accounting guidance issued by the FASB. The adoption of this guidance had no impact on its financial statements except as indicated.

•

Guidance issued in August 2014 requires an entity's management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern. See related disclosure at Note 10.

•	Guidance issued in July 2015 requires most inventory to be measured at the lower of cost and net realizable value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•	Guidance issued in October 2016 requires entities to recognize the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs.

In January 2017, the FASB issued accounting guidance to simplify the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test. The guidance is effective for years beginning in 2020, though early adoption after January 1, 2017 is allowed.  The Company adopted this guidance on January 1, 2018, and its adoption had no impact on its financial statements.

Pending Adoption

In the first quarter of 2018, the Company will adopt the following accounting guidance issued by the FASB.

•

Guidance issued in May 2014 for revenue arising from contracts with customers supersedes most prior revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides for a five-step analysis in determining when and how revenue is recognized, and requires revenue recognition to depict the transfer of promised goods or services to customers, based on the transfer of control, in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In addition, this guidance requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The analysis of contracts with customers to which the guidance might be applicable has been completed and activities of the FASB's Transition Resource Group for Revenue Recognition, particularly as they relate to the treatment of CIAC, ARP and the collectability of revenue of utilities subject to rate regulation have been considered.  Specifically, the Company has concluded that its use of CIAC is outside the scope of the new revenue recognition guidance. The Company has determined that aspects of SCE&G’s WNA and PSNC Energy's CUT allow for revenue adjustments to be recognized prior to amounts being reflected in customer bills. These revenue adjustments, which give rise to regulatory assets or liabilities, represent ARPs that are outside the scope of the new guidance and will be reported as Other operating revenue separately from revenue from contracts with customers on the statement of operations. An evaluation of the enhanced disclosure requirements is being completed, including determining the appropriate disaggregation of revenue.

The Company will adopt this guidance using the modified retrospective method, and comparative periods will not be restated. In connection with this adoption, the Company has determined that its gas marketing subsidiary serves as an agent for gas distribution services in its retail market. Accordingly, certain pass through charges that the Company currently records within Gas-nonregulated revenues, and which are entirely offset within Gas purchased for resale, in the future will be recorded net on the statements of operations. The Company does not anticipate that the adoption of this guidance will have any material impacts on its financial statements, but the adoption will result in additional disclosures. The adoption of this guidance will not result in a cumulative effect adjustment to beginning retained earnings.

•

Guidance issued in January 2016 changes how entities measure certain equity investments and financial liabilities, among other things. Entities will be required to make a cumulative-effect adjustment to beginning retained earnings as of the beginning of the fiscal year in which the guidance is effective, with certain exceptions. The Company expects to adopt this guidance when required in the first quarter of 2018 and does not anticipate that the adoption will have a significant impact on its financial statements.

•

Guidance issued in August 2016 is intended to reduce diversity in cash flow statement classification related to certain transactions, and entities must apply the guidance retrospectively to all periods presented. The adoption of this guidance will have no impact on the financial statements of the Company.

•

Guidance issued in November 2016 clarifies how restricted cash should be presented on the statement of cash flows, and entities must apply the guidance retrospectively to all periods presented. The adoption of this guidance will have no impact on the financial statements of the Company.

•

Guidance issued in March 2017 changes the required presentation of net periodic pension and postretirement benefit costs. Under this guidance, such costs will be separated into service cost components and other components. The service cost components will be presented in the same line item (or items) as other compensation costs arising from services rendered by employees during the period. The other components will be reported in the income statement separately from the service cost component and outside operating income. Only the service cost component will be eligible for capitalization in assets. Entities must apply this guidance on a retrospective basis for the presentation of the service cost component and the other components, and on a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

prospective basis for the capitalization of only the service cost component. As permitted, service cost and other costs disclosed in related footnotes to previously issued financial statements will be used when estimating retrospective changes for such costs in the income statements for prior periods. Due to regulatory overlay, non-service cost components related to regulated operations that are capitalized in assets under current accounting guidance will be deferred within regulatory assets in the future. As a result, the adoption of this guidance will not have a material impact on the financial statements of the Company.

The Company will adopt the following accounting guidance issued by the FASB when indicated below.

In February 2016, the FASB issued accounting guidance related to the recognition, measurement and presentation of leases. The guidance applies a right-of-use model and, for lessees, requires all leases with a duration over 12 months to be recorded on the balance sheet, with the rights of use treated as assets and the payment obligations treated as liabilities. Further, and without consideration of any regulatory accounting requirements which may apply, depending primarily on the nature of the assets and the relative consumption of them, lease costs will be recognized either through the separate amortization of the right-of-use asset and the recognition of the interest cost related to the payment obligation, or through the recording of a combined straight-line rental expense. For lessors, the guidance calls for the recognition of income either through the derecognition of assets and subsequent recording of interest income on lease amounts receivable, or through the recognition of rental income on a straight-line basis, also depending on the nature of the assets and relative consumption. In January 2018, FASB amended this accounting guidance to provide an optional transition practical expedient that would allow adopters to not evaluate under the new guidance existing or expired land easements that were not previously accounted for as leases under existing guidance. The new guidance is effective for years beginning in 2019, and the Company does not anticipate that the adoption will impact its financial statements other than increasing amounts reported for assets and liabilities on the balance sheet and changing the place on the statements of operations on which certain expenses are recorded. No impact on net income (loss) is expected. The identification and analysis of leasing and related contracts to which the guidance might be applicable has begun. In addition, the Company has begun implementation of a third party software tool that will assist with initial adoption and ongoing compliance. Specifically, preliminary system configuration has been completed and data from certain leases are being entered.

In June 2016, the FASB issued accounting guidance requiring the use of a current expected credit loss impairment model for certain financial instruments.  The new model is applicable to trade receivables and most debt instruments, among other financial instruments, and in certain instances may result in impairment losses being recognized earlier than under current guidance. The Company must adopt this guidance beginning in 2020, including interim periods, though the guidance may be adopted in 2019. The Company has not determined when this guidance will be adopted or what impact it will have on the financial statements.

In August 2017, the FASB issued accounting guidance to simplify the application of hedge accounting. Among other things, the new guidance will enable more hedging strategies to qualify for hedge accounting, will allow entities more time to perform an initial assessment of hedge effectiveness, and will permit an entity to perform a qualitative assessment of effectiveness for certain hedges instead of a quantitative one.  For cash flow hedges that are highly effective, all changes in the fair value of the derivative hedging instrument will be recorded in other comprehensive income and will be reclassified to earnings in the same period that the hedged item impacts earnings.  Fair value hedges will continue to be recorded in current earnings, and any ineffectiveness will impact the income statement.  In addition, changes in the fair value of a derivative will be recorded in the same income statement line as the earnings effect of the hedged item, and additional disclosures will be required related to the effect of hedging on individual income statement line items.  The guidance must be applied to all outstanding instruments using a modified retrospective method, with any cumulative effect adjustment recorded to opening retained earnings as of the beginning of the first period in which the guidance becomes effective. The Company expects to adopt this guidance when required in the first quarter of 2019, though early adoption is permitted, and has not determined what impact such adoption will have on its financial statements.

In February 2018, the FASB issued accounting guidance allowing entities to reclassify from AOCI to retained earnings any amounts for stranded tax effects resulting from the Tax Act. The guidance must be applied either in the period of adoption or retrospectively to each period in which the effect of the change was recognized. The Company must adopt this guidance beginning in 2019, including interim periods, though the guidance may be adopted earlier. The Company has not determined when this guidance will be adopted or what impact it will have on the statements of financial position. No impact is expected on statements of operations or cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.             RATE AND OTHER REGULATORY MATTERS

Rate Matters

Electric - Cost of Fuel

SCE&G's retail electric rates include a cost of fuel component approved by the SCPSC which may be adjusted periodically to reflect changes in the price of fuel purchased by SCE&G.

By order dated April 30, 2015, the SCPSC approved a settlement agreement among SCE&G and certain other parties in which SCE&G agreed to decrease the total fuel cost component of retail electric rates. Under this order, SCE&G is to recover an amount equal to its under-collected balance of base fuel and variable environmental costs as of April 30, 2015, over the subsequent 12-month period beginning with the first billing cycle of May 2015.

By order dated July 15, 2015, the SCPSC approved SCE&G's participation in a DER program and recovery of related costs as a separate component of SCE&G's overall fuel factor.  Under this order, SCE&G is to implement programs to encourage the development of renewable energy facilities with a total nameplate capacity of at least approximately 84.5 MW by the end of 2020, of which half is to be customer-scale solar capacity and half is to be utility-scale solar capacity. This nameplate capacity goal was achieved in 2017.

By order dated April 29, 2016, the SCPSC approved a settlement agreement among SCE&G, ORS and certain other parties to decrease the total fuel cost component of retail electric rates.  SCE&G reduced the total fuel cost component of retail electric rates to reflect lower projected fuel costs and to eliminate over-collected balances of approximately $61 million for base fuel and environmental costs over a 12-month period beginning with the first billing cycle of May 2016. SCE&G also began to recover projected DER program costs of approximately $6.9 million beginning with the first billing cycle of May 2016.

By order dated April 27, 2017, the SCPSC approved a settlement agreement among SCE&G, the ORS and the SCEUC, to increase the total fuel cost component of retail electric rates. SCE&G agreed to set its base fuel component to produce a projected under recovery of $61.0 million over a 12-month period beginning with the first billing cycle of May 2017. SCE&G also agreed to recover, over a 12-month period beginning with the first billing cycle of May 2017, projected DER program costs of approximately $16.5 million. Additionally, deferral of carrying costs will be allowed for base fuel component under-collected balances as they occur.

In October 2017, the SCPSC initiated its 2018 annual review of base rates for fuel costs.  A public hearing for this annual review is scheduled for April 10, 2018.

Electric - Base Rates

Pursuant to an SCPSC order, SCE&G has removed from rate base certain deferred income tax assets arising from capital expenditures related to Unit 2 and Unit 3 and accrued carrying costs on those amounts during periods in which they were not included in rate base. Such carrying costs were determined at SCE&G’s weighted average long-term debt borrowing rate and were recorded as a regulatory asset and other income. Carrying costs totaled $18.8 million and $14.0 million during 2017 and 2016, respectively. As part of the impairment loss described in Note 10, accumulated carrying costs related to the Nuclear Project totaling $51.0 million were written off.

The SCPSC has approved a suite of DSM Programs for development and implementation. SCE&G offers to its retail electric customers several distinct programs designed to assist customers in reducing their demand for electricity and improving their energy efficiency. SCE&G submits annual filings to the SCPSC related to these programs which include actual program costs, net lost revenues (both forecasted and actual), customer incentives, and net program benefits, among other things. As actual DSM Program costs are incurred, they are deferred as regulatory assets and recovered through a rate rider approved by the SCPSC. The rate rider also provides for recovery of net lost revenues and for a shared savings incentive. The SCPSC approved the following rate riders pursuant to the annual DSM Programs filings, which went into effect as indicated below:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year	Effective	Amount
2017	First billing cycle of May	$37.0 million
2016	First billing cycle of May	$37.6 million
2015	First billing cycle of May	$32.0 million

By order dated April 29, 2016, the SCPSC approved SCE&G’s request to increase its pension costs rider.  The increased pension rider was designed to allow SCE&G to recover projected pension costs, including under-collections, over a 12-month period, beginning with the first billing cycle in May 2016.

By order dated March 1, 2017, the SCPSC approved SCE&G’s request to decrease its pension costs rider.  The change in the pension rider decreased annual revenue by approximately $11.9 million. The pension rider is designed to allow SCE&G to recover projected pension costs, net of the previously over-collected balance, over a 12-month period, beginning with the first billing cycle in May 2017.

In December 2017, the ORS filed a petition with the SCPSC requesting all investor-owned utilities under the SCPSC’s jurisdiction to report the impact of the Tax Act on their individual company’s operations. The Tax Act contains provisions that lower the federal corporate tax rate from 35% to 21% effective January 1, 2018. The petition requested that utilities file an estimate of the Tax Act’s effects on their most recent test year information available, including an explanation of those effects, and requested that utilities propose procedures for changing rates to reflect the impacts. Lastly, the petition requested that the SCPSC state in its order that rates in effect as of January 1, 2018, be subject to refund so that ratepayers receive the benefit of the tax law changes as of January 1, 2018. By order dated January 10, 2018, the SCPSC granted the ORS petition but did not state that rates in effect as of January 1, 2018 would be subject to refund. SCE&G provided its comments on January 24, 2018, concerning the timing and the format of the report.

In January 2018, SCE&G submitted its annual DSM Programs filing to the SCPSC.  If approved the filing would allow recovery of $37.0 million of costs and net lost revenues associated with DSM programs, along with an incentive to invest in such programs.

Electric - BLRA and Joint Petition

Under the BLRA, SCE&G filed revised rates with the SCPSC in 2015 and 2016 to incorporate the financing cost of incremental construction work in progress incurred for the Nuclear Project. Rate adjustments were based on SCE&G's updated cost of debt and capital structure and on an allowed ROE. No revised rates filing was pursued in 2017. The SCPSC approved recovery of the following amounts.

Increase	Effective for bills rendered on and after	Amount	Allowed ROE
2.7%	November 27, 2016	$64.4 million	10.50%	*
2.6%	October 30, 2015	$64.5 million	11.00%

*Applied prospectively for purposes of calculating revised rates under the BLRA on and after January 1, 2016.

In May 2016, SCE&G petitioned the SCPSC for approval of updated construction and capital cost schedules for Unit 2 and Unit 3 which had been developed in connection with the October 2015 Amendment (see Note 10). On November 9, 2016, the SCPSC approved a settlement agreement among SCE&G, the ORS and certain other parties concerning this petition.  The SCPSC also approved SCE&G's election of the fixed price option. By order dated February 28, 2017, the SCPSC denied Petitions for Rehearing filed by certain parties that were not included in the settlement, and that denial was not appealed.

The construction schedule approved by the SCPSC in November 2016 provided for contractual guaranteed substantial completion dates of August 31, 2019 and August 31, 2020 for Unit 2 and Unit 3, respectively. The approved capital cost schedule included incremental capital costs that totaled $831 million, raising SCE&G’s total project capital cost as then approved to an estimated amount of approximately $6.8 billion including owner’s costs and transmission, or $7.7 billion with escalation and AFC. In addition, the SCPSC approved revising SCE&G’s allowed ROE for the Nuclear

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Project from 10.5% to 10.25%. This revised ROE was to be applied prospectively for the purpose of calculating revised rates sought by SCE&G under the BLRA on and after January 1, 2017. In addition, SCE&G could not file future requests to amend capital cost schedules prior to January 28, 2019, unless its annual revised rate request was denied because SCE&G was out of compliance with its approved capital cost schedule or BLRA construction milestone schedule, subject to certain extensions. See also Abandoned Nuclear Project in Note 10.

Following WEC and WECTEC's bankruptcy filing on March 29, 2017, on June 22, 2017, the Friends of the Earth and the Sierra Club filed a complaint against SCE&G with the SCPSC, requesting that the SCPSC initiate a formal proceeding to direct SCE&G to immediately cease and desist from expending any further capital costs related to the construction of Unit 2 and Unit 3; to determine the prudence of acts and omissions by SCE&G in connection with this construction; to review and determine the prudence of abandonment of Unit 2 and Unit 3 and of the available least cost efficiency and renewable energy alternatives; and to remedy, abate and make due reparations for the rates charged to ratepayers related to the construction of Unit 2 and Unit 3. SCE&G filed its answer to the complaint and a motion to dismiss the complaint on July 19, 2017. On October 4, 2017, the SCPSC ordered proceedings under this complaint to be coordinated with proceedings for the Request filed by the ORS on September 26, 2017, described below, and allowed discovery to proceed. SCE&G's subsequent petition for rehearing and reconsideration was denied by the SCPSC on November 1, 2017. Proceedings related to this complaint have been consolidated with proceedings for the Request and the Joint Petition as described below.

On August 1, 2017, SCE&G filed the Abandonment Petition with the SCPSC which sought recovery of costs expended on the construction of Unit 2 and Unit 3, including certain costs incurred subsequent to SCE&G's last revised rates update, other costs under the abandonment provisions of the BLRA, and affirmation of SCE&G's decision to abandon construction of Unit 2 and Unit 3, among other things. Subsequently, SCE&G management met with various stakeholders and members of the South Carolina General Assembly, including legislative leaders, to discuss the abandonment of the Nuclear Project and to hear their concerns. In response to those concerns, and to allow adequate time for governmental officials to conduct their reviews, SCE&G voluntarily withdrew the Abandonment Petition on August 15, 2017. See additional discussion at Note 10.

On September 26, 2017, the South Carolina Office of Attorney General issued an opinion stating, among other things, that "as applied, portions of the BLRA are constitutionally suspect," including the abandonment provisions. Also on September 26, 2017, the ORS filed the Request with the SCPSC asking for an order directing SCE&G to immediately suspend all revised rates collections from customers which had been previously approved by the SCPSC pursuant to the authority of the BLRA. In the Request, the ORS relied upon the opinion from the Office of Attorney General to assert that it is not just and reasonable or in the public interest to allow SCE&G to continue collecting revised rates. Further, the ORS noted the existence of an allegation that SCE&G failed to disclose information to the ORS that should have been disclosed and that would have appeared to provide a basis for challenging prior requests, and asserted that SCE&G should not be allowed to continue to benefit from nondisclosure. The ORS also asked for an order that, if the BLRA is found to be unconstitutional or the General Assembly amends or revokes the BLRA, then SCE&G should make credits to future bills or refunds to customers for prior revised rates collections.

On September 28, 2017, SCE&G filed a Motion to Dismiss the Request and a Request for Briefing Schedule and Hearing on Motion to Dismiss. On September 28, 2017, the SCPSC deferred action on the Request and ordered a hearing officer to establish a briefing schedule and hearing date on SCE&G's motion. On October 17, 2017, the ORS filed with the SCPSC a motion to amend its request, in which the ORS asked the SCPSC to consider the most prudent manner by which SCE&G will enable its customers to realize the value of the monetized Toshiba Settlement payments and other payments made by Toshiba towards satisfaction of its obligations to SCE&G. A hearing on the parties' motions was held on December 12, 2017, and included the state's Office of Attorney General and Speaker of the House of Representatives, the Electric Cooperatives of South Carolina, a large industrial customer, and several environmental groups.

By order dated December 20, 2017, the SCPSC denied SCE&G’s Motion to Dismiss the Request and ordered that a hearing be set on the Request. In addition, the SCPSC ordered the ORS to perform a thorough inspection and audit, within 30 days, to determine the reasonableness of SCE&G’s retail electric rates and to determine the reasonableness of SCE&G’s statements regarding the potential effect that the removal of approximately $445 million in annual revenues, as requested by the ORS, could have on SCE&G. The SCPSC also granted the ORS’s motion to amend the Request and consider the monetization of the Toshiba payout along with any other related factors that may be appropriate in determining a fair and reasonable rate. SCE&G intends to vigorously contest the Request, but cannot give any assurance as to the timing or outcome of this matter. Proceedings for the Request, the complaint filed by Friends of the Earth and the Sierra Club on June 22, 2017, and the Joint Petition discussed below have been consolidated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On November 20, 2017, the ORS filed a letter with the SCPSC providing the ORS's preliminary list for stabilization and protection of the site where Unit 2 and Unit 3 are located and suggesting that the SCPSC have SCE&G respond to the ORS's November 20, 2017 letter and "explain why there is no violation of S.C. Code Ann. § 58-27-1300." The SCPSC granted the ORS's request, and SCE&G filed its response with the SCPSC on December 27, 2017.

On January 12, 2018, SCE&G and Dominion Energy filed with the SCPSC the Joint Petition for review and approval of a proposed business combination whereby SCANA would become a wholly-owned subsidiary of Dominion Energy. In the Joint Petition, approval of a customer benefits plan and a cost recovery plan for the Nuclear Project is also sought. Key provisions of this Joint Petition are summarized at Note 10. A hearing on this matter has not yet been scheduled.

On January 19, 2018, the ORS filed a report with the SCPSC in response to the SCPSC's order for a thorough inspection and audit of SCE&G's statements regarding potential adverse effects that could result from the removal of annual BLRA revenues. The ORS report relied on the analysis of bankruptcy counsel to conclude that the suspension of revised rates collections is unlikely to force SCE&G into bankruptcy. Notwithstanding this conclusion, the ORS predicted that there is 35% likelihood of an SCE&G bankruptcy if revised rates are terminated. The report also indicated that a full audit, as ordered by the SCPSC, would require upwards of 90 days to complete. SCE&G filed responses to the ORS report alleging numerous deficiencies in it, including that the report was not verified by an accountant and that it contained incorrect and misleading accounting conclusions, particularly with regard to the timing and magnitude of any impairment loss that would be required by GAAP. On January 31, 2018, the SCPSC ordered the ORS to complete this previously ordered thorough audit, inspection and examination of SCE&G's accounting records by March 30, 2018, encouraged them to employ the assistance of a utility financial professional if needed, and indicated that a request by the ORS for an extension of time would not be considered unreasonable.

Gas - SCE&G

The RSA is designed to reduce the volatility of costs charged to customers by allowing for more timely recovery of the costs that regulated utilities incur related to natural gas infrastructure. The SCPSC has approved the following rate changes pursuant to annual RSA filings effective with the first billing cycle of November in the following years:

Year	Action		Amount
2017	2.2%	Increase	$8.6 million
2016	1.2%	Increase	$4.1 million
2015	No change		—

SCE&G's natural gas tariffs include a PGA that provides for the recovery of actual gas costs incurred, including transportation costs. SCE&G's gas rates are calculated using a methodology which may adjust the cost of gas monthly based on a 12-month rolling average, and its gas purchasing policies and practices are reviewed annually by the SCPSC.  The annual reviews conducted for each of the 12-month periods ended July 31, 2017, 2016 and 2015 resulted in the SCPSC issuing an order finding that SCE&G's gas purchasing policies and practices during each of the review periods were reasonable and prudent. See Electric - Base Rates for a discussion of the ORS petition related to the Tax Act, which also applies to Gas - SCE&G.

Gas - PSNC Energy

PSNC Energy's Rider D rate mechanism allows it to recover from customers all prudently incurred gas costs and certain related uncollectible expenses as well as losses on negotiated gas and transportation sales.

PSNC Energy establishes rates using a benchmark cost of gas approved by the NCUC, which may be periodically adjusted to reflect changes in the market price of natural gas. PSNC Energy revises its tariffs as necessary to track these changes and accounts for any over- or under-collection of the delivered cost of gas in its deferred accounts for subsequent rate consideration. The NCUC reviews PSNC Energy’s gas purchasing practices annually. In addition, PSNC Energy utilizes a CUT which allows it to adjust its base rates semi-annually for residential and commercial customers based on average per customer consumption.

On October 28, 2016, the NCUC granted PSNC Energy a net annual increase of approximately $19.1 million, or 4.39%, in rates and charges to customers, and set PSNC Energy's authorized ROE at 9.7%.  In addition, the NCUC has authorized PSNC Energy to use a tracker mechanism to recover the incurred capital investment and associated costs of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

complying with federal standards for pipeline integrity and safety requirements that are not in current base rates.  PSNC Energy has filed biannual applications to adjust its rates for this purpose, and the NCUC has approved those applications for the incremental annual revenue requirements, as follows:

Rates Effective	Incremental Increase
March 1, 2017	$1.9 million
September 1, 2017	$0.7 million

In December 2017, in connection with PSNC Energy's 2017 Annual Prudence Review, the NCUC determined that PSNC Energy's gas costs, including all hedging transactions, were reasonable and prudently incurred during the 12 months ended March 31, 2017.

On January 3, 2018, the NCUC sought reports from its jurisdictional utilities as to how they planned to respond to the Tax Act. In its response on February 1, 2018, PSNC Energy proposed certain adjustments to its rates that, if enacted, would serve to reduce amounts that are currently being collected from customers based on pre-Tax Act rates. PSNC Energy cannot determine when the NCUC may take action on this matter.

Regulatory Assets and Regulatory Liabilities

Rate-regulated utilities recognize in their financial statements certain revenues and expenses in different periods than do other enterprises.  As a result, the Company has recorded regulatory assets and regulatory liabilities which are summarized in the following tables. Except for certain unrecovered Nuclear Project costs and other unrecovered plant, substantially all regulatory assets are either explicitly excluded from rate base or are effectively excluded from rate base due to their being offset by related liabilities.

Rate-regulated utilities recognize in their financial statements certain revenues and expenses in different periods than do other enterprises.  As a result, the Company has recorded regulatory assets and regulatory liabilities which are summarized in the following tables. Except for certain unrecovered Nuclear Project costs and other unrecovered plant, substantially all regulatory assets are either explicitly excluded from rate base or are effectively excluded from rate base due to their being offset by related liabilities.

	December 31,
Millions of dollars	2017	2016
Regulatory Assets:
Unrecovered Nuclear Project costs	$3,976	—
Accumulated deferred income taxes	—	$316
AROs and related funding	434	425
Deferred employee benefit plan costs	305	342
Deferred losses on interest rate derivatives	456	620
Other unrecovered plant	105	117
DSM Programs	59	59
Carrying costs on deferred tax assets related to the Nuclear Project	—	32
Pipeline integrity management costs	51	33
Environmental remediation costs	30	32
Deferred storm damage costs	24	20
Deferred costs related to uncertain tax position	—	15
Other	140	119
Total Regulatory Assets	$5,580	$2,130
Regulatory Liabilities:
Monetization of guaranty settlement	$1,095	—
Accumulated deferred income taxes	1,076	$ 23 2323
Asset removal costs	757	755
Deferred gains on interest rate derivatives	131	151
Other	—	1
Total Regulatory Liabilities	$3,059	$930

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Regulatory assets for unrecovered Nuclear Project costs have been recorded based on such amounts not being probable of loss in accordance with the accounting guidance on abandonments, whereas the other regulatory assets have been recorded based on the probability of their recovery. All regulatory assets represent incurred costs that may be deferred under applicable GAAP for regulated operations. The SCPSC, the NCUC or the FERC has reviewed and approved through specific orders certain of the items shown as regulatory assets. Other regulatory assets include, but are not limited to, certain costs which have not been specifically approved for recovery by one of these regulatory agencies, including unrecovered nuclear project costs that are the subject of regulatory proceedings as further discussed in Note 10. In recording such costs as regulatory assets, management believes the costs would be allowable under existing rate-making concepts that are embodied in rate orders or current state law. The costs are currently not being recovered, but are expected to be recovered through rates in future periods. In the future, as a result of deregulation, changes in state law, other changes in the regulatory environment or changes in accounting requirements, the Company could be required to write off all or a portion of its regulatory assets and liabilities. Such an event could have a material effect on the Company's financial statements in the period the write-off would be recorded.

Unrecovered Nuclear Project costs represents expenditures by SCE&G that have been reclassified from construction work in progress as a result of the decision to stop construction of Unit 2 and Unit 3 and to pursue recovery of costs under the abandonment provisions of the BLRA or through other regulatory means, net of an estimated impairment loss and the transfer of certain assets described at Note 10.

Accumulated deferred income taxes contained within regulatory assets represent deferred tax liabilities that arise from utility operations that have not been included in customer rates.  A portion of these regulatory assets related to depreciation and are netted within regulatory liabilities in the current period.

AROs and related funding represents the regulatory asset associated with the legal obligation to decommission and dismantle Unit 1 and conditional AROs related to generation, transmission and distribution properties, including gas pipelines. These regulatory assets are expected to be recovered over the related property lives and periods of decommissioning which may range up to approximately 107 years.

Employee benefit plan costs of the regulated utilities have historically been recovered as they have been recorded under GAAP. Deferred employee benefit plan costs represent amounts of pension and other postretirement benefit costs which were accrued as liabilities and treated as regulatory assets pursuant to FERC guidance, and costs deferred pursuant to specific SCPSC regulatory orders. SCE&G recovers deferred pension costs through utility rates of approximately $2 million annually for electric operations, which will end in 2044, and approximately $1 million annually for gas operations, which will end in 2027. The remainder of the deferred benefit costs are expected to be recovered through utility rates, primarily over average service periods of participating employees up to approximately 11 years.

Deferred losses or gains on interest rate derivatives represent (i) the effective portions of changes in fair value and payments made or received upon settlement of certain interest rate derivatives designated as cash flow hedges and (ii) the changes in fair value and payments made or received upon settlement of certain other interest rate derivatives not so designated.  The amounts recorded with respect to (i) are expected to be amortized to interest expense over the lives of the underlying debt through 2043. The amounts recorded with respect to (ii) are expected to be similarly amortized to interest expense through 2065 except when such amounts are applied otherwise at the direction of the SCPSC. See also Note 10 for a discussion of certain amounts that were treated as impaired as of December 31, 2017.

Other unrecovered plant represents the carrying value of coal-fired generating units, including related materials and supplies inventory, retired from service prior to being fully depreciated. Pursuant to SCPSC approval, SCE&G is amortizing these amounts through cost of service rates over the units' previous estimated remaining useful lives through approximately 2025.  Unamortized amounts are included in rate base and are earning a current return.

DSM Programs represent SCE&G's deferred costs associated with electric demand reduction programs, and such deferred costs are currently being recovered over approximately five years through an approved rate rider.

Carrying costs on deferred tax assets related to the Nuclear Project were calculated on accumulated deferred income tax assets associated with Unit 2 and Unit 3 which were not part of electric rate base using the weighted average long-term debt cost of capital. These carrying costs were written off as a part of the impairment loss in 2017. See also Note 10.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pipeline integrity management costs represent operating and maintenance costs incurred to comply with federal regulatory requirements related to natural gas pipelines. PSNC Energy is recovering costs totaling $4.1 million annually through 2021. PSNC Energy is continuing to defer pipeline integrity costs, and as of December 31, 2017 costs of $26.6 million have been deferred pending future approval of rate recovery.  SCE&G amortizes $1.9 million of such costs annually.

Environmental remediation costs represent costs associated with the assessment and clean-up of sites currently or formerly owned by SCE&G or PSNC Energy. SCE&G's remediation costs are expected to be recovered over periods of up to approximately 17 years, and PSNC Energy's remediation costs total $6.9 million are being recovered over a five year period that will end in 2021.

Deferred storm damage costs represent costs incurred in excess of amounts previously collected through SCE&G's SCPSC-approved storm damage reserve, and for which SCE&G expects to receive future recovery through customer rates.

Deferred costs related to uncertain tax position primarily represented the estimated amounts of domestic production activities deductions foregone as a result of the deduction of certain research and experimentation expenditures for income tax purposes, net of related tax credits, as well as accrued interest expense and other costs arising from this uncertain tax position.  SCE&G's current customer rates reflect the availability of domestic production activities deductions. These net deferred costs were written off as a part of the impairment loss in 2017. See Note 5 and Note 10.

Various other regulatory assets are expected to be recovered through rates over periods through 2047.

Monetization of guaranty settlement represents proceeds received under or arising from the monetization of the Toshiba Settlement, net of certain expenses.

Accumulated deferred income taxes contained within regulatory liabilities represent (i) excess deferred income taxes arising from the remeasurement of deferred income taxes upon the enactment of the Tax Act (certain of which are protected under normalization regulations and will be amortized over the remaining lives of related property, and certain of which will be amortized to the benefit of customers over a prescribed period as instructed by regulators) and (ii) deferred income taxes arising from investment tax credits, offset by (iii) deferred income taxes that arise from utility operations that have not been included in customer rates (a portion of which relate to depreciation and are expected to be recovered over the remaining lives of the related property which may range up to approximately 85 years). See also Note 5.

Asset removal costs represent estimated net collections through depreciation rates of amounts to be incurred for the removal of assets in the future.

3.                                      COMMON EQUITY

Authorized shares of SCANA common stock were 200 million as of December 31, 2017 and 2016. Authorized shares of SCE&G common stock were 50 million as of December 31, 2017 and 2016. Authorized shares of SCE&G preferred stock were 20 million, of which 1,000 shares, no par value, were held by SCANA as of December 31, 2017 and 2016.

SCANA’s articles of incorporation do not limit the dividends that may be paid on its common stock, and the articles of incorporation of each of SCANA's subsidiaries contain no such limitations on their respective common stock. SCANA has agreed to obtain the consent of Dominion Energy, which consent cannot be unreasonably withheld, prior to making dividend payments to shareholders greater than $0.6125 per share for any quarter while the Merger Agreement is pending.

SCE&G’s bond indenture under which it issues First Mortgage Bonds contains provisions that could limit the payment of cash dividends on its common stock. SCE&G's bond indenture permits the payment of dividends on SCE&G's common stock only either (1) out of its Surplus (which as defined in the bond indenture equates to its retained earnings) or (2) in case there is no Surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, the Federal Power Act requires the appropriation of a portion of certain earnings from hydroelectric projects. At December 31, 2017 and 2016, retained earnings of approximately $93.9 million and $79.0 million, respectively, were restricted by this requirement as to payment of cash dividends on SCE&G’s common stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PSNC Energy’s note purchase and debenture purchase agreements contain provisions that could limit the payment of cash distributions, including dividends, on PSNC Energy's common stock. These agreements generally limit the sum of distributions to an amount that does not exceed $30 million plus 85% of Consolidated Net Income (as therein defined) accumulated after December 31, 2008 plus the net proceeds of issuances by PSNC Energy of equity or convertible debt securities (as therein defined). As of December 31, 2017, this limitation would permit PSNC Energy to pay cash distributions in excess of $100 million.

4.LONG-TERM AND SHORT-TERM DEBT

Long-term debt by type with related weighted average effective interest rates and maturities at December 31 is as follows:

December 31,				2017		2016
Dollars in millions	Maturity			Balance	Rate	Balance	Rate
SCANA Medium Term Notes (unsecured)	2020	-	2022	$800	5.42%	$800	5.42%
SCANA Senior Notes (unsecured) (a)	2018	-	2034	75	2.18%	79	1.63%
SCE&G First Mortgage Bonds (secured)	2018	-	2065	4,840	5.80%	4,840	5.79%
GENCO Notes (secured)	2018	-	2024	207	5.94%	213	5.93%
Industrial and Pollution Control Bonds (b)	2028	-	2038	122	3.52%	122	3.51%
PSNC Energy Senior Debentures and Notes	2020	-	2046	600	5.19%	450	5.53%
Other	2018	-	2027	28	2.83%	27	2.76%
Total debt				6,672		6,531
Current maturities of long-term debt				(727)		(17)
Unamortized discount, net				(1)		(1)
Unamortized debt issuance costs				(38)		(40)
Total long-term debt, net				$5,906		$6,473

(a)  Variable rate notes hedged by a fixed interest rate swap (fixed rate of 6.17%).

(b)  Includes variable rate debt of $67.8 million at December 31, 2017 (rate of 1.85%) and 2016 (rate of 0.76%) which are hedged by fixed swaps.

In June 2016, SCE&G issued $425 million of 4.1% first mortgage bonds due June 15, 2046. Also in June 2016, SCE&G issued $75 million of 4.5% first mortgage bonds due June 1, 2064, which constituted a reopening of $300 million of 4.5% first mortgage bonds issued in May 2014.  Proceeds from these sales were used to repay short-term debt primarily incurred as a result of SCE&G’s construction program, to finance capital expenditures, and for general corporate purposes.

In June 2017, PSNC Energy issued $150 million of 4.18% senior notes due June 30, 2047. In June 2016, PSNC Energy issued $100 million of 4.13% senior notes due June 22, 2046. Proceeds from these sales were used to repay short-term debt, to finance capital expenditures, and for general corporate purposes.

The Company's long-term debt maturities will be $727 million in 2018, $16 million in 2019, $366 million in 2020, $494 million in 2021 and $264 million in 2022.

Substantially all electric utility plant is pledged as collateral in connection with long-term debt.

SCE&G is subject to a bond indenture dated April 1, 1993 (Mortgage) covering substantially all of its electric properties under which all of its first mortgage bonds (Bonds) have been issued. Bonds may be issued under the Mortgage in an aggregate principal amount not exceeding the sum of (1) 70% of Unfunded Net Property Additions (as therein defined), (2) the aggregate principal amount of retired Bonds and (3) cash deposited with the trustee. Bonds, other than certain Bonds issued on the basis of retired Bonds, may be issued under the Mortgage only if Adjusted Net Earnings (as therein defined) for 12 consecutive months out of the 18 months immediately preceding the month of issuance are at least twice (2.0) the annual interest requirements on all outstanding Bonds and Bonds to be issued (Bond Ratio). For the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

year ended December 31, 2017, the Bond Ratio was 5.24.  Adjusted Net Earnings, as therein defined, excludes the impairment loss.

Lines of Credit and Short-Term Borrowings

At December 31, 2017 and 2016, SCANA, SCE&G (including Fuel Company) and PSNC Energy had available the following committed LOC and had outstanding the following LOC-related obligations and commercial paper borrowings:

Millions of dollars	Total	SCANA	SCE&G	PSNC Energy
December 31, 2017
Lines of credit:
Five-year, expiring December 2020	$1,300.0	$400.0	$700.0	$200.0
Fuel Company five-year, expiring December 2020	$500.0	—	$500.0	—
Three-year, expiring December 2018	$200.0	—	$200.0	—
Total committed long-term	$2,000.0	$400.0	$1,400.0	$200.0
Outstanding commercial paper (270 or fewer days)	$350.3	—	$251.6	$98.7
Weighted average interest rate		—	1.92%	1.93%
Letters of credit supported by LOC	$3.3	$3.0	$0.3	—
Available	$1,646.4	$397.0	$1,148.1	$101.3
December 31, 2016
Lines of credit:
Five-year, expiring December 2020	$1,300.0	$400.0	$700.0	$200.0
Fuel Company five-year, expiring December 2020	$500.0	—	$500.0	—
Three-year, expiring December 2018	$200.0	—	$200.0	—
Total committed long-term	$2,000.0	$400.0	$1,400.0	$200.0
Outstanding commercial paper (270 or fewer days)	$940.5	$64.4	$804.3	$71.8
Weighted average interest rate		1.43%	1.04%	1.07%
Letters of credit supported by LOC	$3.3	$3.0	$0.3	—
Available	$1,056.2	$332.6	$595.4	$128.2

 SCANA, SCE&G (including Fuel Company) and PSNC Energy are parties to credit agreements in the amounts and for the terms described above. These credit agreements are used for general corporate purposes, including liquidity support for each company's commercial paper program and working capital needs and, in the case of Fuel Company, to finance or refinance the purchase of nuclear fuel, certain fossil fuels, and emission and other environmental allowances.  These committed long-term facilities are revolving lines of credit under credit agreements with a syndicate of banks. Wells Fargo Bank, National Association, Bank of America, N.A. and Morgan Stanley Bank, N.A. each provide 9.5% of the aggregate credit facilities, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd., TD Bank N.A., Credit Suisse AG, Cayman Islands Branch, UBS Loan Finance LLC, MUFG Union Bank, N.A., and Branch Banking and Trust Company each provide 7.9%, and Royal Bank of Canada and U.S. Bank National Association each provide 5.5%. Two other banks provide the remaining support. The Company pays fees to the banks as compensation for maintaining the committed lines of credit. Such fees were not material in any period presented.

SCE&G has obtained FERC authority to issue short-term indebtedness and to assume liabilities as a guarantor (pursuant to Section 204 of the Federal Power Act). SCE&G may issue unsecured promissory notes, commercial paper and direct loans in amounts not to exceed $1.6 billion outstanding with maturity dates of one year or less, and may enter into guaranty agreements in favor of lenders, banks, and dealers in commercial paper in amounts not to exceed $600 million. GENCO has obtained FERC authority to issue short-term indebtedness not to exceed $200 million outstanding with maturity dates of one year or less. The authority described herein will expire in October 2018. Were adverse developments to occur with respect to uncertainties highlighted elsewhere, the ability of SCE&G or GENCO to secure renewal of this short-term borrowing authority may be adversely impacted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SCE&G and GENCO are obligated with respect to an aggregate of $67.8 million of industrial revenue bonds which are secured by letters of credit issued by TD Bank N.A. The letters of credit expire, subject to renewal, in the fourth quarter of 2019.

5.                                      INCOME TAXES

Components of income tax expense (benefit) are as follows:

Millions of dollars	2017	2016	2015
Current taxes (benefit):
Federal	$(414)	$36	$382
State	18	13	57
Total current taxes (benefit)	(396)	49	439
Deferred tax (benefit) expense, net:
Federal	323	203	(36)
State	(37)	21	(7)
Total deferred taxes (benefit)	286	224	(43)
Investment tax credits:
Amortization of amounts deferred-state	—	—	(1)
Amortization of amounts deferred-federal	(2)	(2)	(2)
Total investment tax credits	(2)	(2)	(3)
Total income tax expense (benefit)	$(112)	$271	$393

The difference between actual income tax expense and the amount calculated from the application of the statutory 35% federal income tax rate to pre-tax income is reconciled as follows:

Millions of dollars	2017	2016	2015
Net income (loss)	$(119)	$595	$746
Income tax expense (benefit)	(112)	271	393
Noncontrolling interest	—	—	—
Total pre-tax income (loss)	$(231)	$866	$1,139

Income taxes (benefit) on above at statutory federal income tax rate	$(81)	$303	$399
Increases (decreases) attributed to:
State income taxes (less federal income tax effect)	(7)	27	38
State investment tax credits (less federal income tax effect)	(5)	(5)	(6)
Allowance for equity funds used during construction	(8)	(10)	(9)
Deductible dividends—401(k) Retirement Savings Plan	(9)	(10)	(10)
Amortization of federal investment tax credits	(2)	(2)	(2)
Section 45 tax credits	(8)	(8)	(9)
Domestic production activities deduction	(18)	(23)	(18)
Remeasurement of deferred taxes upon enactment of Tax Act	30	—	—
Realization of basis differences upon sale of subsidiaries	—	—	7
Other differences, net	(4)	(1)	3
Total income tax expense (benefit)	$(112)	$271	$393

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tax effects of significant temporary differences comprising net deferred tax liabilities are as follows:

Millions of dollars	2017	2016
Deferred tax assets:
Net operating loss and tax credit carryforward	$600	—
Toshiba settlement	273	—
Nondeductible accruals	88	$148
Asset retirement obligation, including nuclear decommissioning	141	213
Regulatory liability, non-property accumulated deferred income tax	54	—
Financial instruments	15	22
Unamortized investment tax credits	8	15
Deferred fuel costs	—	17
Other	6	10
Total deferred tax assets	1,185	425
Deferred tax liabilities:
Property, plant and equipment	1,220	2,159
Regulatory asset, unrecovered nuclear plant costs	962	—
Deferred employee benefit plan costs	60	105
Regulatory asset, asset retirement obligation	91	143
Regulatory asset, other unrecovered plant	27	45
Demand side management costs	16	23
Prepayments	21	32
Other	49	77
Total deferred tax liabilities	2,446	2,584
Net deferred tax liabilities	$1,261	$2,159

The federal and state tax credits and NOL carryforwards are presented below:

Millions of dollars	December 31, 2017	Expiration Year
Federal NOL Carryforwards	$2,052	2037
Federal Tax Credits	35	2035	-	2037
Federal Charitable Carryforwards	7	2021	-	2022
State NOL Carryforwards	2,382	2037
State Charitable Carryforwards	3	2022
Total Tax Credits and NOL Carryforwards	$4,479

A valuation allowance is needed when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In determining whether a valuation allowance is required, the Company considers such factors as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset. Based on this evaluation, management has concluded that a valuation allowance is not needed.

In December 2017, the Tax Act was enacted, resulting in the remeasurement of all federal deferred income tax assets and liabilities to reflect a 21% federal statutory tax rate. Due to the regulated nature of the Company’s operations, the effect of this remeasurement is primarily reflected in deferred income tax balances within regulatory liabilities (see Note 2). In connection with this remeasurement, however, the Company recorded additional deferred income tax expense of approximately $30 million in its statements of operations for the year ended December 31, 2017. Upon the eventual filing of the Company’s 2017 consolidated income tax return, adjustments to deferred income taxes and deferred income taxes may be recorded; however, these adjustments are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

The State of North Carolina lowered its corporate income tax rate from 6.0% to 5.0% in 2015, 4.0% in 2016, 3% in 2017 and 2.5% effective January 1, 2019.  In connection with these changes in tax rates, related state deferred tax amounts were remeasured, with the change in their balances being credited to a regulatory liability. The changes in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

income tax rates did not and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

The Company files consolidated federal income tax returns, and the Company and its subsidiaries file various applicable state and local income tax returns.

The IRS has completed examinations of the Company’s federal returns through 2004, and the Company’s federal returns through 2009 are closed for additional assessment. The IRS is currently examining SCANA's open federal returns through 2015 as a result of claims discussed below.  With few exceptions, the Company is no longer subject to state and local income tax examinations by tax authorities for years before 2010.

Changes in Unrecognized Tax Benefits

Millions of dollars	2017	2016	2015
Unrecognized tax benefits, January 1	$350	$49	$16
Gross increases—uncertain tax positions in prior period	—	94	33
Gross decreases—uncertain tax positions in prior period	(273)	—	(2)
Gross increases—current period uncertain tax positions	21	207	2
Unrecognized tax benefits, December 31	$98	$350	$49

During 2013 and 2014, the Company amended certain of its income tax returns to claim additional tax-defined research and experimentation deductions (under IRC Section 174) and credits (under IRC Section 41) and to reflect related impacts on other items such as domestic production activities deductions (under IRC Section 199). The Company also made similar claims in filing its original 2013 and 2014 returns in 2014 and 2015, respectively. In 2016 and 2017, the Company claimed significant research and experimentation deductions and credits (offset by reductions in its domestic production activities deductions), related to the design and construction activities of the Nuclear Project, in its 2015 and 2016 income tax returns. The Company expects to claim similar deductions and credits in its 2017 tax return when it is filed in 2018. These claims followed the issuance of final IRS regulations in 2014 regarding such treatment with respect to expenditures related to the design and construction of pilot models.

The IRS examined the claims in the amended returns, and as the examination progressed without resolution, the Company evaluated and recorded adjustments to unrecognized tax benefits; however, none of these changes materially affected the Company's effective tax rate. In October 2016, the examination of the amended tax returns progressed to the IRS Office of Appeals. In addition, the IRS has begun an examination of SCANA's 2013 through 2015 income tax returns, and it is expected that the IRS will also examine later returns.

These IRC Section 174 income tax deductions and IRC Section 41 credits were considered to be uncertain tax positions, and under relevant accounting guidance, estimates of the amounts of related tax benefits which may not be sustained upon examination by the taxing authorities were recorded as unrecognized tax benefits in the financial statements. Following the abandonment of the Nuclear Project, the Company anticipates that an abandonment loss deduction under IRC Section 165 will be claimed on the 2017 tax return. As such, certain of the IRC Section 174 deductions, to the extent they are denied, would instead be deductible in 2017 under IRC Section 165. The abandonment loss deduction is also considered an uncertain tax position; however, under relevant accounting guidance, no estimated unrecognized tax benefits were recorded as of December 31, 2017. The remaining unrecognized tax benefits include the impact of the IRC Section 174 deductions on domestic production activities deductions, credits, and certain unrecognized state tax benefits.

As of December 31, 2017, the Company has recorded an unrecognized tax benefit of $98 million ($19 million net of the impact of state deductions on federal returns, net of NOL and credit carryforwards, and net of receivables related to the uncertain tax positions). If recognized, $98 million of the tax benefit would affect the Company’s effective tax rate. These unrecognized tax benefits are not expected to increase significantly within the next 12 months. It is also reasonably possible that these unrecognized tax benefits may decrease by $11 million within the next 12 months. No other material changes in the status of the Company’s tax positions have occurred through December 31, 2017.

In connection with the research and experimentation deduction and credit claims reflected on the 2015 and 2016 income tax returns and similar claims made in determining taxable income for 2017, and under the terms of an SCPSC order, the Company recorded regulatory assets for estimated foregone domestic production activities deductions, offset by estimated tax credits, with the expectation that these deferred costs and related interest thereon would be recoverable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

through customer rates in future years (see Note 2). However, as further described in Note 10, as of December 31, 2017, an impairment loss with respect to such deferred regulatory asset was recorded. SCE&G's current customer rates reflect the availability of domestic production activities deductions.

Also under the terms of an SCPSC order, estimated interest expense accrued with respect to the unrecognized tax benefits related to the research and experimentation deductions in the 2015 and 2016 income tax returns was deferred as a regulatory asset and was expected to be recoverable through customer rates in future years. An impairment loss with respect to these deferred amounts was also recorded as of December 31, 2017 (see Note 10). Otherwise, the Company recognizes interest accrued related to unrecognized tax benefits within interest expense or interest income and recognizes tax penalties within other expenses. Amounts recorded for such interest income, interest expense or tax penalties have not been material for any period presented.

6.                                      DERIVATIVE FINANCIAL INSTRUMENTS

Derivative instruments are recognized either as assets or liabilities in the statement of financial position and are measured at fair value. Changes in the fair value of derivative instruments are recognized either in earnings, as a component of other comprehensive income (loss) or, for regulated operations, within regulatory assets or regulatory liabilities, depending upon the intended use of the derivative and the resulting designation.

Policies and procedures, and in some cases risk limits, are established to control the level of market, credit, liquidity and operational and administrative risks. SCANA’s Board of Directors has delegated to a Risk Management Committee the authority to set risk limits, establish policies and procedures for risk management and measurement, and oversee and review the risk management process and infrastructure for SCANA and each of its subsidiaries. The Risk Management Committee, which is comprised of certain officers, including the Risk Management Officer and other senior officers, apprises the Audit Committee of the Board of Directors with regard to the management of risk and brings to their attention significant areas of concern. Written policies define the physical and financial transactions that are approved, as well as the authorization requirements and limits for transactions.

Commodity Derivatives

The Company uses derivative instruments to hedge forward purchases and sales of natural gas, which create market risks of different types.  Instruments designated as cash flow hedges are used to hedge risks associated with fixed price obligations in a volatile market and risks associated with price differentials at different delivery locations. Instruments designated as fair value hedges are used to mitigate exposure to fluctuating market prices created by fixed prices of stored natural gas. The basic types of financial instruments utilized are exchange-traded instruments, such as NYMEX futures contracts or options, and over-the-counter instruments such as options and swaps, which are typically offered by energy companies and financial institutions. Cash settlements of commodity derivatives are classified as operating activities in the consolidated statements of cash flows.

PSNC Energy hedges natural gas purchasing activities using over-the-counter options and NYMEX futures and options.  PSNC Energy’s tariffs include a provision for the recovery of actual gas costs incurred, including any costs of hedging. PSNC Energy records premiums, transaction fees, margin requirements and any realized gains or losses from its hedging program in deferred accounts as a regulatory asset or liability for the under- or over-recovery of gas costs. These derivative financial instruments are not designated as hedges for accounting purposes.

Unrealized gains and losses on qualifying cash flow hedges of nonregulated operations are deferred in AOCI.  When the hedged transactions affect earnings, previously recorded gains and losses are reclassified from AOCI to cost of gas.  The effects of gains or losses resulting from these hedging activities are either offset by the recording of the related hedged transactions or are included in gas sales pricing decisions made by the business unit.

As an accommodation to certain customers, SCANA Energy, as part of its energy management services, offers fixed price supply contracts which are accounted for as derivatives.  These sales contracts are offset by the purchase of supply futures and swaps which are also accounted for as derivatives.  Neither the sales contracts nor the related supply futures and swaps are designated as hedges for accounting purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Interest Rate Swaps

Interest rate swaps may be used to manage interest rate risk and exposure to changes in fair value attributable to changes in interest rates on certain debt issuances.  In cases in which swaps designated as cash flow hedges are used to synthetically convert variable rate debt to fixed rate debt, periodic payments to or receipts from swap counterparties related to these derivatives are recorded within interest expense.

Forward starting swap agreements that are designated as cash flow hedges may be used in anticipation of the issuance of debt.  Except as described in the following paragraph, the effective portions of changes in fair value and payments made or received upon termination of such agreements for regulated subsidiaries are recorded in regulatory assets or regulatory liabilities.  For SCANA and its nonregulated subsidiaries, such amounts are recorded in AOCI. Such amounts are amortized to interest expense over the term of the underlying debt. Ineffective portions of fair value changes are recognized in income.

Pursuant to regulatory orders, interest rate derivatives entered into by SCE&G after October 2013 are not designated for accounting purposes as cash flow hedges and fair value changes and settlement amounts related to them have been recorded as regulatory assets and liabilities. Settlement losses on swaps have generally been amortized over the lives of subsequent debt issuances and gains have been amortized to interest expense or may be applied as otherwise directed by the SCPSC. However, see Note 10 for a discussion of the impairment of previously deferred regulatory asset amounts related to settlement losses on swaps that had been entered into for debt that was anticipated to be issued in connection with the Nuclear Project.

Cash payments made or received upon termination of these financial instruments are classified as investing activities for cash flow statement purposes.

Quantitative Disclosures Related to Derivatives

The Company was party to natural gas derivative contracts outstanding in the following quantities:

	Commodity and Other Energy Management Contracts (in MMBTU)
Hedge designation	Gas Distribution	Gas Marketing	Total
As of December 31, 2017
Commodity	6,430,000	13,433,000	19,863,000
Energy Management (a)	—	41,856,890	41,856,890
Total (a)	6,430,000	55,289,890	61,719,890

As of December 31, 2016
Commodity	4,510,000	11,947,000	16,457,000
Energy Management (a)	—	67,447,223	67,447,223
Total (a)	4,510,000	79,394,223	83,904,223

(a)  Includes amounts related to basis swap contracts totaling 2,582,000 MMBTU in 2017 and 730,721 MMBTU in 2016.

The aggregate notional amounts of the interest rate swaps were as follows:

Millions of dollars	December 31, 2017	December 31, 2016
Designated as hedging instruments	$111.2	$115.6
Not designated as hedging instruments	735.0	1,285.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table shows the fair value and balance sheet location of derivative instruments. Although derivatives subject to master netting arrangements are netted on the consolidated balance sheet, the fair values presented below are shown gross and cash collateral on the derivatives has not been netted against the fair values shown.

	Fair Values of Derivative Instruments
Millions of dollars	Balance Sheet Location	Asset	Liability
	As of December 31, 2017
	Designated as hedging instruments
	Interest rate contracts
	Derivative financial instruments		$3
	Other deferred credits and other liabilities		24
	Commodity contracts
	Prepayments		2
	Other current liabilities		1
	Total	—	$30
	Not designated as hedging instruments
	Interest rate contracts
	Derivative financial instruments	$54	$1
	Other deferred credits and other liabilities		4
	Commodity contracts
	Other current assets	1
	Energy management contracts
	Prepayments		1

	Other current assets	3
	Other deferred debits and other assets	1
	Derivative financial instruments		2
Total		$59	$8

	As of December 31, 2016
	Designated as hedging instruments
	Interest rate contracts
	Derivative financial instruments		$4
	Other deferred credits and other liabilities		24
	Commodity contracts
	Prepayments	$5
	Other current assets	1
	Total	$6	$28

	Not designated as hedging instruments
	Interest rate contracts
	Other deferred debits and other assets	$71
	Derivative financial instruments		$27
	Other deferred credits and other liabilities		3
	Commodity contracts
	Other current assets	3
	Energy management contracts
	Prepayments	6	2
	Other current assets	2	1
	Other deferred debits and other assets	2
	Derivative financial instruments		4
	Other deferred credits and other liabilities		2
Total		$84	$39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivatives Designated as Fair Value Hedges

The Company had no interest rate or commodity derivatives designated as fair value hedges for any period presented.

Derivatives in Cash Flow Hedging Relationships

The effect of derivative instruments on the consolidated statements of operations is as follows:

	Loss Deferred in Regulatory Accounts	Loss Reclassified from Deferred Accounts into Income (Effective Portion)
Millions of dollars	(Effective Portion)	Location	Amount
Year Ended December 31, 2017
Interest rate contracts	$(2)	Interest expense	$(2)
Year Ended December 31, 2016
Interest rate contracts	—	Interest expense	$(2)
Year Ended December 31, 2015
Interest rate contracts	$(3)	Interest expense	$(3)

	Gain or (Loss) Recognized in OCI, net of tax	Gain (Loss) Reclassified from AOCI into Income, net of tax (Effective Portion)
Millions of dollars	(Effective Portion)	Location	Amount
Year Ended December 31, 2017
Interest rate contracts	—	Interest expense	$(7)
Commodity contracts	$(7)	Gas purchased for resale	1
Total	$(7)		$(6)
Year Ended December 31, 2016
Interest rate contracts	$(1)	Interest expense	$(7)
Commodity contracts	5	Gas purchased for resale	(6)
Total	$4		$(13)
Year Ended December 31, 2015
Interest rate contracts	$(2)	Interest expense	$(7)
Commodity contracts	(10)	Gas purchased for resale	(15)
Total	$(12)		$(22)

As of December 31, 2017, the Company expects that during the next 12 months reclassifications from AOCI to earnings arising from cash flow hedges will include approximately $3.3 million as an increase to gas cost, assuming natural gas markets remain at their current levels, and approximately $7.2 million as an increase to interest expense, assuming financial markets remain at their current levels. As of December 31, 2017, all of the Company’s commodity cash flow hedges settle by their terms before the end of the fourth quarter of 2020.

As of December 31, 2017, the Company expects that during the next 12 months reclassifications from regulatory accounts to earnings arising from cash flow hedges designated as hedging instruments will include approximately $1.5 million as an increase to interest expense assuming financial markets remain at their current levels.

Hedge Ineffectiveness

Ineffectiveness on interest rate hedges designated as cash flow hedges was insignificant for all periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivatives Not Designated as Hedging Instruments

	Loss Deferred in	Gain (Loss) Reclassified from Deferred Accounts into Income
Millions of dollars	Regulatory Accounts	Location	Amount
Year Ended December 31, 2017
Interest rate contracts	$(32)	Interest Expense	$(3)
Interest rate contracts		Impairment Loss	(173)
Year Ended December 31, 2016
Interest rate contracts	$(34)	Other income	$(2)
Year Ended December 31, 2015
Interest rate contracts	$(69)	Other income	$5

Gains reclassified to other income offset revenue reductions as previously described herein and in Note 2. For more discussion of amounts reclassified to Impairment Loss, see Note 10.

As of December 31, 2017, the Company expects that during the next 12 months reclassifications from regulatory accounts to earnings arising from interest rate swaps not designated as cash flow hedges will include approximately $2.7 million as an increase to interest expense.

Credit Risk Considerations

Certain derivative contracts contain contingent credit features. These features may include (i) material adverse change clauses or payment acceleration clauses that could result in immediate payments or (ii) the posting of letters of credit or termination of the derivative contract before maturity if specific events occur, such as a credit rating downgrade below investment grade or failure to post collateral.

Derivative Contracts with Credit Contingent Features
Millions of dollars	December 31, 2017	December 31, 2016
in Net Liability Position
Aggregate fair value of derivatives in net liability position	$33.7	$50.3
Fair value of collateral already posted	28.9	29.2
Additional cash collateral or letters of credit in the event credit-risk-related contingent features were triggered	4.8	21.1

in Net Asset Position
Aggregate fair value of derivatives in net asset position	$53.5	$62.9
Fair value of collateral already posted	—	—
Additional cash collateral or letters of credit in the event credit-risk-related contingent features were triggered	53.5	62.9

In addition, for fixed price supply contracts offered to certain of SCANA Energy's customers, the Company could have called on letters of credit in the amount of $1.2 million related to $4.0 million in commodity derivatives that are in a net asset position at December 31, 2017, compared to letters of credit of $1.5 million related to derivatives of $9.0 million at December 31, 2016, if all the contingent features underlying these instruments had been fully triggered.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Information related to the offsetting derivative assets follows:

Derivative Assets
Millions of dollars	Interest Rate Contracts	Commodity Contracts	Energy Management Contracts	Total
As of December 31, 2017
Gross Amounts of Recognized Assets	$54	$1	$4	$59
Gross Amounts Offset in Statement of Financial Position			—	—
Net Amounts Presented in Statement of Financial Position	54	1	4	59
Gross Amounts Not Offset - Financial Instruments	—			—
Gross Amounts Not Offset - Cash Collateral Received
Net Amount	$54	$1	$4	$59
Balance sheet location
Other current assets				$58
Other deferred debits and other assets				1
Total				$59

As of December 31, 2016
Gross Amounts of Recognized Assets	$71	$9	$10	$90
Gross Amounts Offset in Statement of Financial Position			(4)	(4)
Net Amounts Presented in Statement of Financial Position	71	9	6	86
Gross Amounts Not Offset - Financial Instruments	(9)			(9)
Gross Amounts Not Offset - Cash Collateral Received
Net Amount	$62	$9	$6	$77
Balance sheet location
Prepayments				$9
Other current assets				5
Other deferred debits and other assets				72
Total				$86

Information related to the offsetting of derivative liabilities follows:

Derivative Liabilities
Millions of dollars	Interest Rate Contracts	Commodity Contracts	Energy Management Contracts	Total
As of December 31, 2017
Gross Amounts of Recognized Liabilities	$32	3	$3	$38
Gross Amounts Offset in Statement of Financial Position			(1)	(1)
Net Amounts Presented in Statement of Financial Position	32	3	2	37
Gross Amounts Not Offset - Financial Instruments	—			—
Gross Amounts Not Offset - Cash Collateral Posted	28		(1)	27
Net Amount	$60	$3	$1	$64
Balance sheet location
Other current assets				$2
Derivative financial instruments				7
Other deferred credits and other liabilities				28
Total				$37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2016
Gross Amounts of Recognized Liabilities	$58		$9	$67
Gross Amounts Offset in Statement of Financial Position			(3)	(3)
Net Amounts Presented in Statement of Financial Position	58	—	6	64
Gross Amounts Not Offset - Financial Instruments	(9)			(9)
Gross Amounts Not Offset - Cash Collateral Posted	(29)			(29)
Net Amount	$20	—	$6	$26
Balance sheet location
Derivative financial instruments				$35
Other deferred credits and other liabilities				29
Total				$64

7.             FAIR VALUE MEASUREMENTS, INCLUDING DERIVATIVES

Available for sale securities are valued using quoted prices from a national stock exchange, such as the NASDAQ, where the securities are actively traded or are open-ended mutual funds registered with the SEC which maintain a stable NAV and are invested in government money market agreements or fully collateralized repurchase agreements. For commodity derivative and energy management assets and liabilities, the Company uses unadjusted NYMEX prices to determine fair value, and considers such measures of fair value to be Level 1 for exchange traded instruments and Level 2 for over-the-counter instruments. Interest rate swap agreements are valued using discounted cash flow models with independently sourced data. Fair value measurements, and the level within the fair value hierarchy in which the measurements fall, were as follows:

	As of December 31, 2017		As of December 31, 2016
Millions of dollars	Level 1	Level 2	Level 1	Level 2
Assets:
Available for sale securities	$119	—	$14	—
Held to maturity securities	—	$6	—	$7
Interest rate contracts	—	54	—	71
Commodity contracts	1	—	8	1
Energy management contracts	—	4	6	4
Liabilities:
Interest rate contracts	—	32	—	58
Commodity contracts	2	1	—	—
Energy management contracts	1	4	2	10

There were no Level 3 fair value measurements for either period presented, and there were no transfers of fair value amounts into or out of Levels 1, 2 or 3 during the periods presented.

Financial instruments for which the carrying amount may not equal estimated fair value at December 31, 2017 and December 31, 2016 were as follows:

	As of December 31, 2017		As of December 31, 2016
Millions of dollars	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
The Company	$6,632.9	$7,399.7	$6,489.8	$7,183.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair values of long-term debt instruments are based on net present value calculations using independently sourced market data that incorporate a developed discount rate using similarly rated long-term debt, along with benchmark interest rates. As such, the aggregate fair values presented above are considered to be Level 2. Early settlement of long-term debt may not be possible or may not be considered prudent.

Carrying values of short-term borrowings approximate their fair values, which are based on quoted prices from dealers in the commercial paper market. These fair values are considered to be Level 2.

In connection with the impairment loss described in Note 10, the Company determined that the fair value of certain of its nuclear fuel was lower than the carrying amount. At December 31, 2017, this nuclear fuel had an estimated fair value of $43.8 million. This estimate is based on quoted prices received from vendors of nuclear fuel, which are considered to be Level 3 fair value measurements. The Company assesses the fair value of nuclear fuel in connection with the analysis of impairment described in Note 10 on a quarterly basis.

8.             EMPLOYEE BENEFIT PLANS AND EQUITY COMPENSATION PLAN

Pension and Other Postretirement Benefit Plans

SCANA sponsors a noncontributory defined benefit pension plan covering regular, full-time employees hired before January 1, 2014. SCANA’s policy has been to fund the plan as permitted by applicable federal income tax regulations, as determined by an independent actuary.

The pension plan provides benefits under a cash balance formula for employees hired before January 1, 2000 who elected that option and all eligible employees hired subsequently. Under the cash balance formula, benefits accumulate as a result of compensation credits and interest credits. Employees hired before January 1, 2000 who elected to remain under the final average pay formula earn benefits based on years of credited service and the employee’s average annual base earnings received during the last three years of employment. Benefits under the cash balance formula and the final average pay formula will continue to accrue through December 31, 2023, after which date no benefits will be accrued except that participants under the cash balance formula will continue to earn interest credits.

In addition to pension benefits, SCANA provides certain unfunded postretirement health care and life insurance benefits to certain active and retired employees. Retirees hired before January 1, 2011 share in a portion of their medical care cost, while employees hired subsequently are responsible for the full cost of retiree medical benefits elected by them.  The costs of postretirement benefits other than pensions are accrued during the years the employees render the services necessary to be eligible for these benefits.

Changes in Benefit Obligations

The measurement date used to determine pension and other postretirement benefit obligations is December 31. Data related to the changes in the projected benefit obligation for pension benefits and the accumulated benefit obligation for other postretirement benefits are presented below.

	Pension Benefits		Other Postretirement Benefits
Millions of dollars	2017	2016	2017	2016
Benefit obligation, January 1	$904.3	$855.4	$274.7	$253.6
Service cost	21.7	20.7	4.5	4.4
Interest cost	37.4	39.4	11.5	12.1
Plan participants’ contributions	—	—	1.3	1.7
Actuarial (gain) loss	42.2	45.0	9.7	14.0
Benefits paid	(72.4)	(56.2)	(12.5)	(11.1)
Benefit obligation, December 31	$933.2	$904.3	$289.2	$274.7

The accumulated benefit obligation for pension benefits was $905.8 million at the end of 2017 and $874.3 million at the end of 2016. The accumulated pension benefit obligation differs from the projected pension benefit obligation above in that it reflects no assumptions about future compensation levels.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Significant assumptions used to determine the above benefit obligations are as follows:

	Pension Benefits		Other Postretirement Benefits
	2017	2016	2017	2016
Annual discount rate used to determine benefit obligation	3.71%	4.22%	3.74%	4.30%
Assumed annual rate of future salary increases for projected benefit obligation	3.00%	3.00%	3.00%	3.00%

A 7.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2017. The rate was assumed to decrease gradually to 5.0% for 2023 and to remain at that level thereafter.

 A one percent increase in the assumed health care cost trend rate would increase the postretirement benefit obligation by $1.6 million at December 31, 2017 and by $0.8 million at December 31, 2016. A one percent decrease in the assumed health care cost trend rate would decrease the postretirement benefit obligation by $1.4 million at December 31, 2017 and by $0.7 million at December 31, 2016.

Funded Status

Millions of Dollars	Pension Benefits		Other Postretirement Benefits
December 31,	2017	2016	2017	2016
Fair value of plan assets	$849.6	$793.6	—	—
Benefit obligation	933.2	904.3	$289.2	$274.7
Funded status	$(83.6)	$(110.7)	$(289.2)	$(274.7)

Amounts recognized on the consolidated balance sheets were as follows:

Millions of Dollars	Pension Benefits		Other Postretirement Benefits
December 31,	2017	2016	2017	2016
Current liability	—	—	$(13.5)	$(12.6)
Noncurrent liability	$(83.6)	$(110.7)	(275.7)	(262.1)

Amounts recognized in accumulated other comprehensive loss were as follows:

Millions of Dollars	Pension Benefits		Other Postretirement Benefits
December 31,	2017	2016	2017	2016
Net actuarial loss	$8.8	$10.4	$3.5	$2.5
Prior service cost	0.1	0.1	—	—
Total	$8.9	$10.5	$3.5	$2.5

Amounts recognized in regulatory assets were as follows:

Millions of Dollars	Pension Benefits		Other Postretirement Benefits
December 31,	2017	2016	2017	2016
Net actuarial loss	$194.8	$236.1	$43.3	$34.7
Prior service cost	1.2	2.5	—	—
Total	$196.0	$238.6	$43.3	$34.7

In connection with the joint ownership of Summer Station, costs related to the pension benefit obligation attributable to Santee Cooper as of December 31, 2017 and 2016 totaled $21.4 million and $23.4 million, respectively, and was recorded within deferred debits.  The unfunded postretirement benefit obligation attributable to Santee Cooper as of December 31, 2017 and 2016 totaled $14.7 million and $15.8 million, respectively, and also was recorded within deferred debits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Changes in Fair Value of Plan Assets

Pension Benefits
Millions of dollars	2017	2016
Fair value of plan assets, January 1	$793.6	$781.7
Actual return on plan assets	128.4	68.1
Benefits paid	(72.4)	(56.2)
Fair value of plan assets, December 31	$849.6	$793.6

Investment Policies and Strategies

The assets of the pension plan are invested in accordance with the objectives of (1) fully funding the obligations of the pension plan, (2) overseeing the plan's investments in an asset-liability framework that considers the funding surplus (or deficit) between assets and liabilities, and overall risk associated with assets as compared to liabilities, and (3) maintaining sufficient liquidity to meet benefit payment obligations on a timely basis. SCANA uses a dynamic investment strategy for the management of the pension plan assets. This strategy will lead to a reduction in equities and an increase in long duration fixed income allocations over time with the intention of reducing volatility of funded status and pension costs.

The pension plan operates with several risk and control procedures, including ongoing reviews of liabilities, investment objectives, levels of diversification, investment managers and performance expectations. The total portfolio is constructed and maintained to provide prudent diversification with regard to the concentration of holdings in individual issues, corporations, or industries.

Transactions involving certain types of investments are prohibited. These include, except where utilized by a hedge fund manager, any form of private equity; commodities or commodity contracts (except for unleveraged stock or bond index futures and currency futures and options); ownership of real estate in any form other than publicly traded securities; short sales, warrants or margin transactions, or any leveraged investments; and natural resource properties.  Investments made for the purpose of engaging in speculative trading are also prohibited.

The pension plan asset allocation at December 31, 2017 and 2016 and the target allocation for 2018 are as follows:

	Percentage of Plan Assets
	Target Allocation	December 31,
Asset Category	2018	2017	2016
Equity Securities	58%	58%	57%
Fixed Income	33%	31%	32%
Hedge Funds	9%	11%	11%

For 2018, the expected long-term rate of return on assets will be 7%. In developing the expected long-term rate of return assumptions, management evaluates the pension plan’s historical cumulative actual returns over several periods, considers the expected active and passive returns across various asset classes and assumes the target allocation is achieved.  Management regularly reviews such allocations and periodically rebalances the portfolio when considered appropriate.  Additional rebalancing may occur subject to funded status improvements as part of the dynamic investment strategy described previously.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value Measurements

Assets held by the pension plan are measured at fair value and are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. At December 31, 2017 and 2016, fair value measurements, and the level within the fair value hierarchy in which the measurements fall, were as follows:

Millions of dollars	2017	2016
Investments with fair value measure at Level 2:
Mutual funds	$120	$125
Short-term investment vehicles	17	16
US Treasury securities	15	18
Corporate debt securities	91	82
Municipals	17	14
Total assets in the fair value hierarchy	260	255

Investments at net asset value:
Common collective trust	498	453
Joint venture interests	92	86
Total investments at fair value	$850	$794

For all periods presented, assets with fair value measurements classified as Level 1 were insignificant, and there were no assets with fair value measurements classified as Level 3. There were no transfers of fair value amounts into or out of Levels 1, 2 or 3 during 2017 or 2016.

Mutual funds held by the plan are open-ended mutual funds registered with the SEC. The price of the mutual funds' shares is based on its NAV, which is determined by dividing the total value of portfolio investments, less any liabilities, by the total number of shares outstanding. For purposes of calculating NAV, portfolio securities and other assets for which market quotes are readily available are valued at market value. Short-term investment vehicles are funds that invest in short-term fixed income instruments and are valued using observable prices of the underlying fund assets based on trade data for identical or similar securities. US Treasury securities are valued using quoted market prices or based on models using observable inputs from market sources such as external prices or spreads or benchmarked thereto. Corporate debt securities and municipals are valued based on recently executed transactions, using quoted market prices, or based on models using observable inputs from market sources such as external prices or spreads or benchmarked thereto. Common collective trust assets and limited partnerships are valued at NAV, which has been determined based on the unit values of the trust funds. Unit values are determined by the organization sponsoring such trust funds by dividing the trust funds’ net assets at fair value by the units outstanding at each valuation date. Joint venture interests are invested in a hedge fund of funds partnership that invests directly in multiple hedge fund strategies that are not traded on exchanges and not traded on a daily basis. The valuation of such multi-strategy hedge fund of funds is estimated based on the NAV of the underlying hedge fund strategies using consistent valuation guidelines that account for variations that may influence their fair value.

Expected Cash Flows

Total benefits expected to be paid from the pension plan or company assets for the other postretirement benefits plan (net of participant contributions), respectively, are as follows:

Expected Benefit Payments

Millions of dollars	Pension Benefits	Other Postretirement Benefits
2018	$66.9	$ 13.8
2019	64.6	14.6
2020	63.9	15.4
2021	66.5	16.0
2022	72.0	16.5
2023-2027	303.0	87.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pension Plan Contributions

The pension trust is adequately funded under current regulations. No contributions have been required since 1997, and as a result of closing the plan to new entrants and freezing benefit accruals at the end of 2023, no significant contributions to the pension plan are expected to be made for the foreseeable future based on current market conditions and assumptions.

Net Periodic Benefit Cost

Net periodic benefit cost is recorded utilizing beginning of the year assumptions. Disclosures required for these plans are set forth in the following tables.

Components of Net Periodic Benefit Cost

	Pension Benefits			Other Postretirement Benefits
Millions of dollars	2017	2016	2015	2017	2016	2015
Service cost	$21.7	$20.7	$24.1	$4.5	$4.4	$5.3
Interest cost	37.4	39.4	38.2	11.5	12.1	11.4
Expected return on assets	(54.7)	(55.9)	(62.0)	n/a	n/a	n/a
Prior service cost amortization	1.6	3.9	4.1	—	0.3	0.4
Amortization of actuarial losses	16.3	14.8	13.6	1.0	0.5	2.1
Net periodic benefit cost	$22.3	$22.9	$18.0	$17.0	$17.3	$19.2

In connection with regulatory orders, SCE&G recovers current pension expense through a rate rider that may be adjusted annually (for retail electric operations) or through cost of service rates (for gas operations). For retail electric operations, current pension expense is recognized based on amounts collected through its rate rider, and differences between actual pension expense and amounts recognized pursuant to the rider are deferred as a regulatory asset (for under-collections) or regulatory liability (for over-collections) as applicable. In addition, SCE&G amortizes certain previously deferred pension costs. See Note 2.

Other changes in plan assets and benefit obligations recognized in OCI (net of tax) were as follows:

	Pension Benefits			Other Postretirement Benefits
Millions of dollars	2017	2016	2015	2017	2016	2015
Current year actuarial (gain) loss	$(1.0)	$0.6	$2.7	$1.1	$0.8	$(1.2)
Amortization of actuarial losses	(0.6)	(0.6)	(0.4)	(0.1)	—	(0.1)
Amortization of prior service cost	—	(0.1)	(0.1)	—	—	(0.1)
Total recognized in OCI	$(1.6)	$(0.1)	$2.2	$1.0	$0.8	$(1.4)

Other changes in plan assets and benefit obligations recognized in regulatory assets were as follows:

	Pension Benefits			Other Postretirement Benefits
Millions of dollars	2017	2016	2015	2017	2016	2015
Current year actuarial (gain) loss	$(27.1)	$29.4	$9.2	$9.4	$11.1	$(18.0)
Amortization of actuarial losses	(14.1)	(12.7)	(11.9)	(0.8)	(0.4)	(1.8)
Amortization of prior service cost	(1.4)	(3.4)	(3.7)	—	(0.3)	(0.3)
Total recognized in regulatory assets	$(42.6)	$13.3	$(6.4)	$8.6	$10.4	$(20.1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Significant Assumptions Used in Determining Net Periodic Benefit Cost

	Pension Benefits			Other Postretirement Benefits
	2017	2016	2015	2017	2016	2015
Discount rate	4.22%	4.68%	4.20%	4.30%	4.78%	4.30%
Expected return on plan assets	7.25%	7.50%	7.50%	n/a	n/a	n/a
Rate of compensation increase	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%
Health care cost trend rate	n/a	n/a	n/a	6.60%	7.00%	7.00%
Ultimate health care cost trend rate	n/a	n/a	n/a	5.00%	5.00%	5.00%
Year achieved	n/a	n/a	n/a	2021	2021	2020

The estimated amounts to be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2018 are as follows:

Millions of Dollars	Pension Benefits	Other Postretirement Benefits
Actuarial loss	$0.5	$0.1

The estimated amounts to be amortized from regulatory assets into net periodic benefit cost in 2018 are as follows:

Millions of Dollars	Pension Benefits	Other Postretirement Benefits
Actuarial loss	$10.2	$1.8
Prior service cost	0.4	—
Total	$10.6	$1.8

Other postretirement benefit costs are subject to annual per capita limits pursuant to the plan's design. As a result, the effect of a one-percent increase or decrease in the assumed health care cost trend rate on total service and interest cost is not significant.

401(k) Retirement Savings Plan

SCANA sponsors a defined contribution plan in which eligible employees may defer up to 75% of eligible earnings subject to certain limits and may diversify their investments. Contributions are matched 100% up to 6% of an employee’s eligible earnings. Such matching contributions totaled $27.9 million in 2017, $27.5 million in 2016 and $26.2 million in 2015. Employee deferrals, matching contributions, and earnings on all contributions are fully vested and nonforfeitable at all times.

9.             SHARE-BASED COMPENSATION

The LTECP provides for grants of nonqualified and incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units and restricted stock units to certain key employees and non-employee directors. The LTECP currently authorizes the issuance of up to five million shares of SCANA’s common stock, no more than one million of which may be granted in the form of restricted stock.

Compensation cost is measured based on the grant-date fair value of the instruments issued and is recognized over the period that an employee provides service in exchange for the award.  Share-based payment awards do not have non-forfeitable rights to dividends or dividend equivalents. To the extent that the awards themselves do not vest, dividends or dividend equivalents which would have been paid on those awards do not vest.

The 2015-2017, 2016-2018 and 2017-2019 performance cycles provide for performance measurement and award determination based on performance over a single three-year cycle, with payment of awards being deferred until after the end of the three-year performance cycle. In each of these performance cycles, 30% of the performance awards were granted in the form of restricted share units, which are liability awards payable in cash, and 70% of the awards were granted in performance shares, each of which has a value that is equal to, and changes with, the value of a share of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SCANA common stock. Dividend equivalents are accrued on the performance shares and the restricted share units. Performance awards and related dividend equivalents are subject to forfeiture in the event of termination of employment prior to the end of the cycle, subject to certain exceptions. Payouts of performance share awards are determined by SCANA’s performance against pre-determined measures of TSR as compared to a peer group of utilities (weighted 50%) and growth in GAAP-adjusted net earnings per share (weighted 50%).

Compensation cost of liability awards is recognized over their respective three-year performance periods based on the estimated fair value of the award, which is periodically updated based on expected ultimate cash payout, and is reduced by estimated forfeitures. Cash-settled liabilities related to performance cycles totaled approximately $28.0 million in 2017, $18.4 million in 2016 and $20.8 million in 2015.

Fair value adjustments for all performance cycles resulted in compensation expense (benefit) recognized in the statements of operations totaling approximately $(9.0) million in 2017, $25.6 million in 2016 and $18.0 million in 2015. Such fair value adjustments also resulted in capitalized compensation costs of $(1.3) million in 2017, $3.3 million in 2016 and $2.3 million in 2015. At December 31, 2017, unrecognized compensation cost, which is expected to be recognized over a weighted-average period of 18 months, was $5.4 million. Large declines in stock price and relative performance in 2017 resulted in reductions of liabilities previously accrued with respect to open performance cycles. In the event of consummation of the merger, additional compensation cost arising from these liability awards may also be recognized.

10.          COMMITMENTS AND CONTINGENCIES

Abandoned Nuclear Project

SCE&G, on behalf of itself and as agent for Santee Cooper, entered into the EPC Contract with the Consortium in 2008 for the design and construction of Unit 2 and Unit 3. SCE&G's ownership share in these units is 55%.  As discussed below, various difficulties were encountered in connection with the project. The ability of the Consortium to adhere to established budgets and construction schedules was affected by many variables, including unanticipated difficulties encountered in connection with project engineering and the construction of project components, constrained financial resources of the contractors, regulatory, legal, training and construction processes associated with securing approvals, permits and licenses and necessary amendments to them within projected time frames, the availability of labor and materials at estimated costs and the efficiency of project labor. There were also contractor and supplier performance issues, difficulties in timely meeting critical regulatory requirements, contract disputes, and changes in key contractors or subcontractors. These matters, and others more fully discussed below, were the subject of comprehensive analyses performed by the Company and Santee Cooper (see Contractor Bankruptcy Proceedings and Related Uncertainties below). Based on the results of the Company's analysis, and in light of Santee Cooper's decision to suspend construction on Unit 2 and Unit 3, on July 31, 2017, the Company determined to stop the construction of the units and to pursue recovery of costs incurred in connection with such construction under the abandonment provisions of the BLRA or through other means.

EPC Contract and BLRA Matters

The Nuclear Project and SCE&G’s related recovery of financing costs through rates has been subject to review and approval by the SCPSC as provided for in the BLRA. Under the BLRA, the SCPSC approved, among other things, a milestone schedule and a capital costs estimates schedule for Unit 2 and Unit 3. Pursuant to the BLRA, this approval constituted a final and binding determination that the units were used and useful for utility purposes, and that the capital costs associated with them were prudent utility costs and expenses and were properly included in rates, so long as Unit 2 and Unit 3 were constructed or were being constructed within the parameters of the approved milestone schedule, including specified contingencies, and the approved capital costs estimates schedule. Subject to the same conditions, the BLRA provides that SCE&G may apply to the SCPSC annually for an order to recover through revised rates SCE&G’s weighted average cost of capital applied to all or part of the outstanding balance of construction work in progress concerning the Nuclear Project. As of December 31, 2017, financing costs on $3.5 billion of SCE&G's construction costs for the Nuclear Project, excluding related transmission assets, have been reflected in revised rates under the BLRA, with the last revised rates increase having gone into effect in November 2016. SCE&G estimates that revised rates collections that have accumulated as of December 31, 2017, including collections related to transmission assets expected to be placed into service, total approximately $1.9 billion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As a result of the decision to abandon the Nuclear Project, amounts reclassified from construction work in progress into regulatory assets, net of impairments described below, are summarized as follows:

Unrecovered Nuclear Project Costs	Millions of dollars
Nuclear Project costs as of September 30, 2017, prior to impairment loss and excluding transmission assets	$4,730
Less Impairment loss recorded in the third quarter of 2017 (See below)	210
Balance of unrecovered Nuclear Project costs as of September 30, 2017	4,520
Less Impairment loss recorded in the fourth quarter of 2017 (See below)	460
Less Nuclear Project and switchyard assets transferred for use by Unit 1	84
Balance of unrecovered Nuclear Project costs as of December 31, 2017 (See Note 2)	$3,976

The SCPSC granted initial approval of the construction schedule and related forecasted capital costs in 2009. The NRC issued combined Construction and Operating Licenses in March 2012. In November 2012, and again in September 2015 and November 2016 (see discussion below), the SCPSC approved SCE&G's requested updates to the milestone schedule, revised contractual substantial completion dates, and increases in capital and other costs. As further discussed below, under the current regulatory construct in South Carolina, approval by the SCPSC of cost recovery under the abandonment provisions of the BLRA or through other means will be required as a consequence of the Company’s determination on July 31, 2017 to cease construction of the Nuclear Project.

October 2015 Amendment and WEC's Engagement of Fluor

On October 27, 2015, SCE&G, Santee Cooper and the Consortium amended the EPC Contract. The amendment became effective in December 2015, at which time Fluor began serving as a subcontracted construction manager for the Consortium. The October 2015 Amendment provided SCE&G and Santee Cooper an option to fix the total amount to be paid to the Consortium for its entire scope of work on the project (excluding a limited amount of work within the time and materials component of the contract price) after June 30, 2015 at $6.082 billion (SCE&G’s 55% portion being approximately $3.345 billion).  This total amount to be paid would be reduced by amounts paid since June 30, 2015.  SCE&G, on behalf of itself and as agent for Santee Cooper, elected the fixed price option, subject to SCPSC approval, on July 1, 2016.

Among other things, the October 2015 Amendment revised the contractual guaranteed substantial completion dates of Unit 2 and Unit 3 to August 31, 2019 and August 31, 2020, respectively, and provided for development of a revised construction milestone payment schedule.  In February 2017, WEC notified the Company that the contractual guaranteed substantial completion dates of August 31, 2019 and August 31, 2020 for Unit 2 and Unit 3, respectively, which were reflected in the October 2015 Amendment, would not be met. Instead, WEC provided further revised estimated substantial completion dates of April 2020 and December 2020.

November 2016 SCPSC Order

In May 2016, SCE&G petitioned the SCPSC for approval of the updated construction and capital cost schedules for Unit 2 and Unit 3 which had been developed in connection with the October 2015 Amendment. On November 9, 2016, the SCPSC approved a settlement agreement among SCE&G, the ORS and certain other parties concerning this petition.  The SCPSC also approved SCE&G's election of the fixed price option. By order dated February 28, 2017, the SCPSC denied Petitions for Rehearing filed by certain parties that were not included in the settlement, and that order was not appealed.

The construction schedule approved by the SCPSC in November 2016 provided for contractual guaranteed substantial completion dates of August 31, 2019 and August 31, 2020 for Unit 2 and Unit 3, respectively. The approved capital cost schedule included incremental capital costs that totaled $831 million, raising SCE&G's total project capital cost as then approved to an estimated amount of approximately $6.8 billion including owner’s costs and transmission, or $7.7 billion with escalation and AFC. In addition, the SCPSC approved revising SCE&G’s allowed ROE for the Nuclear Project from 10.5% to 10.25%. This revised ROE was to be applied prospectively for the purpose of calculating revised rates sought by SCE&G under the BLRA on and after January 1, 2017. No such revised rates have been sought since that time.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Contractor Bankruptcy Proceedings and Related Uncertainties

On March 29, 2017, WEC and WECTEC, the two members of the Consortium, and certain of their affiliates filed petitions for protection under Chapter 11 of the U.S. Bankruptcy Code, citing a liquidity crisis arising from project contract losses attributable to the Nuclear Project and similar units being built for an unaffiliated company as a material factor that caused WEC and WECTEC to seek protection under the bankruptcy laws. As part of such filing, WEC and WECTEC publicly announced their inability to complete Unit 2 and Unit 3 under the terms of the EPC Contract.

In connection with the bankruptcy filing, SCE&G, Santee Cooper, WEC and WECTEC entered into an Interim Assessment Agreement under which engineering and construction continued on the project and under which SCE&G and Santee Cooper were provided the right to discuss project status with Fluor and other subcontractors and vendors and to obtain from them relevant project information and documents that had been previously contractually unavailable in order for SCE&G and Santee Cooper to perform comprehensive analyses regarding whether or how to proceed with the Nuclear Project. As part of the Interim Assessment Agreement, and to avoid an immediate rejection of the EPC Contract upon the filing of the bankruptcy case, WEC and WECTEC required SCE&G and Santee Cooper to make estimated weekly payments to WEC, WECTEC, subcontractors and vendors, irrespective of the fixed price provisions of the EPC Contract, to permit the time to conduct analyses. SCE&G and Santee Cooper agreed to pay specified costs incurred by the Consortium, Fluor, other subcontractors and vendors for work performed or services rendered while the Interim Assessment Agreement remained in effect.

During the period of the Interim Assessment Agreement, as amended and extended, SCE&G and Santee Cooper evaluated the various elements of the Nuclear Project, including forecasted costs and completion dates, while construction continued and SCE&G and Santee Cooper continued to make payments for such work.

As part of its evaluation, SCE&G considered that, as a result of the bankruptcy process (including WEC and WECTEC's public announcements that they could not perform under the terms of the EPC Contract), the EPC Contract would likely be rejected and that the benefit of the fixed-price terms provided by the EPC Contract would be lost. As such, any cost overruns that would have been absorbed by the Consortium would become the responsibility of SCE&G and Santee Cooper.  Additionally, these cost increases and other costs identified by SCE&G would not be fully recoverable from the Consortium or from Toshiba under its payment guaranty or the related Toshiba Settlement, discussed below, and such costs would likely substantially exceed the amount of the Consortium's payment obligations guaranteed by Toshiba.

SCE&G also considered that even the newly revised substantial completion dates identified by WEC of April and December 2020 for Unit 2 and Unit 3, respectively, likely would not be met. As such, the electricity to be produced by each of the units would not qualify for nuclear production tax credits under Section 45J of the IRC. SCE&G's 55% share of these nuclear production tax credits for both Unit 2 and Unit 3 could have totaled as much as approximately $1.4 billion. Failure to meet the newly revised substantial completion dates identified by WEC would result in the nuclear production tax credits not being earned.

On September 1, 2017, SCE&G, for itself and as agent for Santee Cooper, filed with the Bankruptcy Court Proofs of Claim for unliquidated damages against each of WEC and WECTEC. The Proofs of Claim are based upon the anticipatory repudiation and material breach by the Consortium of the EPC Contract, and assert against WEC and WECTEC any and all claims that are based thereon or that may be related thereto. These claims were sold to Citibank on September 27, 2017 as part of the monetization transaction discussed below. Notwithstanding the sale of the claims, SCE&G and Santee Cooper remain responsible for any claims that may be made by WEC and WECTEC against them relating to the EPC Contract.

Toshiba Settlement and Subsequent Monetization

Payment and performance obligations under the EPC Contract are joint and several obligations of WEC and WECTEC, and in connection with the October 2015 Amendment, Toshiba, WEC’s parent company, reaffirmed its guaranty of WEC’s payment obligations. In satisfaction of such guaranty obligations, on July 27, 2017, the Toshiba Settlement was executed under which Toshiba was to make periodic settlement payments from October 2017 through September 2022 in the total amount of approximately $2.2 billion ($1.2 billion for SCE&G’s 55% share). The $2.2 billion is subject to offset for payments by WEC that have the effect of satisfying the liens on the project discussed below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On September 27, 2017, the scheduled payments under the Toshiba Settlement, exclusive of the payment due in October 2017, were purchased by Citibank for a one-time upfront payment of $1.847 billion (approximately $1.016 billion for SCE&G's 55% share), including amounts related to the contractor liens discussed below.  The initial payment was then received from Toshiba on October 2, 2017, as scheduled, in the amount of $150 million ($82.5 million for SCE&G's 55% share). SCE&G's share of amounts received, net of certain expenses, total $1.095 billion. The purchase agreement provides that SCE&G and Santee Cooper (each according to its pro rata share) would indemnify Citibank for its losses arising from misrepresentations or covenant defaults under the purchase agreement. SCE&G and Santee Cooper also assigned their claims under the WEC bankruptcy process to Citibank, and agreed to use commercially reasonable efforts to cooperate with Citibank and provide reasonable support necessary for its enforcement of those claims. The proceeds received under or arising from the monetization of the Toshiba Settlement were recorded as cash and as a regulatory liability on the accompanying consolidated balance sheets, as the net value of the proceeds will be utilized to benefit SCE&G's customers in a manner to be determined by the SCPSC. While this determination is pending, SCE&G has utilized portions of the proceeds to repay maturing commercial paper balances, which short-term borrowings had been incurred primarily for the construction of Unit 2 and Unit 3 prior to the decision to stop their construction. See further discussion in Note 4.

A number of subcontractors and vendors to the Consortium have alleged non-payment by the Consortium for amounts owed for work performed on the Nuclear Project and have filed liens on property in Fairfield County, South Carolina, where Unit 2 and Unit 3 were to be located. SCE&G is contesting the filed liens. Payments under the Toshiba Settlement are subject to reduction if WEC pays creditors holding these liens directly. Under these circumstances, SCE&G and Santee Cooper, each in its pro rata share, would be required to make Citibank whole for the reduction. On January 2, 2018, the purchase agreement among SCE&G, Santee Cooper and Citibank was amended to limit the amount that SCE&G and Santee Cooper could be required to reimburse Citibank for valid subcontractor and vendor liens to $60 million ($33 million for SCE&G's 55% share).

Determination to Stop Construction and Related Regulatory, Political and Legal Developments

The BLRA provides that, in the event of abandonment prior to plant completion, costs incurred, including AFC, and a return on those costs, may be recoverable through rates, if the SCPSC determines that the decision to abandon the Nuclear Project was prudent. Based on the evaluation previously discussed, and in light of Santee Cooper's decision to suspend construction, on July 31, 2017, the Company determined to stop construction of Unit 2 and Unit 3 and to pursue recovery of costs incurred in connection with such construction under the abandonment provisions of the BLRA or through other means. On July 31, 2017, SCE&G gave WEC a five-day notice of termination of the Interim Assessment Agreement and notified WEC of its determination to stop construction of Unit 2 and Unit 3.

On August 1, 2017, SCE&G senior management provided an allowable ex parte briefing to the SCPSC regarding the Nuclear Project and this decision, and SCE&G also filed a petition with the SCPSC which included its plan of abandonment and certain proposed actions which would mitigate related customer rate increases, including a proposal to return to customers the net value of proceeds received by SCE&G under or arising from the monetization of the Toshiba Settlement. Through this petition, SCE&G had sought recovery of such costs expended on the construction of the Nuclear Project, including certain costs incurred subsequent to SCE&G's last revised rates update, and certain other costs under the abandonment provisions of the BLRA. Subsequently, SCE&G’s management met with various stakeholders and members of the South Carolina General Assembly, including legislative leaders, to discuss the abandonment of the Nuclear Project and to hear their concerns. In response to those concerns, and to allow for adequate time for governmental officials to conduct their reviews, SCE&G voluntarily withdrew its petition to abandon the project from the SCPSC on August 15, 2017.

In August 2017, special committees of the South Carolina General Assembly, both in the House of Representatives and in the Senate, began conducting public hearings regarding the decision to abandon the Nuclear Project. Members of SCE&G's senior management, along with representatives from Santee Cooper, the ORS and other interested parties, testified before these committees. Several legislative proposals adverse to the Company resulted from the work of these committees and certain adverse proposals have been or are being considered by the General Assembly in 2018. In January 2018, these committees reconvened for the purpose of considering the effects of the proposed merger discussed below on Nuclear Project stakeholders. On January 31, 2018, the South Carolina House of Representatives passed a bill (H. 4375) that would create an experimental rate which would effectively suspend collections from rates previously approved by the SCPSC under the BLRA. This experimental rate would remain in effect during the pendency of administrative proceedings currently before the SCPSC or any appeal therefrom. In addition, the South Carolina Senate passed a joint resolution (S. 954) which, if enacted, would prohibit the SCPSC from holding a hearing on the merits for a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

docket in which requests were made pursuant to the BLRA (other than an administrative or procedural hearing prior to such hearing on the merits), and would prohibit any final determination on any such requests, before November 1, 2018, and would require the SCPSC to issue a final order for such docket no later than December 21, 2018. Any bill must be approved by both legislative chambers and be signed by, or allowed to become law without the signature of, the Governor before it would be enacted. The Company cannot predict if or when either of these bills could become law or what additional actions, if any, may be proposed or taken, including other legislative actions related to the BLRA.

In September 2017, the Company was served with a subpoena issued by the United States Attorney’s Office for the District of South Carolina seeking documents relating to the Nuclear Project. The subpoena requires the Company to produce a broad range of documents related to the project. Also in September 2017, the state's Office of Attorney General, the Speaker of the House of Representatives, and the Chair and Vice-Chair of the South Carolina House Utility Ratepayer Protection Committee requested that SLED conduct a criminal investigation into the handling of the Nuclear Project by SCANA and SCE&G. In October 2017, the staff of the SEC's Division of Enforcement also issued a subpoena for documents related to an investigation they are conducting related to the Nuclear Project. The Company intends to fully cooperate with these investigations. Also in connection with the abandonment of the Nuclear Project, various state or local governmental authorities have attempted and may further attempt to challenge, reverse or revoke one or more previously-approved tax or economic development incentives, benefits or exemptions and may attempt to apply such action retroactively. No assurance can be given as to the timing or outcome of these matters.

On September 26, 2017, the South Carolina Office of Attorney General issued an opinion stating, among other things, that "as applied, portions of the BLRA are constitutionally suspect," including the abandonment provisions. Also on September 26, 2017, the ORS filed the Request with the SCPSC asking for an order directing SCE&G to immediately suspend all revised rates collections from customers which were previously approved by the SCPSC pursuant to the authority of the BLRA. In the Request, the ORS relied upon the opinion from the Office of Attorney General to assert that it is not just and reasonable or in the public interest to allow SCE&G to continue collecting revised rates. Further, the ORS noted the existence of an allegation that SCE&G failed to disclose information to the ORS that should have been disclosed and that would have appeared to provide a basis for challenging prior requests, and asserted that SCE&G should not be allowed to continue to benefit from nondisclosure. The ORS also asked for an order that, if the BLRA is found to be unconstitutional or the South Carolina General Assembly amends or revokes the BLRA, then SCE&G should make credits to future bills or refunds to customers for prior revised rates collections. SCE&G estimates that revised rates collections, including collections related to transmission assets expected to be placed into service, currently total approximately $445 million annually, and such amounts accumulated as of December 31, 2017 total approximately $1.9 billion.

On September 28, 2017, SCE&G filed a Motion to Dismiss the Request and a Request for Briefing Schedule and Hearing on Motion to Dismiss. On September 28, 2017, the SCPSC deferred action on the Request and ordered a hearing officer to establish a briefing schedule and hearing date on SCE&G's motion. On October 17, 2017, the ORS filed a motion with the SCPSC to amend the Request, in which the ORS asked the SCPSC to consider the most prudent manner by which SCE&G will enable its customers to realize the value of the monetized Toshiba Settlement payments and other payments made by Toshiba towards satisfaction of its obligations to SCE&G. Parties who filed to intervene in the matter or who filed a letter in support of the request by the ORS include the Governor, the state's Office of Attorney General and Speaker of the House of Representatives, the Electric Cooperatives of South Carolina, the SCEUC, certain large industrial customers, and several environmental groups. After conducting a hearing to consider SCE&G's motion, the SCPSC denied the motion on December 20, 2017 and requested that the ORS carry out an inspection, audit and examination of SCE&G's revenue requirements to assist the SCPSC in determining whether SCE&G's present schedule of rates is fair and reasonable and also ordered that a hearing be scheduled to consider the Request. The hearing has not yet been scheduled. SCE&G intends to continue vigorously contesting the Request, but cannot give any assurance as to the timing or outcome of this matter. See also Note 2.

Proposals to Resolve Outstanding Issues

On November 16, 2017, SCE&G announced for public consideration a proposal to resolve outstanding issues relating to the Nuclear Project. Under the proposal, SCE&G electric customers were to receive a 3.5% electric rate reduction, the addition of an existing 540-MW natural gas fired power plant by SCE&G with the acquisition cost borne by SCANA shareholders, and the addition of approximately 100-MW of large scale solar energy by SCE&G. The proposal also provided for the recovery of the nuclear construction costs (net of the proceeds of the Toshiba Settlement not utilized for liquidation of project liens) over 50 years. While SCE&G’s proposal was not formally submitted for regulatory approval,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

discussions with key stakeholders over the ensuing weeks indicated that SCE&G's proposal would not be sufficient to resolve the outstanding issues.

On January 2, 2018, SCANA entered into the Merger Agreement with Dominion Energy, and on January 12, 2018, SCE&G and Dominion Energy filed the Joint Petition requesting SCPSC approval of the merger or a finding that either the merger is in the public interest or that there is an absence of harm arising from the merger. In this petition, the parties commit to providing an up-front, one time rate credit to SCE&G's electric customers totaling approximately $1.3 billion within 90 days of the merger's closing, providing at least a 5% reduction in customer bills, shortening the amortization period for costs related to the Nuclear Project to 20 years, forgoing recovery of approximately $1.7 billion in costs related to the Nuclear Project, and adding an existing 540-MW natural gas fired power plant by SCE&G with no initial investment borne by customers. No assurance can be given as to the timing or outcome of efforts to consummate the Merger Agreement or to obtain approval of the Joint Petition.

Impairment Considerations

Under the current regulatory construct in South Carolina, pursuant to the BLRA or through other means, the ability of SCE&G to recover costs incurred in connection with Unit 2 and Unit 3, and a reasonable return on them, will be subject to review and approval by the SCPSC. In light of the contentious nature of the reviews by legislative committees and others, the adverse impact that would result if proposed legislation is enacted, and the Request being considered by the SCPSC that could result in the suspension of rates currently being collected under the BLRA, as well as the return of such amounts previously collected, there is significant uncertainty as to SCE&G’s ultimate ability to fully recover its costs of Unit 2 and Unit 3 and a return on them from its customers. SCE&G continues to contest the specific challenges described above. However, based on the consideration of those challenges, and particularly in light of SCE&G's proposed solution announced on November 16, 2017 and details in the Joint Petition filed by SCE&G and Dominion Energy with the SCPSC on January 12, 2018, the Company has determined that a disallowance of recovery of part of the cost of the abandoned plant is both probable and reasonably estimable under applicable accounting guidance. In addition, the Company has determined that full recovery of certain other related costs deferred within regulatory assets is less than probable. As a result, as of December 31, 2017, the Company has recognized a pre-tax impairment loss totaling $1.118 billion ($690 million net of tax). With the exception of the $210 million loss recorded in the third quarter of 2017 as explained below, this impairment loss was recorded in the fourth quarter of 2017. A discussion of this impairment loss follows:

•

A pre-tax impairment loss was recorded with respect to disallowance of unrecovered nuclear project costs of approximately $670 million. This amount includes $210 million recorded in the third quarter of 2017, which represented costs of approximately $1.2 billion that had been expended on the project, exclusive of transmission costs, but which had not yet been determined to be prudent by the SCPSC in connection with revised rates proceedings under the BLRA, offset by the amount of approximately $1 billion, which amount represents the recovery of the Toshiba Settlement proceeds that are in excess of amounts from that settlement that the Company estimated may be necessary to satisfy certain project liens. This impairment loss also includes $180 million, which amount arises from SCE&G’s entry into an agreement in the fourth quarter of 2017 to purchase in 2018 an existing 540-MW combined cycle gas generating station along with SCE&G's commitment to regulators and the public that the recovery of the initial capital investment in the facility would not be sought from customers. The remaining $280 million of this impairment loss was recorded after consideration of the regulatory and political developments described above.

•

A pre-tax impairment loss was recorded in the aggregate amount of $361 million to write off costs which had been previously deferred, primarily as regulatory assets, in connection with the Nuclear Project. Such regulatory assets included deferred losses on interest rate swaps for which debt will not be issued due to the abandonment of the Nuclear Project, carrying costs on deferred tax assets arising from the capitalization of interest costs for tax purposes, net deferred costs and tax benefits related to foregone domestic production activities deductions (net of uncertain tax positions and credits) taken with respect to the project, and taxes associated with equity AFC.

•	Finally, an $87 million pre-tax impairment loss was recorded in order to reduce to estimated fair value the carrying value of nuclear fuel acquired for use in Unit 2 and Unit 3.

With the exception of the $87 million related to nuclear fuel, the above impairment loss reflects impacts similar to those that may have resulted had the proposed solution announced November 16, 2017 been implemented. That proposal is presented by SCE&G as a less-favored alternative to the merger benefits and cost recovery plan in the January 12, 2018 Joint Petition. It is reasonably possible that a change in the estimated impairment loss could occur in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the near term. If the merger benefits and cost recovery plan outlined in the Joint Petition is implemented (upon closing of the merger as contemplated in the Merger Agreement), an additional impairment loss and other charges totaling as much as approximately $1.7 billion would be expected to be recorded. This additional impairment loss would result from the write-off of unrecovered Nuclear Project costs of approximately $856 million recorded within regulatory assets and the recording of additional liabilities for customer refunds totaling approximately $1.875 billion, net of approximately $1.062 billion, which amount represents the monetization of guaranty settlement of $1.095 billion recorded within regulatory liabilities less amounts that may be required to settle contractor liens. If instead the Joint Petition is not approved and the Request by the ORS is approved, and if the BLRA is found to be unconstitutional or the General Assembly amends or revokes the BLRA, the Company may be required to record an additional impairment loss and other charges totaling as much as approximately $4.8 billion. This additional impairment loss would result from the write-off of the remaining unrecovered Nuclear Project costs of $3.976 billion recorded within regulatory assets and the refund of revised rates collections under the BLRA described above of approximately $1.9 billion, net of approximately $1.062 billion, which amount represents the monetization of guaranty settlement of $1.095 billion recorded within regulatory liabilities less amounts that may be required to settle contractor liens. The Company does not currently anticipate that any of the $1.9 billion in revenue previously collected will be subject to refund; however, no assurance can be given as to the outcome of this matter.

Liquidity Considerations

As a result of the decision to stop construction of Unit 2 and Unit 3, downgrades by credit ratings agencies have recently occurred.  The Company has significant obligations that must be paid within the next 12 months, including long-term debt maturities and capital lease payments of $727 million, short-term borrowings of $350 million, interest payments of approximately $335 million, and future minimum payments for operating leases of $34 million. Working capital requirements, such as those for fuel supply and similar obligations, also arise due to the lag between when such amounts are paid and when related collection of such costs through customer rates occurs.

Management believes as of the date of issuance of these financial statements that it has access to available sources of cash to pay obligations when due over the next 12 months. These sources include committed, long-term lines of credit that expire in December 2020 totaling $1.8 billion. In addition, as of the date of issuance of these financial statements, SCE&G continues to collect in customer rates amounts previously approved under the BLRA, as well as amounts provided for in other orders related to non-BLRA electric and gas rates. However, as further described below, SCANA's credit rating has fallen below investment grade, which has constricted the Company's ability to issue commercial paper.

As described above, on January 31, 2018, the South Carolina House of Representatives passed a bill (H. 4375) that would create an experimental rate which would effectively suspend collections from rates previously approved by the SCPSC under the BLRA. This experimental rate would remain in effect during the pendency of administrative proceedings currently before the SCPSC or any appeal therefrom. In addition, the South Carolina Senate passed a joint resolution (S. 954) which, if enacted, would prohibit the SCPSC from holding a hearing on the merits for a docket in which requests were made pursuant to the BLRA (other than an administrative or procedural hearing prior to such hearing on the merits), and would prohibit any final determination on any such requests, before November 1, 2018, and would require the SCPSC to issue a final order for such docket no later than December 21, 2018. Any bill must be approved by both legislative chambers and be signed by, or allowed to become law without the signature of, the Governor before it would be enacted. Such regulatory, legislative or judicial proceedings outside of the Company’s control may result in the temporary or permanent suspension of the approximately $445 million annually of rates being collected currently under the BLRA, the return of such amounts previously collected of $1.9 billion, or the requirement that SCE&G's share of payments received from the Toshiba Settlement ($1.095 billion) be placed in escrow or be refunded to customers. The Company cannot predict if or when either of these bills could become law or what additional actions, if any, may be proposed or taken, including other legislative actions related to the BLRA.

Were the SCPSC to grant the relief sought by the ORS in the Request or grant similar relief resulting from legislative action, and as further discussed above in Impairment Considerations, an additional impairment loss or other charges totaling as much as approximately $4.8 billion may be required. Such an impairment loss or other charges would further stress the Company’s equity to total capitalization ratio and may result in the Company’s ratio of equity to total capitalization falling below minimum levels prescribed in the Company’s credit agreements. In such an event, the Company’s ability to borrow under commercial paper programs and credit facilities and its ability to pay future dividends would likely be limited or may trigger events of default under such agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Known and knowable conditions and events when considered in the aggregate as of the date of issuance of these financial statements do not suggest it is probable that the Company will not be able to meet obligations as they come due over the next 12 months. However, possible future actions related to rates or refunds could have a material adverse effect on the Company’s financial condition, liquidity, results of operations and cash flows such that management’s conclusion with respect to its ability to pay obligations when due could change.

Claims and Litigation

Following the Company’s decision to stop construction of Unit 2 and Unit 3, putative derivative and class action lawsuits have been filed in multiple state circuit courts and federal district court on behalf of customers, shareholders and SCANA (in the case of the derivative shareholder actions), against SCANA, SCE&G, or both, and in certain cases some of their officers and/or directors. The plaintiffs allege various causes of action, including but not limited to waste, breach of fiduciary duty, negligence, unfair trade practices, unjust enrichment, conspiracy, fraud, constructive fraud, misrepresentation and negligent misrepresentation, promissory estoppel, constructive trust, and money had and received, among other causes of action. Plaintiffs generally seek compensatory and consequential damages and statutory treble damages and such further relief as the court deems just and proper. In addition, certain plaintiffs seek a declaration that SCE&G may not charge its customers to reimburse itself for past and continuing costs of the Nuclear Project. Certain plaintiffs also seek to freeze or appoint a receiver for certain of SCE&G’s assets, including all money SCE&G has received under the Toshiba payment guaranty and related settlement agreement and money to be collected from customers for the Nuclear Project.

Putative class action lawsuits have been filed on behalf of investors in federal court against SCANA and certain of its current and former executive officers and directors. The plaintiffs allege, among other things, that defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and two suits allege violations of the Racketeer Influenced and Corrupt Organizations Act. In one suit, plaintiff alleges that director defendants violated Section 14(a) of the Exchange Act and SEC Rule 14a-9 by allowing or causing misleading proxy statements to be issued. The plaintiffs in each of these suits seek compensatory and consequential damages and such further relief as the court deems proper.

Lawsuits seeking class action status have also been filed on behalf of investors in the Court of Common Pleas in the Counties of Lexington and Richland, South Carolina, against SCANA, its CEO and directors, Dominion Energy and Sedona Corp. The plaintiffs allege, among other things, that defendants violated their fiduciary duties to shareholders by executing a merger agreement that unfairly deprived plaintiffs of the true value of their SCANA stock, and that Dominion Energy and Sedona Corp. aided and abetted these actions. Among other remedies, the plaintiffs in each case seek to enjoin the merger and rescind the Merger Agreement.  In addition, two of the lawsuits seek in the alternative, should the merger be completed, an award of unspecified monetary damages.

A complaint has been filed by Fairfield County against SCE&G making allegations of breach of contract, fraud, negligent misrepresentation, breach of fiduciary duty, breach of the implied duty of good faith and fair dealing, and unfair trade practices related to SCE&G’s termination of the FILOT agreement. Plaintiff seeks injunctive relief to prevent SCE&G from terminating the FILOT agreement; actual and consequential damages; treble damages; punitive damages; and attorneys’ fees.

The Company has also been served with subpoenas issued by the United States Attorney’s Office for the District of South Carolina and the staff of the SEC's Division of Enforcement seeking documents relating to the Nuclear Project.  In addition, the state's Office of Attorney General, the Speaker of the House of Representatives, and the Chair and Vice-Chair of the South Carolina House Utility Ratepayer Protection Committee have requested that SLED conduct a criminal investigation into the handling of the Nuclear Project by SCANA and SCE&G. The Company intends to fully cooperate with any such investigations.

On January 26, 2018, the DOR notified the Company that it was initiating an audit of the Company's sales and use tax returns for the periods September 1, 2008 through December 31, 2017. Based on an introductory meeting regarding that audit on February 8, 2018, the Company understands that the DOR's position is that the exemption for sales and use tax for purchases related to the Nuclear Project should not apply because Unit 2 and Unit 3 will not be placed into service and no electricity will be manufactured for sale. The Company intends to vigorously contest the DOR's position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

While the Company intends to vigorously contest the lawsuits, claims, and audit positions which have been filed or initiated against it, the Company cannot predict the timing or outcome of these matters or others that may arise, and adverse outcomes from some of these matters would not be covered by insurance. As noted above, the various claims for damages do not specify an amount for those damages and the number of plaintiffs that are ultimately certified in the potential class actions lawsuits is unknown. In addition, each of the cases referred to above is in its early stages. For these reasons, the Company cannot provide any estimate or range of potential loss for these matters at this time, and no accrual for these potential losses has been included in the consolidated financial statements. However, outcomes could have a material adverse effect on the Company's results of operations, cash flows and financial condition.

The Company is subject to various other claims and litigation incidental to its business operations which management anticipates will be resolved without a material impact on the Company's results of operations, cash flows or financial condition.

Nuclear Insurance

Under Price-Anderson, SCE&G (for itself and on behalf of Santee-Cooper) maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at Unit 1.  Price-Anderson provides funds up to $13.4 billion for public liability claims that could arise from a single nuclear incident.  Each nuclear plant is insured against this liability to a maximum of $450 million by ANI with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of commercial nuclear reactors. Each reactor licensee is liable for up to $127.3 million per reactor owned for each nuclear incident occurring at any reactor in the United States, provided that not more than $18.9 million of the liability per reactor would be assessed per year. SCE&G’s maximum assessment, based on its two-thirds ownership of Unit 1, would be $84.8 million per incident, but not more than $12.6 million per year. Both the maximum assessment per reactor and the maximum yearly assessment are adjusted for inflation at least every five years.

SCE&G currently maintains insurance policies (for itself and on behalf of Santee Cooper) with NEIL. The policies provide coverage to Unit 1 for property damage and outage costs up to $2.75 billion resulting from an event of nuclear origin and up to $2.33 billion resulting from an event of a non-nuclear origin. The NEIL policies in aggregate, are subject to a maximum loss of $2.75 billion for any single loss occurrence. The NEIL policies permit retrospective assessments under certain conditions to cover insurer’s losses. Based on the current annual premium, SCE&G’s portion of the retrospective premium assessment would not exceed $22.3 million. SCE&G currently maintains an excess property insurance policy (for itself and on behalf of Santee Cooper) with EMANI. The policy provides coverage to Unit 1 for property damage and outage costs up to $415 million resulting from an event of a non-nuclear origin. The EMANI policy permits retrospective assessments under certain conditions to cover insurer's losses.  Based on the current annual premium, SCE&G's portion of the retrospective premium assessment would not exceed $2.0 million.

To the extent that insurable claims for property damage, decontamination, repair and replacement and other costs and expenses arising from an incident at Unit 1 exceed the policy limits of insurance, or to the extent such insurance becomes unavailable in the future, and to the extent that SCE&G's rates would not recover the cost of any purchased replacement power, SCE&G will retain the risk of loss as a self-insurer. SCE&G has no reason to anticipate a serious nuclear or other incident. However, if such an incident were to occur, it likely would have a material impact on the Company’s results of operations, cash flows and financial position.

Environmental

The Company's operations are subject to extensive regulation by various federal and state authorities in the areas of air quality, water quality, control of toxic substances and hazardous and solid wastes. Applicable statutes and rules include the CAA, CWA, Nuclear Waste Act and CERCLA, among others.  In many cases, regulations proposed by such authorities could have a significant impact on the Company's financial condition, results of operations and cash flows. In addition, the Company often cannot predict what conditions or requirements will be imposed by regulatory or legislative proposals. To the extent that compliance with environmental regulations or legislation results in capital expenditures or operating costs, the Company expects to recover such expenditures and costs through existing ratemaking provisions.

From a regulatory perspective, SCANA, SCE&G and GENCO continually monitor and evaluate their current and projected emission levels and strive to comply with all state and federal regulations regarding those emissions. SCE&G and GENCO participate in the SO2  and NOX emission allowance programs with respect to coal plant emissions and also

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

have constructed additional pollution control equipment at its coal-fired electric generating plants. These actions are expected to address many of the rules and regulations discussed herein.

On August 3, 2015, the EPA issued a revised standard for new power plants by re-proposing NSPS under the CAA for emissions of CO2  from newly constructed fossil fuel-fired units.  The final rule requires all new coal-fired power plants to meet a carbon emission rate of 1,400 pounds CO2  per MWh and new natural gas units to meet 1,000 pounds CO2  per MWh. While most new natural gas plants will not be required to include any new technologies, no new coal-fired plants could be constructed without partial carbon capture and sequestration capabilities.  The Company is monitoring the final rule, but does not plan to construct new coal-fired units in the foreseeable future.

On August 3, 2015, the EPA issued its final rule on emission guidelines for states to follow in developing plans to address GHG emissions from existing units. The rule included state-specific goals for reducing national CO2 emissions by 32% from 2005 levels by 2030, and established a phased-in compliance approach beginning in 2022. The rule gave each state from one to three years to issue its SIP, which would ultimately define the specific compliance methodology that would be applied to existing units in that state. On February 9, 2016, the Supreme Court stayed the rule pending disposition of a petition of review of the rule in the Court of Appeals. As a result of an Executive Order on March 28, 2017, the EPA placed the rule under review and the Court of Appeals agreed to hold the case in abeyance. On October 10, 2017, the Administrator of the EPA signed a notice proposing to repeal the rule on the grounds that it exceeds the EPA's statutory authority. In a separate but related action, the EPA issued an Advance Notice of Proposed Rulemaking on December 18, 2017, to solicit information from the public about a potential future rulemaking to limit greenhouse gas emissions from existing units. The Company expects any costs incurred to comply with such rule to be recoverable through rates.

In July 2011, the EPA issued the CSAPR to reduce emissions of SO2  and NOX  from power plants in the eastern half of the United States. The CSAPR replaces the CAIR and requires a total of 28 states to reduce annual SO2  emissions and annual and ozone season NOX  emissions to assist in attaining the ozone and fine particle National Ambient Air Quality Standards. The rule establishes an emissions cap for SO2  and NOX  and limits the trading for emission allowances by separating affected states into two groups with no trading between the groups. The State of South Carolina has chosen to remain in the CSAPR program, even though recent court rulings exempted the state.  This allows the state to remain compliant with regional haze standards.  Air quality control installations that SCE&G and GENCO have already completed have positioned them to comply with the existing allowances set by the CSAPR. Any costs incurred to comply with CSAPR are expected to be recoverable through rates.

In April 2012, the EPA's MATS rule containing new standards for mercury and other specified air pollutants became effective.  The MATS rule has been the subject of ongoing litigation even while it remains in effect.  Rulings on this litigation are not expected to have an impact on SCE&G or GENCO due to plant retirements, conversions, and enhancements.  SCE&G and GENCO are in compliance with the MATS rule and expect to remain in compliance.

The CWA provides for the imposition of effluent limitations that require treatment for wastewater discharges. Under the CWA, compliance with applicable limitations is achieved under state-issued NPDES permits such that, as a facility’s NPDES permit is renewed, any new effluent limitations would be incorporated. The ELG Rule had become effective on January 4, 2016, after which state regulators could modify facility NPDES permits to match more restrictive standards, which would require facilities to retrofit with new wastewater treatment technologies. Compliance dates varied by type of wastewater, and some were based on a facility's five-year permit cycle and thus could range from 2018 to 2023. However, the ELG Rule is under reconsideration by the EPA and has been stayed administratively. The EPA has decided to conduct a new rulemaking that could result in revisions to certain flue gas desulfurization wastewater and bottom ash transport water requirements in the ELG Rule.  Accordingly, in September 2017 the EPA finalized a rule that resets compliance dates under the ELG Rule to a range from November 1, 2020 to December 31, 2023. The EPA indicates that the new rulemaking process may take up to three years to complete, such that any revisions to the ELG Rule likely would not be final until the summer of 2020. While the Company expects that wastewater treatment technology retrofits will be required at Williams and Wateree Stations, any costs incurred to comply with the ELG Rule are expected to be recoverable through rates.

The CWA Section 316(b) Existing Facilities Rule became effective in October 2014. This rule establishes national requirements for the location, design, construction and capacity of cooling water intake structures at existing facilities that reflect the best technology available for minimizing the adverse environmental impacts of impingement and entrainment.  SCE&G and GENCO are conducting studies and implementing plans as required by the rule to determine appropriate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

intake structure modifications to ensure compliance with this rule.  Any costs incurred to comply with this rule are expected to be recoverable through rates.

The EPA's final rule for CCR became effective in the fourth quarter of 2015. This rule regulates CCR as a non-hazardous waste under Subtitle D of the Resource Conservation and Recovery Act and imposes certain requirements on ash storage ponds and other CCR management facilities at SCE&G's and GENCO's coal-fired generating facilities. SCE&G and GENCO have already closed or have begun the process of closure of all of their ash storage ponds and have previously recognized AROs for such ash storage ponds under existing requirements. SCE&G has three ponds and three landfills that are governed by the CCR rule. The Company does not expect the incremental compliance costs associated with this rule to be significant and expects to recover such costs in future rates.

In December 2016, the U.S. Congress passed and the President signed legislation that creates a framework for EPA- approved state CCR permit programs. Under this legislation, an approved state CCR permit program functions in lieu of the self-implementing Federal CCR rule. The legislation allows states more flexibility in developing permit programs to implement the environmental criteria in the CCR rule. In August 2017, the EPA issued interim guidance outlining the framework for state CCR program approval. The EPA has enforcement authority until state programs are approved. The EPA and states with approved programs both will have authority to enforce CCR requirements under their respective rules and programs. To date, South Carolina has not begun drafting a CCR rule.

The Nuclear Waste Act required that the United States government accept and permanently dispose of high-level radioactive waste and spent nuclear fuel by January 31, 1998, and it imposed on utilities the primary responsibility for storage of their spent nuclear fuel until the repository is available. SCE&G entered into a Standard Contract for Disposal of Spent Nuclear Fuel and/or High-Level Radioactive Waste with the DOE in 1983. As of December 31, 2016, the federal government has not accepted any spent fuel from Unit 1, and it remains unclear when the repository may become available. SCE&G has constructed an independent spent fuel storage installation to accommodate the spent nuclear fuel output for the life of Unit 1. SCE&G may evaluate other technology as it becomes available.

The provisions of CERCLA authorize the EPA to require the clean-up of hazardous waste sites. The states of South Carolina and North Carolina have similar laws. The Company maintains an environmental assessment program to identify and evaluate current and former operations sites that could require clean-up. In addition, regulators from the EPA and other federal or state agencies periodically notify the Company that it may be required to perform or participate in the investigation and remediation of a hazardous waste site. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and remediate each site. These estimates are refined as additional information becomes available; therefore, actual expenditures may differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and clean-up relate solely to regulated operations. Such amounts are recorded in regulatory assets and amortized, with recovery provided through rates.

SCE&G is responsible for four decommissioned MGP sites in South Carolina which contain residues of by-product chemicals. These sites are in various stages of investigation, remediation and monitoring under work plans approved by DHEC and the EPA. SCE&G anticipates that major remediation activities at all these sites will continue at least through 2019 and will cost an additional $9.9 million, which is accrued in Other within Deferred Credits and Other Liabilities on the consolidated balance sheet. SCE&G expects to recover any cost arising from the remediation of MGP sites through rates. At December 31, 2017, deferred amounts, net of amounts previously recovered through rates and insurance settlements, totaled $24.6 million and are included in regulatory assets.

Operating Lease Commitments

The Company is obligated under various operating leases for land, office space, furniture, equipment, rail cars, a purchase power agreement, and airplanes. Leases expire at various dates through 2057.

	Rent Expense			Future Minimum Rental Payments
Millions of dollars	2017	2016	2015	2018	2019	2020	2021	2022	Thereafter
	$10.0	$10.2	$11.1	$34	$30	$6	$6	$5	$31

Guarantees

SCANA issues guarantees on behalf of its consolidated subsidiaries to facilitate commercial transactions with third parties. These guarantees are in the form of performance guarantees, primarily for the purchase and transportation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of natural gas, standby letters of credit issued by financial institutions and credit support for certain tax-exempt bond issues. SCANA is not required to recognize a liability for such guarantees unless it becomes probable that performance under the guarantees will be required. SCANA believes the likelihood that it would be required to perform or otherwise incur any losses associated with these guarantees is not probable; therefore, no liability for these guarantees has been recognized. To the extent that a liability subject to a guarantee has been incurred, the liability is included in the consolidated financial statements.  At December 31, 2017, the maximum future payments (undiscounted) that SCANA could be required to make under guarantees totaled approximately $1.8 billion.

Asset Retirement Obligations

A liability for the present value of an ARO is recognized when incurred if the liability can be reasonably estimated. Uncertainty about the timing or method of settlement of a conditional ARO is factored into the measurement of the liability when sufficient information exists, but such uncertainty is not a basis upon which to avoid liability recognition.

The legal obligations associated with the retirement of long-lived tangible assets that result from their acquisition, construction, development and normal operation relate primarily to the Company’s regulated utility operations.  As of December 31, 2017, SCE&G has recorded AROs of approximately $208 million for nuclear plant decommissioning (see Note 1). In addition, the Company has recorded AROs of approximately $360 million for other conditional obligations primarily related to other generation, transmission and distribution properties, including gas pipelines. All of the amounts recorded are based upon estimates which are subject to varying degrees of precision, particularly since such payments will be made many years in the future.

A reconciliation of the beginning and ending aggregate carrying amount of AROs is as follows:

Millions of dollars	2017	2016
Beginning balance	$558	$520
Liabilities incurred	—	—
Liabilities settled	(10)	(11)
Accretion expense	25	23
Revisions in estimated cash flows	(5)	26
Ending balance	$568	$558

Revisions in estimated cash flows in 2017 primarily related to ash pond retirement obligations settled and updates in the timing of cash flows as work is completed. Such revisions in 2016 related to changes in the expected timing of ARO settlements due to changes in the estimated useful lives of certain electric utility properties identified as part of a customary depreciation study.

11.          AFFILIATED TRANSACTIONS

The Company received cash distributions from equity-method investees of $2.8 million in 2017, $3.7 million in 2016 and $4.0 million in 2015. The Company made investments in equity-method investees of $4.6 million in 2017, $5.5 million in 2016 and $4.1 million in 2015.

SCE&G owns 40% of Canadys Refined Coal, LLC, which is involved in the manufacturing and sale of refined coal to reduce emissions. SCE&G accounts for this investment using the equity method. The net of the total purchases and total sales are recorded in Other expenses on the consolidated statements of operations.

Millions of Dollars	2017	2016	2015
Purchases from Canadys Refined Coal, LLC	$162.1	$161.8	$233.2
Sales to Canadys Refined Coal, LLC	161.1	160.8	232.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Millions of Dollars	2017	2016
Receivable from Canadys Refined Coal, LLC	$4.9	$16.0
Payable to Canadys Refined Coal, LLC	4.9	16.1

12.          SEGMENT OF BUSINESS INFORMATION

Reportable segments, which are described below, follow the same accounting policies as those described in Note 1. Intersegment sales and transfers of electricity and gas are recorded based on rates established by the appropriate regulatory authority. Nonregulated sales and transfers are recorded at current market prices.

Electric Operations primarily generates, transmits and distributes electricity, and is regulated by the SCPSC and FERC. Gas Distribution, comprised of the local distribution operations of SCE&G and PSNC Energy, purchases and sells natural gas, primarily at retail. SCE&G and PSNC Energy are regulated by the SCPSC and the NCUC, respectively. Gas Marketing is comprised of the marketing operations of SCANA Energy, which markets natural gas to retail customers in Georgia and to industrial and large commercial customers and municipalities in the Southeast.

All Other includes the parent company and a services company.  In addition, All Other includes gains from the sales of CGT and SCI (see Note 1) and their operating results prior to their sale in the first quarter of 2015. CGT and SCI were nonreportable segments during all periods presented. External revenue and intersegment revenue for All Other related to CGT and SCI were not significant during any period presented.

Regulated reportable segments share a similar regulatory environment and, in some cases, overlapping service areas. However, Electric Operations’ product differs from the other segments, as does its generation process and method of distribution. Gas Marketing operates in a deregulated environment.

Management uses operating income (loss) to measure segment profitability for its regulated operations and evaluates utility plant, net, for segments attributable to SCE&G. As a result, no allocation is made to segments for interest charges, income tax expense (benefit) or assets other than utility plant. For nonregulated operations, management uses net income (loss) as the measure of segment profitability and evaluates total assets for financial position. Interest income is not reported by segment and is not material. Deferred tax assets are netted with deferred tax liabilities for consolidated reporting purposes.

The consolidated financial statements report operating revenues which are comprised of the energy-related and regulated segments. Revenues from non-reportable and nonregulated segments are included in Other Income. Therefore the adjustments to total operating revenues remove revenues from non-reportable segments. Adjustments to net income (loss) consist of the unallocated net income (loss) of regulated reportable segments.

 Segment Assets include utility plant, net for SCE&G’s Electric Operations and Gas Distribution, and all assets for PSNC Energy and the remaining segments. As a result, adjustments to assets include non-utility plant and non-fixed assets for SCE&G.

Adjustments to Interest Expense, Income Tax Expense (Benefit), Expenditures for Assets and Deferred Tax Assets include primarily the amounts that are not allocated to the segments. Interest Expense is also adjusted to eliminate charges between affiliates. Adjustments to Depreciation and Amortization consist of non-reportable segment expenses, which are not included in the depreciation and amortization reported on a consolidated basis. Expenditures for Assets are adjusted for AFC and revisions to estimated cash flows related to AROs, and totals not allocated to other segments. Deferred Tax Assets are adjusted to net them against deferred tax liabilities on a consolidated basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Disclosure of Reportable Segments

Millions of dollars	Electric Operations	Gas Distribution	Gas Marketing	All Other	Adjustments/ Eliminations	Consolidated Total
2017
External Revenue	$2,659	$874	$874	—	—	$4,407
Intersegment Revenue	5	2	127	$389	$(523)	—
Operating Income (Loss)	(161)	186	n/a	—	51	76
Interest Expense	19	28	1	—	315	363
Depreciation and Amortization	295	85	2	16	(16)	382
Income Tax Expense (Benefit)	8	41	25	(7)	(179)	(112)
Net Income (Loss)	n/a	n/a	27	(46)	(100)	(119)
Segment Assets	11,979	3,259	230	1,042	2,229	18,739
Expenditures for Assets	216	417	2	7	583	1,225
Deferred Tax Assets	6	25	9	—	(40)	—

2016
External Revenue	$2,614	$788	$825	—	—	$4,227
Intersegment Revenue	5	2	111	$414	$(532)	—
Operating Income	957	148	n/a	—	48	1,153
Interest Expense	17	25	1	—	299	342
Depreciation and Amortization	287	82	2	16	(16)	371
Income Tax Expense	8	32	19	—	212	271
Net Income (Loss)	n/a	n/a	30	(18)	583	595
Segment Assets	11,929	2,892	230	1,124	2,532	18,707
Expenditures for Assets	1,275	276	2	11	15	1,579
Deferred Tax Assets	9	32	11	—	(52)	—

2015
External Revenue	$2,551	$810	$1,018	$5	$(4)	$4,380
Intersegment Revenue	6	2	128	413	(549)	—
Operating Income	876	152	n/a	236	44	1,308
Interest Expense	17	23	1	1	276	318
Depreciation and Amortization	277	77	2	16	(14)	358
Income Tax Expense	9	32	18	1	333	393
Net Income (Loss)	n/a	n/a	28	185	533	746
Segment Assets	10,883	2,606	201	998	2,458	17,146
Expenditures for Assets	1,087	203	2	15	(154)	1,153
Deferred Tax Assets	5	29	15	—	(49)	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.          OTHER INCOME (EXPENSE), NET

Components of other income (expense), net are as follows:

Millions of dollars	2017	2016	2015
Other income	$79	$64	$75
Other expense	(46)	(38)	(60)
Allowance for equity funds used during construction	23	29	27
Other income (expense), net	$56	$55	$42

14.          QUARTERLY FINANCIAL DATA (UNAUDITED)

Millions of dollars, except per share amounts	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
2017
Total operating revenues	$1,173	$1,001	$1,076	$1,157	$4,407
Operating income (loss)	316	249	120	(609)	76
Net Income (Loss)	171	121	34	(445)	(119)
Earnings (Loss) per share	1.19	0.85	0.24	(3.11)	(0.83)

2016
Total operating revenues	$1,172	$905	$1,093	$1,057	$4,227
Operating income	331	221	348	253	1,153
Net Income	176	105	189	125	595
Earnings per share	1.23	0.74	1.32	0.87	4.16

See Note 10 for a discussion of the impairment loss that was booked in the third quarter and the fourth quarter of 2017.

15.          SUBSEQUENT EVENT

On January 2, 2018, SCANA, Sedona Corp. and Dominion Energy entered into the Merger Agreement pursuant to which Sedona Corp. (a wholly-owned subsidiary of Dominion Energy) agreed to merge into SCANA in a stock-for-stock transaction in which SCANA shareholders would receive 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock. The completion of the merger is subject to a variety of closing conditions, including the receipt of approvals from SCANA's shareholders and is also subject to consents and approvals or findings from governmental entities, which may impose conditions that could have an adverse effect on the Company or could cause either SCANA or Dominion Energy to abandon the merger. The completion of the merger is also subject to an absence of substantive changes in certain South Carolina laws, including the BLRA, that would reasonably be expected to have an adverse effect on SCANA or its subsidiaries, or if any governmental entity enacts any order or there is any change in law which imposes any material change to the terms, conditions or undertakings set forth in the Joint Petition or any significant changes to the economic value of the Joint Petition. See also Note 10.

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of SCANA is responsible for establishing and maintaining adequate internal control over financial reporting. SCANA’s internal control system was designed by or under the supervision of SCANA’s management, including its CEO and CFO, to provide reasonable assurance to SCANA’s management and board of directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, the effectiveness of the internal control over financial reporting may deteriorate in future periods due to either changes in conditions or declining levels of compliance with policies or procedures.

SCANA’s management assessed the effectiveness of SCANA’s internal control over financial reporting as of December 31, 2017.  In making this assessment, SCANA used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (2013). Based on this assessment, SCANA’s management believes that, as of December 31, 2017, internal control over financial reporting is effective based on those criteria.

SCANA’s independent registered public accounting firm has issued an attestation report on SCANA’s internal control over financial reporting. This report follows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

SCANA Corporation

Cayce, South Carolina

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of SCANA Corporation and subsidiaries (the "Company") as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2017, of the Company and our report dated February 22, 2018, expressed an unqualified opinion on those financial statements and included an emphasis-of-matter paragraph regarding legal, legislative, and regulatory matters that may result in material impacts to results and the liquidity of the Company as a result of the abandoned Nuclear Project.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Charlotte, North Carolina
February 22, 2018

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock Information

Price Range (NYSE Composite Listing):

	2017				2016
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
High	$50.22	$68.35	$71.28	$72.75	$74.94	$76.41	$75.67	$70.35
Low	$37.10	$48.32	$63.90	$63.63	$67.31	$69.04	$66.02	$59.46

SCANA common stock trades on the NYSE using the ticker symbol SCG. At February 20, 2018 there were approximately 143 million shares of SCANA common stock outstanding which were held by approximately 23,100 shareholders of record. On February 20, 2018 the closing price of SCANA common stock was $36.94.

Dividends Per Share

SCANA declared quarterly dividends on its common stock of $0.6125 per share in 2017 and $0.575 per share in 2016.

 For a discussion of provisions that could limit the payment of cash dividends, see Financing Limits and Related Matters in the Liquidity and Capital Resources section of Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 3 to the consolidated financial statements.

PERFORMANCE GRAPH

The line graph that follows compares the cumulative TSR on our common stock over a five year period, assuming reinvestment of dividends, with the S&P Utilities Index, the S&P 500 Index and a group of peer utility industry issuers. We include the peer group index in the performance graph because we measure our TSR against this peer group index to determine whether certain performance share goals under the Long-Term Equity Compensation Plan have been met. The returns for each issuer in the peer group are weighted according to the respective issuer’s stock market capitalization at the beginning of each period.

The companies in the 2017 peer group index, with the exception of those few companies that may have merged or otherwise ceased to exist over the five-year period depicted, are listed in the Proxy Statement for the 2018 Annual Meeting under the caption “Compensation Discussion and Analysis — Long-Term Equity Compensation Plan — Performance Criteria for the 2015‑2017 Performance Share Awards and Earned and Vested Awards for the 2015‑2017 Performance Period” on page 37.

We periodically review and update our peer groups, which are provided to us by management’s compensation consultant, and the peer groups may differ from one period to the next because certain companies may no longer meet the compensation consultant’s requirements for inclusion (for example a change in revenues may cause a company to no longer qualify for inclusion or a company may merge or otherwise cease to exist). In addition, we may also request that management’s compensation consultant include or exclude a particular company if we have information that such a change would be appropriate.

The information set forth in this Performance Graph Section shall not be deemed to be filed with the SEC or incorporated by reference into any of our filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically incorporated by reference therein.

Comparison of 5-year Cumulative Total Shareholder Return

December 31, 2012 through December 31, 2017

Five-Year Cumulative Total Shareholder Return
December 31, 2012 - December 31, 2017

	Dec-12	Dec-13	Dec-14	Dec-15	Dec-16	Dec-17
SCANA Corporation	$100.00	$107.22	$143.50	$149.45	$186.84	$106.23
S&P 500 Index	$100.00	$132.39	$150.51	$152.59	$170.84	$208.14
S&P 500 Utilities Index	$100.00	$113.21	$146.02	$138.95	$161.57	$181.13
Index of Peer Companies	$100.00	$111.76	$144.83	$138.86	$162.81	$182.78

EXECUTIVE OFFICERS OF SCANA CORPORATION

Executive officers are elected at the annual meeting of the Board of Directors, held immediately after the annual meeting of shareholders, and hold office until the next such annual meeting, unless (1) a resignation is submitted, (2) the Board of Directors shall otherwise determine or (3) as provided in the By-laws of SCANA.  Positions held are for SCANA and all wholly-owned subsidiaries unless otherwise indicated.

Name	Age	Positions Held During Past Five Years	Dates
Jimmy E. Addison	57	Chief Executive Officer and President-SCANA President and Chief Operating Officer-SCANA Energy Executive Vice President-SCANA and Chief Financial Officer	2018-present 2014-2018 *-2017
Jeffrey B. Archie	60	Senior Vice President and Chief Nuclear Officer-SCE&G Senior Vice President-SCANA	*-present *-present
Sarena D. Burch	60	Senior Vice President-Risk Management and Corporate Compliance Senior Vice President-Fuel Procurement and Asset Management-SCANA, SCE&G and PSNC Energy	2016-present *-2015
Iris N. Griffin	41

Senior Vice President, Chief Financial Officer and Treasurer

Vice President - Finance and Treasurer

Associate Treasurer

Director - Audit Services, Privacy and Corporate Compliance Officer

Manager - Investor Relations

			2018-present 2016-2017 2015-2016 2013-2015 *-2013
D. Russell Harris	53	President-Gas Operations-SCE&G President and Chief Operating Officer-PSNC Energy President and Chief Operating Officer-SCANA Energy Senior Vice President-SCANA	2013-present *-present 2018-present 2013-present
Kenneth R. Jackson	61	Senior Vice President-Economic Development, Governmental and Regulatory Affairs Vice President-Rates and Regulatory Services	2014-present *-2014
W. Keller Kissam	51	President-Generation, Transmission and Distribution and Chief Operating Officer-SCE&G President-Retail Operations-SCE&G Senior Vice President-SCANA	2018-present *-2017 *-present
Randal M. Senn	61	Senior Vice President-Administration-SCANA Vice President and Chief Information Officer Chief Information Officer	2016-present 2016 *-2016
Jim Odell Stuckey	49	Senior Vice President, General Counsel and Assistant Secretary Director - Legal Department and Deputy General Counsel Director - Legal Department and Associate General Counsel	2017-present 2014-2017 *-2014

*Indicates positions held at least since February 23, 2013.

Director biographical information can be found at pages 11-16 of the Proxy Statement for the Annual Meeting of Shareholders at the forepart of this document.

SCANA Corporation

220 Operation Way

Cayce, SC 29033

www.scana.com

Printed on Recycled Paper

MMMMMMMMMMMM . Admission Ticket MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions You can vote by Internet or telephone 24 hours a day, 7 days a week Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED IN THE SHADED BAR BELOW. Proxies submitted via Internet or telephone must be received by 5:00 p.m., Eastern Daylight Time, on September 11, 2018. Vote by Internet • Go to http://proxy.georgeson.com/ • Follow the steps outlined on the secure website. Vote by telephone • Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all Nominees: + 1. Election of the following four Class I Directors: 01 - James A. Bennett 02 - Lynne M. Miller 03 - James W. Roquemore 04 - Maceo K. Sloan Election of the following two Class II Directors: 05 - John E. Bachman 06 - Patricia D. Galloway For All Nominees Withhold Authority for All Nominees For All Nominees Except the Following: Write number(s) of nominee(s) To vote for all nominees, mark the “For All Nominees” box. To withhold voting for all nominees, mark the “Withhold Authority for All Nominees” box. To withhold voting for a particular nominee, mark the “For All Nominees Except the Following” box and enter the number(s) corresponding with the exception(s) in the space provided. Your shares will be voted “FOR” the remaining nominees. The Board of Directors recommends a vote FOR Proposals 2, 3 and 4: ForAgainst Abstain For Against Abstain 2. Advisory (non-binding) vote to approve executive compensation. 3. Approval of the appointment of the independent registered public accounting firm. For Against Abstain The Board of Directors recommends a vote AGAINST Proposal 5: 4. Approval of Board-proposed amendments to Article 8 of our Articles of Incorporation to declassify the Board of Directors and provide for the annual election of all directors. 5. Vote on shareholder proposal for assessment of the impact of public policies and technological advances consistent with limiting global warming. ForAgainst Abstain Authorized Signatures — THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED. DATE AND SIGN BELOW. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 6 2 7 5 3 1 02VY6D MMMMMMMMM B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. 2018 ANNUAL MEETING ADMISSION TICKET This Admission Ticket or proof of share ownership on the record date of July 25, 2018 is required for admittance to the meeting. SCANA CORPORATION September 12, 2018 8:30 A.M. Registration begins (water and coffee available) 9:00 A.M. MEETING BEGINS COLUMBIA CONFERENCE CENTER 169 LAURELHURST AVENUE COLUMBIA, SC 29210 PLEASE NOTE: AUDIO OR VISUAL RECORDING AND RELATED EQUIPMENT IS STRICTLY PROHIBITED WITHOUT THE PRIOR WRITTEN APPROVAL OF THE COMPANY. ONLY ORIGINAL ADMISSION TICKETS WILL BE ACCEPTED AT THE ANNUAL MEETING. AT THE COMPANY’S DISCRETION, VISITORS OR GUESTS MAY BE ADMITTED AFTER ALL SHAREHOLDERS HAVE BEEN ADMITTED TO THE MEETING. DIRECTIONS TO COLUMBIA CONFERENCE CENTER: From I-26 East take Piney Grove Road Exit 104 and turn left onto Piney Grove Road. Turn right at the second light onto Fernandina Road. From I-26 West take Piney Grove Road Exit 104 and turn right onto Piney Grove Road. Turn right at the first light onto Fernandina Road. Follow Fernandina Road 0.6 miles to Westpark Entrance B and turn left onto Westpark Boulevard. Follow Westpark Boulevard through the curve until it ends at the FBI headquarters. Turn right onto Laurelhurst Avenue and Columbia Conference Center will be on your left. q IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — SCANA CORPORATION + 2018 Annual Meeting of Shareholders Proxy Solicited on behalf of the Board of Directors for the Annual Meeting September 12, 2018 The undersigned hereby appoints Jimmy Addison and Iris Griffin, or either of them, as proxies with full power of substitution, to vote all shares of SCANA Corporation common stock in the undersigned’s name on the shareholder records of SCANA Corporation, at the Annual Meeting of Shareholders on September 12, 2018, and at any adjournment thereof, as instructed on the reverse hereof, and in their discretion upon all other matters that may properly be presented for consideration at the meeting. Shares will be voted in accordance with your instructions. If no instructions are given, the shares represented by this proxy will be voted “FOR All Nominees” in Proposal 1, “FOR” Proposals 2, 3 and 4 and “AGAINST” Proposal 5. (Items to be voted appear on reverse side.) Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. + C

August 14, 2018 TO: All Participants SCANA Corporation 401(k) Retirement Savings Plan RE: SCANA Corporation Annual Meeting of Shareholders – September 12, 2018 Enclosed with this letter is your proxy card, which shows the number of shares of SCANA Common Stock in which you have a beneficial interest under the SCANA Corporation 401(k) Retirement Savings Plan (“the Plan”). You have the right to instruct Bank of America, N.A., as Trustee of the Plan, how these shares should be voted at the Annual Meeting of Shareholders. According to the provisions of the Plan, the Trustee is empowered to vote the shares held in the Plan on behalf of participants in accordance with their directions. In order for your voting instructions to be received by the Trustee in time to be voted at the Annual Meeting of Shareholders on Wednesday, September 12, 2018, your proxy must be received by 5:00 pm EDT on Monday, September 10, 2018. We encourage you to vote your proxy electronically by the internet or telephone. Detailed voting instructions are included on your proxy card and in the proxy materials. In the absence of your instructions, these shares will be voted by the Trustee in the same proportion as the directed shares in the Plan are voted. The matters to be acted upon at the meeting are more fully set forth in the Notice of Annual Meeting and Proxy Statement, which is also enclosed. If you have any questions, you may call the SCANA Corporation Retirement Plans Department at 803-217-9465. Iris N. Griffin, Chairman 401(k) Retirement Savings Plan Committee

MMMMMMMMMMMM . Admission Ticket MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions You can vote by Internet or telephone 24 hours a day, 7 days a week Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED IN THE SHADED BAR BELOW. Proxies submitted via Internet or telephone must be received by 5:00 p.m., Eastern Daylight Time, on September 10, 2018. Vote by Internet • Go to http://proxy.georgeson.com/ • Follow the steps outlined on the secure website. Vote by telephone • Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all Nominees: + 1. Election of the following four Class I Directors: 01 - James A. Bennett 02 - Lynne M. Miller 03 - James W. Roquemore 04 - Maceo K. Sloan Election of the following two Class II Directors: 05 - John E. Bachman 06 - Patricia D. Galloway For All Nominees Withhold Authority for All Nominees For All Nominees Except the Following: Write number(s) of nominee(s) To vote for all nominees, mark the “For All Nominees” box. To withhold voting for all nominees, mark the “Withhold Authority for All Nominees” box. To withhold voting for a particular nominee, mark the “For All Nominees Except the Following” box and enter the number(s) corresponding with the exception(s) in the space provided. Your shares will be voted “FOR” the remaining nominees. The Board of Directors recommends a vote FOR Proposals 2, 3 and 4: ForAgainst Abstain For Against Abstain 2. Advisory (non-binding) vote to approve executive compensation. 3. Approval of the appointment of the independent registered public accounting firm. For Against Abstain The Board of Directors recommends a vote AGAINST Proposal 5: 4. Approval of Board-proposed amendments to Article 8 of our Articles of Incorporation to declassify the Board of Directors and provide for the annual election of all directors. 5. Vote on shareholder proposal for assessment of the impact of public policies and technological advances consistent with limiting global warming. ForAgainst Abstain Authorized Signatures — THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED. DATE AND SIGN BELOW. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 6 2 7 5 3 3 02VY8D MMMMMMMMM B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. 2018 ANNUAL MEETING ADMISSION TICKET This Admission Ticket or proof of share ownership on the record date of July 25, 2018 is required for admittance to the meeting. SCANA CORPORATION September 12, 2018 8:30 A.M. Registration begins (water and coffee available) 9:00 A.M. MEETING BEGINS COLUMBIA CONFERENCE CENTER 169 LAURELHURST AVENUE COLUMBIA, SC 29210 PLEASE NOTE: AUDIO OR VISUAL RECORDING AND RELATED EQUIPMENT IS STRICTLY PROHIBITED WITHOUT THE PRIOR WRITTEN APPROVAL OF THE COMPANY. ONLY ORIGINAL ADMISSION TICKETS WILL BE ACCEPTED AT THE ANNUAL MEETING. AT THE COMPANY’S DISCRETION, VISITORS OR GUESTS MAY BE ADMITTED AFTER ALL SHAREHOLDERS HAVE BEEN ADMITTED TO THE MEETING. DIRECTIONS TO COLUMBIA CONFERENCE CENTER: From I-26 East take Piney Grove Road Exit 104 and turn left onto Piney Grove Road. Turn right at the second light onto Fernandina Road. From I-26 West take Piney Grove Road Exit 104 and turn right onto Piney Grove Road. Turn right at the first light onto Fernandina Road. Follow Fernandina Road 0.6 miles to Westpark Entrance B and turn left onto Westpark Boulevard. Follow Westpark Boulevard through the curve until it ends at the FBI headquarters. Turn right onto Laurelhurst Avenue and Columbia Conference Center will be on your left. q IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — SCANA CORPORATION + 2018 Annual Meeting of Shareholders Proxy Solicited on behalf of the Board of Directors for the Annual Meeting September 12, 2018 The undersigned hereby instructs Bank of America, N.A., as Trustee of the SCANA Corporation 401(k) Retirement Savings Plan (the “Plan”), in accordance with the terms of the Plan, to appoint Jimmy Addison and Iris Griffin, or either of them, as proxies with full power of substitution, to vote all shares of SCANA Corporation common stock in which the undersigned has a beneficial interest, in accordance with the terms of the Plan, at the Annual Meeting of Shareholders on September 12, 2018, and at any adjournment thereof, as instructed on the reverse hereof, and in their discretion upon all other matters that may properly be presented for consideration at the meeting. Shares will be voted in accordance with your instructions. If no instructions are given, the Trustee will instruct the proxies to vote the shares represented by this proxy proportionally to the Plan shares voted. (Items to be voted appear on reverse side.) Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. + C